      As filed with the Securities and Exchange Commission on June 24, 1996

                                              Registration No. 33-______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under THE SECURITIES ACT OF 1933

                       AMERICAN DENTAL TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                           3845                     38-2905258
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. employer
incorporation or organization)   Classification Code Number)   identification number)


28411 NORTHWESTERN HIGHWAY, SUITE 1100, SOUTHFIELD, MICHIGAN 48034
                                (810) 353-5300
(Address, including zip code and telephone number, including area code of
                  Registrant's principal executive offices)

                  RAYMOND F. WINTER, (810) 353-5300, EXT. 626
                         SECRETARY AND GENERAL COUNSEL
                     28411 NORTHWESTERN HIGHWAY, SUITE 1100
                        SOUTHFIELD, MICHIGAN 48034-5541
(Name, address, including zip code and telephone number, including area code of agent for service)
                              -----------------
                                  Copies to:

      JOHN E. VICKERS, III                           FRANK K. ZINN
      TEXAS AIRSONICS, INC.                       DYKEMA GOSSETT PLLC
        5555 BEAR LANE                          400 RENAISSANCE CENTER
 CORPUS CHRISTI, TEXAS 78705                 DETROIT, MICHIGAN 48243-1504

                              -----------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger (the "Merger") of Texas Airsonics, Inc. ("Texas Air") with and into a wholly-owned subsidiary of American Dental Technologies, Inc. ("ADT") as described in the enclosed Joint Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                              -----------------

                        CALCULATION OF REGISTRATION FEE


===================================================================================
                                                             Proposed
                                Amount       Proposed        Maximum      Amount
   Title of Each Class          to be        Maximum        Aggregate       of
     of Securities            Registered     Offering       Offering   Registration
    to be Registered             (1)      Price Per Share   Price(2)      Fee(3)
- -----------------------------------------------------------------------------------
Common Stock, $.01 par value  11,881,856     N/A           $2,988,963    $1,031
===================================================================================


(1) Represents the number of shares of ADT Common Stock to be issued upon the consummation of the Merger, based on the maximum number of shares of Common Stock of Texas Air to be outstanding immediately prior to the Merger and the maximum number of shares of ADT's Common Stock to be issued in connection with the Merger, assuming the exercise of all warrants, all as provided in the Restated Agreement and Plan of Reorganization attached as Annex A to the Joint Proxy Statement/Prospectus.

(2) Estimated pursuant to Rule 457(f)(2) solely for the purpose of calculating the registration fee based on the book value of Texas Air Common Stock on March 31, 1996.

(3) Pursuant to Section 14(g)(1)(B) of the Securities Exchange Act of 1934, as amended, and Rule 457(b) under the Securities Act of 1933, as amended, the registration fee has been reduced by the $670 fee already paid in connection with the filing of the preliminary proxy material relating to the Merger and the balance due of $361 is being paid herewith.

                              -----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                     [Logo]


June 27, 1996

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of American Dental Technologies, Inc. ("ADT"), which will be held on July 29, 1996 at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan, commencing at 9:00 a.m., local time.

At this important meeting you will be asked to consider and vote to approve a proposed merger and the issuance of common stock, par value $.01 per share, of ADT ("ADT Common Stock") and warrants for ADT Common Stock, in exchange for shares of common stock, no par value per share ("Texas Air Common Stock"), of Texas Airsonics, Inc. ("Texas Air") pursuant to the Restated Agreement and Plan of Reorganization dated as of November 22, 1995 (the "Agreement"), by and among ADT, ADT Merger Corp., a wholly owned subsidiary of ADT ("Merger Sub"), and Texas Air. Upon consummation of the transactions contemplated by the Agreement, Texas Air will be merged with and into Merger Sub and become a wholly owned subsidiary of ADT (the "Merger") and the stockholders of Texas Air (other than stockholders of Texas Air who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) will receive for each outstanding share of Texas Air Common Stock, 5.425 shares of ADT Common Stock, together with a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger. Cash payments will be made in lieu of any fractional share. The accompanying Joint Proxy Statement/Prospectus provides details of the proposed Merger and additional related information. You are urged to read the Joint Proxy Statement/Prospectus carefully.

You will also be asked to consider and vote upon the election of directors to the ADT Board of Directors, an amendment to ADT's certificate of incorporation to increase the number of authorized shares of ADT Common Stock to facilitate the Merger, and an amendment to ADT's Long-Term Incentive Plan to increase the number of shares available under the plan to 2.5 million.

YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AS BEING FAIR TO, AND IN THE BEST INTERESTS OF ADT. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND THE ISSUANCE OF ADT COMMON STOCK AND MERGER WARRANTS IN EXCHANGE FOR ALL THE SHARES OF TEXAS AIR COMMON STOCK PURSUANT TO THE AGREEMENT, AND FOR APPROVAL OF THE ELECTION OF DIRECTORS, THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT, beneficially own approximately 57% of the outstanding shares of ADT Common Stock as of the ADT Record Date. Such persons have advised ADT that they intend to vote all of the shares over which they hold voting power in favor of the foregoing proposals. If such persons vote their shares as indicated, the approval of all of the proposals presented for vote at the annual meeting is assured.

It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. In order to insure that you will be represented, we encourage you to complete and return the enclosed proxy card promptly.

Sincerely,



William D. Myers                       Anthony D. Fiorillo
Chairman of the Board                  President and Chief Executive Officer

                       AMERICAN DENTAL TECHNOLOGIES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 29, 1996





To the Stockholders of
     American Dental Technologies, Inc.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of American Dental Technologies, Inc., a Delaware corporation ("ADT"), will be held on July 29, 1996 at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan, commencing at 9:00 a.m., local time, for the following purposes:

         (1) to consider and vote upon a proposal to issue shares of common stock, par value $.01 per share, of ADT (the "ADT Common Stock") in exchange for shares of common stock, no par value per share ("Texas Air Common Stock") of Texas Airsonics, Inc. ("Texas Air") pursuant to the Restated Agreement and Plan of Reorganization, dated as of November 22, 1995 (the "Agreement"), by and among ADT, ADT Merger Corp., a wholly owned subsidiary of ADT ("Merger Sub"), and Texas Air, pursuant to which, among other things; (a) Texas Air will be merged with and into Merger Sub (the "Merger"), and (b) each share of Texas Air Common Stock outstanding immediately prior to the consummation of the Merger (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus), will be converted into the right to receive 5.425 shares of ADT Common Stock, together with a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger.

         (2) to elect directors for terms of three years;

         (3) to approve an amendment to the ADT certificate of incorporation increasing the authorized ADT Common Stock from 25 million shares to 50 million shares;

         (4) to approve an amendment to ADT's Long-Term Incentive Plan increasing the number of shares issuable under the Plan to 2.5 million shares;

         (5) to transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of ADT Common Stock at the close of business on June 14, 1996 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     The Merger is more completely described in the accompanying Joint Proxy Statement/Prospectus and the Agreement attached thereto as Annex A. The Joint Proxy Statement/Prospectus and the Annexes thereto form a part of this Notice. All stockholders, whether or not they expect to attend the meeting in person, are requested to complete, sign, date and return the enclosed form of proxy in the accompanying envelope (which requires no additional postage if mailed in the United States). Your proxy will be revocable by filing with the Secretary a written revocation or a proxy bearing a later date at any time prior to the time it is voted, or by attending the meeting and voting there.

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. RETURNING THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON OR ATTEND THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS OF ADT UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ADT COMMON STOCK VOTE FOR APPROVAL OF EACH OF THE MATTERS LISTED ABOVE AND FOR THE ELECTION OF EACH OF THE DIRECTORS NOMINATED.

                                           By order of the Board of Directors,





                                           Raymond F. Winter, Secretary


Southfield, Michigan
June 27, 1996

                                     [Logo]


June 27, 1996


Dear Stockholders:

     A Special Meeting of Stockholders (the "Special Meeting") of Texas Airsonics, Inc. ("Texas Air") will be held at the principal offices of Texas Air at 5555 Bear Lane, Corpus Christi, Texas on July 27, 1996, at 9:00 a.m., local time.

     At the Special Meeting, you will be asked to consider and vote to approve the Restated Agreement and Plan of Reorganization and related Restated Agreement of Merger (collectively the "Agreement"), providing for the merger of Texas Air into ADT Merger Corp., a Texas corporation ("Merger Sub") and wholly-owned subsidiary of American Dental Technologies, Inc., a Delaware corporation ("ADT") (the "Merger").

     Upon consummation of the Merger, Merger Sub will be the surviving corporation and will change its name to Texas Airsonics, Inc. The separate existence of Texas Air will cease. Each share of Texas Air common stock ("Texas Air Common Stock") outstanding immediately prior to the consummation of the Merger (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus), will be converted into the right to receive 5.425 shares of ADT common stock, $.01 par value ("ADT Common Stock") together with a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger (a "Merger Warrant"). Based on this exchange ratio and the closing sale price of ADT Common Stock on June 21, 1996 (which was $2.00) each share of Texas
Air Common Stock will be exchanged for approximately $10.85 worth of ADT
Common Stock, plus a Merger Warrant.

     If the average closing price of ADT Common Stock for the 15 trading days immediately preceding the date of the ADT annual stockholders' meeting (currently scheduled for July 29, 1996) exceeds $2.00, then the exercise price of the Merger Warrants will be increased by 50% of the amount obtained by taking the average closing price of ADT Common Stock for such 15 day period and deducting $2.00.

     Just prior to consummation of the Merger, Texas Air will distribute $10,000 and all of its patent rights for products not intended for ultimate use in the dental field ("Patent Rights") to a Texas limited partnership recently formed in connection with the Agreement (the "Partnership"). The Partnership will be composed of Ben J. Gallant, Wayne A. Johnson II and Charles A. Nichols as the general partners, and the other Texas Air stockholders (other than stockholders who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) as limited partners. The partners will hold partnership interests in the same relative proportion as they hold Texas Air Common Stock as of the effective time of the Merger.

     The Patent Rights will be transferred to the Partnership subject to a License Agreement to ADT providing for a royalty of eight percent (8%) on industrial product revenues for six years, at which time all Patent Rights will be conveyed to ADT. The License Agreement will terminate and the Patent Rights will remain the property of the Partnership, if within three years from the effective time of the Merger, ADT transfers, is acquired, merges or sells substantially all of its dental business (including a merger with or acquisition by another company).

     If approved by the stockholders of Texas Air and ADT, the Merger will become effective as soon as practical after such approval.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF TEXAS AIR AND ITS STOCKHOLDERS AND, BY UNANIMOUS VOTE, HAS RECOMMENDED THAT THE STOCKHOLDERS OF TEXAS AIR VOTE FOR APPROVAL OF THE MERGER.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the actions to be taken by Texas Air stockholders at the Special Meeting, and a proxy. The Joint Proxy Statement/Prospectus more fully describes the Merger and includes information about Texas Air and ADT and the reasons for the Merger.

     All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may withdraw your proxy and vote in person if you wish. It is important that your shares be represented and voted at the Special Meeting.

                                                     Sincerely,



                                                     Ben J. Gallant, President

                             TEXAS AIRSONICS, INC.
                                 5555 BEAR LANE
                          CORPUS CHRISTI, TEXAS 78405



                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 27, 1996



To the Stockholders of Texas Airsonics, Inc.


     A Special Meeting of Stockholders of Texas Airsonics, Inc. ("Texas Air") will be held on July 27, 1996, at 9:00 a.m. at the principal offices of Texas Air at 5555 Bear Lane, Corpus Christi, Texas, for the following purpose.

         To approve a Restated Agreement and Plan of Reorganization between American Dental Technologies, Inc., a Delaware corporation ("ADT"); ADT Merger Corp., a Texas corporation and wholly owned subsidiary of ADT ("Merger Sub"); and Texas Air, dated as of November 22, 1995, and related Restated Agreement of Merger between Texas Air and Merger Sub (collectively the "Agreement"), (the "Merger"), pursuant to which, among other things, (i) Merger Sub will be the surviving corporation and change its name to Texas Airsonics, Inc.;
    (ii) the separate existence of Texas Air will cease; (iii) each outstanding share of Texas Air common stock ("Texas Air Common Stock") (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in the enclosed Joint Proxy Statement/Prospectus) will be converted into 5.425 shares of ADT common stock, together with a warrant to purchase 3.321 shares of ADT common stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's common stock prior to approval of the Merger, as provided in the Agreement) for a period commencing one year and one day and ending three years following the effective date of the Merger; and (iv) Texas Air will distribute $10,000 and all of its patent rights for products not intended for ultimate use in the dental field ("Patent Rights") to a Texas limited partnership composed of Ben J. Gallant, Wayne A. Johnson II and Charles A. Nichols as the general partners, and the other Texas Air stockholders (other than those who exercise their dissenters' rights) as limited partners, subject to a license agreement with ADT providing, among other things, a royalty equal to eight percent (8%) of industrial product gross revenues to the Partnership for six (6) years.

     The Board of Texas Airsonics, Inc. has fixed the close of business on June 14, 1996 as the record date for determination of the holders of Texas Air Common Stock entitled to vote at the Special Meeting. Approval of the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Texas Air at the close of business on the record date.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF TEXAS AIR AND ITS STOCKHOLDERS AND, BY UNANIMOUS VOTE OF THE DIRECTORS, HAS RECOMMENDED THAT THE STOCKHOLDERS OF TEXAS AIR VOTE FOR THE APPROVAL OF THE MERGER.

     The Merger and related matters are more fully described in the Agreement attached to the accompanying Joint Proxy Statement/Prospectus.

     All stockholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Special Meeting, you may withdraw your proxy and vote in person if you wish. It is important that your shares be represented and voted at the Special Meeting.


                                            By order of the Board of Directors,





                                            Ben J. Gallant, Chairman


Corpus Christi, Texas
June 27, 1996

                       AMERICAN DENTAL TECHNOLOGIES, INC.
                                      and
                             TEXAS AIRSONICS, INC.

                             JOINT PROXY STATEMENT


                 AMERICAN DENTAL TECHNOLOGIES, INC. PROSPECTUS


     This Joint Proxy Statement/Prospectus is being furnished to holders of shares of common stock of American Dental Technologies, Inc., a Delaware corporation ("ADT"), in connection with the solicitation of proxies by the Board of Directors of ADT for use at the annual meeting of stockholders of ADT to be held on July 29, 1996, at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "ADT Annual Meeting"). At the ADT Annual Meeting, stockholders of record of ADT as of the close of business on June 14, 1996, will consider and vote upon (i) a proposed merger and the issuance of shares of common stock, par value $.01 per share, of ADT (the "ADT Common Stock") and warrants to purchase ADT Common Stock pursuant to an Agreement (as defined below); (ii) the election of Dr. William D. Myers and Mr. Ben J. Gallant as directors of ADT to serve for a term expiring in 1999;
(iii) the approval of an amendment to ADT's certificate of incorporation increasing the authorized ADT Common Stock from 25 million to 50 million shares; and (iv) the approval of an amendment increasing the number of shares issuable under ADT's Long-Term Incentive Plan from 1.5 million to 2.5 million shares.

     This Joint Proxy Statement/Prospectus is also being furnished to holders of shares of common stock of Texas Airsonics, Inc., a Texas corporation ("Texas Air"), in connection with the solicitation of proxies by the Board of Directors of Texas Air for use at the special meeting of stockholders of Texas Air to be held on July 27, 1996 at Texas Air's headquarters, located at 5555 Bear Lane, Corpus Christi, Texas, commencing at 9:00 a.m., local time, and at any adjournments or postponements thereof (the "Texas Air Special Meeting"). At the Texas Air Special Meeting, stockholders of record of common stock, no par value per share ("Texas Air Common Stock"), as of the close of business on June 14, 1996, will consider and vote upon the approval and adoption of transactions proposed in a Restated Agreement and Plan of Reorganization, dated as of November 22, 1995, among ADT, ADT Merger Corp., a wholly owned subsidiary of ADT ("Merger Sub"), and Texas Air, and related Restated Agreement of Merger between Texas Air and Merger Sub, dated as of November 22, 1995 (collectively, the "Agreement"). Pursuant to the Agreement, Texas Air will be merged with and into Merger Sub, Merger Sub will be the surviving corporation and change its name to Texas Airsonics, Inc. (the "Merger"). Upon consummation of the Merger, each outstanding share of Texas Air Common Stock (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 5.425 fully paid and nonassessable shares of ADT Common Stock, together with a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger (a "Merger Warrant"). No fractional shares will be issued in connection with the Merger and cash will be paid in lieu thereof. See "The Agreement - Conversion and Exchange of Texas Air Common Stock."

     The Boards of Directors of ADT and Texas Air know of no business that will be presented for consideration at the meetings of stockholders of each, respectively, other than the matters described in this Joint Proxy Statement/Prospectus. If any other matters are presented at either of such meetings, the proxies will be voted in accordance with the best judgment of the proxy holders.

     This Joint Proxy Statement/Prospectus also constitutes a prospectus of ADT with respect to up to 11,881,856 shares of ADT Common Stock to be issued in the Merger in exchange for outstanding shares of Texas Air Common Stock, based upon the number of shares of Texas Air Common Stock to be exchanged in the Merger, assuming the exercise prior to their expiration on July 1, 1996 by Denics Co. Ltd. ("Denics") of warrants to acquire 83,333 shares of Texas Air Common Stock. All information contained in this Joint Proxy Statement/Prospectus relating to ADT has been supplied by ADT and all information relating to Texas Air has been supplied by Texas Air.

     This Joint Proxy Statement/Prospectus is first being mailed to stockholders of ADT and stockholders of Texas Air on or about June 27, 1996.

     THE OFFERING OF ADT COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 19.

    THE SECURITIES TO WHICH THIS JOINT PROXY STATEMENT/PROSPECTUS RELATES
                 HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                    ADEQUACY OF THIS JOINT PROXY STATEMENT/
                       PROSPECTUS.  ANY REPRESENTATION TO
                      THE  CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JUNE 27, 1996.

                             AVAILABLE INFORMATION

     ADT is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by ADT with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. Whether or not the Merger is consummated, ADT will continue to be required to file periodic reports, proxy statements and other information with the Commission pursuant to the Exchange Act. Texas Air is not a reporting company and does not intend to deliver annual reports to its security holders.

     ADT has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued to Texas Air stockholders pursuant to the Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. The Registration Statement may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     THIS JOINT PROXY STATEMENT/PROSPECTUS MAY INCLUDE INFORMATION FROM DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, IN THE CASE OF DOCUMENTS RELATING TO ADT, DIRECTED TO AMERICAN DENTAL TECHNOLOGIES, INC., 28411 NORTHWESTERN HIGHWAY, SUITE 1100, SOUTHFIELD, MICHIGAN 48034-5541 (TELEPHONE NUMBER 810-353-5300), ATTENTION: SECRETARY; OR IN THE CASE OF DOCUMENTS RELATING TO TEXAS AIR, DIRECTED TO TEXAS AIRSONICS, INC., 5555 BEAR LANE, CORPUS CHRISTI, TEXAS 78405 (TELEPHONE NUMBER 512-289-1145), ATTENTION:
SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUEST SHOULD BE MADE BEFORE JULY 22, 1996.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ADT, TEXAS AIR OR ANY OTHER PERSON. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ADT OR TEXAS AIR SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS


AVAILABLE INFORMATION ................................   3    Potential Inability to Integrate
TABLE OF CONTENTS ....................................   4      ADT and Texas Air .......................  21
SUMMARY ..............................................   7    Conflicts of Interest .....................  21
 Business of ADT and Merger Sub ......................   7    Limited Public Market and
 Business of Texas Air ...............................   7      Volatility of ADT Common Stock ..........  21
 The Merger ..........................................   7    Potential Adverse Effects of Future
 Time, Place and Date of Annual Meeting                         Sales of ADT Common Stock ...............  21
   Of Stockholders of ADT ............................   8    Control of ADT by Affiliates ..............  21
 Time, Place and Date of Special Meeting                      Fixed Exchange Ratio ......................  22
   of Stockholders of Texas Air ......................   8  INTRODUCTION ................................  22
 ADT Vote Required, Quorum; ..........................        Record Date; Voting Quorum ................  23
   Passage May Be Assured ............................   8    Texas Air Proxies; Vote Required ..........  23
 Texas Air Vote Required, Quorum .....................   9    ADT Proxies; Vote Required
 Certain Effects of the Merger........................   9      Passage May Be Assured ..................  24
 Background of the Merger ............................  10    Dissenters' Rights ........................  25
 Recommendation of the ADT Board .....................  10  THE MERGER AND RELATED
 Opinion of ADT's Financial Advisor ..................  10    MATTERS ...................................  25
 Recommendation of the Texas Air Board ...............  11    Background of the Merger ..................  25
 Covenants ...........................................  11    Certain Effects of the Merger .............  26
 Representations and Warranties ......................  11    ADT's Reasons for the Merger; Recom-
 Conditions to Consummation of the Merger ............  11      mendation of ADT's Board of Directors;
 Amendments to the Agreement .........................  12      Fairness to ADT Stockholders ............  27
 Termination of the Agreement ........................  12    Opinion of ADT's Financial Advisor ........  27
 Conflicts of Interest ...............................  12      Net Present Value Analyses ..............  29
 ADT Common Stock ....................................  13      Transactions in Common Stock ............  29
 ADT Dividends .......................................  13      Comparable Companies and
 Certain Federal Income Tax Consequences .............  13        Comparable Transactions ...............  29
 Federal and State Regulatory Requirements ...........  14    Texas Air's Reasons for the Merger;
 Accounting Treatment ................................  14      Recommendation of Texas Air's Board
 Comparison of Stockholder Rights ....................  14      of Directors; Fairness to Texas Air
 Appraisal/Dissenters' Rights ........................  14      Stockholders ............................  30
 Amendment of the ADT Certificate of Incorporation....  14    Conflicts of Interest .....................  31
 Election of Directors and Amendment of                       Dissenters' Rights ........................  31
   ADT's Long-Term Incentive Plan ....................  15    Certain Federal Income Tax
 Risk Factors ........................................  15      Consequences ............................  34
 ADT Market Prices ...................................  15    Accounting Treatment ......................  35
 Selected Financial Information ......................  15    Federal Securities Law Consequences .......  35
 Unaudited Pro Forma Selected                               THE AGREEMENT ...............................  36
   Combined Financial Data ...........................  17    General ...................................  36
 Comparative Per Share Data ..........................  18    Effective Time ............................  36
RISK FACTORS .........................................  19    Conversion and Exchange of
 Unprofitable History of ADT .........................  19      Texas Air Common Stock ..................  36
 Limited Liquidity and Capital Resources .............  19    Conditions to Consummation of the
 Limited Product Lines; Lack, of Established Markets..  19      Merger ..................................  37
 Regulatory Restrictions on ADT's Business ...........  19    Covenants .................................  38
 Enforcement of Patents; Potential Invalidity ........  20    Representations and Warranties;
 Highly Competitive Industry .........................  20      Additional Agreements ...................  39
 Dependence on Key Distributors ......................  20    Management After the Merger ...............  39
 Dependence on Key Personnel .........................  20    Termination; Amendment; Waiver ............  40
 Potential Adverse Effects of Certain                         Ownership of Industrial Patent Rights .....  40
   ADT Anti-Takeover Protections .....................  20    The Employment Agreement ..................  40


   >
PROPOSAL TO AMEND THE ADT CERTIFICATE                         PRINCIPAL STOCKHOLDERS OF ADT .............. 65
 OF INCORPORATION TO INCREASE                                 SECURITY OWNERSHIP OF ADT
 AUTHORIZED COMMON STOCK .............................  41      MANAGEMENT ............................... 66
COMPARATIVE MARKET PRICES                                     COMPLIANCE WITH SECTION 16(A)
 AND DIVIDENDS .......................................  41      OF THE EXCHANGE ACT ...................... 67
 ADT Common Stock ....................................  41    EXECUTIVE COMPENSATION ..................... 67
 Texas Air Common Stock ..............................  42      Summary .................................. 67
UNAUDITED PRO FORMA CONDENSED                                   Option Grants ............................ 68
 COMBINED FINANCIAL STATEMENTS .......................  42      Compensation Committee Report
INFORMATION ABOUT ADT ................................  48        on 1995 Cancellation and
 General Description of Business .....................  48        Regrant of Options ..................... 69
 Products ............................................  48      Option Holdings .......................... 70
   KCP Kinetic Cavity Preparation Systems ............  48      Employment Agreements .................... 70
   Nd:YAG Dental Lasers ..............................  49      Compensation of Directors ................ 71
     PulseMaster .....................................  49    CERTAIN RELATIONSHIPS AND
     dLase 300 .......................................  49      RELATED TRANSACTIONS ..................... 71
 Marketing, Sales and Training .......................  50      Texas Air ................................ 71
   General ...........................................  50      ADL-Japan ................................ 72
   Installation, Training and Service ................  50      Stock, Loan and Other Transactions ....... 72
   Support of Educational Activities .................  50    PROPOSAL TO AMEND ADT'S
 Competition .........................................  51      LONG-TERM INCENTIVE PLAN ................. 73
 Patents .............................................  51      General .................................. 74
   Laser .............................................  52      Stock Option Grants ...................... 75
   KCP ...............................................  52      Restricted Stock Grants and
 Suppliers and Manufacturing .........................  53        Performance Share Awards ............... 75
 Research and Development ............................  53      Termination; Change in Control ........... 75
 Governmental Regulation .............................  54      Federal Income Tax Consequences .......... 76
   United States Regulatory Requirements .............  54      Amendment ................................ 76
   Foreign Regulatory Requirements ...................  55    INFORMATION ABOUT TEXAS AIR ................ 77
 Product Liability Exposure ..........................  55      Introduction ............................. 77
 Foreign Operations ..................................  55      Products ................................. 77
 Employees ...........................................  55        KCP Kinetic Cavity
 Description of Properties ...........................  55          Preparation Systems .................. 77
 Legal Proceedings ...................................  55        Industrial Products .................... 77
 Management's Discussion and Analysis of ADT'S                  Marketing and Sales ...................... 78
   Financial Condition and Results of Operations .....  56      Competition .............................. 79
   Results of Operations for the Years Ended                      Dental Products ........................ 79
     December 31, 1995, 1994 and 1993 ................  56        Industrial Products .................... 79
   Results of Operations for the Three Months                   Patents .................................. 79
     Ended March 31, 1996 and 1995 ...................  58        United States Patents .................. 79
   Proposed Business Combination .....................  59        International Patents .................. 80
   Liquidity and Capital Resources for the Years                Suppliers ................................ 80
     Ended December 31, 1995 and 1994 ................  59      Manufacturing ............................ 80
   Liquidity and Capital Resources for the Three                Research and Development ................. 80
     Months Ended March 31, 1996 and 1995 ............  60      Governmental Regulation .................. 80
ELECTION OF DIRECTORS ................................  62      Product Liability Exposure ............... 80
 Nominees ............................................  62      Employees ................................ 81
 Possible Changes and Appointments to ADT's                     Legal Proceedings ........................ 81
   Board of Directors ................................  62      Principal Stockholders and
CURRENT DIRECTORS AND EXECUTIVE                                   Management of Texas Air ................ 81
 OFFICERS OF ADT .....................................  63      Management's Discussion and Analysis
CERTAIN INFORMATION CONCERNING                                    of Texas Air's Financial Condition
 ADT'S BOARD OF DIRECTORS ............................  65        and Results of Operations .............. 83



   Results of Operations for the Years Ended                      Provisions Affecting Control Share
     December 31, 1995, 1994 and 1993  ................ 83          Acquisitions and Business
   Results of Operations for the Three Months                       Combinations ......................... 90
     Ended March 31, 1996 and 1995 .................... 83        Mergers, Sales of Assets and Other
   Liquidity and Capital Resources for the Years                    Transactions  ........................ 91
     Ended December 31, 1995 and 1994 ................. 84        Stockholder Action Without a Meeting ... 92
   Liquidity and Capital Resources for the Three                  Dissenters' Rights ..................... 92
     Months Ended March 31, 1996 and 1995 ............. 85        Dividends, Stock Repurchases
INFORMATION ABOUT MERGER SUB .......................... 85          and Redemptions ...................... 93
DESCRIPTION OF CAPITAL STOCK OF ADT ................... 85        Pre-emptive Rights  .................... 93
 ADT Capital Stock .................................... 85        Limitation on Director Liability ....... 93
 Common Stock ......................................... 86        Dissolution ............................ 94
 Preferred Stock ...................................... 86        Conflict of Interest Transactions ...... 94
 Certain Provisions of ADT's Certificate                      LEGAL MATTERS .............................. 95
   of Incorporation  .................................. 86    EXPERTS .................................... 95
 Limitation of ADT Director Liability ................. 86    ACCOUNTANTS' REPRESENTATIVES ............... 95
 Indemnification of Directors and Officers of ADT ..... 87    STOCKHOLDER PROPOSALS FOR
DESCRIPTION OF CAPITAL STOCK OF                                 ADT'S 1997 ANNUAL MEETING ................ 95
 TEXAS AIR; COMPARISON WITH RIGHTS                            INDEX TO FINANCIAL STATEMENTS .............. 96
 OF ADT STOCKHOLDERS .................................. 87    ANNEX A - Restated Agreement and Plan
 Texas Air Common Stock  .............................. 87      of Reorganization dated as of November
 Comparison of Stockholders' Rights ................... 87      22, 1995 (including the Restated
   Amendment to Articles/Certificate of Incorporation.. 88      Agreement of Merger dated as of
   Cumulative Voting .................................. 88      November 22, 1995, attached thereto)
   Classified Board  .................................. 88    ANNEX B - Opinion of Equity Partners, Ltd.
   Change in Number of Directors ...................... 88      dated April 4, 1996
   Newly Created Directorships and Vacancies .......... 89    ANNEX C - Section 5.11 through 5.13,
   Removal of Directors ............................... 89      Texas Business Corporation Act,
   Inspection of Books and Records .................... 89      as amended
   Right to Call Special Meetings of Stockholders ..... 89

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus and in the Annexes hereto and the documents referred to herein. Stockholders are urged to read this Joint Proxy Statement/Prospectus and the Annexes hereto in their entirety.

BUSINESS OF ADT AND MERGER SUB

     ADT develops, manufactures and markets high technology dental products designed for general dentistry. ADT's primary products are KCP(R) cavity preparation systems and PulseMaster(R) pulsed dental lasers. The KCP works like a miniature precision sandblaster spraying away decay, usually without a need for anesthesia. PulseMaster lasers allow dentists to treat gum disease and perform other procedures with less need for anesthesia and little or no bleeding. ADT markets its products primarily through independent distributors and, to a lesser extent, through its own direct sales force.

     Merger Sub is a recently formed Texas corporation which was organized for the sole purpose of effecting the Merger.

     ADT's and Merger Sub's principal offices are located at 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034-5541 (telephone: (810) 353-5300). See "Information About ADT -- General Description of Business" and "Information About Merger Sub."

BUSINESS OF TEXAS AIR

     Texas Air develops, manufactures and markets high precision micro abrasive systems for dentistry and numerous industrial applications. Texas Air's primary product lines are KCP cavity preparation systems for dentistry and air abrasive jet machining ("AJM") systems for industrial applications.

     Texas Air has the exclusive manufacturing rights for the KCP dental systems worldwide, except for Japan and the Pacific Rim, through 2003. ADT is the exclusive distributor of all KCP dental products manufactured by Texas Air and has been Texas Air's primary customer since 1991. Texas Air's patented AJM technology uniformly delivers a consistent stream of micro fine particles for precision machining operations without heat, friction, shock or vibrations associated with conventional machining devices. Texas Air sells its industrial products through distributors, with some direct marketing.

     Texas Air's principal executive offices are located at 5555 Bear Lane, Corpus Christi, Texas 78405 (telephone: (512) 289-1145). See "Information About Texas Air -- Introduction."

THE MERGER

     ADT, Merger Sub and Texas Air have entered into the Agreement pursuant to which Texas Air will be merged with and into Merger Sub, a wholly-owned subsidiary of ADT. Each share of Texas Air Common Stock (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) which is issued and outstanding at the Effective Time (as defined below) of the Merger, will be converted into the right to receive 5.425 shares of ADT Common Stock and a Merger Warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger. ADT has agreed to register for resale the shares issued upon exercise of the Merger Warrants on behalf of the holders of such shares. See "The Merger and Related Matters -- Federal Securities Law Consequences."

     In addition, pursuant to the Agreement, Texas Air will distribute $10,000 and certain patent rights for products not intended for ultimate use in the dental field to a limited partnership, the partners of which will be the former Texas Air stockholders who do not exercise dissenters' rights, which patent rights will be subject to a license agreement with ADT. See "The Agreement -- Ownership of Industrial Patent Rights."

TIME, PLACE AND DATE OF ANNUAL MEETING OF STOCKHOLDERS OF ADT

     The annual meeting of the stockholders of ADT (the "ADT Annual Meeting") will be held on July 29, 1996 at 9:00 a.m., local time, at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan. Only holders of record of ADT Common Stock at the close of business on June 14, 1996 (the "ADT Record Date"), will be entitled to notice of and to vote at the ADT Annual Meeting. At such date there were 16,001,795 shares of ADT Common Stock outstanding and entitled to vote. The purpose of the ADT Annual Meeting is to consider and approve (a) the Merger and the issuance of shares of ADT Common Stock and Merger Warrants; (b) the election of directors; (c) the amendment of the ADT certificate of incorporation; (d) the amendment of the Long-Term Incentive Plan; and (e) the transaction of such other business as may properly come before the ADT Annual Meeting or any adjournments thereof. See "Introduction."

TIME, PLACE AND DATE OF SPECIAL MEETING OF STOCKHOLDERS OF TEXAS AIR

     The special meeting of the stockholders of Texas Air (the "Texas Air Special Meeting") will be held on July 27, 1996 at 9:00 a.m., local time, at Texas Air's headquarters located at 5555 Bear Lane, Corpus Christi, Texas.
Only holders of record of Texas Air Common Stock at the close of business on June 14, 1996 (the "Texas Air Record Date"), will be entitled to notice of, and to vote at, the Texas Air Special Meeting. At such date there were 2,106,871 shares of Texas Air Common Stock outstanding and entitled to vote. The purpose of the Texas Air Special Meeting is to consider and act upon the proposal to approve the Merger and adopt the Agreement. See "Introduction."

ADT VOTE REQUIRED, QUORUM; PASSAGE MAY BE ASSURED

     Approval of the merger and the issuance of the shares of ADT Common Stock and Merger Warrants requires the affirmative vote of the holders of a majority of the shares of ADT Common Stock voted at the Annual Meeting on the matters. The amendment to the certificate of incorporation requires the affirmative vote of the holders of a majority of the shares of ADT Common Stock outstanding.
The election of the directors requires the approval of a plurality of the votes cast at the Annual Meeting. Amendment of the Long-Term Incentive Plan requires the affirmative vote of the holders of a majority of the shares of ADT Common Stock present, or represented, and entitled to vote at the ADT Annual Meeting. For purposes of determining the number of votes cast with respect to the election of directors, only those cast "for" are included. Abstentions and withheld votes are counted only for purposes of determining whether a quorum is present at the Annual Meeting and broker non-votes are not counted. However, abstentions will have the effect of a vote against the amendment of ADT's certificate of incorporation and the amendment of ADT's Long-Term Incentive Plan, and broker non-votes will have the effect of a vote against the amendment of ADT's certificate of incorporation. The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT, beneficially own approximately 57% of the outstanding shares of ADT Common Stock as of the ADT Record Date. Such persons have advised ADT that they intend to vote all of the shares over which they hold voting power in favor of the foregoing proposals. If such persons vote their shares as indicated, the approval of all of the proposals presented for vote at the Annual Meeting is assured. A majority of the issued and outstanding shares of ADT Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the ADT Annual Meeting. See "Introduction - ADT Proxies, Vote Required; Passage May Be Assured."

TEXAS AIR VOTE REQUIRED, QUORUM

     The affirmative vote of at least two-thirds of the outstanding shares of Texas Air Common Stock is required to approve the Merger. Abstentions are counted for quorum purposes. Abstentions will have the effect of a vote against the Merger. The executive officers and directors and certain principal stockholders of Texas Air beneficially own approximately 63% of Texas Air Common Stock and have informed Texas Air that all such shares over which they hold voting power will be voted for approval of the Merger. A majority of the issued and outstanding shares of Texas Air Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the Texas Air Special Meeting. See "Introduction -- Texas Air Proxies, Vote Required."

CERTAIN EFFECTS OF THE MERGER

     The Merger will become effective when a Certificate of Merger is issued by the Texas Secretary of State ("Effective Time"), after Articles of Merger have been filed. It is anticipated that such filing will be made as promptly as practicable after the required stockholder approvals have been obtained and the other conditions to the consummation of the Merger have been satisfied or waived.

     Upon consummation of the Merger, Texas Air will be merged with and into Merger Sub, which will be the surviving corporation and change its name to Texas Airsonics, Inc. The separate existence of Texas Air will cease.

     At the Effective Time, each issued and outstanding share of Texas Air Common Stock (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 5.425 newly issued shares of ADT Common Stock (the "Exchange Ratio") together with a Merger Warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger. On June 14, 1996, there were 2,106,871 shares of Texas Air Common Stock outstanding.

     Denics Co., Ltd. ("Denics") owns warrants to purchase up to 83,333 shares of Texas Air Common Stock ("Old Warrants") at a price of $6.00 for each share of Texas Air Common Stock which will terminate on July 1, 1996. There are no other outstanding warrants or options to purchase, or securities convertible into, Texas Air Common Stock.

     No fractional shares of ADT Common Stock will be issued in the Merger or upon exercise of the Merger Warrants and in lieu of fractional shares of ADT Common Stock, the persons entitled thereto will be paid cash. Promptly after the Effective Time, ADT will forward a letter of transmittal to former stockholders of Texas Air containing detailed instructions for the surrender of certificates representing Texas Air Common Stock. See "The Agreement -- Effective Time," "Conversion and Exchange of Texas Air Common Stock" and "Conditions to Consummation of the Merger."

STOCKHOLDERS OF TEXAS AIR SHOULD NOT SEND STOCK CERTIFICATES REPRESENTING THEIR SHARES TO TEXAS AIR OR ADT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL.

     Based upon the capitalization of Texas Air and ADT at June 14, 1996 and the Exchange Ratio (without giving effect to the Old Warrants or the Merger Warrants), the number of shares of ADT Common Stock outstanding after giving effect to the Merger will be 27,431,570 and the holders of shares of Texas Air Common Stock immediately prior to consummation of the Merger will own approximately 42% of the outstanding shares of ADT Common Stock immediately following consummation of the Merger. The principal stockholders (including Denics), officers and directors of Texas Air currently own 1,823,077 shares of ADT Common Stock or approximately 11% of the ADT Common Stock outstanding on the Record Date and will own approximately 36% of ADT Common Stock immediately following consummation of the Merger. The principal stockholders, officers and directors of ADT and Texas Air together currently own approximately 57% of the ADT Common Stock outstanding as of the Record Date and will own approximately 62% following consummation of the Merger. See "Information About Texas Air

- -- Principal Stockholders and Management of Texas Air" and "Principal Stockholders of ADT" and "Security Ownership of ADT Management."

BACKGROUND OF THE MERGER

     General discussions between Anthony D. Fiorillo, President and Chief Executive Officer of ADT, and Ben J. Gallant, President of Texas Air, regarding a possible business combination of the companies have taken place from time to time since 1993.

     In July 1995, Mr. Fiorillo and Mr. Gallant renewed general discussions of the benefits of a business combination of ADT and Texas Air. Following additional discussions between Mr. Fiorillo and Mr. Gallant in the summer of 1995, formal discussions and meetings began on the merger structure and form of merger agreement. On November 22, 1995, agreement was reached on unresolved substantive issues and the Agreement was signed. On March 25 and May 9, 1996, several changes to the Agreement were approved by the respective boards of directors of the companies. See "The Merger and Related Matters -- Background of the Merger."

RECOMMENDATION OF THE ADT BOARD

     THE BOARD OF DIRECTORS OF ADT BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF ADT AND ITS STOCKHOLDERS, HAS APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE ISSUANCE OF ADT COMMON STOCK AND THE MERGER WARRANTS, THE ELECTION OF DIRECTORS, THE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE LONG-TERM INCENTIVE PLAN. In making this determination, the Board of Directors of ADT has considered the factors described under the caption, "The Merger and Related Matters -- ADT's Reasons for the Merger; Recommendation of ADT's Board of Directors; Fairness to ADT's Stockholders."

OPINION OF ADT'S FINANCIAL ADVISOR

     On October 17, 1995 and March 25, 1996, Equity Partners, Ltd. ("Equity"), ADT's financial advisor in connection with the transactions contemplated by the Agreement, gave a preliminary opinion (subsequently confirmed in writing on April 4, 1996) to the Board of Directors of ADT that the financial terms of the Merger are fair to the stockholders of ADT from a financial point of view. In arriving at its opinion, Equity reviewed and analyzed, among other things, certain historical business and financial information relating to ADT and Texas Air, the business prospects of both companies, certain pro forma financial statements of a merged company, the historical prices of and market for ADT Common Stock, the historical prices of Texas Air Common Stock, the historical prices and markets for other relevant companies, and such other matters that Equity deemed to be generally relevant to the Merger. See "The Merger and Related Matters -- Opinion of ADT's Financial Advisor." Equity noted, among other things, that its opinion necessarily was based upon information provided by others that was not independently verified. The full text of the written opinion of Equity, which contains information as to the assumptions made, matters considered and the scope of and limitations on the review undertaken by Equity, is set forth as Annex B to this Joint Proxy Statement/Prospectus and should be read in its entirety. See "The Merger and Related Matters -- Opinion of ADT's Financial Advisor."

     The consideration to be paid to the stockholders of Texas Air by ADT in connection with the Merger was determined through negotiations between the parties, and was not determined by Equity. No limitations were placed on Equity by the Board of Directors of ADT with respect to the investigations made or the procedures followed by Equity in preparing and rendering its opinion. ADT selected Equity as its financial advisor on the basis of Equity's expertise and reputation.

     Equity is a private investment banking firm with experience in evaluating transactions similar to the Merger and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Equity will be reimbursed for reasonable expenses and ADT has paid Equity a fee of $50,000. Equity has also received approximately $19,000 from Texas Air for certain valuation services. See "The Merger and Related Matters -- Opinion of ADT's Financial Advisor."

RECOMMENDATION OF THE TEXAS AIR BOARD

     THE BOARD OF DIRECTORS OF TEXAS AIR BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE TEXAS AIR STOCKHOLDERS, HAS APPROVED THE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF TEXAS AIR VOTE FOR APPROVAL OF THE MERGER. In making this determination, the Board of Directors of Texas Air has considered the factors described under the caption, "The Merger and Related Matters -- Texas Air's Reasons for the Merger; Recommendation of Texas Air's Board of Directors; Fairness to Texas Air's Stockholders." In connection with such recommendation, stockholders should consider the matters discussed in "The Merger and Related Matters -- Conflicts of Interest."

COVENANTS

     Both ADT and Texas Air have agreed that prior to the Effective Time of the Merger, unless the other party otherwise agrees, or as otherwise contemplated by the Agreement, their respective businesses will be conducted only in the ordinary course and neither will take certain actions, including without limitation: (i) borrowing money; (ii) entering into transactions or making commitments in excess of specified amounts; (iii) encumbering assets; (iv) disposing of material assets; (v) issuing stock or other interests in ADT or Texas Air (except for the issuance of shares pursuant to certain existing agreements, options, warrants or employee benefit plans); (vi) declaring or paying any dividends; or (vii) changing existing agreements with key employees, consultants and others. See "The Agreement -- Covenants."

REPRESENTATIONS AND WARRANTIES

     The Agreement contains certain representations and warranties of Texas Air, ADT and Merger Sub, including without limitation, those concerning their corporate organization, capitalization, financial statements, litigation, information contained in this Joint Proxy Statement/Prospectus and other matters. See "The Agreement -- Representations and Warranties; Additional Agreements."

CONDITIONS TO CONSUMMATION OF THE MERGER

     Under the Agreement, the obligations of ADT and Texas Air are subject to the approval of the stockholders of Texas Air of the proposed Merger, the approval of the stockholders of ADT of the Merger and the issuance of the shares of ADT Common Stock and Merger Warrants, the approval and effectiveness of the amendment to ADT's certificate of incorporation, an S-4 registration statement becoming effective in accordance with the Securities Act of 1933 with respect to the ADT Common Stock to be issued in the Merger and the satisfaction at or before the Effective Time of certain other conditions or the waiver thereof. Certain federal or state regulatory approvals or consents may be required in connection with the Merger although their receipt is not a condition to the Merger. ADT and Texas Air intend to pursue, as required, regulatory approvals and consents, if any, although there can be no assurance that such approvals or consents will be obtained or, if obtained, as to the timing of their receipt. See "The Merger and Related Matters" and "The Agreement -- Conditions to Consummation of the Merger."

AMENDMENTS TO THE AGREEMENT

     Any term of the Agreement may be amended or waived only in writing signed by the party to be bound thereby, subject to applicable law.

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of ADT or Texas Air, upon the occurrence of certain events, including without limitation, the following:
(i) by mutual written consent of ADT and Texas Air; (ii) by either ADT or Texas Air if the Merger has not been consummated by August 30, 1996; (iii) by ADT or Texas Air if there is a material adverse change in the business or financial condition of the other; and (iv) by ADT or Texas Air if there is a material condition precedent which cannot be satisfied and is not waived. If the Merger is not completed, ADT will pay Texas Air $700,000 over a reasonable period of time which does not jeopardize the financial health of ADT. See "The Agreement
- -- Termination; Amendment; Waiver."

CONFLICTS OF INTEREST

     In considering the recommendation of Texas Air's Board of Directors with respect to the Merger and Agreement, stockholders should be aware that certain members of Texas Air's Board of Directors and management have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of Texas Air generally. The Board of Directors of Texas Air was aware of these interests and considered them, among other matters, in approving the Agreement.

     Ben J. Gallant has executed an employment agreement with ADT which will become effective upon the consummation of the Merger. The agreement provides for, among other things, an annual base salary of $225,000 plus health benefits for three years. Ben J. Gallant will be President and Chief Executive Officer of the Texas Air subsidiary and a member of an ADT executive committee, consisting of himself and Anthony D. Fiorillo, the President and Chief Executive Officer of ADT, which will have the same power as the chief executive officer of ADT. See "The Merger and Related Matters -- Conflicts of Interest" and "The Agreement -- The Employment Agreement."

     Certain directors and principal stockholders of Texas Air have indicated they will vote to approve the Merger. These same persons will be nominated or appointed to serve on ADT's Board of Directors. If the Merger is approved by Texas Air stockholders, ADT has agreed to increase the size of its Board of Directors to nine and to have Ben J. Gallant, John E. Vickers, III, Charles A. Nichols and Wayne A. Johnson II elected or appointed as directors of ADT. Messrs. Gallant, Vickers, Nichols and Johnson together, currently and after the Merger, will own a significant amount of ADT Common Stock which they have indicated will be voted in favor of these actions. In addition, William D. Myers, the other directors, officers and certain principal stockholders of ADT, have indicated they intend to vote their shares of ADT Common Stock for the election of Ben J. Gallant and the directors have indicated their intent to support the appointment of John E. Vickers, III, Charles A. Nichols and Wayne
A. Johnson II to the Board of Directors of ADT. The election of Ben J. Gallant and the appointment of John E. Vickers, III, Charles A. Nichols and Wayne A. Johnson II as directors of ADT is assured assuming such persons vote the shares of ADT Common Stock beneficially owned by them as indicated. See "Principal Stockholders of ADT" and "Information About Texas Air -- Principal Stockholders and Management of Texas Air." William D. Myers and Ben J. Gallant executed a voting agreement, dated February 23, 1996 (the "Voting Agreement"), which requires each to vote their respective shares of ADT Common Stock for the election of William D. Myers and Ben J. Gallant to the board of directors of ADT for a period of three years following the Merger. See "The Agreement -- Management After the Merger." The election of Mr. Gallant will be effective only if the Merger is consummated.

     Denics, one of the principal stockholders of Texas Air, is also a principal stockholder of ADT. See "Information about Texas Air -- Principal Stockholders and Management of Texas Air" and "Principal Stockholders of ADT." ADT has an $800,000 balance outstanding on a note payable to Denics which is being repaid in $200,000 annual principal installments in June each year. Interest is payable semi-annually in June and December. In 1993, ADT granted Denics territorial manufacturing rights for its products in Japan for ten years and was provided a $3,000,000 non-refundable prepaid royalty for air abrasive products to be made and sold in Japan. Denics is a significant customer of ADT and has committed to purchase approximately $5.2 million of ADT products between April 1, 1996 and March 31, 1997. ADT had accounts receivable from Denics of $640,059 at December 31, 1995 and earned royalty payments for dental laser units sold in Japan and certain Asian and Pacific markets, net of foreign taxes, of $261,000 during the year ended December 31, 1995. See "Certain Relationships and Related Transactions" and "Principal Stockholders of ADT."

     For information about beneficial ownership of ADT Common Stock by Ben J. Gallant and other directors, officers and principal stockholders of Texas Air immediately after the Merger, see "Information About Texas Air -- Principal Stockholders and Management of Texas Air."

ADT COMMON STOCK

     ADT has authorized and issued only one class of common stock. The ADT Common Stock to be issued in connection with the Merger is of the same class as the ADT Common Stock presently quoted on the Nasdaq SmallCap Market. Each share of ADT Common Stock is entitled to one vote and cumulative voting is not permitted. See "Description of Capital Stock of ADT -- ADT Capital Stock."

     The stockholders of ADT, excluding its officers, directors and principal stockholders, currently own approximately 43% of the ADT Common Stock outstanding as of the Record Date and will own approximately 38% of the outstanding ADT Common Stock immediately following consummation of the Merger. Assuming the exercise of all outstanding options and warrants to acquire ADT Common Stock (including Merger Warrants to purchase up to 7,273,666 shares which are not exercisable for one year and one day following the Merger, employee stock options to purchase 627,825 shares which are not yet exercisable, and warrants and employee stock options to purchase 6,422,813 shares) immediately following the Merger, such stockholders would own approximately 34% of the outstanding ADT Common Stock.

ADT DIVIDENDS

     ADT's Board of Directors has not declared and does not currently contemplate declaring dividends on ADT Common Stock in the foreseeable future. See "Summary -- Selected Financial Information" and "Comparative Market Prices and Dividends."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In general, the Merger is intended to be a tax-free reorganization for federal income tax purposes. If, as intended, the Merger is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the holders of Texas Air Common Stock who exchange Texas Air Common Stock for ADT Common Stock in the Merger, will recognize no gain or loss upon the exchange of shares of Texas Air Common Stock for shares of ADT Common Stock. However, to the extent the holders receive Merger Warrants in exchange for their Texas Air Stock, receive partnership interests in Texas Airsonics, L.P., exercise dissenters' rights, or receive cash for fractional shares, such holders may be subject to state and federal income tax on the value of such Merger Warrants, the partnership interests and the cash received. See "The Merger and Related Matters - Certain Federal Income Tax
Consequences."

FEDERAL AND STATE REGULATORY REQUIREMENTS

     ADT and Texas Air will comply with all applicable federal and state securities laws, however they are unaware of any other federal or state regulatory approvals or consents that are required in connection with the Merger.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase for financial reporting purposes if consummated in accordance with the Agreement. See "The Merger and Related Matters -- Accounting Treatment."

COMPARISON OF STOCKHOLDER RIGHTS

     Since Texas Air is organized under the Texas Business Corporation Act ("TBCA") and ADT is organized under the Delaware General Corporation Law ("DGCL"), certain differences between the rights of holders of Texas Air Common Stock and the rights of holders of ADT Common Stock arise from various provisions of the corporate laws of those states as well as from various differences in the provisions of the respective charters and by-laws of Texas Air and ADT. Such differences include differences with respect to the ability of stockholders to amend the charter or by-laws, the election and removal of directors, the vote required for certain extraordinary corporate transactions, the protection available against unsolicited takeovers, the rights of dissenting stockholders to seek an appraisal of their shares in connection with certain corporate transactions, the obligations of the companies to indemnify directors and officers, the ability of stockholders to act without a meeting and the legal ability of the companies to pay dividends. See "Description of Capital Stock of Texas Air; Comparison with Rights of ADT Stockholders."

APPRAISAL/DISSENTERS' RIGHTS

     Holders of ADT Common Stock are not entitled to appraisal rights under the DGCL in connection with the Merger because ADT is not a constituent corporation in the Merger.

     Holders of Texas Air Common Stock are entitled to dissenters' rights under the TBCA in connection with the Merger. Certain provisions of the TBCA regarding dissenters' rights are reproduced in full as Annex C. Failure to follow any of the statutory procedures may result in a termination or waiver of dissenters' rights. See "The Merger and Related Matters -- Dissenters' Rights."

AMENDMENT OF THE ADT CERTIFICATE OF INCORPORATION

     At the ADT Annual Meeting, the stockholders of ADT will be requested to approve an amendment of the ADT certificate of incorporation ("Amendment").
The Amendment will increase the number of authorized shares of ADT Common Stock from 25 million to 50 million shares. The primary purpose of the increase is to authorize the shares of ADT Common Stock and the shares underlying the Merger Warrants being issued to Texas Air upon consummation of the Merger. Stockholder approval of the Amendment is a condition to consummation of the Merger. The affirmative vote of the holders of a majority of the outstanding shares of ADT Common Stock is required for the approval of the Amendment. The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT beneficially own approximately 57% of the outstanding ADT Common Stock. Such persons have advised ADT that they intend to vote all of the shares over which they have voting power in favor of this proposal. Consequently, if such persons vote as indicated, approval is assured. The Amendment will not become effective unless the Merger is consummated. See "Proposal to Amend the ADT Certificate of Incorporation to Increase Authorized Common Stock."

ELECTION OF DIRECTORS AND AMENDMENT OF ADT'S LONG-TERM INCENTIVE PLAN

     Stockholders of ADT will also be asked, at the Annual Meeting, to vote on the election of directors to ADT's Board of Directors and to approve an amendment to ADT's Long-Term Incentive Plan. See "Election of Directors" and "Proposal to Amend ADT's Long-Term Incentive Plan."

RISK FACTORS

     In deciding how to vote their shares at the Texas Air Special Meeting and ADT Annual Meeting, the following factors relating to ADT and the Merger, among others, should be considered by holders of Texas Air Common Stock and ADT Common Stock: (i) unprofitable history of ADT; (ii) limited liquidity and capital resources; (iii) limited product lines; lack of established markets;
(iv) regulatory restrictions on ADT's business; (v) enforcement of patents; potential invalidity; (vi) highly competitive industry; (vii) dependence on key distributors; (viii) dependence on key personnel; (ix) potential adverse effects of certain ADT anti-takeover protections; (x) potential inability to integrate ADT and Texas Air; (xi) conflicts of interest; (xii) limited public market and volatility of ADT common stock; (xiii) potential adverse effects of future sales of ADT common stock; (xiv) control of ADT by affiliates; and (xv) fixed exchange ratio. See "Risk Factors."

ADT MARKET PRICES

ADT Common Stock is listed on the Nasdaq SmallCap Market and is expected to continue to be so listed following the Merger. The information presented in the table below represents closing per share prices quoted on the Nasdaq SmallCap Market for ADT Common Stock on November 24, 1995, the last full trading day prior to the public announcement that the Agreement had been executed and on June 21, 1996, the last full trading day for which quotations were available at the time of the printing of this Joint Proxy Statement/Prospectus, as well as the "equivalent per share price" of Texas Air Common Stock on such dates. There is no public trading market for Texas Air Common Stock. The "equivalent per share price" of Texas Air Common Stock at each specified date represents the closing per share sale price quoted on the Nasdaq SmallCap Market for ADT Common Stock at such specified date multiplied by the Exchange Ratio and does not include the value, if any, of the Merger Warrants.

                                                   Texas Air
                                    ADT Common   Equivalent Per
                                    Stock Price   Share Price
                                    -----------  --------------

                 November 24, 1995      $0.9375           $ 5.09
                 June 21, 1996          $2.00             $10.85


     For information relating to market prices of ADT Common Stock during the current fiscal year and the past two fiscal years, see "Comparative Market Prices and Dividends -- ADT Common Stock." Because the market price of ADT Common Stock is subject to fluctuation, the value of the consideration that holders of Texas Air Common Stock will receive in the Merger may increase or decrease prior to consummation of the Merger. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR ADT COMMON STOCK.

SELECTED FINANCIAL INFORMATION

     The following selected financial data for ADT as of and for each of the five years ended December 31, 1995, and for Texas Air as of and for each of the three years ended December 31, 1995, are derived from the audited financial statements of ADT and Texas Air, respectively. The selected financial data of Texas Air as of and for the two years ended December 31, 1992 and for ADT and Texas Air as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 are derived from unaudited financial statements of Texas Air and ADT, respectively. The unaudited financial statements of Texas Air as of and for the years ended December 31, 1992 and 1991 and for ADT and Texas Air as of March 31, 1996 and for the three month periods ended March 31, 1996 and 1995 included all adjustments, consisting of normal recurring accruals, which Texas Air and ADT, respectively, considered necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for prior years and for the three months ended March 31, 1996 and 1995 are not necessarily indicative of the results that may be expected for future periods. The data should be read in conjunction with the ADT and Texas
Air financial statements, related notes and other financial information included in this Joint Proxy Statement/Prospectus.

                       American Dental Technologies, Inc.
                    (in thousands, except per share amounts)


                                 Three Months Ended
                                      March 31                         Year Ended December 31
                                  1996       1995       1995        1994       1993          1992      1991
                                 ------     ------     -------     -------    -------       -------   -------
                                     (unaudited)
Statements of
 Operations Data:
Net sales                        $5,254     $4,392     $13,325     $11,163    $10,681       $12,450   $28,288
Net income (loss)                   448        176      (1,274)     (4,181)    (6,802)(1)   (14,830)       55(2)

Net income (loss)
 per common share                 $0.03      $0.01      $(0.08)     $(0.31)    $(0.79)       $(1.98)    $0.01

Weighted average number
 of common and common
 equivalent shares               17,258     14,876      15,346      13,462      8,566         7,487     6,769

Balance Sheet Data
 (at period end):
          Total assets          $13,124                $12,984     $11,137    $12,371(3)     $8,166   $20,413
Long-term obligations             3,651                  3,664       4,030      3,413
Shareholders' equity (4)          2,280                  1,832(5)    2,190(6)   3,661(7)      1,289    14,085
Working capital (deficit)          (953)(8)             (1,437)(8)      12       (320)       (1,145)   11,990

- -----------------
(1)  Includes $2,000,000 litigation settlement expense.

(2) Prior to the June 1991 initial public offering, ADT had elected to be treated as an S Corporation for income tax purposes. Accordingly, substantially all income and losses flowed through ADT to its stockholders for income tax purposes.

(3) Includes goodwill of $4,224,461 and other assets of $628,720 recorded in connection with the acquisition of Incisive Technologies, Inc. on December 30, 1993.

(4) Other than S Corporation distributions in 1991, no dividends were paid during the periods presented. However, $41,453 in accrued dividends on the Series A convertible preferred stock has been recorded.

(5) Includes 888,888 shares of restricted common stock issued in a private placement.

(6) Includes 2,999,000 shares of restricted ADT Common Stock issued in a private placement.

(7) Includes 1,534,991 shares of ADT Common Stock issued in connection with the acquisition of Incisive Technologies, Inc., the sale of $2,000,000 of Series A preferred stock, and the conversion of $1,117,179 of notes payable to related parties into 359,220 shares of ADT Common Stock.

(8) Includes $1,500,000 current note payable, proceeds of which were utilized for a $1,410,000 non-current deposit related to litigation.

                             Texas Airsonics, Inc.
                    (in thousands, except per share amounts)



                                  Three Months Ended
                                      March 31                                         Year Ended December 31
                                 1996         1995                1995           1994          1993           1992          1991
                               --------------------             ------------------------------------------------------------------
                                     (unaudited)                                                            (unaudited)  (unaudited)
Statements of Operations
   Data:
Net sales                       $1,409         $1,015            $4,391         $2,709         $3,695         $1,254         $870
Net income                         236            227                45(1)         300          1,090            482          150

Balance Sheet Data
   (at period end):
Total assets                    $5,593                           $5,884         $2,777         $3,071         $1,628         $616
Long-term obligations              490                              690             53            118            200
Stockholders' equity             2,989(4)                         2,847(2)       2,213(3)       2,015            714          579
Working capital                  2,447                            2,555          1,602          1,058            368          542

- ---------------
(1) After providing ADT $895,000 for shared research and development, legal, and marketing expenses in 1995.

(2) Includes proceeds of $750,000 from the sale of 125,000 shares of Texas Air Common Stock. Reflects cash dividends of $204,691, or $0.10 per share in 1995.

(3) Includes proceeds of $250,000 from the sale of 27,777 shares of Texas Air Common Stock. Reflects a 1994 cash dividend of $138,196, or $0.07 per share and a non-cash dividend of 131,148 shares of ADT Common Stock, or 67 shares of ADT Common Stock for each 1,000 shares of Texas Air Common Stock outstanding.

(4) Reflects a cash dividend of $94,700 or $0.045 per share declared in March 1996 and paid in April 1996.

UNAUDITED PRO FORMA SELECTED COMBINED FINANCIAL DATA

     The following unaudited pro forma selected combined financial data should be read in conjunction with the unaudited pro forma combined financial statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Statements." The pro forma information is based on the historical financial statements of ADT and Texas Air giving effect to the proposed Merger under the purchase method of accounting. The pro forma operations data assumes the Merger occurred on January 1, 1996 and January 1, 1995, respectively. The pro forma balance sheet data assumes the Merger occurred on March 31, 1996 and December 31, 1995, respectively. This pro forma information does not purport to indicate the results of operations or financial position which would have actually occurred if the Merger had been effected on the dates indicated or which may be obtained in the future.

                                       Three Months Ended         Year Ended
                                           March 31, 1996  December 31, 1995
                                       ------------------  -----------------
    PRO FORMA OPERATIONS DATA:
    Total revenues                             $5,394,395        $14,053,537
    Net income (loss) from continuing
      operations                                  692,294         (1,957,756)
    Net income (loss) from continuing
    operations per common share                     $0.02             $(0.07)

    Cash dividends per common share                    --                 --

    Weighted average number of
      common and dilutive common
      equivalent shares outstanding            30,037,588         26,776,491

    PRO FORMA BALANCE SHEET DATA:
    Total assets                              $20,846,450        $21,300,144
    Long term obligations                       4,141,704          4,354,993
    Stockholders' equity                       10,853,113         10,404,803
    Working capital                            $1,483,020         $1,108,263


COMPARATIVE PER SHARE DATA

     The following sets forth the book value, cash dividend and income (loss) from continuing operations per share of ADT Common Stock and Texas Air Common Stock for the three months ended March 31,1996 and the year ended December 31, 1995, respectively. The pro forma combined information is based on the historical financial statements of ADT and Texas Air for the three months ended March 31, 1996 and the year ended December 31, 1995 adjusted to reflect the proposed Merger under the purchase method of accounting.


                                           Three Months Ended         Year Ended
                                               March 31, 1996  December 31, 1995
                                           ------------------  -----------------
Book Value Per Common Share:
Historical:
ADT                                              $0.13              $0.12
Texas Air                                         1.42               1.42
Pro Forma Combined                                0.36               0.39
Equivalent Pro Forma                              1.96               2.11

Cash Dividends Declared Per Common Share:
Historical:
ADT                                                $--                $--
Texas Air                                         0.04               0.10
Pro Forma Combined                                  --               0.01
Equivalent Pro Forma                              0.02               0.04

Income (loss) From Continuing Operation
Per Average Common Share:
Historical:
ADT                                              $0.03             $(0.08)
Texas Air                                         0.11               0.02
Pro Forma Combined                                0.02              (0.07)
Equivalent Pro Forma                              0.13              (0.40)

                                  RISK FACTORS

     In deciding how to vote their shares at the Texas Air Special Meeting and ADT Annual Meeting, respectively, holders of shares should carefully consider all of the information contained in this Joint Proxy Statement/Prospectus and, in particular, the following factors:

     UNPROFITABLE HISTORY OF ADT. For the past several years, ADT has experienced significant losses. Net losses were $14,830,075 in 1992, $6,802,452 in 1993, $4,181,610 in 1994 and $1,274,166 in 1995. Prior years operating results were affected by various factors, including without limitation, actual sales levels being lower than anticipated without corresponding reductions in expenses, changes to product lines, disputes with suppliers, ongoing litigation, changing suppliers, changing from direct to distributor sales, competition, and obtaining regulatory approvals. There can be no assurance that ADT will return to profitability. Future sales and results of operations will depend on a number of factors, including maintaining existing distributor relationships, broadening market acceptance of ADT's products, increasing market share, obtaining additional regulatory approvals, minimizing the effects of competition on sales volumes and prices, and controlling costs. See "Summary -- Selected Financial Information" and "Information About ADT -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations."

     LIMITED LIQUIDITY AND CAPITAL RESOURCES. ADT has limited capital resources and has been operating under severe cash flow constraints. Unexpected sales reductions without a corresponding reduction in expenses or inability to consummate the Merger with Texas Air would create a need for additional working capital. ADT is continuing efforts to expand sales; to control selling, general and administrative expenses; and to obtain additional sources of financing by renegotiating existing debt and raising equity through private placements. However, there can be no assurance that ADT will be able to successfully address its potential short and long term cash needs. See "Information About ADT -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations."

     LIMITED PRODUCT LINES; LACK OF ESTABLISHED MARKETS. ADT's two primary product lines are its dental air abrasive (KCP) products and its PulseMaster dental laser systems. To date, KCPs and lasers have not been widely used in dentistry and their use requires acceptance, education, training and expertise. ADT's future sales are dependent on ADT's ability to continue to develop a market for these products. There can be no assurance that such development will be attained. See "Information About ADT - Marketing, Sales and Training."

     REGULATORY RESTRICTIONS ON ADT'S BUSINESS. Marketing of ADT's dental products in the United States, including the applications for which the products may be used and the manner in which the products may be promoted, is subject to substantial FDA regulation. The FDA has cleared marketing of ADT's dental lasers in the United States only for intraoral soft tissue (gum) applications. This limited clearance has required ADT to alter its marketing programs in the United States from those used elsewhere in the world. ADT believes that dental laser sales in the United States have been adversely affected by the FDA's limited clearance. Pursuant to FDA regulations, ADT is conducting clinical trials using its lasers for the treatment of certain kinds of tooth decay, and anticipates requesting FDA clearance for such procedures in mid 1996. However, until these and other studies are successfully completed, FDA clearance to market its laser systems for hard tissue applications is unlikely. Accordingly, ADT cannot predict when, if ever, such authorizations will be obtained. If another company receives FDA authorization for hard tissue applications prior to ADT, ADT's domestic laser business could be materially adversely affected. Although ADT is not authorized to promote the use of its products for unapproved uses in the United States, the FDA does not regulate the actual use of dental devices by dentists, and dentists may be using ADT's products for such uses. If the FDA determines that ADT's marketing programs are promoting unapproved applications in the United States, the FDA may seek administrative or legal action against ADT, which action, if successful, could materially and adversely affect ADT's business. Such compliance often involves difficult issues of interpretation, and there can be no assurance that the FDA may not initiate such an action. See "Information About ADT -- Governmental Regulations."

     ENFORCEMENT OF PATENTS; POTENTIAL INVALIDITY. There can be no assurance that patent rights owned by ADT provide ADT with any competitive advantage. Litigation is pending which challenges the validity of several issued air abrasive patents. While ADT believes these patents are valid and is vigorously defending the claims, if ADT's patents are ultimately held not to be valid, ADT's competitive position could be materially adversely affected. ADT has also initiated litigation asserting patent infringement of certain air abrasive patents and is seeking money damages and injunctive relief from a former supplier and several of that competitor's distributors. In general, patent litigation can be time consuming and expensive. There can be no assurance that ADT will have sufficient resources to enforce its patents. See "Information About ADT -- Patents" and "Information About ADT -- Legal Proceedings."

     HIGHLY COMPETITIVE INDUSTRY. The dental laser and air abrasive markets are embryonic, have only recently begun developing, are subject to intense competition, and are characterized by rapid technological change. ADT's products currently compete with conventional treatment methods, as well as a number of less expensive products marketed by others. ADT expects competition to increase if other companies enter these emerging high technology markets, particularly if lasers and air abrasive techniques gain acceptance among dental practitioners. There can be no assurance such products or technologies will be accepted by dental practitioners. Many of these competing companies may have greater financial and other resources than ADT, which may place these companies in a better position to develop, introduce and market new, improved or less expensive products. "See Information About ADT -- Competition."

     DEPENDENCE ON KEY DISTRIBUTORS. A significant portion of ADT's business is generated by key distributors in each of ADT's primary markets. The failure or inability of these key distributors to meet their purchase commitments or the loss of existing business relationships with any of these distributors could have a material adverse effect on ADT's business. See "Information About ADT -- Marketing, Sales and Training" and "Certain Relationships and Related Transactions."

     DEPENDENCE ON KEY PERSONNEL. ADT depends to a considerable degree on a limited number of key personnel. Many key responsibilities within ADT and its subsidiaries have been and will be assigned to a relatively small number of individuals. The loss of certain management or other key personnel could adversely affect ADT's business. Many of these individuals are employed at will or can terminate their employment by providing reasonable notice of termination. The business of ADT depends, among other things, on the successful retention and recruitment of qualified personnel. Competition for such personnel is intense. There can be no assurance that ADT will be successful in retaining its existing key personnel and in attracting and retaining the personnel it may require in the future. See "Current Directors and Executive Officers of ADT," "Executive Compensation -- Employment Agreements."

     POTENTIAL ADVERSE EFFECTS OF CERTAIN ADT ANTI-TAKEOVER PROTECTIONS. The ADT Board of Directors has the authority to issue preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by its stockholders. The rights of the holders of ADT Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of ADT. Further, certain provisions of Delaware law and ADT's Certificate of Incorporation and by-laws could delay or make more difficult a merger, tender offer or proxy contest involving ADT which is not approved by its Board of Directors. While such provisions are intended to enable the ADT Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of ADT Common Stock in the future. See "Description of Capital Stock of ADT" and "Description of Capital Stock of Texas Air; Comparison with Rights of ADT Stockholders -- Comparison of Stockholders Rights."

     POTENTIAL INABILITY TO INTEGRATE ADT AND TEXAS AIR. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the businesses of ADT and Texas Air can be achieved in an efficient and effective manner. The combination of the two businesses will require, among other things, partial integration of the companies' respective product promotions and coordination of their sales and marketing and research and development efforts. Furthermore, the combined companies will establish an executive committee consisting of two members, Anthony D. Fiorillo as President and Chief Executive Officer of ADT, and Ben J. Gallant as President and Chief Executive Officer of Texas Air. The executive committee will have the same power as the President and Chief Executive Officer of ADT and will report to
the ADT Board of Directors.   There can be no assurance that integration of the
companies and their management will be accomplished successfully. Failure to effectively accomplish the integration of the two companies' operations could have a material adverse effect on ADT's results of operations and financial condition. See "The Merger and Related Matters-- ADT's Reasons for the Merger; Recommendations of ADT's Boards of Directors; Fairness to ADT Stockholders" and "Texas Air's Reasons for the Merger; Recommendation of Texas Air's Boards of Directors; Fairness to Texas Air Stockholders."

     CONFLICTS OF INTEREST. Certain members of Texas Air's management and Board of Directors have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of Texas Air generally. Mr. Gallant will receive a three year employment agreement and become a member of ADT's Executive Committee and Board of Directors. Messrs. Vickers, Nichols and Johnson will become directors of ADT. The Board of Directors of Texas Air was aware of these interests and considered them, among other things, in approving the Agreement, the Merger, and the transactions contemplated thereby. See "The Merger and Related Matters -- Conflicts of Interest."

     LIMITED PUBLIC MARKET AND VOLATILITY OF ADT COMMON STOCK. There has been only a limited public market for ADT's Common Stock. ADT Common Stock is currently traded on the Nasdaq SmallCap Market. Continued qualification to trade on the Nasdaq SmallCap Market is subject to certain minimum stock price levels and financial requirements. There can be no assurance that ADT will continue to satisfy these requirements. In addition, from time to time, there has been and there may again be significant volatility in the public market for ADT's Common Stock and there can be no assurance that a stable or active market for ADT's Common Stock will exist or be sustained following the Merger. Although there are several companies which presently make a market in ADT Common Stock, they are not obligated to do so, and there can be no assurance that there will continue to be companies willing to make a market in ADT's Common Stock. See "Comparative Market Prices and Dividends -- ADT Common Stock."

     POTENTIAL ADVERSE EFFECTS OF FUTURE SALES OF ADT COMMON STOCK. The sale of large amounts of ADT Common Stock in the public market could adversely affect the market price of ADT's Common Stock. In addition to the 11,429,775 shares of ADT Common Stock being issued to the Texas Air holders in the Merger, approximately 11,245,000 previously issued restricted shares and 4,390,556 shares which are issuable upon exercise of outstanding warrants, may also be eligible for sale or become available for sale in the public market in the future pursuant to Rule 144 and/or Rule 145 under the Securities Act. In addition, ADT has agreed to register for resale up to 7,273,666 shares to be issued upon exercise of the Merger Warrants on behalf of the holders of such shares. See "Principal Stockholders of ADT," "Security Ownership of ADT Management," "Certain Relationships and Related Transactions" and "The Merger and Related Matters -- Federal Securities Law Consequences."

     CONTROL OF ADT BY AFFILIATES. Following the Merger, ADT's executive officers, directors and principal stockholders will own approximately 62% of ADT's outstanding Common Stock and will control ADT. Included within this group is one of the founders of ADT, William D. Myers, and one of the founders of Texas Air, Ben J. Gallant, who together will own approximately 26% of the outstanding ADT Common Stock following the Merger. Dr. Myers and Mr. Gallant are parties to a voting agreement regarding election of directors. In addition to ADT Common Stock, these officers, directors and principal stockholders will own, in the aggregate, warrants or options to acquire 10,938,263 additional shares of ADT Common Stock at exercise prices ranging from $.50 to $1.6875 per share exercisable at various times through 2006. See "Principal Stockholders of ADT," "Security Ownership of ADT Management," "Executive Compensation -- Option Holdings," and "Information About Texas Air -- Principal Stockholders and Management of Texas Air."

     FIXED EXCHANGE RATIO. Under the terms of the Agreement, each share of Texas Air Common Stock issued and outstanding at the Effective Time (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 5.425 shares of ADT Common Stock and a Merger Warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger. The Agreement does not contain any provisions for adjustment of the Exchange Ratio based on fluctuations in the price of ADT Common Stock. Accordingly, the value of the consideration to be received by the stockholders of Texas Air upon completion of the Merger may differ from the value of the Merger consideration on November 22, 1995, the date on which the Agreement was originally executed (when the closing sale price of ADT Common Stock was $0.875). There can be no assurance that the market price of ADT Common Stock on and after the Effective Time will not be higher or lower than such price. See "Summary - Risk Factors -- Limited Public Market and Volatility of ADT Common Stock" and "Comparative Market Prices and Dividends."

                                  INTRODUCTION

     This Joint Proxy Statement/Prospectus is (i) furnished to stockholders of Texas Air in connection with the solicitation of proxies by the Board of Directors of Texas Air for use at the Texas Air Special Meeting to be held at 9:00 a.m. local time, on July 27, 1996 at Texas Air's headquarters located at 5555 Bear Lane, Corpus Christi, Texas, for the purpose of considering and voting upon a proposal to approve the Merger and adopt the Agreement, and (ii) furnished to stockholders of ADT in connection with the solicitation of proxies by the Board of Directors of ADT for use at the ADT Annual Meeting to be held at 9:00 a.m. local time, on July 29, 1996 at the Skyline Club, Mackinac Room, 2000 Town Center, Suite 2800, Southfield, Michigan, for the purpose of considering and voting upon (a) the Merger and the issuance of ADT Common Stock and Merger Warrants in connection with the Merger; (b) the election of directors; (c) the amendment of the certificate of incorporation; and (d) the amendment of the ADT Long-Term Incentive Plan. This Joint Proxy Statement/Prospectus also constitutes the Prospectus of ADT with respect to the shares of ADT Common Stock to be issued in connection with the Merger.

     Pursuant to the Agreement, among other things, Texas Air will be merged with and into Merger Sub and Merger Sub, a wholly-owned subsidiary of ADT, will be the surviving corporation and change its name to Texas Airsonics, Inc. The separate existence of Texas Air will cease. In the Merger, each outstanding share of Texas Air Common Stock (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive
5.425 shares of ADT Common Stock together with a Merger Warrant to purchase
3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the effective date of the Merger. A copy of the Agreement is attached hereto as Annex A. On June 14, 1996, there were 2,106,871 shares of Texas Air Common Stock outstanding.

     This Joint Proxy Statement/Prospectus contains certain information set forth more fully in the Agreement and attachments included as Annex A, and is qualified in its entirety by reference to such documents. In deciding whether to vote for or against the proposal to approve the Merger and related matters, each stockholder of ADT and Texas Air should carefully read all of these documents.

RECORD DATE; VOTING QUORUM

     The Board of Directors of Texas Air has fixed the close of business on June 14, 1996 for determination of holders of Texas Air Common Stock entitled to notice of, and to vote at, the Texas Air Special Meeting. On that date, 2,106,871 shares of Texas Air Common Stock were issued and outstanding. Each share of Texas Air Common Stock is entitled to one vote on all matters that properly come before the Texas Air Special Meeting. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of Texas Air Common Stock is necessary to constitute a quorum at the Texas Air Special Meeting.

     On June 14, 1996, 1,326,671 shares of Texas Air Common Stock (approximately 63% of the Texas Air Common Stock outstanding) were owned by Ben J. Gallant, Charles A. Nichols, Wayne A. Johnson II, John E. Vickers III, Gary A. Chatham and Denics, principal stockholders, directors and/or executive officers of Texas Air. All of such persons have indicated to Texas Air that they intend to vote all shares of Texas Air Common Stock over which they have voting power in favor of approval of the Merger and for adoption of the Agreement.

     The Board of Directors of ADT has fixed the close of business on June 14, 1996 (the "ADT Record Date") for determination of holders of ADT Common Stock entitled to notice of, and to vote at, the ADT Annual Meeting. On that date, 16,001,795 shares of ADT Common Stock were issued and outstanding. Each share of ADT Common Stock is entitled to one vote on all matters that properly come before the ADT Annual Meeting. The presence, in person or by proxy, of not less than a majority of the total number of outstanding shares of ADT Common Stock is necessary to constitute a quorum at the ADT Annual Meeting.

     On June 14, 1996, 9,098,592 shares of ADT Common Stock (approximately 57% of the ADT Common Stock outstanding) were beneficially owned by ADT's officers and directors, by William D. Maroney, Michael F. Radner, Denics, and by Texas Air's directors and executive officers, as a group. All of such persons have indicated to ADT that they intend to vote all shares of ADT Common Stock over which they have voting power in favor of the Merger and the issuance of the shares of ADT Common Stock and Merger Warrants, the election of directors, the amendment to the certificate of incorporation and the amendment of the Long-Term Incentive Plan. Consequently, if such persons vote as indicted, approval of all the proposals is assured.

TEXAS AIR PROXIES; VOTE REQUIRED

     Stockholders of Texas Air are requested to complete, sign, date and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. Shares of Texas Air Common Stock represented by properly executed proxies received by Texas Air prior to or at the Texas Air Special Meeting will be voted in accordance with the instructions contained thereon. SHARES OF TEXAS AIR COMMON STOCK REPRESENTED BY PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR APPROVAL OF THE MERGER AND ADOPTION OF THE AGREEMENT. The affirmative vote of the holders of at least a two-thirds of the outstanding shares of Texas Air Common Stock is necessary to approve the Merger and confirm the Agreement. A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares, by written notice of revocation to the Secretary of Texas Air at any time prior to the vote on the Merger or by voting the shares represented by the proxy in person at the Texas Air Special Meeting. Mere attendance at the Texas Air Special Meeting will not in itself revoke a proxy. Any written notice of revocation or subsequent proxy has to be delivered to Texas Airsonics, Inc., 5555 Bear Lane, Corpus Christi, Texas 78405, Attention: John Vickers, Secretary, or hand delivered to the Secretary of Texas Air at or before the taking of the vote at the Special Meeting.

     The Texas Air Board of Directors knows of no matters to be presented at the Texas Air Special Meeting other than those described in this Joint Proxy Statement/Prospectus.

     Texas Air will bear the cost of solicitation of proxies from its stockholders. In addition to solicitation by mail, officers and employees of Texas Air, who will receive no compensation other than their regular salaries, may solicit proxies in person, by telephone or otherwise.

     TEXAS AIR'S BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF TEXAS AIR AND ITS STOCKHOLDERS AND, BY UNANIMOUS VOTE, HAS RECOMMENDED THAT THE STOCKHOLDERS OF TEXAS AIR VOTE FOR APPROVAL OF THE MERGER. IN CONNECTION WITH SUCH RECOMMENDATION, STOCKHOLDERS SHOULD CONSIDER THE MATTERS DISCUSSED IN "THE MERGER AND RELATED MATTERS - CONFLICTS OF INTEREST."

ADT PROXIES; VOTE REQUIRED; PASSAGE MAY BE ASSURED

     Stockholders of ADT are requested to complete, sign, date and return promptly the enclosed proxy in the postage paid envelope provided for this purpose in order to assure that their shares are voted. Shares of ADT Common Stock represented by proxies received by ADT prior to or at the ADT Annual Meeting will be voted in accordance with the instructions contained thereon. SHARES OF ADT COMMON STOCK REPRESENTED BY PROXIES FOR WHICH NO INSTRUCTION IS GIVEN WILL BE VOTED FOR (I) APPROVAL OF THE MERGER AND THE ISSUANCE OF SHARES OF ADT COMMON STOCK AND MERGER WARRANTS IN CONNECTION WITH THE MERGER; (II) ELECTION OF THE NOMINATED DIRECTORS; (III) AMENDMENT OF THE CERTIFICATE OF INCORPORATION; AND (IV) AMENDMENT OF THE LONG-TERM INCENTIVE PLAN.

     The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT, beneficially own approximately 57% of the outstanding shares of ADT Common Stock as of the Record Date. Such persons have informed ADT that all the shares over which they hold voting power will be voted in favor of the foregoing proposals. Consequently, if such persons vote as indicated, approval of all the proposals in assured.

     The rules of the National Association of Securities Dealers, Inc. ("NASD"), but not Delaware law, require that the issuance of the ADT Common Stock and Merger Warrants in connection with the Merger be submitted for the approval of the stockholders of ADT.

     A proxy may be revoked at any time prior to the exercise of the authority granted thereunder. Revocation may be accomplished by the granting of a later proxy with respect to the same shares or by written notice to the Secretary of ADT at any time prior to the vote at the ADT Annual Meeting. Mere attendance at the ADT Annual Meeting will not in itself revoke a proxy.

     The ADT Board of Directors knows of no matters to be presented at the ADT Annual Meeting other than those described in this Joint Proxy Statement/Prospectus. If other matters are properly brought before the ADT Annual Meeting, it is the intention of the persons named in the proxies to vote the shares to which such proxies relate in accordance with their best judgment.

     ADT will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by mail, officers and employees of ADT, who will receive no compensation other than their regular salaries, may solicit proxies by telephone, telegram or otherwise. Brokerage firms, fiduciaries and other custodians who forward soliciting material to the beneficial owners of shares of ADT Common Stock held of record by them will be reimbursed for their reasonable expenses incurred in forwarding such material. ADT will also engage Corporate Investor Communications, Inc. to solicit proxies on its behalf at an estimated cost of approximately $15,000 plus out of pocket expenses.

     ADT'S BOARD OF DIRECTORS HAS APPROVED THE MERGER AS BEING FAIR TO, AND IN THE BEST INTERESTS OF ADT. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AND THE ISSUANCE OF ADT COMMON STOCK AND MERGER WARRANTS IN EXCHANGE FOR ALL THE SHARES OF TEXAS AIR COMMON STOCK PURSUANT TO THE AGREEMENT, AND FOR APPROVAL OF THE ELECTION OF DIRECTORS, THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND THE AMENDMENT TO THE LONG-TERM INCENTIVE PLAN.

DISSENTERS' RIGHTS

     Stockholders of Texas Air who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by the Texas Business Corporation Act, exercise dissenters' rights and receive cash for their shares. The failure of a dissenting stockholder of Texas Air to follow the appropriate procedure may result in the termination or waiver of such rights. See "The Merger and Related Matters -- Dissenters' Rights."


                         THE MERGER AND RELATED MATTERS

BACKGROUND OF THE MERGER

     The terms of the Agreement are the result of negotiations between the representatives of ADT and Texas Air. The following is a brief discussion of the background of these negotiations.

     During 1992, ADT acquired patents, patent applications and other proprietary rights relating to air abrasive technology in dentistry from Texas Air and, in February 1993, ADT acquired the manufacturing rights for all dental air abrasive products from Texas Air and various patent rights from Ben J. Gallant. ADT subcontracted the manufacturing back to Texas Air and has agreed to purchase dental air abrasive products from Texas Air through 2003. Texas Air is currently ADT's exclusive supplier of KCP products.

     Since 1993, Anthony D. Fiorillo, President and Chief Executive Officer of ADT, and Ben J. Gallant, President and Chief Executive Officer of Texas Air, have informally discussed the possible business combination of ADT and Texas Air. Although the benefits of combining the two companies were discussed generally, no specifics of an actual combination were explored and no substantive proposals were discussed prior to July 1995.

     On July 31, 1995, Mr. Fiorillo and Mr. Gallant met for the purpose of discussing a possible business combination, prompted in part by the increasing competition in the industry. This meeting was arranged by Mr. Fiorillo because ADT was experiencing competitive and economic pressures from other entrants into the market. Mr. Fiorillo and Mr. Gallant had each independently concluded that competitors could be dealt with more effectively if ADT and Texas Air were combined and agreed discussions should continue. The Chief Executive Officers met again on August 7, 1995 to discuss a proposal whereby ADT would acquire Texas Air for consideration consisting of stock and warrants and signed a non-binding letter of intent. Shortly thereafter, executive officers of both companies, including Messrs. Fiorillo and Gallant; Diane Miller, ADT's Chief Financial Officer; John Vickers, Texas Air's Chief Financial Officer; and their legal representatives commenced a due diligence review at Texas Air's headquarters in Corpus Christi, Texas and at ADT's headquarters in Southfield, Michigan. Discussions continued between the chief executive and financial officers of ADT and Texas Air concerning the amount of ADT Common Stock and warrants to be issued and other terms of the proposed transaction. In August 1995, ADT engaged Equity Partners, Ltd. as its financial advisor to evaluate the structure and the fairness of a possible combination with Texas Air. Special meetings of the Boards of Directors were held on October 17 and November 6, 1995 in the case of ADT, and October 8, 1995 in the case of Texas Air, to consider the proposed merger and related transactions. During October and November 1995, the same executive officers of ADT and Texas Air and their legal and financial advisers conferred and discussed a number of unresolved issues including the consideration to be received by the stockholders of Texas Air in the proposed merger and the management structure of ADT. On November 22, 1995, the parties reached final agreement on terms within the authority granted by their respective Boards of Directors and executed the Agreement.

ADT and Texas Air announced the signing of the agreements for the Merger at approximately 1:00 p.m. Eastern Daylight Time on November 27, 1995. After each company's Board of Directors reviewed all material aspects of the proposed merger and related transactions with its respective senior management and financial and legal advisors, the Board of Directors of ADT and the Board of Directors of Texas Air each approved the final terms of the Agreement, the Merger and related transactions at meetings on March 25 and May 9, 1996. Following such approvals, ADT executed an Employment Agreement with Ben J. Gallant which becomes effective upon consummation of the Merger. See "The Agreement."

     Other entities were not evaluated by either company as potential business partners nor were any firm proposals received from others.

CERTAIN EFFECTS OF THE MERGER

     The Merger will become effective when a Certificate of Merger is issued by the Texas Secretary of State ("Effective Time"), after Articles of Merger have been filed with the Texas Secretary of State. It is anticipated that such filing will be made as promptly as practicable after the required stockholder approvals have been obtained and the other conditions to the consummation of the Merger have been satisfied or waived.

     At the Effective Time, each issued and outstanding share of Texas Air Common Stock (other than shares held by stockholders of Texas Air who perfect their dissenters' rights in the manner described in this Joint Proxy Statement/Prospectus) will be converted into the right to receive 5.425 newly issued shares of ADT Common Stock together with a Merger Warrant to purchase
3.321 shares of ADT Common Stock at a purchase price of $1.00 per share (subject to adjustment depending upon the trading price of ADT's Common Stock prior to approval) for a period commencing one year and one day and ending three years following the Effective Time. ADT has agreed to register with the Commission, the shares of ADT Common Stock underlying the Merger Warrants. On June 14, 1996, there were 2,106,871 shares of Texas Air Common Stock outstanding.

     Denics Co., Ltd. ("Denics") owns warrants to purchase up to 83,333 shares of Texas Air Common Stock ("Old Warrants") at a price of $6.00 for each share of Texas Air Common Stock which will terminate on July 1, 1996. There are no other outstanding warrants or options to purchase, or securities convertible into, Texas Air Common Stock.

     No fractional shares of ADT Common Stock will be issued in the Merger or upon exercise of the Merger Warrants and, in lieu of a fractional share of ADT Common Stock, the holders of Texas Air Common Stock will receive cash. Promptly after the Effective Time, ADT will forward a letter of transmittal to former stockholders of Texas Air containing detailed instructions for the surrender of certificates representing Texas Air Common Stock. See "The Agreement -- Effective Time -- Conversion and Exchange of Texas Air Common Stock -- Conditions to Consummation of the Merger."

     Based upon the capitalization of Texas Air and ADT at June 14, 1996 and the Exchange Ratio (without giving effect to the Old Warrants or the exercise of the Merger Warrants), the number of shares of ADT Common Stock outstanding after giving effect to the Merger will be 27,431,570 and the holders of shares of Texas Air Common Stock immediately prior to consummation of the Merger will own approximately 42% of the outstanding shares of ADT Common Stock immediately following consummation of the Merger. The principal stockholders (including Denics), officers and directors of Texas Air currently own 1,823,077 shares of ADT Common Stock or approximately 11% of the ADT Common Stock outstanding on the Record Date and will own 9,847,740 shares or approximately 36% of ADT Common Stock immediately following consummation of the Merger. The principal stockholders, officers and directors of ADT and Texas Air together currently own approximately 57% of the ADT Common Stock outstanding as of the Record Date and will own approximately 62% following consummation of the Merger. See "Information About Texas Air -- Principal Stockholders and Management of Texas Air," "Principal Stockholders of ADT" and "Security Ownership of ADT Management." If the Merger is consummated, stock purchase warrants to acquire
2.5 million shares of ADT Common Stock owned by Texas Air will be canceled.
See "Certain Relationships and Related Transactions -- Texas Air."

ADT'S REASONS FOR THE MERGER; RECOMMENDATION OF ADT'S BOARD OF DIRECTORS; FAIRNESS TO ADT STOCKHOLDERS

     ADT's Board of Directors has unanimously approved the Agreement and the Merger and believes that the Merger is in the best interests of ADT and its stockholders. In making its determination with respect to the transaction, the Board of Directors considered a number of factors. Among those factors was historical information relating to the business, financial condition and results of operations of ADT and Texas Air, the market prices and trading of ADT Common Stock (See "Information About ADT -- General Description of
Business -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations," "Comparative Market Prices and Dividends," "Information About Texas Air -- Management's Discussion and Analysis of Texas Air's Financial Condition and Results of Operations"); pro forma combined financial information relating to the two companies (See "Unaudited Pro Forma Condensed Combined Financial Statements"); the business and financial prospects of ADT and Texas Air (including the prospects of ADT if it were to continue doing business without acquiring Texas Air); the terms of the Agreement and the Employment Agreement; (See Annex A); and the opinion of Equity Partners, Ltd., ("Equity") that the financial terms of the Merger are fair to ADT and its stockholders from a financial point of view; (see Annex B); various information utilized by Equity in arriving at its opinion; and the existing relationship with Texas Air. Based upon its review of this information, ADT's Board of Directors concluded that the Merger would (i) permit ADT to terminate a cost plus contract with Texas Air which presently extends through 2003 and reduce ADT's cost of sales for KCP products; (ii) provide ADT control over the KCP manufacturing process; (iii) make the cash resources of Texas Air available to ADT and eliminate ADT's significant trade payable to Texas Air, thereby increasing ADT's low level of working capital; and (iv) generate additional cash by utilizing net operating loss carryforwards to offset future Texas Air
earnings, without diluting the interest of ADT's present stockholders.   The
Board of Directors of ADT also believes the Merger will further ADT's short and long term strategic objectives by increasing ADT's net worth and working capital. The Merger is expected to result in a combined company with access to the resources of both ADT and Texas Air which the Board believes will better enable ADT to respond to competitive challenges posed by others in the emerging dental high technology market.

     The Board of Directors of ADT did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the Merger. The consideration of such factors resulted from information relating to such factors being added to the collective business knowledge, experience and understanding of the Board of Directors of ADT so as to enable the Board of Directors of ADT to consider such information in its deliberative process. In view of the above and the variety of factors considered by the Board of Directors of ADT in reaching its conclusion as to the fairness of the Merger, the Board of Directors of ADT did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the Merger.

     THE BOARD OF DIRECTORS OF ADT HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF ADT AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND THE ISSUANCE OF THE SHARES ADT COMMON STOCK AND THE MERGER WARRANTS.

OPINION OF ADT'S FINANCIAL ADVISOR

     ADT retained Equity to act as ADT's financial advisor in connection with the Merger. As part of that engagement, ADT requested an opinion as to the fairness from a financial point of view, of the terms of the Merger to the holders of ADT Common Stock. No limitations were placed on Equity by ADT with respect to the investigation made or the procedures followed by Equity in preparing and rendering its opinion.

     At the October 17, 1995 and March 25, 1996 meetings of the Board of Directors, Equity delivered preliminary opinions, which were subsequently confirmed in writing on April 4, 1996, that the financial terms of the Merger in the Agreement, are fair, from a financial point of view, to the stockholders of ADT. Equity was not asked to, and did not recommend, the specific Merger consideration. THE COMPLETE OPINION OF EQUITY IS ATTACHED AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. SUCH OPINION SHOULD BE READ IN ITS ENTIRETY FOR A DESCRIPTION OF THE MATTERS CONSIDERED, ASSUMPTIONS MADE, AND LIMITS OF REVIEW BY EQUITY IN ARRIVING AT ITS OPINION.

     In arriving at its opinion, Equity relied upon the accuracy and completeness of all financial and other information provided or otherwise made available to it, did not independently verify such information, and did not make or obtain any independent evaluations or appraisals of the properties or facilities of either ADT or Texas Air. With respect to financial projections, Equity assumed that such projections reasonably reflected the best currently available estimates and judgments of the respective managements of ADT and Texas Air. Certain analyses performed by Equity in arriving at its fairness opinion relied upon such projections and assumptions. In its opinion, Equity noted that its opinion necessarily was based upon conditions existing as of the date of its written opinion.

     Equity's opinion states that for purposes of rendering its opinion with respect to the Merger, it performed the following procedures: (1) read the Agreement and Plan of Reorganization, related Agreement of Merger, as amended, and related documents associated with the proposed transaction; (2) reviewed ADT's June 1991 prospectus filed with the Securities and Exchange Commission;
(3) reviewed ADT's 1992, 1993, 1994 and 1995 financial statements and annual reports to stockholders and/or applicable Form 10-K reports filed with the Securities and Exchange Commission; (4) reviewed ADT's business plans prepared by management for prior years, for 1995 and for the next five years (the latter was prepared at the request of Equity and was not a document prepared in the ordinary course of business by ADT); (5) reviewed ADT's most recent financial statements, cash and debt position and updated financial projections; (6) interviewed ADT's legal counsel, Mr. Raymond F. Winter, regarding the status of existing ADT litigation and circumstances related to the recent issuance by ADT of stock options and warrants to purchase ADT stock; (7) interviewed Mr. Anthony
D. Fiorillo, CEO and President of ADT, regarding current operations, current financial position, competition, product and technology acceptance and regulatory milestones and the rationale for the proposed acquisition; (8) interviewed Ms. Diane Miller, CFO of ADT, regarding business plans, current and projected financial position, pro forma post merger financial statements and certain ownership concentration issues, as well as her opinion regarding the rationale for the proposed acquisition, (9) interviewed an investment research firm regarding the dental supply industry and the marketplace perception of ADT;
(10) reviewed investment research on firms in the dental supply business, in particular Sullivan Dental Products, Inc. and Patterson Dental Co., both publicly-traded dental supply houses; (11) reviewed the trading price range and volume of ADT's Common Stock for the last several years, at the time of the negotiation of the acquisition of Texas Air and for the periods subsequent to the public announcement of the proposed acquisition; (12) performed net present value analyses of ADT's five-year business plans prepared by senior ADT management and related financial projections and compared that range of value, less a control premium, to the trading range of ADT's Common Stock at the time of the negotiation of the proposed transaction; (13) reviewed the pro forma post merger financial projections prepared by senior ADT management, analyzed certain aspects of those pro formas, reviewed additional financial projections and considered the effect such pro forma financial performance would have on the combined entities' trading value; (14) performed a valuation and study of Texas Air utilizing historical financial statements of Texas Air and ADT's senior management's projections of the expected purchases from Texas Air for the next five years, Texas Air senior management's projections of industrial product sales and margins, dental supply product manufacturing costs and other costs and expenses for the next five years and historical transactions in Texas Air Common Stock; (15) read certain agreements, including subsequent amendments thereto, associated with certain existing Texas Air/ADT manufacturing rights and cost plus supply contracts (which will terminate with the proposed transaction); and
(16) read the ADT Form S-4 registration statement intended to be filed with the Securities and Exchange Commission covering the proposed acquisition and related issuance of additional shares of ADT Common Stock, ADT financial information and pro forma ADT financial information combined with Texas Air.

     The following is a summary of all of the material financial analyses conducted by Equity in connection with its opinion:

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


     Net Present Value Analyses. Equity calculated a range of net present values (including the estimated terminal value) for ADT and Texas Air based upon certain projections prepared by management of the respective companies. At the request of Equity, members of each company's management prepared five year projections on a conservative basis and on a "modest upside" basis and submitted such projections to the other company's management for review and to conform the level of KCP sales used in Texas Air's projections to the level used in ADT's projections. The range of values for ADT was compared to the historical trading range of ADT Common Stock plus a control premium. Based upon the net present value analyses utilizing these projections, less a control premium, Equity concluded that the indicated trading range for ADT Common Stock would be between $.83 and $1.17 per share on a pre-Merger basis. The analyses with respect to Texas Air indicated to Equity a value of approximately $5.22 to $6.17 per share, including a control premium and a strategic premium, but not including any cost-saving opportunities. Equity believes that the strategic premium was warranted because the Merger (i) would permit ADT to terminate the current cost-plus contract with Texas Air which, when terminated, will significantly reduce ADT's cost of sales for KCP products; (ii) would permit ADT to take control of the manufacturing process for the KCP products; (iii) would make Texas Air's cash resources available to ADT and eliminate the need for ADT to, among other things, pay its trade payable to Texas Air, both of which will increase ADT's low level of working capital; and (iv) would permit ADT to generate additional cash by utilizing net operating loss carryforwards to offset future Texas Air earnings.

     The values indicated by the net present value analyses were determined by Equity for purposes of comparing the value of ADT to the value of Texas Air and may not be representative of the expected values of ADT Common Stock and Texas Air Common Stock. The projections on which the net present value analyses were based were prepared by management of ADT and Texas Air at Equity's request for purposes of its opinion. Such projections were prepared in accordance with Equity's instructions and did not take into account all possible business conditions or potential opportunities or difficulties which may appear as the embryonic dental technology market develops. However, since the principal portion of Texas Air's sales are to ADT, any changes affecting the market should tend to move the respective values of each company in tandem with each other. Therefore, Equity concluded that the exchange ratio indicated by the above analyses should be representative of the values of ADT and Texas Air in relation to each other even though the absolute values indicated by such analyses may not be indicative of the expected values of ADT and Texas Air.

Transactions in Common Stock. Equity examined the historical trading price range and volume for ADT Common Stock since ADT's initial public offering in 1991 and particularly during the last two years, noting that ADT's Common Stock was thinly traded and the trading price was volatile. See "Risk Factors - Limited Public Market and Volatility of ADT Common Stock" and "Comparative Market Prices and Dividends." In addition, Equity reviewed representative private transactions in ADT Common Stock (described under "Certain Relationships and Related Transactions"), which suggested that a price of approximately $1.00 per share was indicative of the expected value of ADT Common Stock on a marketable, minority holder basis. Equity also examined representative transactions in Texas Air Common Stock, which suggested that $6.00 per share was indicative of the expected value of Texas Air Common Stock on a non - marketable, minority holder basis. For a description of these transactions, see "Information About Texas Air - Management's Discussion and Analysis of Texas Air's Financial Condition and Results of Operations - Liquidity and Capital Resources for the Years Ended December 31, 1995 and 1994." The exchange ratio indicated by these transactions would exceed six to one and supported Equity's opinion.

Comparable Companies and Comparable Transactions. Due to the unique and specialized nature of both ADT and Texas Air, their small size, ADT's history of operating losses, and the fact that the process of receiving certain regulatory approval and market acceptance necessary to fully utilize the technologies owned by ADT and Texas Air is still underway, Equity determined that there were no companies or transactions comparable enough to ADT and Texas Air to provide a meaningful comparison. Equity did examine certain price-to-earnings multiples with respect to two larger public companies (Sullivan Dental Products, Inc. and Patterson Dental Co.) which are distributors of dental products, one of which is a major customer of ADT. Applying the mid-range of price-to-earnings multiples of 13 for Sullivan and 25 for Patterson to the financial statements of Texas Air, and taking into account its belief that a manufacturing company (such as the combined ADT/Texas Air) generally trades at a higher multiple than a distributing company, Equity concluded that the Merger should not be dilutive with respect to value to the shareholders of ADT and Texas Air.

Post-Merger Earnings Per Share. Equity also examined certain pro forma financial projections of ADT and Texas Air on a combined post-Merger basis for the next five years. These projections indicated generally that earnings per share on a post-merger basis during such period are expected to be greater than ADT's expected earnings per share on a stand alone basis, supporting Equity's opinion regarding the fairness of the Merger to ADT's stockholders.

     The summary of the opinion and analyses set forth above does not purport to be a complete description of the opinion and analyses of Equity. In addition, Equity believes that such summary must be considered as a whole and in conjunction with its complete opinion. Selecting portions of its analyses without considering all analyses, or selecting portions of the above summary without considering all factors and analyses considered by Equity, could create an incomplete view of the process underlying the analyses and opinion. The analyses performed by Equity were designed to assist Equity in formulating its opinion regarding the exchange ratio and are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of ADT and Texas Air do not purport to be appraisals or to reflect the prices at which the businesses may actually be sold.

     Equity is a private investment banking firm. As part of its investment banking business, Equity is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

     ADT management selected Equity as its financial advisor primarily because of Equity's reputation, expertise and the amount of the fee it proposed to charge for its services. Equity was retained as financial advisor to ADT pursuant to the terms of an engagement letter dated August 29, 1995. In connection with such engagement, ADT has agreed to pay Equity a fee of $60,000. Equity is also being reimbursed for reasonable expenses incurred by it in its role as financial advisor and in connection with its fairness opinion. ADT has agreed to indemnify Equity for certain liabilities, including liabilities under federal securities laws. Equity has also been paid approximately $19,000 by Texas Air for valuations of Texas Air performed at the joint request of Texas Air, ADT and Ernst & Young LLP.

TEXAS AIR'S REASONS FOR THE MERGER; RECOMMENDATION OF TEXAS AIR'S BOARD OF DIRECTORS; FAIRNESS TO TEXAS AIR STOCKHOLDERS

     The Board of Directors of Texas Air has unanimously approved the Merger and authorized execution of the Agreement and believes that the terms of the Merger are fair to, and in the best interests of Texas Air and its stockholders. Accordingly, the Board of Directors of Texas Air unanimously recommends its approval and adoption by Texas Air stockholders.

     After reviewing historical data relating to market prices and trading volumes of ADT Common Stock and noting that Texas Air's stock is not publicly traded, the Board of Directors of Texas Air believes the Merger will provide its stockholders with greater liquidity for their equity interests by reason of their receipt of registered and publicly traded shares of ADT Common Stock while preserving the opportunity to participate in potential future growth of the combined companies. After reviewing historical information relating to the business, financial condition and results of operations of Texas Air and ADT (see "Information About ADT -- General Description of Business -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations," "Comparative Market Prices and Dividends," Information About Texas Air -- Management's Discussion and Analysis of Texas Air's Financial Condition and Results of Operations") and pro forma combined financial projections (See "Unaudited Pro Forma Condensed Combined Financial Statements"), the Board of Directors of Texas Air concluded the Merger will result in a financially stronger combined company which will be able to compete more effectively in the dental high technology market. The Board of Directors of Texas Air considers the foregoing to be significant since competition seems to be increasing in such markets and over 80% of Texas Air's sales are dependent upon ADT's ability to compete effectively. The Board of Directors of Texas Air believes the combined companies will be able to obtain a higher penetration of the market for dental air abrasive products than might be obtained without the Merger. The Texas Air Board of Directors believes the combined company will be able to deal more effectively with existing and future potential vendors, distributors and users of air abrasive dental products.

     The Board of Directors of Texas Air did not undertake a separate analysis of each of these factors nor did the Board reach a separate conclusion with respect to each such factor in its determination as to the fairness of the terms of the Merger. The consideration of such factors resulted from information relating to such factors being added to the collective business knowledge, experience and understanding of the Board of Directors of Texas Air so as to enable the Board of Directors of Texas Air to consider such information in its deliberative process. In view of the above and the variety of factors considered by the Board of Directors of Texas Air in reaching its conclusion as to the fairness of the Merger, the Board of Directors of Texas Air did not find it practical to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination as to the fairness of the terms of the Merger.

     THE BOARD OF DIRECTORS OF TEXAS AIR BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR AND IN THE BEST INTERESTS OF TEXAS AIR AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AND ADOPTION OF THE AGREEMENT. IN CONNECTION WITH THIS RECOMMENDATION, STOCKHOLDERS SHOULD CONSIDER THE MATTERS DISCUSSED IN "CONFLICTS OF INTERESTS."

CONFLICTS OF INTEREST

     In considering the recommendation of Texas Air's Board of Directors with respect to the Merger and Agreement, stockholders should be aware that certain members of Texas Air's Board of Directors and management have interests in the Merger that are in addition to and potentially in conflict with the interests of stockholders of Texas Air generally. The Board of Directors of Texas Air was aware of these interests and considered them, among other matters, in approving the Merger and the Agreement.

     Ben J. Gallant and ADT have executed an employment agreement to become effective July 1, 1996 (the "Employment Agreement") which provides that if the Merger is completed, Ben J. Gallant will be employed as President and Chief Executive Officer of Texas Air and as a member of the executive committee of ADT. The term of the Employment Agreement is three years. Ben J. Gallant's base compensation under the Employment Agreement will be $225,000 annually,
plus an automobile allowance and maintenance of a life insurance policy.   Mr.
Gallant has also agreed not to compete with ADT during his employment and for one year after termination. See "The Agreement -- The Employment Agreement." A copy of the Employment Agreement is filed as an exhibit to the Registration Statement and may be obtained in the manner set forth under "Available Information." Mr. Gallant's existing rights to receive cash and consulting fees pursuant to a February 1993 agreement with ADT will be unaffected by the Merger. See "Certain Relationships and Related Transactions."

     Certain directors and principal stockholders of Texas Air have indicated they will vote to approve the Merger and are expected to be on ADT's Board of Directors. Messrs. Gallant, Johnson, Nichols and Vickers will become directors of ADT following approval of the Merger. See "Information About Texas Air -- Principal Stockholders and Management of Texas Air," "The Agreement -- Management After the Merger," "Election of Directors," "Summary -- Risk Factors
- -- Conflicts of Interest -- Control of ADT."

     Denics is a principal stockholder of Texas Air and also of ADT. In addition, Denics is one of ADT's primary customers. See "Information About Texas Air -- Principal Stockholders and Management of Texas Air," "Principal Stockholders of ADT" and "Certain Relationships and Related Transactions."

DISSENTERS' RIGHTS

     The rights of Texas Air's dissenting stockholders are governed by Sections
5.11 through 5.13 of the Texas Business Corporation Act ("TBCA"). ADT stockholders are not entitled to dissent from the Merger because ADT is not a constituent corporation in the Merger. The following summary of applicable provisions of Sections 5.11 - 5.13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of the dissenters' rights provisions of the TBCA, which are included herein as Annex C.

     A holder of Texas Air's Common Stock as of the record date who files a written objection to the Merger, who has not voted in favor of the Merger and who has made a demand for compensation as provided under Sections 5.11 - 5.13, is entitled under such provisions, as an alternative to receiving the consideration offered in the Merger for his Texas Air Common Stock, to receive cash for his Texas Air Common Stock. The following is a summary of the procedural steps that must be taken if dissenters' rights are to be validly exercised.

     Any stockholder of Texas Air may elect to exercise his right to dissent from the Merger by filing with Texas Air, at the address set forth below, prior to Texas Air's Special Meeting, a written objection to the Merger, setting out that such stockholder's right to dissent will be exercised if the Merger is effective and giving such stockholder's address for any notice.

     If the Merger is effected and such stockholder has not voted in favor of the Merger, Texas Air will, within ten days after the Merger is effected, deliver or mail to such stockholder written notice that the Merger has been effected, and such stockholder may, within ten days from the delivery or mailing of such notice, make written demand on Texas Air for payment in cash of the "fair market value" for such holder's shares of Texas Air Common Stock in accordance with the dissenters' rights provisions of the TBCA.

     The fair market value of any dissenting shares will be the value thereof as of the day immediately preceding the Texas Air Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Such stockholder demand must state the number of shares of Texas Air Common Stock owned by the dissenting stockholder and the fair value of such shares as estimated by such stockholder. Any stockholder failing to make demand within the ten-day period will be bound by the Merger.

     A dissenting stockholder's written objection to the Merger and demand for payment must be in addition to and separate from any proxy or vote against the Merger. Neither voting against, abstaining from voting, or the failure to vote for the Merger will constitute the written notice required to be filed by a dissenting Texas Air stockholder. Failure to vote against the Merger, however, will not constitute a waiver of rights under Sections 5.11 - 5.13 provided that the other statutory requirements have been met. A Texas Air stockholder voting for the Merger will be deemed to have waived his dissenters' rights. A signed proxy that is returned, but which does not contain instructions as to how it should be voted, will be voted in favor of adoption and approval of the Merger and will be deemed a waiver of dissenters' rights. Any proxy may be revoked before it is voted by filing with the Secretary of Texas Air a written notice of revocation or a duly executed proxy bearing a later date or by attending the special meeting and voting in person.

     Under Sections 5.11 - 5.13, holders of record of Texas Air's Common Stock are entitled to dissenters' rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of Texas Air Common Stock and who wish to exercise dissenters' rights with respect to the Merger should consult promptly with the record holders of their Texas Air Common Stock as to the exercise of such rights. All written objections and demands for payment should be addressed to Mr. John E. Vickers, III, Texas Airsonics, Inc., 5555 Bear Lane, Corpus Christi, Texas 78405, and must be received before the Texas Air Special Meeting or be delivered at such meeting prior to the vote with respect to the Merger.

     Within 20 days after receipt by Texas Air of a demand for payment made by a dissenting stockholder, Texas Air must deliver or mail to such dissenting stockholder a written notice that will either (i) state that Texas Air accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the Effective Time, and, in the case of shares of Texas Air Common Stock represented by certificates, upon the surrender of the share certificates duly endorsed, or (ii) contain an estimate by Texas Air of the fair value of such shares, together with an offer to pay the amount of that estimate within 90 days after the Effective Time, upon receipt of notice within 60 days after that date from the dissenting stockholder that such stockholder agrees to accept that amount and upon the surrender of the share certificates duly endorsed. In addition, within such 20 day period described above, each holder of certificates representing shares of Texas Air Common Stock so demanding payment shall submit such certificates to Texas Air for notation thereon that such demand has been made. The failure of holders of certificates representing shares of Texas Air Common Stock to do so will, at the option of Texas Air, terminate such stockholder's rights under Sections 5.11 - 5.13 unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

     If, within 60 days after the Effective Time, the value of such shares is agreed upon between the dissenting stockholder and Texas Air, payment therefor will be made within 90 days after the Effective Time and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in the shares of Texas Air Common Stock or in Texas Air.

     If, within 60 days after the Effective Time, the dissenting stockholder and Texas Air do not agree, then the dissenting stockholder or Texas Air may, within 60 days after the expiration of the initial 60-day period, file a petition in any court of competent jurisdiction in the county in which the principal office of Texas Air is located (Nueces County, Texas), asking for a finding and determination of the fair value of such dissenting stockholder's shares of Texas Air Common Stock. Texas Air stockholders should be prepared to file a petition on their own behalf.

     After the hearing on the petition, the court will determine the dissenting stockholders who have complied with the provisions of the TBCA relating to dissenters' rights and have become entitled to the valuation of and payment for their shares of Texas Air Common Stock, and will appoint one or more qualified appraisers to determine that value. The appraisers will have the power to examine any of the books and records of Texas Air and will conduct such investigation as they deem proper. The appraisers will afford interested parties a reasonable opportunity to submit pertinent evidence as to the value of the shares of Texas Air Common Stock.

     The appraisers will determine the fair value of the shares of Texas Air Common Stock held by the dissenting stockholders adjudged by the court to be entitled to payment and will file their report of that value in the office of the clerk of the court. All parties in interest will be entitled to file exceptions to the appraisal report, which exceptions will be heard by the court upon the law and the facts. The court will determine the fair value of the shares of Texas Air Common Stock held by the Texas Air dissenting stockholders entitled to payment therefor and will direct that payment of that value by Merger Sub, as the surviving corporation in the Merger, together with interest thereon beginning 91 days after the date on which the applicable corporate action from which the stockholder elected to dissent was effected to the date of such judgment, to the dissenting stockholders entitled thereto. The fair value of such shares may be less than, greater than, or equal to the consideration offered in the Merger. The court shall allow the appraisers a reasonable fee as court costs and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable. Upon payment of the judgment by Merger Sub. to such dissenting stockholders, the Texas Air dissenting stockholders will cease to have any interest in those shares of Texas Air Common Stock or in Texas Air.

     In the absence of fraud in the transaction, the remedy provided by Sections 5.11 - 5.13 is the exclusive remedy for the recovery by the Texas Air dissenting stockholders of the value of such stockholders' shares of Texas Air Common Stock or money damages to such stockholder with respect to the Merger. If Texas Air complies with the requirements of Sections 5.11 - 5.13, any dissenting stockholder who fails to comply with the requirements of the provisions of the TBCA relating to dissenters' rights will not be entitled to bring suit for the recovery of the value of his or her shares of Texas Air Common Stock or money damages to such stockholder with respect to the Merger.

     Any stockholder who has demanded payment for his shares as described above may withdraw such demand at any time before payment for his shares or before any petition has been filed asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless Texas Air shall consent thereto, after any such petition has been filed. If, however, (i) such demand shall be withdrawn as provided above; (ii) Texas Air terminates the stockholder's rights as provided above; (iii) no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time period described above; or (iv) after the hearing of a petition filed as described above, the court shall determine that such stockholder is not entitled to the relief as described above, then, in any such case, (a) such stockholder and all persons claiming under him or her shall be conclusively presumed to have approved and ratified the Merger from which he or she dissented and shall be bound thereby; (b) the right of such stockholder to be paid the fair value of his or her shares shall cease; and (c) his or her status as a stockholder shall be restored, without prejudice to any corporate proceedings which may have been taken during the interim, and such stockholder shall be entitled to receive any dividends or other distributions made to holders of shares of Texas Air Common Stock in the interim. If the Merger is approved, Texas Air's corporate existence ends, and a stockholder's restoration would consist of having the same rights to the Merger consideration provided to other Texas Air stockholders who approved the Merger.

     Any Texas Air stockholder contemplating the exercise of dissenter's rights is urged to review carefully the provisions of the TBCA relating to dissenters' rights, a copy of which is attached hereto as Annex C. Failure by a Texas Air stockholder to follow precisely all the steps required by such provisions for perfecting dissenters' rights will result in the loss of those rights. Dissenters' rights are the exclusive remedy of a dissenting stockholder in the absence of unlawful or fraudulent action by Texas Air with respect to its stockholders.

     THE ABOVE DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE TBCA AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTIONS 5.11 - 5.13 OF THE TBCA, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary describes the material federal income tax consequences of the Merger to holders of Texas Air Common Stock who are citizens or residents of the United States and who hold their shares of Texas Air Common Stock as capital assets. It does not discuss all the tax consequences that may be relevant to Texas Air stockholders who acquired their shares of Texas Air Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the summary does not discuss the application of any state, local, foreign or other tax rules to the Merger.

     John E. Vickers III, tax counsel, has advised Texas Air that the Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     Mr. Vickers has advised that because the Merger will constitute a reorganization, a Texas Air stockholder who exchanges his shares of Texas Air Common Stock in the Merger for ADT Common Stock will not recognize gain or loss, except that such stockholder must recognize gain only to the extent of the lesser of his realized gain, or the fair market value of his cash received, plus the fair market value of the Merger Warrants on the Effective Time, and his partnership interest in Texas Airsonics, L.P. (the "boot consideration"). Any recognized gain will be treated either as a distribution in exchange for stock or as a dividend distribution, determined in the manner described below. If the gain recognized is treated as a distribution in exchange for stock, such gain will be capital gain, and will be long-term capital gain if the Texas Air stockholder has held his Texas Air Common Stock for more than one year at the Effective Time of the Merger. If, however, the gain recognized is treated as a dividend distribution, such gain will be taxed as ordinary income to the extent of the accumulated earnings and profits of Texas Air. Whether the gain will be treated as a distribution in exchange for stock or as a dividend distribution will depend on whether the distribution has the effect of a dividend. Texas Air will provide each stockholder a statement reflecting the fair market value of the boot consideration received which will be based on a valuation opinion from Equity. In general, for individual stockholders, the maximum tax rate currently imposed on net long-term capital gain is 28% and the maximum tax rate imposed on net short-term capital gain and ordinary income is 39.6%. The maximum tax rate imposed on corporate stockholders currently is 39%.

     THE FOREGOING DISCUSSION CONSTITUTES ONLY A GENERAL DISCUSSION OF THE FEDERAL TAX CONSEQUENCES OF THE MERGER WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER OF TEXAS AIR. NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. TEXAS AIR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be treated as a purchase for financial reporting purposes. Under purchase accounting, ADT will allocate the total cost of acquiring the Texas Air Common Stock to the assets and liabilities of Texas Air. Please also see "The Agreement -- Ownership of Industrial Patent Rights." The pro forma results of this accounting treatment are shown in the pro forma financial data included under "Unaudited Pro Forma Condensed Combined Financial Statements."

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of ADT Common Stock received by Texas Air stockholders in the Merger will be freely transferable, except that shares of ADT Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Texas Air prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of ADT) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Texas Air or ADT generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. Rule 145 (or Rule 144 in the case of persons who become affiliates of ADT) limits the amount of ADT Common Stock that such persons may sell during any three-month period and specifies certain other restrictions on resale. The Agreement requires Texas Air to cause Ben J. Gallant, John E. Vickers, III, Charles A. Nichols, Wayne A. Johnson II and each of its other affiliates, to execute a written agreement to the effect that such person will not offer, sell, or otherwise dispose of any of the shares of ADT Common Stock issued to such person in or pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

     The Merger Warrants generally will not be transferable, except under the laws of descent and distribution pursuant to a divorce decree, or with the prior written consent of ADT. Shares acquired upon exercise of Merger Warrants will be subject to restrictions on resale imposed by the Securities Act, including the need for registration under the Securities Act or compliance with Rule 144. ADT has agreed to file registration statements with the Commission on September 1, 1997, May 15, 1998, November 15, 1998 and August 15, 1999 to register shares of ADT Common Stock acquired upon exercise of Merger Warrants at least ten days prior to such date for resale on behalf of the holders of such shares and to cause each such registration statement to continue in effect for at least two years. ADT's obligation to register shares on behalf of any holder will be conditional upon ADT's receipt from such holder of certain information requested by ADT and an undertaking by such holder to indemnify ADT and its directors, officers and affiliates for certain liabilities incurred as a result of ADT's reliance on such information and to temporarily cease making sales of shares registered under such registration statement upon receipt of a written notice from ADT under certain limited circumstances. ADT will not be required to file a registration statement on a particular date if, on the applicable filing date thereof, the number of shares to be registered by such registration statement is less than 500,000 shares, if ADT is not eligible to use Form S-3 in connection with such registration, and under certain other limited circumstances.

                                 THE AGREEMENT

GENERAL

     The following description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference. All ADT and Texas Air stockholders are urged to read the Agreement in its entirety.

     The Agreement provides, among other things, for the merger of Texas Air with and into Merger Sub in accordance with Texas law, and the conversion of shares of Texas Air Common Stock into ADT Common Stock and Merger Warrants as described in "Conversion and Exchange of Texas Air Common Stock" below. If the Merger is consummated Texas Air's separate existence will cease.

EFFECTIVE TIME

     Following approval of the Merger and subject to satisfaction or waiver of the terms and conditions, including conditions to closing, contained in the Agreement, the Merger will be effective when the Texas Secretary of State issues a Certificate of Merger after Articles of Merger are filed with the Texas Secretary of State in accordance with Texas law. The filing of the Articles of Merger will be made as soon as practicable after the closing of the transactions contemplated by the Agreement. It is currently contemplated that the Effective Time will be July 31, 1996, or as soon thereafter as practicable, assuming the conditions set forth in the Agreement are fully satisfied or waived. See "The Agreement -- Conditions to Consummation of the Merger."

CONVERSION AND EXCHANGE OF TEXAS AIR COMMON STOCK

     As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of Texas Air Common Stock the outstanding shares of Texas Air Common Stock (other than dissenters' shares) will be converted into
5.425 shares of ADT Common Stock together with a Merger Warrant to purchase
3.321 shares of ADT Common Stock at a purchase price of $1.00 (subject to adjustment depending upon the trading price of ADT's stock prior to approval) for a period commencing one year and one day and ending three years following the Effective Time. If the average closing price of ADT Common Stock as reported by Nasdaq for the 15 trading days immediately preceding ADT's Annual Meeting exceeds $2.00, then the exercise price of the Merger Warrants will be increased by 50% of the amount obtained after taking the average closing price of ADT's Common Stock for such 15 day period and subtracting $2.00.

     As of the Effective Time, each certificate evidencing Texas Air Common Stock until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of ADT Common Stock and Merger Warrants, which the holder of such certificate is entitled to receive pursuant to the Merger.

     Fractional shares of ADT Common Stock will not be issued in connection with the Merger or upon exercise of the Merger Warrants. Instead, any fractional share of ADT Common Stock to be received by a holder of Texas Air Common Stock shall be converted to cash pursuant to the Agreement.

     Promptly after the Effective Time, a letter of transmittal will be furnished to the stockholders of Texas Air for use in exchanging their certificates. The letter of transmittal will contain detailed instructions with respect to surrender of certificates representing Texas Air Common Stock and the distribution in exchange therefor of certificates representing ADT Common Stock and Merger Warrants.

     STOCKHOLDERS OF TEXAS AIR SHOULD NOT SEND STOCK CERTIFICATES REPRESENTING THEIR SHARES TO TEXAS AIR OR ADT PRIOR TO RECEIPT OF THE LETTER OF TRANSMITTAL.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Texas Air, ADT and Merger Sub to consummate the Merger are subject to the fulfillment prior to the Effective Time of the following conditions: (i) the Merger shall have been duly approved by the holders of at least two-thirds of the Texas Air Common Stock outstanding, and the Merger and issuance of the ADT Common Stock and Merger Warrants shall have been duly approved by the holders of a majority of the outstanding shares of ADT Common Stock, in accordance with applicable law, (ii) the Registration Statement containing this Joint Proxy Statement/Prospectus shall be effective under the Securities Act and no "stop order" shall have been issued and no proceeding for such purpose shall have been commenced; (iii) there shall be no order, decree or ruling by any court or governmental agency or the threat thereof, or any other circumstance, that would prohibit or render illegal the transactions contemplated by the Agreement; and (iv) there shall have been obtained such permits or authorization as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken.

     The obligation of Texas Air to consummate the Merger is subject to a number of additional conditions, including fulfillment or waiver at or prior to the Effective Time of each of the following conditions, among others : (i) ADT and Merger Sub shall have complied with and performed in all material respects all of their respective agreements and obligations in the Agreement and related documents required to be performed and complied with by them on or prior to the Effective Time; (ii) the representations and warranties of ADT and Merger Sub set forth in the Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as otherwise set forth in the Agreement; (iii) Texas Air shall have received a certificate of ADT, dated the Closing Date, signed by the President of ADT, to the effect that to the knowledge of such officer, the conditions specified in the foregoing subclauses (i) and (ii) have been fulfilled: (iv) there shall not have been a material adverse change in the business or financial condition of ADT or Merger Sub; (v) the proposed amendment to ADT's certificate of incorporation shall have been approved by ADT's stockholders; and (vi) holders of less than 50,000 shares of Texas Air Common Stock filing written objection to the Merger as required to exercise dissenters' rights.

     The respective obligations of ADT and Merger Sub to consummate the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions, among others: (i) Texas Air shall have complied with and performed in all material respects all of its agreements and obligations in the Agreement and related documents required to be performed and complied with by it on or prior to the Effective Time; (ii) the representations and warranties of Texas Air set forth in the Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as otherwise set forth in the Agreement; (iii) ADT shall have received a certificate of Texas Air, dated the Closing Date, signed by the President of Texas Air, to the effect that to the knowledge of such officer, the conditions specified in the foregoing subclauses (i) and (ii) have been fulfilled; (iv) ADT shall have received on the effective date of the

Registration Statement and at the Effective Time from Ernst & Young LLP, its independent auditors, "comfort letters" in the form customarily provided in like transactions; (v) there shall not have been any material adverse change in the business or financial condition of Texas Air; (vi) no litigation or proceeding shall be threatened or pending that could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Texas Air; (vii) ADT shall have received non-competition agreements from certain Texas Air employees; and (viii) receipt by ADT of written confirmation of Equity's fairness opinion as of the Effective Time.

     At any time prior to the Effective Time, the parties may waive compliance with any of the agreements or conditions contained in the Agreement which may be legally waived.

COVENANTS

     Each of ADT and Texas Air have agreed that prior to the Effective Time, unless the other party otherwise agrees or as otherwise contemplated by the Agreement, their respective businesses will be conducted only in the ordinary course and neither will (a) borrow any money; (b) enter into any transaction not in the ordinary course of business or enter into any transaction or make any commitment involving an expense or capital expenditure in excess of $40,000 in the case of Texas Air or $100,000 in the case of ADT; (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;
(d) dispose of any of its material assets except in the ordinary course of business consistent with past practice; (e) enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice; (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear; (g) except for bonuses consistent with past practice, pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person or enter into any agreement or plan of the type described in Subsection 2.15(e) of the Agreement; (h) change accounting methods; (i) except for a distribution of ADT Common Stock held by Texas Air or the proceeds from the sale thereof, declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock; (j) amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and that are not material in amount or effect;
(k) lend any amount to any person or entity, other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practices, that are not material in amount and that are documented by receipts for the claimed amounts; (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;
(m) waive or release any material right or claim, except in the ordinary course of business, consistent with past practice; (n) except for shares and/or warrants issued or to be issued pursuant to existing agreements, issue or sell any shares of capital stock of any class, or any other securities or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock; (o) split or combine the outstanding shares of its capital stock or enter into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock or affecting any other of its securities; (p) merge, consolidate or reorganize with, or acquire, any entity; (q) amend its Articles of Incorporation or Bylaws; (r) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to ADT for its review prior to filing; (s) license any of its technology or any intellectual property, except in the ordinary course of business, consistent with past practice; (t) change any insurance coverage; and (u) terminate the employment of any key employee.

REPRESENTATIONS AND WARRANTIES; ADDITIONAL AGREEMENTS

     The Agreement contains various customary representations and warranties of the parties. Texas Air has made representations, including representations with respect to its respective organization and qualification, capitalization, authority relative to the Agreement, subsidiaries, financial statements, absence of certain changes or events, litigation, employee benefits plans and compliance with certain laws. ADT has made representation, including representations with respect to its respective organization and qualification, capitalization, authority relative to the Agreement, litigation, compliance with certain laws, filing of required information with the Commission, and financial statements. Merger Sub has made representations regarding its organization, capitalization and authority relative to the Agreement and related documents.

     Texas Air has agreed that it will not authorize any officer, director, employee or affiliate of Texas Air or any other person on its behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiry or proposal received from any party other than ADT concerning the possible disposition of all or any material portion of Texas Air's business, assets, or capital stock by any means.

     If the Merger is approved by both companies' stockholders, ADT has agreed to increase the number of directors on its board of directors to nine and to appoint four Texas Air nominees to fill four vacancies on the ADT Board.

     Each of the parties to the Agreement has agreed to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement.

MANAGEMENT AFTER THE MERGER

     If the Merger is approved, the Board of Directors of ADT will consist of four existing directors of ADT: William D. Myers, Anthony D. Fiorillo, J. Bernard Machen and Bertrand R. Williams, Sr., and four nominees of Texas Air:
Ben J. Gallant, Wayne A. Johnson II, Charles A. Nichols and John E. Vickers
III. Subsequent to the Merger, a ninth director may be appointed but has not yet been identified. In addition, William D. Myers and Ben J. Gallant have executed a Voting Agreement dated February 23, 1996 providing generally for the voting of their respective shares of ADT Common Stock for the election of William D. Myers and Ben J. Gallant to the board of directors of ADT. The Voting Agreement will terminate on the earlier of a mutual agreement to terminate or immediately following the conclusion of the third annual meeting of the stockholders of ADT after the Effective Time.

     After the Merger, ADT will establish an executive committee consisting of Anthony D. Fiorillo as President and Chief Executive Officer of ADT, and Ben J. Gallant as President and Chief Executive Officer of Texas Air. The executive committee will have the same power as the President and Chief Executive Officer of ADT. Messrs. Fiorillo and Gallant will report to the ADT Board of Directors. Deadlocks on management decisions by this committee will be decided by the entire Board of Directors. See "Information About Texas Air -- Principal Stockholders and Management of Texas Air" and "Election of Directors."

TERMINATION; AMENDMENT; WAIVER

     The Agreement may be terminated at any time prior to the Effective Time
(i) by mutual written consent of Texas Air and ADT; (ii) by either Texas Air or ADT if the Merger shall not have been consummated by August 30, 1996; (iii) by either Texas Air or ADT if there is a material adverse change in the business or financial condition of Texas Air or ADT; (iv) by Texas Air if there is a material condition precedent which cannot be satisfied and which has not been waived by Texas Air; or (v) by ADT if there is a material condition precedent which cannot be satisfied and which has not been waived by ADT. In the event the Merger is not consummated for any reason, ADT has agreed to pay Texas Air $700,000 over a reasonable period of time which does not jeopardize the financial health of ADT. Texas Air may offset this obligation against any amount owed by Texas Air to ADT.

     Any term or provision of the Agreement may be amended, and the observance of any term may be waived only in writing signed by the party to be bound thereby. The waiver by a party of any breach or default will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

OWNERSHIP OF INDUSTRIAL PATENT RIGHTS

     Pursuant to the Agreement, concurrently upon approval of the Merger, ownership of all Texas Air patent rights not intended for use in the dental field ("Industrial Patent Rights") will be transferred to Texas Airsonics, L.P. ("LP"), a Texas limited partnership. The general partners of LP are to be Charles A. Nichols, Wayne A. Johnson II and Ben J. Gallant. The limited partners will be all of the Texas Air stockholders (other than those who exercise their dissenters rights). Each LP partner's ownership interest will equal his (or her) relative stock ownership interest in Texas Air immediately prior to approval of the Merger. At the Effective Time, LP will grant ADT an exclusive license/assignment agreement for all Industrial Patent Rights owned by LP in exchange for an eight percent royalty on the gross revenues from industrial products for six years. At the end of six years, LP is required to assign, transfer and convey to ADT complete title and ownership to all its patent rights. However, if substantially all of ADT's dental business is transferred, acquired or sold (including through merger with or acquisition by another company) within three years of the Effective Time, the exclusive license/assignment agreement will terminate and legal ownership of the Industrial Patent Rights will remain with LP.

THE EMPLOYMENT AGREEMENT

     ADT and Ben J. Gallant have entered into an Employment Agreement which becomes effective upon consummation of the Merger. Pursuant to the Agreement, Ben J. Gallant's current employment agreement with Texas Air will terminate at the Effective Time.

     The Employment Agreement provides that Ben J. Gallant will be employed as the President and Chief Executive Officer of the Texas Air subsidiary and will be a member of ADT's executive committee.

     Ben J. Gallant's compensation under the Employment Agreement provides for an annual base salary of $225,000, maintenance of a life insurance policy, an automobile allowance and the right to those benefits under ADT's employee benefit plans as are available to executive management.

     The Employment Agreement has a term of three years, but may be terminated at any time if Mr. Gallant commits a material criminal act, fraud, dishonesty, or malfeasance with respect to ADT or his employment. In the event (i) his employment is terminated without cause, (ii) his duties as the President and Chief Executive Officer of the Texas Air subsidiary are materially changed, or
(iii) ADT liquidates, dissolves, merges with, or transfers substantially all of its assets to a company which does not assume ADT's obligations under the

Employment Agreement, Mr. Gallant will continue to be entitled to his base salary and health coverage through the end of the term. Mr. Gallant has agreed not to compete with ADT during his employment and after termination for a period of one year.

     Please also see "Certain Relationships and Related Matters -- Texas Air," which describes certain existing agreements between ADT and Mr. Gallant.

             PROPOSAL TO AMEND THE ADT CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

     The proposed amendment to the ADT certificate of incorporation would increase ADT's authorized Common Stock from 25 million to 50 million shares in order to permit ADT to issue the shares to be issued pursuant to the Merger and to have sufficient authorized shares to permit exercise of the Merger Warrants. Any additional authorized shares would be available to the Board of Directors for issuance without further stockholder approval (unless required by applicable law, regulation or rule) and would provide the Board with the flexibility needed to take advantage of financing opportunities. Such shares could also be used for acquisitions, stock dividends and stock-based employee benefit plans. Although there currently is no transaction contemplated other than the Merger which would result in the issuance of the additional shares to be authorized, ADT does consider from time to time proposals or transactions involving the issuance of additional shares of Common Stock.

     Article FOURTH of the ADT Certificate of Incorporation is proposed to be amended in pertinent part as follows:

      "FOURTH: The aggregate number of shares which the Company shall have authority to issue is 60,000,000 to be divided into (a) 50,000,000 shares of Common Stock, par value $.01 per share, and (b) 10,000,000 shares of Preferred Stock, par value $.01 per share.

     The affirmative vote of the holders of a majority of the shares of ADT Common Stock outstanding is required to adopt the proposed amendment to ADT's certificate of incorporation. The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT beneficially own approximately 57% of the outstanding ADT Common Stock. Such persons have advised ADT that they intend to vote all of the shares over which they have voting power in favor of this proposal. Consequently, if such persons vote as indicated, approval is assured. If the proposed amendment to ADT's certificate of incorporation is adopted by the stockholders, it will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware. The amendment will be filed and become effective only if the Merger is consummated.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ADT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

ADT COMMON STOCK

     ADT Common Stock was traded on The Nasdaq National Market until January 18, 1994 and thereafter on The Nasdaq SmallCap Market (Symbol: ADLI). The following table sets forth certain information as to the high and low sales prices per share of ADT Common Stock as reported by Nasdaq for each quarterly period in 1994 and 1995 and for 1996 through June 21, 1996. On November 24, 1995, the last trading day prior to the announcement that the Agreement had been executed, the closing sale price per share of ADT Common Stock, as reported on The Nasdaq SmallCap Market was $0.9375. On June 21, 1996, the last trading day for which quotations were available at the time of printing of this Joint Proxy Statement/Prospectus, the closing sale price per share of ADT Common Stock as reported on The Nasdaq SmallCap Market was $2.00.
STOCKHOLDERS OF TEXAS AIR AND ADT ARE URGED TO OBTAIN CURRENT QUOTATIONS FOR ADT COMMON STOCK.

                                              CLOSING PRICE
                                              HIGH      LOW
                                             -------  -------
                   1994
                   First Quarter             $3.125    $1.438
                   Second Quarter             2.000     0.750
                   Third Quarter              1.500     0.875
                   Fourth Quarter             0.875     0.4375

                   1995
                   First Quarter             $0.625    $0.250
                   Second Quarter             1.6875    0.375
                   Third Quarter              1.125     0.750
                   Fourth Quarter             0.9375    0.5625

                   1996
                   First Quarter             $2.0625   $1.375
                   Second Quarter
                    (through June 21, 1996)  $2.3125   $1.500


     As of June 14, 1996, there were approximately 4,000 beneficial and record holders of ADT Common Stock.

     ADT has not paid cash dividends to stockholders since June 1991. The ADT Board of Directors presently intends to retain all earnings to finance ADT's operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon ADT's earnings, capital requirements and other factors considered relevant by the ADT Board of Directors.

TEXAS AIR COMMON STOCK

     Texas Air is a privately held Texas corporation. There has never been any public trading market for Texas Air Common Stock. As of June 14, 1996, there were 39 holders of record of the Texas Air Common Stock.

     In March 1996, Texas Air declared a cash dividend of $.045 per share payable by May 15, 1996. Texas Air declared and paid a cash dividend of $.10 per share in October 1995. In 1994, Texas Air declared and paid a cash dividend of $.07 per share and distributed to its stockholders 131,148 shares of ADT Common Stock, or the equivalent of another $.13 per share based on ADT's closing sale price on the date of the distribution.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995, the three month period ended March 31, 1996 and the unaudited pro forma condensed combined balance sheets as of December 31, 1995 and March 31, 1996, respectively, give effect to the conversion of the outstanding shares of Texas Air Common Stock into shares of ADT Common Stock at a conversion ratio of 5.425 shares of ADT Common Stock for each outstanding share of Texas Air Common Stock as if the proposed Merger had occurred on January 1, 1995 and January 1, 1996 and December 31, 1995 and March 31, 1996, respectively. The pro forma information is based on the financial statements of ADT and Texas Air, giving effect to the proposed Merger under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the pro forma financial statements.

     These unaudited pro forma condensed combined financial statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1995, the unaudited financial statements for the three months ended March 31, 1996, and notes thereto of Texas Air and ADT which are included herewith.


                       American Dental Technologies, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations



                                                                                  Year Ended December 31, 1995
                                                                                  ----------------------------
                                                                                              Pro Forma               Pro Forma
                                                        ADT              Texas Air           Adjustments               Combined
                                                    -----------          ----------          -----------              -----------
Net sales                                           $13,325,536          $4,391,001          $(3,663,000)(a)          $14,053,537
Cost of sales                                         7,038,930           2,628,695           (3,371,800)(a)            6,354,065
                                                                                                  58,240(g)
                                                    -----------          ----------          -----------              -----------
Gross profit                                          6,286,606           1,762,306             (349,440)               7,699,472
Selling, general and administrative                   6,956,223           1,455,949              393,242(d)             8,792,347
                                                                                                 (13,067)(e)
Research and development                                784,319             272,000                                     1,056,319
                                                    -----------          ----------          -----------              -----------
Income (loss) from operations                        (1,453,936)             34,357             (729,615)              (2,149,194)
Other income (expense):
  Royalty income:
    Related party                                       261,000                                                           261,000
    Other                                                30,806                                                            30,806
  Other income                                           (1,621)             70,030              (52,150)(b)               16,259
  Interest expense                                     (110,415)            (58,362)              52,150 (b)             (116,627)
  Gain on investment                                                         33,194              (33,194)(f)
                                                    -----------          ----------          -----------              -----------
Income (loss) before income taxes                    (1,274,166)             79,219             (762,809)              (1,957,756)
Income tax                                                                   33,500              (33,500)(h)
                                                    -----------          ----------          -----------
Net profit (loss)                                   $(1,274,166)             45,719             (729,309)              (1,957,756)
                                                    ===========          ==========          ===========              ===========
Income (loss) from continuing
  operations per common share                            $(0.08)              $0.02                                        $(0.07)
                                                    ===========          ==========                                   ===========
Weighted average number of common
  and dilutive common equivalent
  shares outstanding                                 15,346,716           2,000,803                                    26,776,491
                                                    ===========          ==========                                   ===========




   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations


                                                           Three Months Ended March 31, 1996
                                                           ---------------------------------
                                                                        Pro Forma           Pro Forma
                                          ADT         Texas Air        Adjustments          Combined
                                      ----------      ---------        -----------         ----------
Net sales                             $5,254,047     $1,409,628        $(1,269,280)(a)     $5,394,395
Cost of sales                          2,855,426        841,573         (1,260,280)(a)      2,447,947
                                                                            11,228(g)
                                      ----------      ---------        -----------         ----------
Gross profit                           2,398,621        568,055            (20,228)         2,946,448

Selling, general
  and administrative                   1,669,058        214,476             98,311(d)       1,978,578
                                                                            (3,267)(e)
Research and development                 234,350                                              234,350
                                      ----------      ---------        -----------         ----------
Income (loss) from operations            495,213        353,579           (115,272)           733,520
Other income (expense):
  Other                                   (4,640)        38,341            (32,664)(b)          1,037
  Interest expense                       (42,263)       (32,664)            32,664(b)         (42,263)
                                      ----------      ---------        -----------         ----------
Income before income taxes               448,310        359,256           (115,272)           692,294
Income tax                                              122,803           (122,803)(h)
                                      ----------      ---------        -----------         ----------
Net income                              $448,310       $236,453        $     7,531         $  692,294
                                      ==========      =========        ===========         ==========
Income from continuing
  operations per common share           $   0.03        $  0.11                            $     0.02
                                      ==========      =========                            ==========
Weighted average number of
  common and dilutive common
  equivalent shares outstanding       17,258,826      2,106,871                            30,037,588
                                      ==========      =========                            ==========




   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet



                                                          December 31, 1995
                                                          -----------------
                                                                       Pro Forma       Pro Forma
                                                 ADT      Texas Air   Adjustments       Combined
                                             ----------  ----------  --------------    ----------
 ASSETS
 Current assets:
   Cash                                     $  1,665,718 $  724,831   $   (10,000)(e) $  2,380,549
   Accounts receivable                         1,944,293  1,844,085    (1,771,910)(b)    2,016,468
   Inventories                                 1,905,856    640,667                      2,546,523
   Prepaid expenses and other
     current assets                              534,074    192,786       (21,789)(b)      705,071
   Loan receivable                                        1,500,000    (1,500,000)(b)
                                            ------------ ----------   -----------     ------------
 Total current assets                          6,049,941  4,902,369    (3,303,699)       7,648,611

 Prepaid foreign taxes                           225,000                                   225,000
 Long-term deposits                            1,410,267        500                      1,410,767
 Property and equipment, net                     262,042    817,647                      1,079,689
 Intangible assets                             5,037,446    163,510      (163,510)(e)   10,936,077
                                                                        5,898,631(c)
                                            ------------ ----------   -----------     ------------

 Total assets                               $ 12,984,696 $5,884,026   $ 2,431,422     $ 21,300,144
                                            ============ ==========   ===========     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related parties          $  1,700,000              $(1,500,000)(b) $    200,000
  Note payable to bank                                   $  803,329                        803,329
  Accounts payable                             3,723,922  1,465,051    (1,771,910)(b)    3,417,063
  Compensation and employee benefits             346,668                                   346,668
  Taxes other than income                        607,177     35,292                        642,469
  Other accrued liabilities                    1,109,464     43,144       (21,789)(b)    1,130,819
                                            ------------ ----------   -----------     ------------

Total current liabilities                      7,487,231  2,346,816    (3,293,699)       6,540,348

Deferred royalty income from related party     3,000,000                                 3,000,000
Note payable to related party, less
  current portion                                600,000                                   600,000
Note payable, less current portion                          690,000                        690,000
Other non-current liabilities                     64,993                                    64,993

Stockholders' equity:
  Common stock                                   157,387  2,155,568    (2,041,270)(c)      271,685
  Additional paid in capital                  31,288,188                8,458,033(c)    39,746,221
  Accumulated earnings (deficit)             (29,613,103) 1,046,088      (872,578)(c)  (29,613,103)
                                                                         (173,510)(e)
  Treasury stock                                           (354,446)      354,446(c)
                                            ------------ -----------  -----------     ------------
Total stockholders' equity                     1,832,472  2,847,210     5,725,121       10,404,803

                                            ------------ ----------   -----------     ------------
Total liabilities and stockholders' equity  $ 12,984,696 $5,884,026   $ 2,431,422     $ 21,300,144
                                            ============ ==========   ===========     ============



   See notes to unaudited pro forma condensed combined financial statements.

                       American Dental Technologies, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet

                                                                           March 31, 1996
                                                                           --------------
                                                                                         Pro Forma            Pro Forma
                                                     ADT              Texas Air         Adjustments            Combined
                                                  ----------------------------------------------------------------------
 ASSETS
 Current assets:
   Cash                                           $ 1,146,490        $  404,191         $  (10,000)(e)        $ 1,540,681
   Accounts receivable                              3,291,466         2,017,470         (1,933,284)(b)          3,375,652
   Inventories                                      1,381,223           507,545                                 1,888,768
   Prepaid expenses and
     other current assets                             418,975           131,731            (21,154)(b)            529,552
   Loan receivable                                                    1,500,000         (1,500,000)(b)
                                                  -----------        ----------         ----------            -----------
 Total current assets                               6,238,154         4,560,937         (3,464,438)             7,334,653

 Prepaid foreign taxes                                300,000                                                     300,000
 Long-term deposits                                 1,410,267                                                   1,410,267
 Property and equipment, net                          217,953           806,629                                 1,024,582
 Intangible assets                                  4,958,047           225,532           (160,243)(e)         10,776,948
                                                                                         5,753,612(c)
                                                  -----------        ----------         ----------            -----------
 Total assets                                     $13,124,421        $5,593,098         $2,128,931            $20,846,450
                                                  ===========        ==========         ==========            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related parties                $ 1,700,000                         $ (1,500,000)(b)        $   200,000
  Note payable                                                       $  801,921                                   801,921
  Accounts payable                                  3,881,185         1,170,795         (1,933,284)(b)          3,118,696
  Compensation and employee benefits                  335,260                                                     335,260
  Taxes other than income                             611,127                                                     611,127
  Other accrued liabilities                           664,363           141,420            (21,154)(b)            784,629
                                                  -----------        ----------         ----------            -----------
Total current liabilities                           7,191,935         2,114,136         (3,454,438)             5,851,633

Deferred royalty income from related party          3,000,000                                                   3,000,000
Note payable to related party, less
  current portion                                     600,000                                                     600,000
Note payable, less current portion                                      490,000                                   490,000
Other non-current liabilities                          51,704                                                      51,704

Stockholders' equity:
  Common stock                                        157,387         2,155,568         (2,041,270)(c)            271,685
  Additional paid in capital                       31,288,188                            8,458,033(c)          39,746,221
  Accumulated earnings (deficit)                  (29,164,793)        1,187,840         (1,017,597)(c)        (29,164,793)
                                                                                          (170,243)(e)
    Less treasury stock                                                (354,446)           354,446(c)
                                                  -----------        ----------         ----------            -----------
  Total stockholders' equity                        2,280,782         2,988,962          5,583,369             10,853,113

  Total liabilities and
    stockholders' equity                          $13,124,421        $5,593,098         $2,128,931            $20,846,450
                                                  ===========        ==========         ==========            ===========



   See notes to unaudited pro forma condensed combined financial statements.

                       AMERICAN DENTAL TECHNOLOGIES, INC.
     NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)

BASIS OF PRESENTATION

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 reflect the acquisition of Texas Airsonics, Inc. (Texas Air) by American Dental Technologies, Inc. as if it had occurred on January 1, 1995 and January 1, 1996, respectively. The unaudited pro forma condensed combined balance sheets at December 31, 1995 and March 31, 1996 reflect the acquisition as if it occurred on those dates.

This pro forma information does not purport to indicate the results of operations or financial position which would have actually occurred if the Merger had been effected on the dates indicated or which may be obtained in the future.

PRO FORMA ADJUSTMENTS

The pro forma financial information reflects the acquisition of Texas Air as if it was accounted for as a purchase, whereby all of the outstanding common stock of Texas Air was acquired in exchange for 11,429,775 shares of ADT common stock and merger warrants to purchase 6,996,919 additional shares of ADT common stock at $1.00 per share (subject to adjustment depending upon the trading price of ADT's common stock prior to approval). The common stock to be issued has been valued at $0.75 per share in the pro forma financial statements, its average market price for the five days preceding and five days following signing of the agreement. The merger warrants to acquire common stock shares have no recorded value in the pro forma financial statements, as their exercise price ($1.00) exceeded the average market price of ADT's Common Stock ($0.75) and are not exercisable until one year and one day following the Effective Time. The total purchase price of $8,572,331 has been allocated for each of the dates presented as follows:


                                  March 31, 1996    December 31, 1995
                                  --------------    -----------------
            Assets acquired         $ 5,422,855        $ 5,710,516
            Liabilities acquired     (2,604,136)        (3,036,816)
            Goodwill                  5,753,612          5,898,631
                                    -----------        -----------
            Purchase price          $ 8,572,331        $ 8,572,331
                                    ===========        ===========


The carrying value of the assets and liabilities of Texas Air approximates their fair values and therefore have not been adjusted in the preceding pro forma financial statements. The preceding unaudited pro forma condensed combined financial statements include adjustments to increase (decrease) pro forma combined net income (loss) from continuing operations available for common shares or increase (decrease) pro forma combined stockholders' equity, as follows:

(a)  Elimination of intercompany net sales and cost of sales.

(b) Elimination of intercompany balances including the accounts payable and accounts receivable; note payable, note receivable and related accrued interest; and intercompany interest income and expense.

(c) Adjustment to record goodwill and apply purchase accounting, excluding the effect of the exercise of warrants by Denics prior to the Merger which would decrease goodwill by $160,938. Goodwill will be amortized on a straight-line basis over 15 years.

(d) Amortization of the goodwill resulting from the Merger, excluding the effect of the exercise of warrants by Denics prior to the Merger which would decrease amortization by $10,729.

(e) Adjustment to eliminate Texas Air's intangible assets and related amortization. The Texas Air intangible assets include certain patent rights being transferred to an entity owned by the Texas Air stockholders.

(f) Elimination of gain on sale of investment in ADT Common Stock held by Texas Air.

(g)  Royalty on sale of industrial air abrasive products.

(h) Elimination of income tax expense due to pro forma loss or utilization of income tax net operating loss carryforwards.

                             INFORMATION ABOUT ADT

GENERAL DESCRIPTION OF BUSINESS

     ADT develops, manufactures and markets high technology dental products designed for general dentistry. ADT's primary products are KCP air abrasive cavity preparation systems and pulsed dental lasers, primarily the PulseMaster models. ADT was incorporated in November 1989 as a Delaware corporation and is the successor by merger in January 1990 to several related companies formed between 1986 and 1988 to develop and commercialize a low power pulsed dental laser based on research by two of ADT's founders. ADT completed an initial public offering in June 1991.

     During the last several years, ADT has been strengthening its position in the emerging dental high technology market and has become a more fully integrated company. ADT owns numerous patents relating to pulsed dental lasers. ADT acquired direct laser manufacturing and research and development capabilities in December 1993 when it acquired Incisive Technologies, Inc. ("Incisive"). Incisive develops and manufactures the advanced PulseMaster line of dental lasers at the San Carlos, California facility.

     Since 1992, ADT has been acquiring manufacturing rights, patents, patent applications and other proprietary rights relating to air abrasive technology in dentistry from Texas Air, its exclusive supplier of the KCP. ADT has agreed to purchase dental air abrasive products from Texas Air through 2003. Texas Air develops and manufactures air abrasive products for dental and industrial manufacturing markets. In late 1995, ADT and Texas Air entered into the Agreement. If the Merger is completed, Texas Air will become a wholly owned subsidiary of ADT.

     ADT sells its products primarily through independent distributors. The major markets have been Europe, certain Asian and Pacific countries, and the United States. ADT utilizes two major distribution groups in Germany, Dental Liga GmbH ("Dental Liga") and Orbis High Tech Dental GmbH ("OHT"). Since 1993, ADT has had a business relationship with Denics Co., Ltd. ("Denics") for the manufacture, sale and distribution of ADT products in Japan and certain Asian and Pacific markets. Since July 1993, Patterson Dental Company of Minneapolis, Minnesota ("Patterson"), has been ADT's primary distributor of the KCP in the United States.

PRODUCTS

KCP Kinetic Cavity Preparation Systems

     In the last quarter of 1994, ADT introduced a next generation kinetic cavity preparation system, the KCP 1000 "whisperjet", which has become ADT's primary air abrasive product. ADT had marketed the KCP 2000, which was introduced in 1992. ADT's kinetic cavity preparation ("KCP") products remove tooth decay and tooth structure, including enamel, by means of a narrow stream of minute particles of alpha alumina propelled at high velocity by compressed air and delivered to the tooth via a lightweight handpiece. The KCP shapes restoration sites, removes old composites and modifies underlying hard tissue, often eliminating the need for acid etching, while increasing bond strength.
It is also used for sealant preparations, stain removal and intraoral porcelain removal and repair. The KCP can often be used in place of a drill and may be used in many cases without anesthesia. The dentist controls the cutting speed by selecting particle size (27 or 50 micron) and air pressure (80 psi to 160 psi) with touch pads on a control panel.  The air abrasive stream is activated
by a foot pedal.   The KCP is contained in a movable cabinet the size of a
medium suitcase and plugs into a standard electrical outlet.

     The KCP is best used in conjunction with modern tooth-colored composite restoration materials. It is not usually recommended for removing large amalgam fillings. The precision of the KCP and the manner in which it prepares surfaces for restorations allow for earlier treatment of decay and less destruction of the tooth while restoring it. In many cases, the KCP may be used without anesthesia, allowing a dentist to treat teeth in different quadrants of the mouth during a single visit. This is generally not possible when conventional instruments and anesthesia are used.

     The KCP is sold primarily in Europe, the United States, and certain Asian and Pacific markets. The KCP represented approximately 49%, 31% and 64% of ADT's total revenues in 1995, 1994 and 1993, respectively.

     In August 1995, ADT began marketing a Plasma Arc Curing System ("PAC") as an accessory to its KCP 1000. The PAC utilizes a high intensity light source to rapidly cure composite fillings. Curing occurs in five to ten seconds, or at least twice as fast as most conventional curing lights. The KCP 1000 PAC combines an air abrasive cavity preparation system together with a composite curing light in a single instrument. This allows dentists to efficiently switch from cavity preparation to curing. ADT began filling orders for the KCP 1000 PAC during the fourth quarter of 1995.

Nd:YAG Dental Lasers

     PulseMaster - The PulseMaster is ADT's primary laser product line. PulseMasters are neodymium yttrium-aluminum-garnet (Nd:YAG) lasers that deliver pulses of laser energy through a flexible fiber optic delivery system that can reach into difficult recesses of the mouth. Depending upon the model, PulseMasters can deliver a 100-microsecond energy pulse at rates varying from 10 to 200 times per second. Various models deliver a maximum of up to three, six and ten watts of average power. Each PulseMaster is contained in a movable cabinet the size of a medium suitcase, weighs approximately 85 pounds and plugs into a standard electrical outlet. PulseMasters represented approximately 47%, 42% and 16% of ADT's total revenues in 1995, 1994 and 1993, respectively.

     dLase 300 - The dLase 300, an earlier generation Nd:YAG laser, was discontinued in 1994. ADT markets an upgrade for the dLase 300's already in service. Utilizing new PulseMaster technology, the dLase 300 Plus upgrade changes the dLase 300 to a laser with a pulse delivery rate of 10 to 80 pulses per second and a maximum power output of five watts.

     ADT's dental lasers, components and accessories are sold primarily in Europe, certain Asian and Pacific markets, and the United States. Lasers represented approximately 47%, 46% and 29% of ADT's total revenues during 1995, 1994 and 1993, respectively.

     ADT believes one important feature of its Nd:YAG dental lasers is their ability to help reduce the pain associated with the procedures for which they are used. Additionally, because the laser is more precise than standard dental instruments, its use results in less cellular destruction. The laser minimizes bleeding during soft tissue surgery, creating a cleaner field in which to operate and eliminating time-consuming removal of blood from the operative site. The laser also reduces the risk of post-operative infection.

     ADT's dental lasers are used for both soft tissue and hard tissue applications. Soft tissue procedures include removing excess or diseased gum tissue, contouring gums, performing biopsies, preparing gums for crown and bridge impressions, trimming the gums to fit crowns and bridges, treating gum disease and for hemostasis (control of bleeding). Hard tissue applications include removing early decay from teeth, etching, removing stains, increasing hardness of dentin, and desensitizing and anesthetizing teeth. ADT has not received clearance from the U.S. Food & Drug Administration ("FDA") to market dental lasers in the United States for any hard tissue application, but does market these instruments in certain other countries for such purposes. See "Information About ADT -- Governmental Regulation."

MARKETING, SALES AND TRAINING

General

     ADT markets its products to both general dental practitioners and certain dental specialists primarily through independent distributors and, to a lesser extent, through its own direct sales force. Primary markets have been and are expected to be Europe, certain Asian and Pacific markets and the United States.

     ADT's products are marketed in Europe through dental distribution groups in various countries. Dental Liga, a major German dental distribution group has been a major purchaser of ADT's products for several years. In February 1996, ADT finalized a two-year distribution agreement with OHT, one of the largest dental distribution groups in Germany, to sell private label dental lasers and KCP systems to OHT. OHT is expected to purchase approximately $3.6 million of products from ADT each year.

     ADT's products are marketed in Japan and certain other Asian and Pacific markets by Denics. In June 1993, ADT agreed with Denics to form a joint venture for distribution of dental products which has been delayed until March 1997. However, Denics continues to market ADT's products and has placed an order for approximately $5,000,000 in 1996.

     Since July 1993, Patterson has been ADT's primary United States distributor of the KCP. With 82 offices coast to coast, Patterson is the largest dental distributor in the United States. Patterson uses its distribution network to provide sales leads, shipping, installation and technical service support for the KCP. ADT and Patterson work cooperatively to develop prospects and close sales.

     The loss of ADT's relationship with any of these distributors or the failure of Denics to meet its purchase commitments, could have a material adverse effect on ADT's business.

Installation, Training and Service

     Because ADT's products represent new approaches to dentistry, installation and training are considered to be significant aspects of its marketing efforts. Shortly after any purchase, ADT, or the selling distributor, installs the product, verifies that it is in proper working order and provides training.
ADT also encourages each purchaser to participate in ongoing continuing education regarding the use of ADT's dental products and endeavors to share new developments as soon as reliable scientific support has been established.

     ADT or its suppliers generally provide warranty service for ADT's products in the United States. To service its products, ADT has two full-time service employees in the United States. It also has service arrangements with independent distributors and equipment repair companies for products in other markets. If such arrangements are unavailable, certain of ADT's sales personnel are trained to make minor service repairs. To date, ADT has not experienced significant service problems. Generally, the warranty for lasers is one year on the dental laser system and 60 days on the optic fiber, and the warranty for a KCP is one year.

Support of Educational Activities

     Because ADT's products represent a new approach to dentistry, ADT believes a substantial effort is required to educate dentists regarding the advantages of its technology. During 1995, 1994 and 1993, ADT incurred approximately $57,000, $254,350 and $56,000, respectively, to support educational activities relating to the use of its products.

     Dr. Terry Myers, ADT's Director of Education and Training, is the executive director of The Institute for Advanced Dental Technologies, formerly The Institute for Laser Dentistry (the "Institute"). The Institute was originally founded to advance the professional understanding of laser dentistry. Under the auspices of the Institute, Dr. Myers lectures at dental meetings and institutions throughout the world and publishes professional papers and articles. The Institute also supervises the training of clinical instructors, provides clinical instructors to lead educational programs and evaluates developments in dental technology.

     Important educational activities include the Institute's clinical training seminars on the fundamentals of laser dentistry, educational courses on air abrasive cavity preparation and enamel and dentin modification, and regional continuing education programs on both dental laser and air abrasive technologies. Generally the programs are open to any interested dental professional, taught by practicing dentists and others qualified by the Institute as instructors and held either in the instructors' dental offices or at a local hotel. Programs may last as long as two and one-half days or just for an evening. At a laser seminar, the instructor lectures on laser physics, tissue interaction and safety, clinical applications and limitations, and demonstrates clinical procedures that the individual clinical instructor selects. At an air abrasive course, the instructor lectures on the advantages, clinical applications and limitations of air abrasive technology in operative dentistry, and demonstrates clinical procedures using the KCP. ADT supports these programs by providing financial support to the Institute, soliciting enrollments and assisting in the preparation of course materials. Following the completion of the program, an ADT sales representative is typically available to answer questions concerning ADT's products.

     Another important activity is the Institute's involvement in the formulation and adoption of nationally and internationally recognized dental laser educational standards. The Institute works closely with the Academy of Laser Dentistry (the "Academy"), a non-profit professional organization for the advancement of dental lasers. The Institute is one of the few organizations recognized by the Academy as qualified to conduct dental laser educational courses recommended by the Academy.

     The Institute is also designated as a nationally approved sponsor by the Academy of General Dentistry. The formal continuing education programs of the Institute are accepted by the Academy of General Dentistry for Fellowship/Mastership credit. The current term of approval extends from January 1, 1993 to September 30, 1996. In addition, the Institute is an American Dental Association Continuing Education Recognition Program recognized provider.

COMPETITION

     In general, ADT's products are subject to intense competition, both from other advanced dental technology companies and from makers of conventional dental equipment. ADT believes there are approximately six to eight competing companies which presently offer Nd:YAG, argon, erbium, holmium or CO2 lasers for use in dentistry. In April 1993, ADT's former laser supplier announced plans to manufacture and sell an air abrasive cavity preparation system for less than the price of the KCP and began selling such a system in May 1994. See "Information About ADT -- Legal Proceedings." In January 1995, another company began selling an industrial type air abrasive system for use in dentistry. Several other companies have announced plans to market dental air abrasive systems. While ADT believes its products are competitive in terms of capabilities, quality and price, competition has, and may in the future, adversely affect ADT's business.

     ADT's KCP, PAC and PulseMaster products must also compete with conventional treatment methods using dental instruments or equipment which are generally less expensive and with which dentists are more familiar.

     Many of these competing manufacturers and suppliers may have greater resources than ADT. ADT's competitive position is dependent upon its pricing and marketing practices, its ability to make ongoing improvements in its existing products, to develop new products, and to successfully promote the treatment benefits of its products.

PATENTS

     ADT believes its patents provide a competitive advantage in those countries where they have been issued. In the United States, ADT has method patents covering the majority of dental applications for which pulsed lasers are used. ADT also believes its air abrasive technology patents and patent rights provide a proprietary means to utilize that technology in dentistry. For patents in force or applications on file on or before June 8, 1995, the initial life of each patent is 17 years. For applications filed after June 8, 1995, the initial term of any patent issued is 20 years from the first effective filing date of the application.

Laser

     ADT owns the following United States patents related to dental lasers. These patents cover methods of performing dental procedures with a pulsed laser, dental laser assembly systems, and a disposable dental laser handpiece.


                      DESCRIPTION                        PATENT NUMBER  ISSUE DATE
- -------------------------------------------------------  -------------  ----------
Removing stains and incipient carious lesions (decay)        4,521,194    06/04/85
Removing tooth decay and removing intraoral soft tissue      4,818,230    04/04/89
Performing root canal and apicoectomy procedures             4,940,411    07/10/90
Desensitizing and anesthetizing teeth                        5,055,048    10/08/91
Etching dentin                                               5,122,060    06/16/92
Etching enamel                                               5,123,845    06/23/92
Sealing openings in roots of teeth                           5,180,304    01/19/93
Dual dental laser assembly                                   5,207,576    05/04/93
Disposable dental laser handpiece                            5,228,852    07/20/93
Sterilizing and closing accessory tooth canals               5,232,367    08/03/93
Holmium and Erbium doped lasers for dentistry                5,257,935    11/02/93
Merging hydroxyapitite to teeth or bone                      5,275,564    01/04/94
Erbium doped YAG laser delivery system                       5,310,344    05/10/94
Enlarging and shaping a root canal                           5,324,200    06/28/94
Holmium and Erbium doped lasers for dentistry                5,342,198    08/30/94
Intracavity modulated pulsed laser with a variable
 controllable modulation frequency                           5,390,204    02/14/95
Dual wave length dental laser                                5,507,739    04/16/96


     ADT has European, Australian and Canadian patents that cover holmium and erbium doped lasers with wavelengths between two and three microns. The European patent is effective in 10 European countries, including, Germany, France, Italy, the United Kingdom, the Netherlands, Sweden, Switzerland, Belgium, Austria and Luxembourg.

KCP

     ADT has the following five United States patents related to dental air abrasive systems and methods for using an air abrasive stream for dentistry like that employed in the KCP cavity preparation system.


                    Description                     Patent Number  Issue Date
  ------------------------------------------------  -------------  ----------
  Method for preparing tooth structure for bonding      5,275,561     1/01/94
  Dental treatment system                               5,330,354     7/19/94
  Combination dental air abrasive and laser system      5,334,016     8/02/94
  Dental air abrasive system                            5,334,019     8/02/94
  Dental treatment system                               5,350,299     9/27/94

     ADT also owns the exclusive rights to several United States patents covering proprietary technology which may be utilized in dental air abrasive cavity preparation systems, listed below:


                    Description                 Patent Number  Issue Date
      ----------------------------------------  -------------  ----------
      Tube flow shut-off                            4,635,897    01/13/87
      Particle feed device with reserve supply      4,708,534    11/24/87
      Abrasive jet machining                        4,733,503    03/29/88
      Abrasive jet machining                        4,893,440    01/16/90


SUPPLIERS AND MANUFACTURING

     In April 1992, ADT entered into an agreement with Texas Air and Ben J. Gallant to acquire all patents, patent applications, and other proprietary rights relating to air abrasive technology applications in dentistry in exchange for 166,120 shares of ADT restricted common stock and $340,000. In February 1993, ADT acquired the exclusive manufacturing rights for all dental air abrasive products from Texas Air in exchange for 165,975 shares of ADT restricted common stock. ADT also obtained the rights to patents, patent applications and other proprietary intellectual property from Ben J. Gallant, the president of Texas Air, in exchange for $160,000 and shares of ADT restricted common stock valued at $640,000. Subject to rights granted Denics, ADT owns exclusive worldwide distribution and manufacturing rights for KCP products. ADT has subcontracted to Texas Air, subject to performance, the right to manufacture the KCP for ADT on a specified formula price basis until 2003. ADT is obligated to meet certain minimum purchase commitments through 1996. If the contemplated Merger with Texas Air is consummated, the sub-contracting agreement will cease to exist and ADT's obligations thereunder will terminate. ADT currently obtains KCP's exclusively from Texas Air and the loss of ADT's relationship with Texas Air would have a material adverse effect on the business of ADT.

     KCP products are manufactured from parts, components and subassemblies obtained from a number of unaffiliated suppliers and/or fabricated internally by Texas Air at its Corpus Christi, Texas facility. Although most of the parts and components used in the KCP are available from multiple sources, Texas Air presently obtains several parts and components from single sources. Lack of availability of certain parts and components could result in production delays.

     ADT manufactures dental lasers at its San Carlos, California facility. Research and development, prototype production, testing activities, assembly, manufacturing, and service take place at the San Carlos facility. ADT manufactures its dental laser systems from parts, components and subassemblies obtained from a number of unaffiliated suppliers. Although all the parts and components used by ADT are available from multiple sources, ADT presently obtains several parts and components from single sources to obtain quantity discounts. Lack of availability of certain parts and components could result in production delays.

RESEARCH AND DEVELOPMENT

     Basic research and development related to ADT's dental products has in the past been performed by suppliers under agreements with ADT and was partially funded by ADT. The Incisive and Texas Air acquisitions provided and will provide ADT direct development capabilities. In the future, ADT will generally conduct its own research and development activities. ADT also continues to work with various domestic and international dental schools and researchers to analyze dental applications, product enhancements and complimentary products.

     ADT's research and development expenditures for 1995, 1994 and 1993 were $784,319, $1,194,468 and $274,102, respectively. ADT's current research and development efforts are focused on new and expanded applications for the laser and KCP in dentistry, enhanced laser technology, and potential complimentary products for the dental market.

GOVERNMENTAL REGULATION

     ADT's products are subject to significant governmental regulation in the United States and certain other countries. In order to conduct clinical tests and to market products for therapeutic use, ADT must comply with procedures and standards established by the FDA and comparable state and foreign regulatory agencies. Changes in existing regulations or adoption of additional regulations may adversely affect ADT's ability to market its existing products or to market enhanced or new products.

United States Regulatory Requirements

     The FDA grants clearance to market through two methods. One method is a pre-market notification filing under Section 510(k) of the Food, Drug and Cosmetic Act (the "Act"), in which applicants must prove that the device for which clearance is sought is substantially equivalent to devices already cleared by the FDA or devices in the market prior to enactment of the Medical Device Amendments Act of 1976. A 510(k) clearance, if granted, commonly requires about 180 days.

     The other method of clearance is a pre-market approval ("PMA"). Under the PMA method, the applicant normally must obtain an Investigational Device Exemption ("IDE") or a waiver thereof before beginning the substantial clinical testing on humans required to establish the safety and efficacy of the product. Obtaining a PMA may take several years or may never be granted.

     The Act also regulates the labeling, manufacturing practices, record keeping and reporting of manufacturers and sellers of products subject to it. The regulation of labeling extends to any promotional activities sponsored, or marketing materials distributed, by or on behalf of the manufacturer or seller. Generally, such regulation does not extend to legitimate scientific inquiry or education, even if assisted by a manufacturer or seller. The distinction between labeling under the Act and inquiry or education is often difficult to determine. ADT believes it is in compliance with the Act. A determination by the FDA that a manufacturer or seller is in violation of the Act may result in administrative, civil, or criminal actions against it. Such actions, if successful, may result in an agreement or order terminating applications, delays in the processing of pending IDE, 510(k) and PMA applications, as well as fines and civil penalties.

     ADT is also subject to regulation under the Radiation Control for Health and Safety Act administered by the FDA, which requires various warning labels on each laser sold to an end-user. The FDA is empowered to seek fines and other remedies for violations of the regulatory requirements.

     FDA clearance to market the KCP for hard-tissue applications was granted under a 510(k) application in late 1992. Since the instrument is intended only for hard tissue procedures, no further need for clearance is anticipated. Material changes to the KCP affecting safety or efficacy may, however, require further FDA clearance. The FDA granted 510(k) clearance to market the PulseMaster and dLase 300 dental lasers for soft-tissue procedures in December 1992 and May 1990, respectively.

     ADT filed for and in 1994 received an IDE from the FDA to conduct clinical trials using ADT's lasers for the treatment of certain kinds of tooth decay. Depending upon the results of these clinical trials, ADT anticipates it will file a PMA application by the third quarter of 1996. In February 1996, the FDA's Dental Products Panel refused to approve a similar PMA application of a competitor. When or whether the FDA will grant marketing clearance for such procedures is unknown.

     Certain of ADT's competitors have applied to the FDA to market Nd:YAG and other lasers for various other hard tissue procedures. While the status of these other PMA applications is unknown, ADT believes receipt of FDA clearance for hard tissue procedures by competitors might adversely affect ADT's domestic laser sales.

Foreign Regulatory Requirements

     The KCP has been granted Germany's TuV approval, which is recognized by most European countries, and it may be sold in Germany and many other European markets. Approval to market the device in Japan is being sought. ADT's dental lasers comply with government regulations in most major countries in Europe, Asia, the Pacific, and North and South America and are marketed for both hard and soft tissue applications, except in Japan, where (as in the United States) they have not been cleared for hard-tissue procedures. Additional foreign authorizations to market the PulseMaster lasers and KCP are being sought where needed. In some of ADT's markets, approvals are not difficult to obtain and in others, no approval is required. Regulation of medical devices in other countries varies between countries such as Japan, which has standards similar to the FDA, to countries which have no regulations. Regulation of medical devices in other countries is also subject to change and there can be no assurance ADT will continue to be able to comply with such requirements.

PRODUCT LIABILITY EXPOSURE

     ADT's business involves the inherent risk of product liability claims. If such claims arise, they could have an adverse effect on ADT. ADT currently maintains product liability insurance on a "claims made" basis with coverage per occurrence and in the aggregate annually of $3,000,000 in North America and $2,000,000 in all other areas. There is no assurance that such coverage will be sufficient to protect ADT from all risks to which it may be subject or that product liability insurance will be available at a reasonable cost, if at all, in the future.

FOREIGN OPERATIONS

     See "American Dental Technologies, Inc. Notes to Financial Statements,
Note 7."

EMPLOYEES

     On March 25, 1996, ADT had 48 full-time employees and 3 part-time employees. Of these employees, 19 were engaged in direct sales and marketing activities and 12 in manufacturing activities. The remaining employees are in finance, administration, customer service, and research and development. ADT has no collective bargaining agreements with any unions and believes that its overall relations with its employees are good.

DESCRIPTION OF PROPERTIES

     ADT's principal executive offices are located at 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034, where the company has leased approximately 5,000 square feet under a three-year lease which expires in April 1998. ADT's laser manufacturing facility is located at 125 Shoreway Road, Suite 3000, San Carlos, California 94070, where ADT occupies approximately 8,700 square feet under a lease which expires in November 1997.

LEGAL PROCEEDINGS

     Sunrise Technologies International, Inc. ("Sunrise"), ADT's former laser supplier, initiated a lawsuit in the Alameda County Superior Court on October 18, 1993, claiming ADT breached the parties' February 1993 settlement agreement by failing to accept and pay for certain dental lasers, claims which ADT denied. On July 28, 1995, an Alameda Superior Court jury in Oakland California, returned a $728,707 verdict against ADT. ADT had requested that the jury award it money damages because Sunrise breached the settlement agreement, engaged in unfair and deceptive business practices and interfered with certain of ADT's business relationships. ADT believes the jury's deliberations were adversely affected by a ruling which erroneously precluded jury consideration of ADT's claims. On October 17, 1995 the trial judge denied ADT's motion for a new trial. The trial judge also reduced Sunrise's request for attorney fees and costs by 25% and awarded Sunrise $211,471 for such fees. In November 1995, ADT deposited approximately $1,410,000 with the court to stay execution and is vigorously pursuing an appeal. ADT is unable to estimate the amount of any potential gain or loss that may ultimately result, if any.

     On May 2, 1994, Sunrise and Danville Engineering, Inc. ("Danville") filed two lawsuits against ADT in the United States District Court for the Northern District of California. One suit challenges four patents covering proprietary air abrasive technology and the parties have agreed that the lawsuit will likely be dismissed, without prejudice. The other suit challenges ADT's patent on preparing tooth structure for bonding using an air abrasive stream. The complaint seeks declaratory findings that Sunrise and Danville are not infringing the patent and that the patent is invalid. ADT believes the patent is valid and is vigorously defending the action. ADT has asserted that Sunrise and Danville are infringing this bonding patent. Trial has been scheduled for April 1997. While it cannot predict the outcome of this action, management believes that the ultimate result will not have a material adverse effect on ADT's business.

     On October 14, 1994, ADT filed a lawsuit against Sunrise, Danville, Meer Dental, Sullivan Dental Products, Inc. and Benco Dental Supply Co. (the "defendants") in the United States District Court for the Eastern District of Michigan, Southern Division. ADT asserts the defendants are infringing U.S. patent number 5,330,354, an ADT patent that covers dental air abrasive systems, like its KCP. In May 1994, the defendants began selling an air abrasive system similar to the KCP. ADT is seeking money damages and an injunction to prevent the defendants from selling infringing products. In May 1995, the case was transferred to the United States District Court for the Northern District of California and Benco Dental Supply Co. was dismissed from the case. The case has been consolidated with the pending patent action referred to above. Trial has been scheduled for April 1997. Discovery is incomplete and ADT is unable to estimate the amount of potential gain or loss that may result, if any.

     A lawsuit by Dr. Robert Cameron and certain other dentists alleging misrepresentations as to the use of ADT's dLase 300 for certain dental procedures pending in the United States District Court for the Eastern District of Michigan, Southern Division, was settled in December 1995. In April 1996, the case was dismissed with prejudice and ADT released from all claims. The specific terms of the settlement are confidential.

     Other cases have arisen in the normal course of business and are not expected to have any material effect on ADT.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF ADT'S FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The information herein should be read and considered in conjunction with ADT's financial statements and related notes which appear elsewhere in this Joint Proxy Statement/Prospectus.

Results of Operations for the Years Ended December 31, 1995, 1994 and 1993

     For the year ended December 31, 1995, ADT's net sales increased 19% compared to 1994. Sales in 1994 increased 5% compared to 1993.

     The sales increase in 1995 is due primarily to an approximately 95% increase in the volume of KCPs sold compared to the same period for 1994 after ADT introduced a new model air abrasive unit, the KCP 1000 whisperjet, in the fourth quarter of 1994. ADT's laser product sales volumes increased 26% for 1995 over 1994, after ADT introduced a new lower cost laser in the fourth quarter of 1994, the PulseMaster 600 LE. The increase in KCP and laser volumes in 1995 was partially offset by a 14% decrease in the average price of lasers sold.

     ADT's management believes that the sales growth and profitability anticipated from its laser product line will require broader market acceptance of laser products in general, increased market share, additional regulatory approvals and additional cost reductions. ADT is continuing its efforts to obtain additional regulatory approvals in the United States and Japan and to increase ADT's market share to improve laser sales growth and to achieve profitability in the laser product line.

     In February 1996, ADT signed distribution agreements with two significant distributors. Although there can be no assurances, ADT anticipates sales will improve in 1996, primarily resulting from improved sales through these distributors of the KCP 1000 whisperjet and the PulseMaster 600 LE laser in Europe and the Pacific Rim. The foregoing statement is a "forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, the failure of distributors to meet purchase commitments, the loss of distributor relationships, the failure to receive necessary regulatory approvals, and the negative effects of competition on prices and sales volumes.

     The increase in net sales in 1994 is primarily due to a 99% increase in the volume of lasers sold, primarily PulseMasters. PulseMaster sales in 1994 increased following regulatory approval in Germany in October 1993 and distribution into the Asian and Pacific markets, which began in 1994. Until regulatory approval for distribution in Germany was obtained in October 1993, PulseMaster sales had been limited. The volume of PulseMaster sales increased in 1994 due in part to a 20% reduction in the average selling price.

     The overall sales increase in 1994 was partially offset by a 47% decline in the volume of KCP's sold. The decrease in KCP sales resulted from distributor inventory adjustments in the third and fourth quarters, primarily in the United States, in anticipation of the introduction of ADT's next generation air abrasive product, the KCP 1000 whisperjet. KCP sales were also lower because a former supplier announced introduction of a competing air abrasive system in April 1993, which came on the market in May 1994.

     Gross profit as a percentage of net sales was 47% for the year ended December 31, 1995, compared to 42% in 1994 and 43% in 1993. The increase in gross profit as a percentage of sales for 1995 relates primarily to the reduced cost of KCP's purchased from Texas Air. On September 30, 1994, ADT entered into an agreement with Texas Air to extend the term of an existing manufacturing rights agreement for air abrasive products. In exchange, Texas Air reduced its price on products sold to ADT. Gross profit as a percentage of net sales for 1994 was lower than 1993 primarily because of a valuation adjustment of approximately $600,000 related to the KCP 2000 inventory, which was offset almost entirely by laser manufacturing margins attained through the acquisition of Incisive in December 1993. Management expects that future sales of the KCP 2000 will not generate profits, due to the valuation adjustment. ADT also decreased the average selling price on the PulseMaster by approximately 20% in 1994.

     Selling, general and administrative expenses were $6,956,223 in 1995, $7,959,631 in 1994, and $9,314,059 in 1993. The declines in 1995 and 1994 are primarily due to reductions in: leased facilities; services from outside professionals; insurance; and other general expenses. During 1995, ADT incurred expenses of approximately $700,000 related to selling and marketing incentive programs for the introduction of the new products. Pursuant to its agreement, Texas Air shared research and development, legal, and marketing expenses of approximately $895,000 in 1995. Part of the decrease in 1994 was the reversal of a compensation expense recognized in 1993 related to a rescinded common stock grant on March 28, 1994. Although expenses have been reduced significantly, ADT remains committed to controlling costs.

     Research and development expenses were $784,319 in 1995, $1,194,468 in 1994, and $274,102 in 1993. The decrease in 1995 primarily relates to a sharing of such expenses with Texas Air. The increase in 1994 is primarily related to development of new products by ADT's manufacturing subsidiary, which generated 75% of the research and development expense during 1994. In addition, in 1994 and 1995, ADT increased support for clinical research and training in various areas of laser and air abrasive dentistry, which had been reduced in 1993 as a cost savings measure.

     A securities class action settlement was entered into in December 1993 and finalized in February 1994, following notice to the class members. Under the terms of the settlement, ADT was not required to make any cash payment. However, ADT issued 761,906 shares of ADT Common Stock to certain present and former officers and directors named in the suit as reimbursement for $2,000,000 contributed to the settlement on behalf of ADT. ADT recognized $2,000,000 of expense in the fourth quarter of 1993 related to the settlement.

     Related party royalty income is derived from the sale of laser products by Denics, ADT's distributor for Japan and certain Asian and Pacific markets. Denics began manufacturing dental lasers in the third quarter of 1994, and pursuant to its agreements, ADT earns a royalty when such units are sold. Management is anticipating that in 1996, Denics will purchase products directly from ADT rather than manufacturing them, which will result in a significant reduction in royalty income, but will increase sales to the Pacific Rim market.

     Interest expense was $110,415 in 1995, $49,518 in 1994 and $34,139 in
1993. The increase in 1995 is related to interest expense on the $1,500,000 note payable to Texas Air, with interest at prime (8.5% at December 31, 1995).

Results of Operations for the Three Months Ended March 31, 1996 and 1995

     For the three month period ended March 31, 1996, ADT's net sales increased 20% compared to the same period in 1995. This increase in net sales is primarily due to a 31% increase in the volume of KCP's sold and a 13% increase in the volume of lasers sold. This was partially offset by an 11% decrease in the average selling price for the KCP 1000 whisperjet.

     Management believes that the sales growth and profitability anticipated from its PulseMaster laser product line will require broader market acceptance of laser products in general, increased market share, additional regulatory approvals and additional cost reductions. ADT is continuing its efforts to obtain additional regulatory approvals in the United States and Japan and to increase ADT's market share to improve laser sales growth and to achieve profitability in the laser product line.

     In February 1996, ADT signed distribution agreements with two significant distributors. Although there can be no assurances, ADT anticipates sales will improve in 1996, primarily resulting from improved sales through these distributors of the KCP 1000 whisperjet and the PulseMaster 600 LE laser in Europe and the Pacific Rim. The foregoing statement is a "forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, the failure of distributors to meet purchase commitments, the loss of distributor relationships, the failure to receive necessary regulatory approvals, and the negative effects of competition on prices and sales volumes.

     Gross profit as a percentage of net sales for the three month period ended March 31, 1996 was 46% compared to 50% for the same period in 1995. The decrease in gross profit as a percentage of net sales is due to an increase in sales of lower margin products and the decrease in the average selling price of the KCP 1000 whisperjet.

     Selling, general and administrative expenses decreased $256,000 or 13% for the three months ended March 31, 1996 compared to the same period in 1995. The decrease is primarily due to reductions in legal, bad debt and depreciation
expenses.   Research and development expenses for the three months ended March
31, 1996 were consistent with the period ended March 31, 1995.

     Related party royalty income is derived from the sale of products by Denics Co., Ltd. ("Denics"), ADT's distributor in Japan and certain
Asian and Pacific markets. There was no related party royalty income for the period ended March 31, 1996 because Denics purchased products directly from ADT. Related party royalty income was $171,000 for the period ended March 31, 1995. Denics manufactured dental lasers in the third quarter of 1994 through 1995, and pursuant to its agreements, ADT earned a royalty on units sold in Japan and certain Asian and Pacific markets. Management expects that during the remainder of 1996, Denics will continue to purchase products directly from ADT rather than manufacturing them, which will result in a significant reduction in royalty income, but sales and gross profits to the Pacific Rim market will increase.

Proposed Business Combination

     In November 1995, ADT entered into the Agreement with Texas Air, which develops and manufactures air abrasive products for the dental and industrial manufacturing markets. Texas Air is ADT's sole supplier of air abrasive products and ADT's purchases from Texas Air represent a significant portion of Texas Air's sales. If the Merger is approved, ADT will acquire all of Texas Air's outstanding stock in exchange for 11,429,775 shares of ADT's Common Stock and Merger Warrants to purchase 6,996,919 additional shares of ADT Common Stock. ADT intends to account for the Merger as a purchase. Upon completion of the Merger with Texas Air, ADT expects to benefit from improved gross margins and cash flow from the manufacturing operations. The foregoing statement is a "forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, ADT's ability to successfully integrate Texas Air's business into ADT and to retain key personnel.

Liquidity and Capital Resources for the Years Ended December 31, 1995 and 1994

     On August 7, 1995, ADT obtained a $1,500,000 note from Texas Air with interest payable at prime (8.5% at December 31, 1995). Interest is due on a quarterly basis and a principal payment of $200,000 is due May 1, 1996, with the balance due on August 1, 1996. Approximately $1,410,000 of the loan was deposited with the court in October 1995, to stay enforcement of a judgment against ADT in the Alameda Superior Court, Oakland, California while ADT pursues an appeal of the judgment. ADT's obligations are secured by a pledge of all the company's assets.

     In July 1995 ADT received $800,000 when it completed a private placement transaction with Dr. William D. Myers, the Chairman of the Board, and two principal stockholders. ADT issued these investors 888,888 shares of ADT Common Stock together with non-transferable warrants to acquire 1,777,776 additional shares of ADT Common Stock at exercise prices ranging from $1.75 to $2.00 per share, exercisable on or before July 7, 1998. Simultaneously, the exercise date on existing ADT Common Stock purchase warrants held by these same stockholders was extended from April 21, 1996 to April 21, 1998. In August 1995, ADT canceled existing Common Stock purchase warrants held by these same stockholders at exercise prices ranging from $1.75 to $2.00 and reissued the warrants at an exercise price of $1.00 per share.

     ADT has a $1,000,000 note payable to Denics, with interest at 3% above the discount rate in Japan (0.5% at December 31, 1995). As of December 31, 1995, $800,000 was outstanding. Borrowings are being repaid in annual installments of principal of $200,000 over a five year period which began in June 1995. Borrowings are secured by an assignment of ADT's Japanese patent rights and related technologies.

     In September 1994, ADT entered into an agreement with Texas Air extending the term of the exclusive manufacturing agreement for air abrasive products through 2003, in exchange for Texas Air reducing its price on products sold to ADT. Additionally, Texas Air increased ADT's credit limit to $1,500,000 for purchases of inventory. At December 31, 1995, $792,000 was outstanding. ADT's obligations to Texas Air are secured by a pledge of ADT's air abrasive patent rights. ADT has a minimum purchase commitment of approximately $1,650,000 for 1996 and no purchase commitments thereafter.

     ADT's operating activities provided $124,255 in cash resources in 1995, compared to $4,661,670 used in 1994. The difference in cash provided by operations in 1995 compared to cash used by operations in 1994 is primarily due to increased sales and improved results from operations. The increase in accounts receivable in 1994 is due principally to sales of the new KCP 1000, which began in November 1994. Finished goods inventory at December 31, 1995 was higher due to a large December order to be shipped in January 1996. Overall, due to cash flow constraints from operations, ADT has closely monitored inventory levels, significantly reduced its selling, general and administrative expenses and managed its payments to suppliers and others providing goods and services to ADT to preserve cash resources. Investing activities in 1995 include use of approximately $1,410,000 as a deposit related to litigation (see "Information About ADT -- Legal Proceedings").

     ADT's deferred tax assets of $10,074,000 at December 31, 1995, including the tax effects of $22,500,000 of net operating loss carryforwards ("NOL's"), have been fully reserved. The NOL's expire from 2006 through 2010. Deferred tax assets at December 31, 1995, represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. The NOL's and deductible temporary differences are both available to offset future taxable income.

     ADT has a working capital deficit of $1,437,290 at December 31, 1995 compared to working capital of $12,504 at December 31, 1994. The decrease in working capital resulted from proceeds of the $1,500,000 note payable being utilized for non-current assets, primarily deposits of $1,410,000 and prepaid foreign taxes of $225,000.

     Management believes it has taken steps to strengthen ADT's financial position and improve its cash flow by entering into the Agreement to merge with Texas Air and continuing efforts to expand sales; control selling, general and administrative expenses; and obtain additional financing. Upon completion of the Merger with Texas Air, ADT expects to benefit from improved gross margins
and cash flow from the manufacturing operations.   The foregoing statement is a
"forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, ADT's ability to successfully integrate Texas Air's business into ADT and to retain key personnel.

     Sales thus far in 1996 are in line with ADT's business plan and management expects that trend to continue. Although there can be no assurances, ADT anticipates sales will improve in 1996, primarily resulting from sales of the KCP 1000 whisperjet and the PulseMaster 600 LE laser. In February 1996, ADT signed distribution agreements for lasers and KCP products with two significant distributors. Purchases under these agreements are expected to aggregate approximately $8,600,000 in 1996. Management expects the improved sales to be primarily in Europe and the Pacific Rim. The foregoing statements in this paragraph are "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to uncertainties. Such uncertainties include, without limitation, the failure of distributors to meet purchase commitments, the loss of distributor relationships, the failure to receive necessary regulatory approvals and the negative effects of competition on prices and sales volumes.

Liquidity and Capital Resources for the Three Months Ended March 31, 1996 and
1995

     On August 7, 1995, ADT obtained a $1,500,000 note from Texas Air with interest payable at prime (8.25% at March 31, 1996). Interest is due on a quarterly basis and a principal payment of $200,000 is due May 1, 1996, with the balance due on August 1, 1996, unless extended. Approximately $1,410,000 of the loan was deposited with the court in October 1995, to stay enforcement of a judgment against ADT in the Alameda Superior Court, Oakland, California while ADT pursues an appeal of the judgment. ADT's obligations are secured by a pledge of all its assets.

     ADT has a $1,000,000 note payable to Denics, with interest at 3% above the discount rate in Japan (0.5% at March 31, 1996). As of March 31, 1996, $800,000 was outstanding. Borrowings are being repaid in annual principal installments of $200,000 over a five year period which began in June 1995. Borrowings are secured by an assignment of ADT's Japanese patents and related technologies.

     ADT's operating activities used $478,120 in cash resources during the three month period ended March 31, 1996, compared to generating $348,081 in the same period of 1995. The use of cash resources during the period ended March 31, 1996 is principally due to a $1,347,173 increase in accounts receivable which resulted primarily from higher sales, and a reduction in other accrued liabilities, primarily customer deposits of approximately $450,000; partially offset by net income of $448,310 and a $524,633 decrease in inventories.

     ADT has a working capital deficit of $953,781 at March 31, 1996 compared to a working capital deficit of $1,437,290 at December 31, 1995. The improvement in the deficit is a result of net income of $448,310 for the three month period ended March 31, 1996. The deficit is due primarily to use of the $1,500,000 note payable for non-current assets, primarily a deposit of $1,410,000 and prepaid foreign taxes of $300,000.

     Management believes it has taken steps to strengthen its financial position and improve its cash flow by entering into an agreement to merge with Texas Air and its continuing efforts to expand sales; control selling, general and administrative expenses; and obtain additional financing. Upon completion of the proposed merger with Texas Air, ADT expects to benefit from improved
gross margins and cash flow from the manufacturing operations.   The foregoing
statement is a "forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, ADT's ability to successfully integrate Texas Air's business into ADT and to retain key personnel.

     Sales thus far in 1996 are in line with ADT's business plan and management expects that trend to continue. Although there can be no assurances, ADT anticipates sales will improve in 1996 compared to 1995, primarily resulting from sales of the KCP 1000 whisperjet and the PulseMaster 600 LE laser. In February 1996, ADT signed distribution agreements for lasers and KCP products with two significant distributors. Purchases under these agreements are expected to aggregate approximately $8,600,000 in 1996. The foregoing statements in this paragraph are "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to uncertainties. Such uncertainties include, without limitation, the failure of distributors to meet purchase commitments, the loss of distributor relationships, the failure to receive necessary regulatory approvals and the negative effects of competition on prices and sales volumes.

     ADT believes, based upon its current business plan and completion of the proposed merger with Texas Air, that current cash resources and cash generated through operations should be sufficient to meet ADT's anticipated liquidity needs through 1996. However, unexpected sales reductions without a corresponding reduction in expenses or termination of the proposed merger with Texas Air, would create a need for additional working capital. ADT is continuing to pursue additional sources of financing to address its potential short and long-term cash needs, including without limitation, renegotiating existing debt and raising equity through a private placement.

                             ELECTION OF DIRECTORS

NOMINEES

     ADT's Certificate of Incorporation divides the directors into three classes, the terms of which expire as set forth below and in "Current Directors and Executive Officers of ADT." At each annual meeting, the stockholders of ADT elect to three-year terms directors to replace those directors whose terms expire at that annual meeting. Directors elected to fill vacancies serve the unexpired term remaining for directors being replaced. The term of office of each director being elected at this Annual Meeting will continue until the annual meeting specified below.

     The Board recommends a vote FOR William D. Myers and Ben J. Gallant, the nominees for election. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY WILL VOTE FOR THE ELECTION OF THE NOMINEES UNLESS ADT STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated, the persons named in such proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. If any nominees are substituted by the Board, the persons named in the accompanying form of proxy intend to vote for such nominees. Management of ADT is not aware of the existence of any circumstance which would render the nominees named hereunder unavailable for election. The nominees are currently directors of either ADT or Texas Air.


      NOMINEES FOR DIRECTORS - WITH TERMS EXPIRING IN 1999                            Year First
       Name, Principal, Occupation, Business Experience                                 Became
  During the Last Five Years and Other Current Directorships              Age          Director
  ----------------------------------------------------------              ---         ----------
WILLIAM D. MYERS, M.D., Incumbent/Nominee - Dr. Myers is one of
the founders of ADT and a co-inventor of the dLase 300.  He has been Chairman of the Board of ADT since January 1990.  Dr. Myers has been a practicing ophthalmologist for more than 20 years and
is the founder and director of the Michigan Eyecare Institute.             54           1990

BEN J. GALLANT, Nominee - Mr. Gallant, a founder of Texas Air, has served as a director and chairman of the board since that
company's inception in 1982.  He was elected president and chief executive officer in 1991, when Texas Air relocated its
headquarters from New Jersey to Corpus Christi, Texas.  Prior to their sale to Texas Air in 1993, Mr. Gallant held numerous patents and patents pending for air abrasive jet machining ("AJM")
technology.  He is chiefly responsible for the design and
development of ADT's KCP line and Texas Air's industrial product lines.  In 1974, using AJM technology, he developed the
"ProphyJet."  The ProphyJet and related technology was
subsequently acquired by Dentsply, Inc. which markets the
ProphyJet worldwide for dental prophylaxis.  Until its sale in
1992, he also owned Dynamic Chemicals International, Inc., a private chemical manufacturing and distribution company based in
Corpus Christi, Texas.                                                     62


POSSIBLE CHANGES  AND APPOINTMENTS TO ADT'S BOARD OF DIRECTORS

     ADT's Board of Directors (the "Board") currently consists of six directorships, two of which will be vacant as a result of resignations occurring in 1996. If the Merger is not approved, only Dr. William D. Myers will stand for election and any vacancies will be filled by Board appointment. The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT beneficially own approximately 57% of the outstanding ADT Common Stock. Such persons have advised ADT that they intend to vote all of the shares over which they have voting power in favor of the election of Mr. Gallant. Consequently, if such persons vote as indicated, approval is assured. Assuming the Merger is approved by the stockholders, the Board will be increased to nine members and it is anticipated the persons named below will be appointed by the Board to fill vacancies or, in the case of Mr. Gallant, to stand for election at the stockholders' meeting. Mr. Gallant has been nominated to serve as a director for a term expiring in 1999. The three persons described below would be appointed to fill the remaining vacancies. A ninth director may be appointed later but has not yet been identified. See "The Agreement -- Management After the Merger."

Wayne A. Johnson, II, age 47. Mr. Johnson has served as a director of Texas Air since 1984. Mr. Johnson is presently engaged in the private practice of law. From August 1994 to December 1995, Mr. Johnson served as a director and as vice president and general counsel of Racer Components, Inc. and Automotive Digital Systems, Inc., manufacturers and marketers of automotive specialty equipment. From October 1992 until August 1994, Mr. Johnson was operational manager and marketing director of King Sports, Inc., a broad based sports marketing company focusing primarily on the auto racing industry. In April 1992, Mr. Johnson formed and until September 1992, served as president and a director of Attorney's Cooperative Advertising, Inc., a television direct response marketing company. Mr. Johnson served as vice president-marketing of The Beneke Company, Inc., a public insurance adjusting firm from January 1991
until March 1992.   In 1989, Mr. Johnson left his Dallas, Texas law firm to
pursue business and investment interests.

Charles A. Nichols, age 71. Mr. Nichols was one of the founders of Texas Air and has served as a director since its inception in 1982. He presently serves as treasurer for Texas Air. Mr. Nichols is a pharmacist by profession and the owner of several businesses in the Corpus Christi, Texas area, including Southside Pharmacy, Inc., where he has been the President since 1954.

John E. Vickers III, age 49. Mr. Vickers has served as Texas Air's chief financial officer and legal counsel since June 1993. He also has various
operating responsibilities.   From December 1991 until September 1994, Mr.
Vickers was of counsel to the law firm of Novak, Vickers and Burt. Mr. Vickers has been engaged in the practice of law since 1972.


                CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF ADT

     The following table sets forth information concerning each of the current executive officers of ADT who are elected to serve at the discretion of the Board of Directors and for each of ADT's current directors.

                                                                Date of Election
Name                  Age  Position                            to Present Position
- --------------------  ---  ----------------------------------  -------------------
Anthony D. Fiorillo   59   President, Chief Executive Officer
                           & Director (Term expires in 1997)     May 1992
Diane M. Miller       34   Chief Financial Officer               December 1993
Johannes Homolko      44   Director of European Operations       February 1993
Terry D. Myers        48   Director of Education and Training    November 1993
Thomas M. Waugh       51   Vice President - Operations           January 1995
Raymond F. Winter     50   Secretary                             January 1993
William D. Myers      54   Chairman of the Board of Directors
                           (Term expires in 1996)                January 1990
J. Bernard Machen     51   Director (Term expires in 1998)       November 1992
Kenneth C. Merrill    66   Director (Term expires in 1998)       May 1990
Bertrand R. Williams  67   Director (Term expires in 1997)       January 1990


     ANTHONY D. FIORILLO -- Mr. Fiorillo has served as President, Chief Operating Officer and a director of ADT since May 1992, and as its Chief Executive Officer since July 1992. Prior to joining ADT, Mr. Fiorillo had served since 1989 as president of the North American Division of the Diagnostic Business Group for Miles, Inc., a worldwide medical equipment manufacturer, and was responsible for all marketing, sales, service, distribution, finance, and administrative functions for that business operation.

     DIANE M. MILLER -- Ms. Miller is a certified public accountant who was elected Chief Financial Officer in December 1993. She had been the Controller of ADT since March 1992. Prior to joining ADT, Ms. Miller spent eight years with the accounting firm of Ernst & Young, most recently as an audit manager.

     JOHANNES HOMOLKO -- Mr. Homolko joined ADT in July of 1991 as Marketing and Communications Manager for Germany. In July 1992, Mr. Homolko became Director of Marketing worldwide. He is currently Director of European Operations. From 1988 until he joined ADT, Mr. Homolko was a senior product manager for the Vacutainer Division of Becton, Dickinson and Co., a worldwide health care manufacturer and provider of health care products, and was responsible in Europe for three major product lines.

     TERRY D. MYERS, D.D.S. -- Dr. Myers has been a dentist for more than 20 years. He is one of the founders of ADT and a co-inventor of the dLase 300. Dr. Myers became Director of Education and Training in November 1993. He has been the executive director of The Institute for Advanced Dental Technologies since it was founded in 1990. Directly and through the Institute, he develops and leads clinical education and training seminars, lectures at dental meetings and at institutions and publishes professional papers, articles and video tapes relating to laser and air abrasive dentistry.

     THOMAS M. WAUGH - Mr. Waugh was appointed Vice President - Operations in January 1995. Mr. Waugh had been vice president - operations of ADT's wholly owned subsidiary, Incisive Technologies, Inc., from May 1993 until its merger into ADT in December 1994. From February 1992 to April 1993, Mr. Waugh was the director of operations at Incisive. From July 1989 to February 1992, Mr. Waugh was a new product project director for Surface Science Instruments, Inc. He was responsible for development of a new chemical analysis instrument for the surface science industries.

     RAYMOND F. WINTER -- Mr. Winter became Secretary of ADT in January 1993. Mr. Winter has been in-house general counsel to ADT since May 1991. Mr. Winter was a partner in the law firm of Goldsmith & Winter from October 1990 until its dissolution in December 1993 and before that was a partner in the law firm of Goldsmith, Yaker, Goldsmith & Winter. Mr. Winter has been engaged in the practice of law for more than 25 years.

     WILLIAM D. MYERS, M.D. - Dr. Myers is one of the founders of ADT and a co-inventor of the dLase 300. He has been Chairman of the Board of ADT since January 1990. Dr. Myers has been a practicing ophthalmologist for more than 20 years and is the founder and director of the Michigan Eyecare Institute.

     J. BERNARD MACHEN, D.D.S. - Since September 1995, Dr. Machen has been the Provost and Executive Vice President for Academic Affairs for the University of Michigan. Dr. Machen was the Dean of the School of Dentistry at the University of Michigan from 1989 until August 1995.

     KENNETH C. MERRILL - Mr. Merrill has been retired since May 1991. Between October 1987 and his retirement, Mr. Merrill was the president of Ford Motor Credit Company.

     BERTRAND R. WILLIAMS, SR. - Mr. Williams is a principal, and since February 1995, has been the chief executive officer of Global Focus Marketing and Distribution ("GFMD"). GFMD sells specialized clinical laboratory, research and industrial equipment. Prior to founding GFMD, Mr. Williams had been the chief executive officer of Rupp & Bowman Company, a maker of high technology medical equipment and diagnostics for more than 30 years. Since 1981, he has also been chairman of the board and chief executive officer of Immuno Concepts, Inc., a manufacturer of immuno-diagnostic and virology products in Sacramento, California. In June 1994, Rupp & Bowman Company commenced bankruptcy proceedings pursuant to Chapter 11 of the federal Bankruptcy Code to reorganize its business. In February 1995, that action, which is pending in the United States Bankruptcy Court in Dallas, Texas, was converted to a proceeding under Chapter 7 of the federal Bankruptcy Code. In January 1994, Mr. Williams commenced bankruptcy proceedings under Chapter 7 of the federal Bankruptcy Code against Integrated Clinical Systems, a private corporation of which Mr. Williams has been the chairman of the board of directors since December 1991. That action is proceeding under Chapter 11 of the federal Bankruptcy Code in the United States Bankruptcy Court, Indianapolis, Indiana.

            CERTAIN INFORMATION CONCERNING ADT'S BOARD OF DIRECTORS

     During 1995, there were 12 Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 1995.

     ADT's Board presently has a Compensation Committee and an Audit Committee. The members of each committee serve without additional compensation. ADT's Board does not have a nominating committee or a committee serving a similar function.

     The Compensation Committee held two meetings in 1995. The members of the Compensation Committee, none of whom are employees of ADT, are William D. Myers, Kenneth C. Merrill and Bertrand R. Williams, Sr. The functions of this Committee are to establish and administer ADT's executive compensation plans and the compensation of executive management.

     The Audit Committee of the Board held two meetings during 1995. The members of the Audit Committee, neither of whom are employees of ADT, are Bertrand R. Williams, Sr. and Kenneth C. Merrill. The functions of the Audit Committee include reviewing the adequacy of ADT's system of internal controls and accounting practices; reviewing the scope of the annual audit performed by the ADT's independent auditors, Ernst & Young LLP, prior to commencement of the audit; and reviewing ADT's annual audited financial statements.

                         PRINCIPAL STOCKHOLDERS OF ADT

     The following table sets forth certain information regarding the ownership of ADT's Common Stock as of June 14, 1996, except as otherwise indicated, by each person who is known by ADT to own beneficially 5% or more of the ADT's outstanding shares of Common Stock (each, a "5% Owner").


                                              NUMBER OF   PERCENT OF
            NAME AND ADDRESS                  SHARES (1)  CLASS (2)
            --------------------------------  ----------  ----------

            William D. Myers, M.D. (3)
             29877 Telegraph Road
             Southfield, Michigan 48034        4,711,469        27.1

            William D. Maroney (4)
             28411 Northwestern Hwy., # 1100
             Southfield, Michigan 48034        3,253,182        18.5

            Texas Airsonics, Inc. (5)
             5555 Bear Lane
             Corpus Christi, TX 78405          3,445,832        18.6

            Michael F. Radner
             28411 Northwestern Hwy., # 1100
             Southfield, Michigan 48034        2,705,529        15.8

            Denics Co., Ltd.
             Yotsuya Y's Bldg.
             7-6 Honshio-cho
             Shinjuku-ku Tokyo 160 Japan         860,240         5.4

- ---------------

(1) The column sets forth shares of ADT Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of ADT Common Stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows:
     William D. Myers - 1,381,126 shares; William D. Maroney - 1,611,110 shares; and Michael F. Radner - 1,139,125 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described in the following footnotes.

(2) Except as noted below, for purposes of calculating the percentage of ADT Common Stock beneficially owned, the shares issuable to each person under stock options or common stock purchase warrants exercisable within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding.

(3) Includes 1,496,287 shares of ADT Common Stock and 922,222 common stock purchase warrants owned jointly with and/or individually by his spouse.

(4) Includes 1,265,436 shares of ADT Common Stock and 1,611,110 common stock purchase warrants owned by his spouse.

(5) Includes 743,049, 165,975, 27,288, and 9,520 shares owned individually by Texas Air's officers and directors, Ben J. Gallant, John W. Vickers III, Charles A. Nichols, and Wayne A. Johnson II, respectively and warrants for 2,500,000 shares of ADT Common Stock issued to Texas Air that will be terminated if the Merger is consummated.

                      SECURITY OWNERSHIP OF ADT MANAGEMENT

     The following table sets forth as of June 14, 1996, certain information with respect to the beneficial ownership of ADT Common Stock by each current director of ADT, each of the executive officers named in the Summary Compensation Table under "Executive Compensation," and all directors and executive officers as a group.

                                                NUMBER OF    PERCENT OF
         NAME                                   SHARES (a)   CLASS (b)
         ------------------------------------  ------------  ----------

         William D. Myers                         4,711,469(c)     27.1
         Anthony D. Fiorillo                        571,666         3.5
         Michael J. Yessik (d)                      279,016         1.7
         Kenneth C. Merrill                          92,653           *
         Bertrand R. Williams, Sr.                   34,458           *
         J. Bernard Machen                            1,875           *
         Terry D. Myers                             570,082(e)      3.5
         Johannes Homolko                            87,656           *
         All executive officers and directors
           as a group (11 persons)                6,649,181        35.8

- ---------------
* Less than one percent.

(a) The column sets forth shares of ADT Common Stock which are deemed to be "beneficially owned" by the persons named in the table under Rule 13d-3 of the SEC, including shares of ADT Common Stock that may be acquired upon the exercise of stock options or common stock purchase warrants that are presently exercisable or become exercisable within 60 days as follows:
     Dr. William Myers - 1,381,126 shares; Mr. Fiorillo - 566,666 shares; Dr. Yessik - 90,000 shares; Mr. Merrill - 18,125 shares; Mr. Williams - 3,125 shares; Dr. Machen - 1,875 shares; Dr. Terry Myers - 137,564 shares; Mr. Homolko - 87,656 shares; all executive officers and directors as a group - 2,565,137 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by them, except as described below.

(b) For purposes of calculating the percentage of ADT Common Stock beneficially owned, the shares issuable to such person under stock options or common stock purchase warrants exercisable within 60 days are considered outstanding and added to the shares of Common Stock actually outstanding.

(c) Includes 1,496,287 shares of ADT Common Stock and 922,222 common stock purchase warrants owned jointly with and/or individually by his spouse.

(d) Dr. Yessik resigned from ADT effective March 31, 1996 to pursue other business interests. His departure is amicable and he will continue to provide consulting services as requested.

(e)  Includes 417,133 shares of ADT Common Stock owned by his spouse.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to ADT, its officers, directors, ten percent owners and other reporting persons timely filed reports for 1995 as required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). ADT is unaware of any failures to file required reports for 1995.

                             EXECUTIVE COMPENSATION
SUMMARY

     The following table provides a summary of compensation paid or accrued by ADT and its subsidiaries during 1995, 1994 and 1993 to or on behalf of ADT's Chief Executive Officer and each of the other executive officers, as of December 31, 1995 who earned in excess of $100,000 in 1995 (the "Named Officers").
                           SUMMARY COMPENSATION TABLE


                                                               Long Term
                                                          Compensation Awards
                                                     -----------------------------
                                          Annual                     Securities      All Other
Name and                               Compensation   Restricted     Underlying     Compensation
Principal Position               Year   Salary($)    Stock ($)(a)  Option/SARs (#)      ($)
- -------------------------------  ----  ------------  ------------  ---------------  ------------

Anthony D. Fiorillo              1995       220,389            --          --          23,428(b)
Chief Executive Officer, Chief   1994       287,662            --     500,000          66,975
Operating Officer and President  1993       207,500     1,156,250(c)  100,000          21,765

Michael J. Yessik                1995       153,204            --     125,000              --
Senior                           1994       152,350            --      75,000(e)           --
Vice President(d)                1993       149,600            --      25,000(e)           --

Johannes Homolko                 1995       214,225            --      89,976              --
Director of European             1994       136,003            --      24,976(e)           --
Operations                       1993       103,957            --      89,600(e)(f)        --

Terry D. Myers                   1995       129,829            --     140,000              --
Director of Education            1994       120,136            --      25,309(e)           --
and Training                     1993       106,075            --      99,691(e)           --

- ---------------

(a) None of the Named Officers have ever been awarded restricted stock other than Mr. Fiorillo and his award was rescinded, see (c) below.

(b) Includes automobile allowances of $9,000 and life insurance premiums of $14,428 paid by ADT.

(c) Determined by multiplying the number of shares awarded (250,000) by the closing price of the ADT Common Stock on April 14, 1993 (date of award) reported by The Nasdaq Stock Market. On March 28, 1994, ADT, with Mr. Fiorillo's consent, rescinded the award of 250,000 shares of restricted stock. Concurrently, ADT granted Mr. Fiorillo options for 250,000 shares of ADT Common Stock.

(d)  Resigned as an executive officer on January 1, 1996, effective March 31,
     1996.

(e) All of these shares were canceled prior to exercise in connection with the grant of replacement options in 1995. See "Options/SAR Grants in Last Fiscal Year."

(f) 39,600 shares were canceled prior to exercise in connection with the grant of replacement options in 1993.

OPTION GRANTS

     The following table sets forth information concerning the grant of stock options under ADT's Non-Qualified Stock Option Plan and/or Long-Term Incentive Plan during 1995 to the Named Officers.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                           Individual Grants
                         ---------------------------------------------------
                          Number of     % of Total
                          Securities   Options/SARs
                          Underlying    Granted to   Exercise of
                         Options/SARs  Employees in  Base Price   Expiration
    Name                 Granted (#)   Fiscal Year     ($/Sh)        Date
    -------------------  ------------  ------------  -----------  ----------

    Anthony D. Fiorillo          none          none         none        none

    Michael J. Yessik       25,000(a)           2.3         0.50  05/01/2005
                            25,000(b)           2.3         1.00  12/31/2003
                            75,000(c)           7.0         1.00  05/24/2004

    Terry D. Myers          15,000(a)           1.4         0.50  05/01/2005
                            50,000(d)           4.7         1.00  01/22/2002
                            39,691(e)           3.7         1.00  11/03/2002
                            10,000(f)           0.9         1.00  12/20/2003
                            25,309(c)           2.4         1.00  05/24/2004

    Johannes Homolko        15,000(a)           1.4          .50  05/01/2005
                               400(g)            --         1.00  03/18/2002
                            10,000(h)           0.9         1.00  06/12/2002
                            39,600(i)           3.7         1.00  06/14/2003
                            24,976(c)           2.3         1.00  05/24/2004

- ---------------
(a) These options granted under the Non-Qualified Stock Option Plan on May 1, 1995 become exercisable in equal installments of 20% each on May 1 and November 1, 1995, May 1 and November 1, 1996 and May 1, 1997, respectively, if the grantee remains employed by or is a consultant to ADT.

(b) Repriced options granted under the Long-Term Incentive Plan replacing options with an exercise price of $2.315 per share originally granted December 31, 1993, which were canceled. These options all became exercisable on December 31, 1993.

(c) Repriced options granted under the Long-Term Incentive Plan replacing options with an exercise price of $2.00 per share originally granted May 24, 1994, which were canceled. These options become exercisable in equal annual installments on January 1, 1995, 1996 and 1997, respectively, if the grantee remains employed by or is a consultant to ADT.

(d) Repriced options granted under the Non-Qualified Stock Option Plan replacing options with an exercise price of $2.625 per share originally granted January 22, 1992, which were canceled. These options became exercisable in equal installments of 50% each on January 22, 1993 and 1994, respectively.

(e) Repriced options granted under the Non-Qualified Stock Option Plan replacing options with an exercise price of $2.625 per share originally granted November 3, 1992, which were canceled. These options all became exercisable on November 3, 1992.

(f) Repriced options granted under the Long-Term Incentive Plan replacing options with an exercise price of $2.625 per share originally granted December 20, 1993. These options all became exercisable on December 20, 1992.

(g) Repriced options granted under the Non-Qualified Stock Option Plan replacing options with an exercise price of $2.625 per share originally granted March 18, 1992. These options all became exercisable on March 19, 1993.

(h) Repriced options granted under the Non-Qualified Stock Option Plan replacing options with an exercise price of $2.625 per share originally granted June 12, 1992. These options become exercisable in installments of 1,000, 2,000, 3,000 and 4,000 shares on June 12, 1993, 1994, 1995 and
     1996, respectively, if the grantee remains employed by ADT.

(i) Repriced options granted under the Long-Terms Incentive Plan replacing options with an exercise price of $2.625 per share originally granted June 14, 1993. These options became exercisable in equal installments of 20% each on December 14, 1993, June 14 and December 14, 1994 and 1995, respectively.

COMPENSATION COMMITTEE REPORT ON 1995 CANCELLATION AND REGRANT OF OPTIONS

     On May 1, 1995, ADT's Compensation Committee (the "Committee") approved the cancellation and regrant of all existing employee options (other than those of the Chief Executive Officer) originally granted under ADT's stock option plans with exercise prices ranging between $1.50 and $2.625 per share, the fair market value of the ADT Common Stock when granted. Each repriced option has an exercise price of $1.00 per share, a term of ten years from the original grant date, and becomes exercisable on the same terms as the canceled option.

     The Committee approved the cancellation/regrants because it believes equity interests are a significant factor in ADT's ability to attract and retain key employees who are critical to ADT's long-range success. The Committee noted that ADT's ability to provide cash compensation has been and continues to be limited. In addition, the Committee reviewed the historical market prices of ADT's Common Stock as reported by Nasdaq and the fair market value of ADT's Common Stock at the time of the proposed regrants. Rewarding past efforts, increasing the likelihood of employee equity participation and providing meaningful incentives for future performance continue to be important goals. Accordingly, the Committee approved this regrant program to better accomplish these goals.

William D. Myers, Chairperson    Bertrand R. Williams, Sr.    Kenneth C. Merrill

OPTION HOLDINGS

     The following table provides information with respect to the unexercised options held as of the end of 1995 by the Named Officers. The Named Officers did not exercise any options during 1995.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


                         Number of Unexercised         Value of Unexercised
                         Options/SARs at Fiscal     In-the-Money Options/SARs
                              Year End (#)          At Fiscal Year End ($)(a)
                       --------------------------  ----------------------------
       Name            Exercisable  Unexercisable   Exercisable   Unexercisable
 --------------------  -----------  -------------  -------------  -------------
 Anthony D. Fiorillo       433,332        166,668            -0-            -0-
 Terry D. Myers            114,127         25,873         $1,125         $1,688
 Michael J. Yessik(b)       60,000         65,000         $1,875         $2,813
 Johannes Homolko           60,325         29,651         $1,125         $1,688

- ---------------
(a) Value was determined by multiplying the number of shares subject to the option by the difference between the closing price of ADT Common Stock on December 29, 1995 on The Nasdaq Stock SmallCap Market and the option exercise price.

(b) Dr. Yessik's options will continue for as long as he provides consulting services and for one year thereafter.

EMPLOYMENT AGREEMENTS

     Mr. Fiorillo entered into an employment agreement on April 28, 1992 to act as ADT's President, Chief Operating Officer and Chief Executive Officer at an annual salary of $200,000, which may be increased at the discretion of the Board based upon performance. Effective June 1, 1995, Mr. Fiorillo's annual salary was increased to $225,000. Mr. Fiorillo's agreement entitles him to participate in ADT's management bonus plan and other employee benefit arrangements, and also provides, at ADT expense, a vehicle allowance, a life insurance policy and certain expense reimbursements. The agreement may be terminated at any time by either party, although Mr. Fiorillo will be entitled to continue receiving his salary and health insurance coverage for two years after termination if (i) Mr. Fiorillo's employment is terminated without cause before he reaches age 65; (ii) Mr. Fiorillo terminates employment because ADT has not continued his term of office as President, Chief Operating Officer and Chief Executive Officer, has materially changed his duties, has breached the employment agreement or has liquidated, dissolved, or merged with or transferred substantially all of its assets to a corporation which does not assume ADT's obligations under the employment agreement. Mr. Fiorillo has agreed not to compete with ADT for two years after termination of the agreement.

     Dr. Yessik entered into an employment agreement on January 1, 1994 to act as President of ADT's Incisive subsidiary at an annual salary of $120,000, plus quarterly commissions on products sold by ADT and its subsidiaries. Effective January 1, 1995, that agreement was terminated and replaced with an agreement designating Dr. Yessik a Vice President of ADT, increasing his annual salary to $150,000 and eliminating all commission compensation. Dr. Yessik's agreement entitled him to participate in all employee benefit arrangements generally available to ADT's managerial employees and provided for certain expense reimbursements. The agreement was terminable by Dr. Yessik or ADT upon 90 days notice. On January 1, 1996, Dr. Yessik notified ADT that he was resigning, effective March 31, 1996. Dr. Yessik has agreed not to compete with ADT for one year after his departure. Dr. Yessik's departure was amicable and he has agreed to provide consulting services to ADT.

     Mr. Homolko provides services as the Director of European Operations to ADT through an arrangement with MDV, a French company, at an annual fee of 690,000 French Francs (approximately $140,000). He also is entitled to quarterly commissions if certain operating margins are achieved in Europe. Mr. Homolko also participates in ADT's management bonus plan and other employee benefit arrangements and receives deferred compensation through participation in a German pension program. This arrangement may be terminated at any time by either party, however, Mr. Homolko is entitled to six months notice of termination and full compensation during the termination period. Mr. Homolko has agreed not to compete with ADT for one year after notice of termination.

COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of ADT are entitled to a fee of $500 for each Board meeting attended. In addition, such directors receive an annual option grant to purchase 1,250 shares of Common Stock at an exercise price equal to the market value per share on the date of grant. Such options become exercisable in equal annual installments over four years as long as the optionee remains a director and expire ten years after the date of grant. In September 1995, two directors accepted a total 18,857 shares of ADT Common Stock in lieu of their accrued fees.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TEXAS AIR

     On February 12, 1993, ADT acquired the manufacturing rights for all dental air abrasive products from Texas Air in exchange for 165,975 shares of restricted ADT Common Stock and entered into a subcontract with Texas Air to manufacture such products for ADT. ADT also obtained the rights to patents, patent applications and other proprietary intellectual property from Ben J. Gallant, the President of Texas Air, in exchange for $160,000 to be paid in four annual installments of $40,000 commencing April 1994 and $640,000 of restricted common stock to be issued in four annual installments. The number of shares to be issued each year is based upon the average market value of ADT's Common Stock during the last five trading days immediately prior to April 18th for each of the four years in the period ending April 18, 1996. To date, Mr. Gallant has received 705,666 shares of ADT Common Stock pursuant to this arrangement. ADT also pays a monthly consulting fee of $8,333 under the February 1993 agreement to Mr. Gallant for technical advice on manufacturing, product safety, product serviceability, field testing and warranty satisfaction. This consulting arrangement terminates in June 1996 or upon his death, disability or failure to provide the requested services.

     On September 30, 1994, ADT amended its sub-contract manufacturing agreement for air abrasive products with Texas Air to extend the term of that agreement through December 2003. In exchange, Texas Air reduced its price on the products being sold to ADT; increased ADT's accounts payable credit limit to $1.5 million; and agreed to share research and development, legal, and marketing costs related to air abrasive products. At December 31, 1995, $792,000 was outstanding for accounts payable and Texas Air's share of research and development, legal, and marketing costs was $895,000. ADT's obligations to Texas Air are secured by a pledge of ADT's air abrasive patent rights. ADT has minimum purchase commitments of approximately $1,650,000 for 1996, and no purchase commitments thereafter. In consideration of the price reductions, credit limit increase and the agreements between the parties, on November 1, 1994, ADT issued Texas Air warrants to purchase 1,000,000 shares of ADT Common Stock at $2.00 per share, exercisable through October 31, 1996 and Texas Air became a 5% Owner. In August 1995, ADT extended the exercise period of these warrants to August 1, 1998. If the Merger is consummated, the manufacturing agreement and these warrants to purchase 1,000,000 shares of ADT Common Stock will be canceled.

     On August 7, 1995, ADT obtained a $1,500,000 loan from Texas Air with interest payable at prime. Interest is due on a quarterly basis and a principal payment of $200,000 is due May 1, 1996, with the balance due on August 1, 1996, unless extended. Approximately $1,410,000 of these loan proceeds have been deposited with the court to stay enforcement of a judgment against ADT in the Alameda Superior Court, Oakland, California, pending an appeal (see "Information About ADT -- Legal Proceedings"). ADT's obligations to Texas Air are secured by a pledge of all ADT's assets. Simultaneously, ADT granted Texas Air warrants to acquire up to 1,500,000 shares of ADT Common Stock at an exercise price of $1.00 per share, exercisable any time between

January 1, 1996 and August 1, 1998. These warrants to acquire 1,500,000 shares of ADT Common Stock will terminate if the Merger is consummated. See "The Merger and Related Matters" for a description of the proposed Merger.

     ADT's purchases of KCP units and related parts from Texas Air were $3,663,000, $1,852,000 and $3,367,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

ADL - JAPAN

     Prior to March 1993, distribution rights for ADT's dental products in Japan were owned by American Dental Laser - Japan, Inc. ("ADL-Japan"), a corporation owned by Daniel S. Goldsmith (a former executive officer and 5% Owner of ADT), Walter J. Goldsmith (a former executive officer of ADT) and members of Daniel Goldsmith's immediate family (the "Goldsmiths"). In March 1993, ADT acquired ADL-Japan from the Goldsmiths for $35,000 plus future contingent payments over 10 years equal to 27% of ADT's net profit from Japanese sales to a maximum of $3,128,000, together with a commission on the sale of ADT's products in Japan equal to 13% of ADT's net profit realized from the sale of such products, to a maximum of $1,517,000.

     In January 1996, the Goldsmiths signed a first supplement to the purchase agreement (the "First Supplement") revising these payment terms. The revised payments will generally be smaller and extend over a longer period of time. Quarterly, the Goldsmiths are to receive the following: (i) 6% until December 31, 1997 and 7% of net sales for Japan, thereafter; (ii) 10% of Japanese net royalties earned by ADT on products for Japan; and (iii) in certain circumstances, 40% of other amounts received by ADT related to products for Japan, if any. These payments will continue to be allocated as originally agreed until the Goldsmiths receive $4,645,000, or until December 31, 2045, whichever comes first. In addition, existing stock options held by the Goldsmiths for 143,000 shares of ADT Common Stock were terminated and ten year warrants to acquire 393,000 shares of ADT Common Stock at a price of $1.00 per share were issued to the Goldsmiths. ADT's obligations to the Goldsmiths are secured by the ADL-Japan stock acquired by ADT. No payments were made to the Goldsmiths pursuant to the agreements during either 1995 or 1994.

STOCK, LOAN AND OTHER TRANSACTIONS

     In April 1994, ADT issued shares of ADT Common Stock with warrants to purchase an equal number of shares of ADT Common Stock at $2.00 per share, exercisable over a two year period, to several private investors who are 5% Owners and current or former directors of ADT. The purchase price for the shares and warrants was established after consultation with an independent investment advisor and was based on several factors, including without limitation, the unavailability of other equity and debt financing, the inherent investment risks, the restricted transferability and the size of the investments. For $1,000,000, Dr. William D. Myers, Chairman of the Board of Directors, and his wife, acquired 1,000,000 shares of ADT Common Stock with warrants to purchase an equal number of shares. For $564,000, Michael F. Radner, a 5% Owner and former director, acquired 564,000 shares of ADT Common Stock with warrants to purchase an equal number of shares. For $500,000, the spouse of William D. Maroney, a 5% Owner and former director, acquired 500,000 shares of ADT Common Stock with warrants to purchase an equal number of shares. For $600,000, QueQuoin Holdings, Ltd. became a 5% Owner when it acquired 600,000 shares of ADT Common Stock with warrants to purchase an equal number of shares.

     In July 1995, ADT received $800,000 when it completed a private placement transaction with the Chairman of the Board and his wife and principal stockholders, Michael F. Radner and William D. Maroney and his wife. ADT issued these investors 888,888 shares of ADT Common Stock together with non-transferable warrants to acquire 1,777,776 additional shares of stock at exercise prices ranging from $1.75 to $2.00 per share, exercisable on or before July 7, 1998. Simultaneously, the exercise date on the existing April 1994 common stock purchase warrants held by these same stockholders was extended from April 21, 1996 to April 21, 1998. In August 1995, ADT canceled the existing common stock purchase warrants held by these stockholders at exercise prices ranging from $1.75 to $2.00 and reissued the common stock purchase warrants at an exercise price of $1.00 per share. The consideration for the shares and warrants was established based on several factors, including without limitation, the amounts and duration of these stockholders prior investments, the unavailability of other equity or debt financing, the fair market value of the stock as reported by the Nasdaq, the inherent investment risks, restricted transferability and the size of the investments.

     On June 10, 1993, ADT agreed with Denics to form a joint venture to distribute dental products in certain Asian and Pacific markets. Under the terms of the agreement, as amended in July and August 1993, ADT granted Denics territorial manufacturing rights for all dental laser and air abrasive products owned by ADT, in Japan. In consideration, Denics provided ADT with a $3,000,000 non-refundable, prepaid royalty payment. By mutual agreement, the formation of the contemplated joint venture, which is to exist for an initial term of ten years, has been delayed. During 1993, ADT issued Denics convertible Series A preferred stock in exchange for $2,000,000 in loans made to ADT during 1993. In April 1994, Denics converted all 860,240 shares of Series A preferred stock into 860,240 shares of ADT Common Stock and became a 5% Owner. As of December 31, 1995, ADT also has $800,000 outstanding under a $1,000,000 note payable to Denics. Interest is payable each June 30 and December 31 at 3% above the discount rate in Japan (0.5% at December 31, 1995). Principal payments of $200,000 are payable each June 30. Borrowings are secured by an assignment of ADT's Japanese patent rights and related technologies. ADT has accounts receivable from Denics of $640,059 at December 31, 1995. ADT earned royalty payments from Denics or its affiliates for dental laser units sold in Japan and certain Asian and Pacific markets, net of foreign taxes, of $261,000 and $285,000 during the years ended December 31, 1995 and 1994, respectively. ADT realized $3,671,568, $3,320,300 and $306,855 during the years ended December 31, 1995, 1994 and 1993, respectively, from the sale of KCP units, lasers and related parts to Denics.

                PROPOSAL TO AMEND ADT'S LONG-TERM INCENTIVE PLAN

     On March 25, 1996, the Board approved an amendment to ADT's Long-Term Incentive Plan (the "Plan") to increase the number of shares issuable under the Plan from 1.5 million to 2.5 million shares of ADT Common Stock. The Board and the Compensation Committee have determined that additional shares should be made available under the Plan to attract, retain and motivate highly qualified individuals to serve as employees and consultants of ADT and its subsidiaries. Awards under the Plan are intended to align the interests of employees with those of ADT's stockholders and encourage employees to acquire an ownership interest in ADT. As ADT realizes future business success, the Plan may provide compensation incentives which it cannot presently provide through salary or bonus.

ADT'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF AN AMENDMENT TO THE PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE PLAN TO 2.5 MILLION SHARES.

     The executive officers and directors of ADT and Texas Air together with certain principal stockholders of ADT beneficially own approximately 57% of the outstanding ADT Common Stock. Such persons have advised ADT that they intend to vote all of the shares over which they have voting power in favor of this proposal. Consequently, if such persons vote as indicated, approval is assured.

GENERAL

     On May 25, 1993, the stockholders approved the Plan, which is intended to attract and motivate highly qualified individuals to serve as employees, consultants and directors of ADT and to encourage employees, consultants and directors of ADT and its subsidiaries to acquire an ownership interest in the company and to make greater efforts on behalf of ADT. Approximately 48 employees, 6 consultants and 4 directors who are not employees of ADT and its subsidiaries, are currently eligible to participate in the Plan. If the Merger is consummated, an additional 30 employees will become eligible to participate in the Plan.

     The Plan is administered by the Compensation Committee of ADT's Board of Directors (the "Committee"), which is comprised of three disinterested members of the Board who are not employees or consultants. The Committee is authorized to administer and interpret the Plan and to adopt such rules and regulations as it determines are appropriate. On May 24, 1994, the stockholders approved an amendment to the Plan increasing the shares issuable to the 1.5 million shares of ADT Common Stock that are presently reserved for issuance under the Plan (subject to adjustment by the Committee to prevent dilution or enlargement of benefits resulting from stock dividends, recapitalizations, mergers and other changes in the common stock). Shares subject to the canceled, forfeited, terminated or expired portion of awards made under the Plan may again be used for grants and awards under the Plan. As of June 21, 1996, the last reported sale price of ADT's Common Stock on the Nasdaq SmallCap Market was $2.00 per share.

     ADT directors who are not employees or consultants each receive an annual automatic grant of an option to purchase 1,250 shares of common stock at an exercise price equal to the fair market value per share of ADT Common Stock on the grant date. Each such option will become exercisable in equal annual installments over four years beginning on the first anniversary of the grant date and expires ten years after grant. There are three directors eligible for such awards (not including Mr. Merrill who is resigning as of the date of the ADT Annual Meeting). Such directors are not otherwise eligible for awards under the Plan.

     Awards by the Committee to employees and consultants as the Committee may select may be in the form of stock options, restricted stock or performance shares. Other than one subsequently rescinded stock grant of 250,000 shares to Mr. Fiorillo, only stock option grants have been made. Options to purchase a total of 1,493,777 shares of ADT Common Stock, net of canceled, forfeited, terminated and expired option shares, have been granted under the Plan. Currently, there are 6,223 shares available for future grant under the Plan.

     The following table sets forth the number of shares of ADT Common Stock subject to options granted under the Plan to the Named Officers, any person who has received more than 5 % of the options outstanding, all current executive officers as a group, all other employees as a group and all non-employee directors as a group. For a detailed description of the options granted to the Named Officers during 1995, see "Executive Compensation -- Option Grants." The exercise price of all options range from $0.50 to $2.625 per share, exercise prices that were equal to or higher than the fair market value of the common stock on the various grant dates. Such options become exercisable at various times, ranging from immediately upon grant to one-third per year beginning one year after grant. All such options terminate ten years after the date of grant (or the initial grant date in the case of repriced and regranted options), or earlier if employment terminates. Except as disclosed in the table, no associates of the directors or executive officers received options and no other person received more than 5% of the options granted under the Plan.

                                                Number of Shares
               Name of Person or Group         Subject to Options
               ------------------------------  ------------------

               Anthony D. Fiorillo                        350,000
               Diane M. Miller                            202,000
               Michael Yessik                             100,000
               Terry D. Myers                              95,309
               Thomas Waugh                                75,000
               Johannes Homolko                            64,576
               All Current Executive Officers             841,885
               All Other Employees                        315,284
               All Non-Employee Directors                  10,000


STOCK OPTION GRANTS

     Options granted under the Plan may be either incentive stock options under
Section 422 of the Internal Revenue Code or nonqualified stock options. The exercise price for incentive stock options must be at least the fair market value of the shares on the date of grant. The exercise price of nonqualified stock options may be less than fair market value, at the discretion of the Committee. Options granted under the Plan become exercisable at such times as the Committee may determine and will generally have a term of ten years unless otherwise determined by the Committee. No incentive stock option may be exercisable after ten years from the date of grant. Nonqualified stock options will expire ten years after grant unless the Committee provides otherwise. The aggregate fair market value, determined on the grant date, of ADT Common Stock with respect to which incentive stock options may first become exercisable for an optionee during any calendar year may not exceed $100,000.

     Payment for shares to be acquired upon exercise of options granted under the Plan may be made in cash, by check or, at the discretion of the Committee, an optionee who is an employee or consultant may exercise an option through a cashless exercise procedure whereby the optionee provides an option exercise notice to ADT and simultaneously irrevocably instructs a broker to sell a sufficient number of the shares from the option exercise to pay the option exercise price and accompanying taxes. At the Committee's discretion, shares may be tendered to ADT or the cashless exercise procedure may be used to satisfy tax obligations.

RESTRICTED STOCK GRANTS AND PERFORMANCE SHARE AWARDS

     The Plan authorizes the Committee to grant restricted stock awards pursuant to which shares of ADT Common Stock will be awarded, subject to restrictions on transfer which lapse over a period of time or upon achievement of performance goals, as determined by the Committee. Participants who receive restricted stock grants are entitled to dividend and voting rights on the awarded shares prior to the lapse of restrictions on such awards. The Committee is also authorized to grant performance share awards under the Plan, which are payable at the discretion of the Committee in cash or shares of ADT Common Stock upon achievement of performance goals established by the Committee. The terms and conditions of restricted stock and performance share awards, including the acceleration or lapse of any restrictions or conditions of such awards, will be determined by the Committee.

TERMINATION;  CHANGE IN CONTROL

     Options which are not yet exercisable, restricted stock which is not yet transferable and performance share awards with respect to which performance goals have not been achieved will generally be forfeited if the holder's employment, consulting arrangement or term of office as a director are terminated. The Committee, however, is granted discretion under the Plan to accelerate the exercisability of options (other than options held by non-employee directors) and waive the restrictions or conditions applicable to restricted stock or performance share awards and such acceleration and waiver will occur automatically upon a change in control of ADT (as defined in the Plan). An option (or portion thereof) which is exercisable at the time of the holder's termination may be exercised after such time to the extent it was exercisable at the time of the holder's termination until such option terminates.

     Unless the Committee otherwise provides, an exercisable option will terminate at various times after the holder's relationship with ADT terminates, based upon the reason for the holder's termination. Generally, if an employee's employment or a consultant's consulting arrangement is terminated for any reason other than death, disability or retirement, or if a director's term of office is terminated for any reason, such option will terminate on the earlier of the expiration date of the option and the first anniversary of the option holder's termination. If an employee's or consultant's relationship with ADT has terminated because such person has died or become disabled, such option will terminate one year following the date of the option holder's termination. If an employee's or consultant's relationship with ADT has terminated due to retirement, the option will terminate on the earlier of the expiration date of the option and the second anniversary of the option holder's termination.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options.   Under the Code as now in effect, at the time an
incentive stock option is granted or exercised, the optionee will not be deemed to have received any income, and ADT will not be entitled to a deduction. However, the difference between the exercise price and the fair market value of the shares of ADT Common Stock on the date of exercise is a tax preference item, which may subject the optionee to the alternative minimum tax in the year of exercise. The holder of an incentive stock option generally will be accorded capital gain or loss treatment on the disposition of the ADT Common Stock acquired by exercise of an incentive stock option, provided the disposition occurs more than two years after the date of grant and more than one year after exercise. An optionee who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of the foregoing holding periods realizes ordinary income upon the disposition equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the disposition price. To the extent ordinary income is recognized by the optionee, ADT may deduct a corresponding amount as compensation expense.

     Nonqualified Stock Options.   Upon the exercise of a nonqualified stock
option, an optionee will generally recognize ordinary income equal to the difference between the exercise price and the fair market value of the ADT Common Stock on the date of exercise. Upon withholding for income and employment tax, ADT will receive a corresponding compensation deduction. When the optionee disposes of the shares acquired upon exercise of the option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

     Restricted Stock Awards and Performance Share Awards.   A participant who
receives a restricted stock or performance share award realizes ordinary income equal to the fair market value of ADT Common Stock on the date the restrictions lapse or the date of receipt, respectively, and, upon withholding for income and employment taxes, ADT will receive a compensation tax deduction equal to the ordinary income realized by the participant.

AMENDMENT

     The Plan may be terminated or amended at any time by ADT's Board of Directors, but no amendment may, without the approval of stockholders, (i) materially increase the benefits accruing to participants, (ii) increase the number of shares issuable under the Plan, or (iii) change the requirements for eligibility, unless such amendment is permitted by Rule 16b-3 under the Securities Exchange Act of 1934 without stockholder approval. The terms of the Plan relating to option grants to directors who are not employees or consultants generally may not be amended more than once every six months. No amendment, modification or termination of the Plan may adversely affect any option, restricted stock award or performance share award previously granted under the Plan without the consent of the participant. Unless the Plan is terminated sooner by the Board, no new awards or grants may be authorized under the Plan after March 22, 2003.

                          INFORMATION ABOUT TEXAS AIR

INTRODUCTION

     Texas Air develops, manufactures and markets high precision micro abrasive systems for dentistry and numerous industrial applications. Texas Air's primary product lines are KCP cavity preparation systems for dentistry and air abrasive jet machining ("AJM") systems for industrial applications.

     Texas Air was incorporated in June 1980 as a Texas corporation and spent several years primarily engaged in research and development, perfection of patent rights and seeking to commercialize its AJM technology. In July 1991, Texas Air and ADT entered into a development agreement for KCP dental systems. Since that time, Texas Air has devoted most of its resources to development and manufacture of KCP systems. Through the year 2003, Texas Air has the exclusive manufacturing rights for the KCP dental systems worldwide, except for Japan and the Pacific Rim. ADT is the exclusive distributor of all KCP dental systems manufactured by Texas Air and has been Texas Air's primary customer since 1991.

     Texas Air's patented AJM technology uniformly delivers a consistent stream of micro fine particles for precision machining operations without heat, friction, shock or vibrations associated with conventional machining devices. Since 1994, Texas Air has been increasing its emphasis on the industrial field. Texas Air sells its industrial products primarily through distributors, with some direct marketing.

     Texas Air's AJM patent rights will be transferred to Texas Airsonics L.P., a Texas limited partnership, the partners of which will be former Texas Air stockholders. ADT will be granted an exclusive license to use such patents for six years in exchange for royalty payments, after which time the patent rights will be conveyed to ADT, subject to certain conditions. See "The Agreement
- --Ownership of Industrial Patent Rights."

     Texas Air's principal executive offices are located at 5555 Bear Lane, Corpus Christi, Texas 78405, (512) 289-1145.

PRODUCTS

KCP Kinetic Cavity Preparation Systems

     KCP systems are more fully described under "Information About ADT -- Products -- KCP Kinetic Cavity Preparation Systems." Such products accounted for approximately 72%, 68% and 86% of Texas Air's total revenues in 1995, 1994 and 1993, respectively.

Industrial Products

     Texas Air has an extensive line of AJM equipment for industrial use. AJM has a wide range of applications, including drilling, cutting, abrading, deburring, dressing, beveling, etching, shaping and polishing. Its principal advantage over conventional machining is that the AJM process, which accomplishes its work through kinetic particle displacement (an erosion process), produces no heat, shock or vibration. This enables precise work to be done on fragile materials without deburring or further processing. Generally, the same is not true of drills, saws, laser or other types of conventional machining equipment because all of these systems rely on heat and/or friction to perform the work. These machining techniques generally require further processing and in many instances do not provide the precision available with AJM, particularly with fragile materials. AJM systems are often used to remove the slag, burrs and flash resulting from conventional machining processes. Some examples include deburring needles, beveling silicon wafers and cutting fiber optics.

     AJ Series -- Texas Air's most economical units, the AJ Series, were designed for simple, manual AJM tasks at pressures lower than 120 psi.

     HP Series - These units were developed for high-pressure, high-precision AJM tasks. They perform major machining functions at pressures as high as 375 psi. The HP Series delivers a wider range of abrasive powders more consistently and at a greater range of pressures than other technology currently available.

     HPD Series - Similar in technology and operation to the HP Series, these units feature controls encased in an airtight enclosure which can be wall mounted. The HPD is capable of powering up to six of its patented Spirofeed(R) powder delivery systems, each of which can be externally mounted on grinding machines up to 50 feet away from the control unit.

     HPW Series - These state of the art, self-contained work centers are the top of the line of Texas Air's individual AJM units. They combine AJM technology ranging from the AJ Series to the HPD Series, with an ergonomically designed work chamber. The HPW Series units feature electrical and air controls encased in a protected chamber. Operator controls are conveniently arrayed across a panel above the work chamber. Depending on the model, either one or two Spirofeed powder delivery system chambers are externally mounted adjacent to the cabinet.

     Work Chamber Series - These ergonomically designed units are used in conjunction with the AJ, HP or HPD Series AJM units and provide a means of performing precise, manual machining work on a wide variety of objects in an enclosed area that retains residual powder. With the addition of a dust collection system, powder can be removed from the work chamber during processing.

     Pressure Intensifier Series - Used to assist in producing higher air pressures in situations where shop air pressures cannot exceed the standard 90 psi, these units can boost air pressures to 200-375 psi depending on the model used. Increased pressure air supplies ensure top performance from Texas Air's AJM systems used in conjunction with the Pressure Intensifier Series.

     Multi-Flex Series - This is Texas Air's line of custom designed, automated AJM systems, specifically engineered to accomplish critical machining tasks in a high productivity environment. The Multi-Flex Series couples HP and HPD technology with computer-controlled, automated indexing equipment to perform multiple machining functions in a single set-up, including removal of the machined parts to a collection bin and reloading another series of parts for machining, all automatically and with minimal operator involvement.

     BVQ Series - This system incorporates Multi-Flex technology and is specifically designed for high production beveling of silicon and gallium arsenide wafers in single, dual or triple angle configurations.

     Industrial products accounted for 17%, 22% and 9% of Texas Air's total revenues in 1995, 1994 and 1993, respectively.

MARKETING AND SALES

     In the dental field, Texas Air relies on ADT for the marketing and sales of KCP systems. The loss of Texas Air's relationship with ADT could have a material adverse effect on Texas Air's business. See "Information About ADT -- Marketing, Sales and Training."

     Through 1993, because of limited resources and the focus on developing the first KCP system, Texas Air's marketing and sales efforts in the industrial field were limited. During 1994 and 1995, Texas Air hired a national sales manager and a western regional sales manager, increased its advertising, and increased the number of industrial product distributors. Texas Air presently has approximately 30 industrial products distributors.

     Distributors are anticipated to be a primary source of sales for Texas Air's industrial products in the future. Texas Air anticipates adding more distributors in 1996. Distributors are supported by Texas Air through its in-house development capabilities, advertising in the Thomas Register and trade journals, and participation in trade shows. Texas Air exhibited at several major trade shows in 1995 and expects to do so during 1996.

     Texas Air also sells directly to customers through advertisements or customer referrals and through original equipment manufacturers of grinding equipment who purchase AJM systems to incorporate into their equipment.

COMPETITION

Dental Products

     In the dental field, Texas Air presently has two known competitors. One such competitor is currently being sued by ADT for infringement of ADT's patents. See "Information About ADT -- Competition" and "Information About ADT
- -- Legal Proceedings."

Industrial Products

     In the industrial field, there are numerous companies which produce AJM equipment. Some of these companies have been in business longer than Texas Air, have more financial resources, and have a larger distribution network than Texas Air. While Texas Air believes its products are competitive in terms of price, quality and capabilities, competition has and may in the future adversely affect Texas Air's business. Texas Air's competitive position is dependent upon its pricing and marketing practices and its ability to successfully promote the capabilities of its technology.

PATENTS

     Texas Air believes it has a competitive advantage in those countries in which patents have been issued. As of March 31, 1996, Texas Air owned or is licensed to use five United States and nine international patents related to AJM. The technology covered by the patents allows Texas Air products to (i) provide a consistent abrasive powder flow; (ii) precisely adjust powder flow independently of air volume; (iii) consistently allow for a wide range of abrasive powder sizes; (iv) use smaller orifices than other existing AJM technology; or (v) work at lower and higher pressures than other AJM technology. These patents are listed below.

United States Patents


       DESCRIPTION                                              PATENT NUMBER  ISSUE DATE
- --------------------------------------------------------------  -------------  ----------
       System for storing and feeding abrasive                      4,708,534    11/24/87
       High pressure abrasive jet unit                              4,733,503    03/29/88
       Abrasive jet machining                                       4,893,440    01/16/90
       Dental air abrasive system                                   5,330,354    07/19/94
       Dental air abrasive system                                   5,350,299    09/27/94

International Patents


       DESCRIPTION                                              PATENT NUMBER  ISSUE DATE
- --------------------------------------------------------------  -------------  ----------
       Helical particle feed (Canada )                              1,213,144    10/28/86
       Pinch tube shut-off device (Canada )                         1,216,272    01/06/87
       System for storing and feeding abrasive (Great Britain)      2,145,389    10/28/87
       System for storing and feeding abrasive (Canada)             1,229,984    12/08/87
       System for storing and feeding abrasive (France)              84 13194    03/16/90
       System for storing and feeding abrasive (Japan)              1,571,789    07/25/90
       High pressure abrasive jet unit (Canada)                     1,277,837    12/18/90
       High pressure abrasive jet unit (France)                       306,492    09/22/93
       High pressure abrasive jet unit (Germany)                    3787529.9    09/22/93


     Texas Air is the exclusive licensee for any uses outside of the dental field of ADT's air abrasive patents. See "Information About ADT -- Patents -- KCP."

SUPPLIERS

     Texas Air uses numerous suppliers for standard off the shelf parts and for fabrication of certain parts. All such parts are available from multiple sources. While the loss of Texas Air's relationship with a particular supplier might result in some production delays, it should not materially affect Texas Air's business.

MANUFACTURING

     Texas Air manufactures its products at its company owned 21,000 square foot facility in Corpus Christi, Texas. Texas Air has its own modern machining operations allowing it to control the production of non-standard parts.

RESEARCH AND DEVELOPMENT

     Certain research and development related to Texas Air's products is performed by Texas Air's employees at its facility. Texas Air has its own engineering and CAD/CAM drafting staff. Additionally, its machining division manufactures a substantial portion of its prototype requirements. Texas Air also performs research and development for ADT under its contracts. There has been no specific allocation of expenditures for research and development to ADT during the last three years. ADT also performs research and development related to KCP systems and Texas Air shares certain of these expenses with ADT.

GOVERNMENTAL REGULATION

     Governmental regulation of Texas Air's dental products is discussed under "Information About ADT -- Governmental Regulations." Texas Air's industrial products will be required to meet the ISO 9000 standards to be sold in European markets after 1996. Texas Air believes its products will comply with these standards.

PRODUCT LIABILITY EXPOSURE

     Texas Air's business involves the inherent risk of product liability claims. If such claims arise, they could have a material adverse effect on Texas Air. For dental products, Texas Air currently maintains product liability insurance on an "occurrence basis" with coverage per occurrence of $1,000,000 and in the aggregate annually of $2,000,000. For products other than those manufactured, distributed or sold for dental, medical, hospital or surgical use, Texas Air currently maintains product liability insurance on an "occurrence basis" with coverage per occurrence and in the aggregate annually of $2,000,000. There is no assurance that such coverage will be sufficient to protect Texas Air from all risks to which it may be subject or that product liability insurance will be available at a reasonable cost, if at all in the future.

EMPLOYEES

     On April 1, 1996, Texas Air had 30 full-time employees and 2 part-time employees. Of these employees, 25 are engaged in manufacturing activities and the remaining 5 are involved with a combination of finance, administration, customer service, sales and research and development activities. Texas Air has no collective bargaining agreements with any unions and believes that its overall relations with its employees are good.

LEGAL PROCEEDINGS

     Texas Air does is not currently a party to any material litigation.

     Under Texas Air's agreements with ADT, Texas Air bears part of ADT's litigation expenses incurred to protect air abrasive patents and proprietary rights as mutually agreed. For 1995, Texas Air agreed to share approximately $293,000 of litigation expenses incurred by ADT. If the Merger is not completed, the sharing of such expenses will depend on the consent of Texas Air.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF TEXAS AIR

     The following table sets forth certain information regarding the ownership of Texas Air's Common Stock as of June 14, 1996, except as otherwise indicated, by each person who is known by Texas Air to own beneficially 5% or more of the outstanding shares of Texas Air Common Stock and by the executive officers and directors of Texas Air as a group.


                                                  NUMBER OF   PERCENT OF
        NAME AND ADDRESS                              SHARES       CLASS
        ----------------------------------------  ----------  ----------
        Ben J. Gallant, President, CEO, Director
          5555 Bear Lane
          Corpus Christi, Texas 78405                557,500        26.5

        Charles A. Nichols, Treasurer, Director
          5555 Bear Lane
          Corpus Christi, Texas 78405                362,500        17.2

        Denics Co., Ltd.
          Yotsuya Y's Bldg.
          7-6 Honshio-cho
          Shinjuku-ku Tokyo 160 Japan                236,110(1)     11.0

        Wayne A. Johnson II, Director
          12440 Highway 155 South
          Tyler, Texas 75703                         158,894         7.5

        Johnson Revocable Trust
          Leo E. Johnson, Trustee
          4600 Ocean Drive, #607
          Corpus Christi, Texas 78412                147,000         7.0

        John E. Vickers III, CFO, Director
          5555 Bear Lane
          Corpus Christi, Texas 78405                 65,000         3.1

        Gary A. Chatham, Director
          5555 Bear Lane
          Corpus Christi, Texas 78405                 30,000         1.4

        All executive officers and directors
          as a group (five persons)                1,173,894        55.8

- ---------------

(1) Includes common stock purchase warrants for 83,333 shares of common stock that are presently exercisable (the "Old Warrants").

     The following table sets forth certain information regarding the current ownership of ADT Common Stock by the persons or group listed and assuming the Merger is consummated.


                                           PRE-MERGER              POST-MERGER
                                      NUMBER OF  PERCENT OF   NUMBER OF    PERCENT OF
NAME AND ADDRESS                       SHARES      CLASS      SHARES (1)     CLASS
- ------------------------------------  ---------  ----------  ------------  ----------

Ben J. Gallant
  5555 Bear Lane
  Corpus Christi, Texas 78405           743,049     4.6       3,767,486        13.7

Charles A. Nichols
  5555 Bear Lane
  Corpus Christi, Texas 78405            27,288       *       1,993,850         7.3

Denics Co., Ltd.
  Yotsuya Y's Bldg.
  7-6 Honshio-cho
  Shinjuku-ku Tokyo 160 Japan           860,240     5.5       1,689,055(2)      6.2(2)

Wayne A. Johnson II
  12440 Highway 155 South
  Tyler, Texas 75703                      9,520       *         871,519         3.2

Johnson Revocable Trust
  Leo E. Johnson, Trustee
  4600 Ocean Drive, #607
  Corpus Christi, Texas 78412            17,005       *         814,480         3.0

John E. Vickers III
  5555 Bear Lane
  Corpus Christi, Texas 78405           165,975     1.0         518,600         1.9

Gary A. Chatham
  5555 Bear Lane
  Corpus Christi, Texas 78405                --      --         162,750         0.6

All executive officers and directors
  as a group (five persons)             945,832     5.9       9,817,740        35.8


*less than one percent

- ---------------
(1) The column sets forth shares of ADT Common Stock which are deemed to be "beneficially owned" by the person named in the table under Rule 13d-3 of the Commission. It excludes shares of ADT Common Stock that may be acquired upon the exercise of the following Merger Warrants that will become exercisable one year and one day following the Effective Time if the Merger is consummated: Mr. Gallant - 1,851,458 shares; Mr. Nichols - 1,203,863 shares; Denics - 507,372 shares; Mr. Johnson - 527,687 shares; Johnson Revocable Trust - 488,187 shares; Mr. Vickers - 215,865 shares; Mr. Chatham - 99,630 shares; and all executive officers and directors as a group - 3,898,503 shares. Each of the persons named in the table has sole voting and investment power with respect to all shares beneficially owned by him unless otherwise described below.

(2) Excludes ADT Common Stock and Merger Warrant shares obtainable upon exercise of the Old Warrants. Denics could acquire 452,081 additional shares of ADT Common Stock and a Merger Warrant for 276,748 shares of ADT Common Stock upon exercise of the Old Warrants on or before July 1, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF TEXAS AIR'S FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS

     The information herein should be read and considered in conjunction with Texas Air's financial statements and related notes which appear elsewhere in this Joint Proxy Statement/Prospectus.

Results of Operations  for the Years Ended December 31, 1995, 1994 and 1993

     Revenues in 1995 increased to $4,391,001 from $2,709,971 in 1994. The increase in sales from 1994 is attributable to a 74% increase in KCP sales and a 20% increase in industrial sales. The increase in sales of KCP units in 1995 is attributable to the successful introduction of the KCP 1000. The increase in industrial sales is primarily attributable to the addition of 25 new distributors and six new industrial product series during 1994. Revenues in 1994 declined to $2,709,971 from $3,695,121 in 1993. The decrease in sales for 1994 is due to a 43% decline in KCP units sold compared to 1993. This decrease resulted from distributor inventory adjustments in anticipation of the introduction of the next generation KCP 1000 in the fourth quarter of 1994. Texas Air developed the KCP 1000 whisperjet during the second and third quarters of 1994. Shipments of the whisperjet began in November 1994.

     Gross profit as a percentage of sales was 40% for 1995 compared to 49% for 1994 and 51% for 1993. The decline in gross margins in primarily attributable to two factors. In 1994, Texas Air extended its contract with ADT and lowered its gross margin. In 1995, Texas Air gave ADT price concessions to help promote the introduction of the KCP 1000. The lower gross profit margin on the KCP 1000 should be partially offset in future years by increased sales of industrial products. At December 31, 1995, the average gross profit margin on industrial products was approximately 65%.

     Selling, general and administrative expenses for 1995 increased to $1,455,949 compared to $697,449 in 1994 and $668,075 in 1993. The increase from 1994 to 1995 was primarily attributable to Texas Air sharing $895,000 of ADT's legal, research and development, and marketing costs. The increase from 1993 to 1994 was due primarily to the hiring of a national and a western regional sales manager, costs associated with adding distributors, and the cost of adding new products to the industrial line.

     In 1993, Texas Air recognized other income of $1,039,575 in connection with the sale of its manufacturing technology rights to ADT. Texas Air received 297,123 shares of ADT's Common Stock as part of the consideration for the manufacturing technology rights. The fair value of this stock decreased by $547,988 and $182,372 in 1993 and 1994, respectively, and Texas Air recorded the loss on investments in each year.

Results of Operations for the Three Months Ended March 31, 1996 and 1995

     For the three month period ended March 31, 1996, revenues increased to $1,409,628 from $1,015,906 in the same period in 1995. This increase is primarily due to a 23% increase in the volume of KCPs sold.

     Gross profit as a percentage of sales for the three month period ended March 31, 1996 was 40% compared to 47% for the same period in 1995. The decrease in gross profit as a percentage of sales is primarily due to price concessions provided to ADT in connection with introduction of the KCP 1000.

     Selling, general and administrative expense increased to $214,476 for the three months ended March 31, 1996 as compared to $162,495 for the same period in 1995 primarily due to increased headcount, salaries and related employee expenses. The increase in other income relates to the $1,500,000 note receivable from ADT. The increase in interest expense relates to the note payable to The International Bank, Corpus Christi, Texas.

Liquidity and Capital Resources  for the Years Ended December 31, 1995 and 1994

     On August 7, 1995, Texas Air obtained a $1,490,000 loan from The International Bank, Corpus Christi, Texas, with interest payable at prime (8.5% at December 31, 1995). Interest is due on a quarterly basis and principal in the amount of $200,000 was paid on February 1, 1996 with $200,000 principal payments due quarterly until the balance is due in full on August 1, 1997. Texas Air's obligations are secured by its accounts receivable, its inventory and all of ADT's assets which were pledged to Texas Air pursuant to a concurrent loan from Texas Air to ADT. See "Certain Relationships and Related Transactions -- Texas Air." As of April 1, 1996, the principal balance of the loan from The International Bank was $1,290,000 and the principal balance of the loan to ADT was $1,500,000. The note receivable from ADT is due August 1, 1996, however, it will be extended or eliminated if the Merger is consummated.

     During 1994, Texas Air purchased 30,000 shares of its own common stock for $30,000 in cash and a $30,000 note payable. Texas Air re-issued 27,777 shares of this stock for $250,000 to Denics in 1994. During 1995, Denics purchased 125,000 shares of Texas Air Common Stock for $750,000.

     Texas Air's operating activities used $28,184 of cash resources in 1995, compared to the use of $252,077 in 1994. The difference in cash used by operations in 1995 compared to 1994 is due principally to increased accounts receivable from ADT.

     Accounts receivable increased from $780,451 in 1994 to $1,844,085 in 1995, while accounts payable increased from $255,294 in 1994 to $1,465,051 in 1995. The increases in accounts receivable and accounts payable were primarily due to the increase in sales of KCP 1000 which began in November 1994. Investing activities in 1995 include the loan of $1,500,000 to ADT and $465,930 to add approximately 11,250 square feet to Texas Air's manufacturing facility and offices.

     Texas Air had working capital of $2,555,553 at December 31, 1995 and $1,602,627 at December 31, 1994. The increase in working capital resulted primarily from the sale of $750,000 of Texas Air Common Stock and the issuance of a $1,500,000 note to ADT from the proceeds of Texas Air's loan payable, less its current maturity, and $465,930 expended for the expansion of Texas Air's manufacturing facility and offices.

     Sales thus far in 1996 are ahead of 1995. Although there can be no assurance, Texas Air expects that sales will improve in 1996. Further, Texas Air agreed to share $895,000 of ADT's legal, research and development and marketing costs in 1995. Although there can be no assurance, Texas Air expects that its sharing of such costs for 1996, if any, will be substantially less than $895,000. The foregoing statements in this paragraph are "forward looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to uncertainties. Such uncertainties include, without limitation, the failure of ADT's distributors to meet purchase commitments and the loss by ADT of distributor relationships, a failure to receive necessary regulatory approvals, a loss of industrial product distributors and the negative effects of competition on prices and sales volumes.

     Texas Air believes, based on its current business plan and irrespective of whether the Merger with ADT is completed, that current cash resources and cash generated through operations should be sufficient to meet Texas Air's anticipated liquidity needs through 1996. However, if the Merger is not completed as planned and if ADT is unable to pay for the product it purchases, there would be a need for additional working capital. Texas Air concurs with the prospects for the combined businesses of Texas Air and ADT as set forth in "Information About ADT -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Liquidity and Capital Resources for the Three Months Ended March 31, 1996 and
1995

     On August 7, 1995, Texas Air obtained a $1,490,000 loan from The International Bank, Corpus Christi, Texas, with interest payable at prime (8.25% at March 31, 1996). Interest is due on a quarterly basis and principal in the amount of $200,000 was paid on February 1, 1996 with $200,000 principal payments due quarterly until the balance is due in full on August 1, 1997. Texas Air's obligations are secured by its accounts receivable, its inventory and all of ADT's assets which were pledged to Texas Air pursuant to a concurrent loan from Texas Air to ADT. See "Certain Relationships and Related Transactions -- Texas Air." As of June 1, 1996, the principal balance of the loan from The International Bank was $1,090,000 and the principal balance of the note receivable from ADT was $1,300,000. The note receivable from ADT is due August 1, 1996, however, it will be extended or eliminated if the Merger is completed.

     Texas Air's operating activities used $115,078 of cash resources for the three months ending March 31, 1996, compared to the use of $223,979 for the same period in 1995. The use of cash during the period ended March 31, 1996 is due primarily to an increase in accounts receivable and a decrease in accounts payable, partially offset by the net income and a decrease in inventory during the period. The use of cash during the three months ended March 31, 1995 generally relates to an increase in accounts receivable, primarily from ADT, partially offset by the net income and an increase in other current liabilities during the period.

     Texas Air had a working capital of $2,446,802 at March 31, 1996 and $2,555,553 at December 31, 1995. This decrease relates primarily to dividends of $94,700 declared in March 1996.

     Sales thus far in 1996 are ahead of 1995. Although there can be no assurance, Texas Air expects that sales will improve in 1996. The foregoing statement in this paragraph is a "forward looking statement" within the meaning of the Securities Exchange Act of 1934, as amended, and is subject to uncertainties. Such uncertainties include, without limitation, the failure of ADT's distributors to meet purchase commitments and the loss by ADT of distributor relationships, a failure to receive necessary regulatory approvals, a loss of industrial product distributors, and the negative effects of competition on prices and sales volumes.

     Texas Air believes, based on its current business plan and irrespective of whether the Merger with ADT is completed, that current cash resources and cash generated through operations should be sufficient to meet Texas Air's anticipated liquidity needs through 1996. However, if the Merger is not completed as planned and if ADT is unable to pay for the product it purchases, there would be a need for additional working capital. Texas Air concurs with the prospects for the combined business of Texas Air and ADT as set forth in "Information About ADT -- Management's Discussion and Analysis of ADT's Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          INFORMATION ABOUT MERGER SUB

     ADT Merger Corp. ("Merger Sub"), a recently formed Texas corporation, is a wholly-owned subsidiary of ADT. Merger Sub was organized solely to effect the proposed Merger with Texas Air and has not engaged in any activities other than those relating to its formation and capitalization and the Merger. The principal office of Merger Sub is located at 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034-5541.

                      DESCRIPTION OF CAPITAL STOCK OF ADT

ADT CAPITAL STOCK

     The authorized capital stock of ADT presently consists of 25 million shares of ADT Common Stock, par value $.01 per share and ten million shares of Preferred Stock, par value $.01 per share. As of June 14, 1996, there were outstanding 16,001,795 shares of ADT Common Stock and no shares of Preferred Stock. All of the outstanding shares of ADT Common Stock are duly authorized, validly issued, fully paid and nonassessable. The shares of ADT Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

COMMON STOCK

     Holders of ADT Common Stock are entitled to such dividends as may be declared by the Board of Directors out of the assets legally available for that purpose and are entitled to one vote per share on all matters submitted to a vote of the stockholders of ADT. The holders of shares of ADT Common Stock do not have cumulative voting rights or pre-emptive rights. Therefore, the holders of more than 50% of the shares voting for the election of directors can elect all the directors, and the remaining holders will not be able to elect any directors.

     The Board of Directors of ADT has not declared any dividends on the ADT Common Stock since June 1991 and does not expect to declare any dividends in the foreseeable future.

PREFERRED STOCK

     ADT's Board of Directors is authorized, without action by the holders of ADT's Common Stock, to issue preferred stock from time to time, in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations and restrictions thereof.

     Classes of stock such as the preferred stock may be used, in certain circumstances, to create dividend preferences, voting impediments on extraordinary corporate transactions, or to hinder persons seeking to effect a merger or otherwise to gain control of ADT. For the foregoing reasons, any shares of preferred stock issued by ADT could have an adverse effect on the rights of the holders of the Common Stock. ADT has no present plans to issue any shares of preferred stock.

CERTAIN PROVISIONS OF ADT'S CERTIFICATE OF INCORPORATION

     ADT's Certificate of Incorporation provides for the Board of Directors to be divided into three classes of directors, serving staggered terms. In the case of an increase in the number of directors, the additional directors may be elected by the Board of Directors, and in the case of a vacancy in the Board of Directors, the majority of the remaining directors may elect the director to fill such vacancy. Special meetings of the stockholders may be called by resolution adopted by the majority of the Board of Directors. In addition, ADT's Certificate of Incorporation contains special provisions relating to mergers, sale of assets and other transactions. See "Description of Capital Stock of Texas Air; Comparison With Rights of ADT's Stockholders -- Comparison of Stockholders' Rights -- Mergers, Sales of Assets and Other Transactions."

LIMITATION OF ADT DIRECTOR LIABILITY

     As permitted by the DGCL, ADT's Certificate of Incorporation provides that directors of ADT shall not be personally liable to ADT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to ADT or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock; or (iv) for any transactions from which the director derives an improper personal benefit. As a result of the inclusion of such a provision, stockholders of ADT may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

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INDEMNIFICATION OF DIRECTORS AND OFFICERS OF ADT

     Section 145 of the DGCL sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

     ADT's By-Laws permit the company to indemnify its directors, officers, employees and agents for expenses, judgment, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of ADT) to which any such person was made a party by reason of the fact that he or she was acting in such capacity for ADT or was serving as such for another corporation or enterprise at ADT's request, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of ADT or its stockholders or, in respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In actions by or in the right of ADT indemnification is generally limited to expenses and amounts paid in settlement as specified in Article X of ADT's By-Laws. Article X of the By-Laws also authorizes ADT to purchase and maintain insurance on behalf of any officer, director, employee or agent of ADT against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not ADT would have the power to indemnify such officer, director, employee or agent against such liability under the provisions of such Article.

             DESCRIPTION OF CAPITAL STOCK OF TEXAS AIR; COMPARISON
                        WITH RIGHTS OF ADT STOCKHOLDERS

TEXAS AIR COMMON STOCK

     The authorized capital stock of Texas Air consists of 50 million shares of common stock, no par value. As of June 14, 1996, there were outstanding 2,106,871 shares of Texas Air Common Stock held by 39 holders of record.

     Texas Air Common Stock is not traded or quoted on any national securities exchange or national market system and there has never been a public trading market for the Texas Air Common Stock.

     Holders of Texas Air Common Stock are presently entitled to receive such dividends as may be legally declared by the Texas Air Board of Directors and are entitled to one vote per share on all matters submitted to a vote. The holders of Texas Air Common Stock do not have cumulative voting or pre-emptive rights.

COMPARISON OF STOCKHOLDERS' RIGHTS

     The following explains certain rights of holders of ADT Common Stock and Texas Air Common Stock and summarizes material differences between the rights of holders of Texas Air Common Stock and the rights of holders of ADT Common Stock. ADT is incorporated under the laws of the State of Delaware and, accordingly, the rights of ADT stockholders are governed by the Certificate of Incorporation of ADT, as amended ("ADT Certificate"), the Amended and Restated By-Laws of ADT (the "ADT By-Laws"), and the Delaware General Corporation Law ("DGCL"). Texas Air is incorporated under the laws of the State of Texas and, accordingly, the rights of Texas Air stockholders are governed by the Articles of Incorporation of Texas Air, as amended (the "Texas Air Articles"), the By-Laws of Texas Air, as amended (the "Texas Air By-Laws"), and the Texas Business Corporation Act ("TBCA").

     Upon consummation of the Merger, Texas Air stockholders will become stockholders of ADT and their rights will (i) be defined by the DGCL and cease to be defined by the TBCA; and (ii) cease to be defined and governed by the Texas Air Articles and Texas Air By-laws and will be defined and governed by the ADT Certificate and ADT By-Laws. Certain provisions of the ADT Certificate and ADT By-Laws afford different rights to stockholders than those that Texas Air stockholders presently have. These differences arise from various provisions of the corporate laws of such states as well as from various differences in the Texas Air Articles, the Texas Air By-Laws, the ADT Certificate, and the ADT By-Laws. This summary is qualified in its entirety by reference to the DGCL, the TBCA, the ADT Certificate, the ADT By-Laws, the Texas Air Articles and Texas Air By-Laws.


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




Amendment to Articles/Certificate of Incorporation

     Under the TBCA, a corporation's articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the total outstanding shares entitled to vote thereon, unless a different amount, not less than a majority, is specified in the articles of incorporation. No such different amount is specified in the Texas Air Articles. Further, in certain circumstances, a class or series of outstanding shares is entitled to vote on such an amendment. In such event, amendments to a corporation's articles of incorporation are required to be approved by the affirmative vote of the holders of at least two-thirds of the shares within such class or series, voting as a class or series, and of at least two-thirds of the total outstanding shares entitled to vote thereon.

     Under the DGCL, amendments to a corporation's certificate of incorporation require the approval of a majority of the board of directors and stockholders holding a majority of the outstanding shares entitled to vote on such amendment and, in certain circumstances, the holders of a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL. Pursuant to ADT's Certificate, in order to amend Article Eight of the ADT Certificate (which relates to classification of the Board of Directors) and Article Nine (which relates to stockholder approval of certain significant transactions, unless approval shall have been recommended by the Board of Directors), an affirmative vote by the holders of 80% of ADT's Common Stock outstanding would be required.

Cumulative Voting

     Under the TBCA, cumulative voting is available unless prohibited by a corporation's articles of incorporation. Texas Air's Articles expressly prohibit cumulative voting. Under the DGCL, cumulative voting is not available unless so provided for in a corporation's certificate of incorporation. ADT's Certificate does not provide for cumulative voting.

Classified Board

     The DGCL and TBCA permit, but do not require, the adoption of a classified board of directors consisting of any number of directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. Texas Air does not have a classified board of directors, but ADT does. The ADT Certificate provides for the Board of Directors to be divided into three equal classes of directors, with the directors in each class serving staggered three year terms.

Change in Number of Directors

     Under the TBCA, the number of directors may be increased or decreased by amendment to, or in the manner provided in the articles of incorporation or bylaws, but no increase may have the effect of shortening the term of an incumbent director. The Texas Air By-Laws provide that the number of directors which shall constitute the whole Board of Directors shall be such number, one or more, as shall be elected by the stockholders of Texas Air.

     Under the DGCL, the authorized number of directors may be changed by an amendment to the bylaws adopted by the directors unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The ADT By-Laws provide that the number of directors shall be determined from time to time by the vote of a majority of the entire Board of Directors.

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




Newly Created Directorships and Vacancies

     Under the TBCA, any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by election at an annual or special meeting of stockholders called for that purpose. The Texas Air By-Laws provide that any such vacancy shall be filled by a majority of the remaining directors, though less than a quorum.

     The DGCL provides that vacancies and newly-created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation (the ADT Certificate and the ADT By-Laws do not provide otherwise); or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or sole remaining director, shall fill such vacancy (the ADT Certificate does not have such a provision).

Removal of Directors

     The TBCA provides that if a corporation's articles of incorporation or bylaws so provide, at a meeting of stockholders called for that purpose, any director or the entire board of directors may be removed, with or without cause, by the vote of the holders of the portion of shares specified in the corporation's articles of incorporation or bylaws, but not less than a majority of the shares entitled to vote at an election of directors. Texas Air's By-Laws provide for the removal of directors by the holders of a majority of the outstanding shares present and entitled to vote.

     Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation or bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation having a classified board, and unless the certificate of incorporation provides otherwise, stockholders may effect such removal only for cause. The ADT Certificate does not provide otherwise.

Inspection of Books and Records

     The TBCA permits any person who shall have been a stockholder for at least six months immediately preceding his demand, or who is the holder of at least 5% of the outstanding stock of the corporation, to examine the books and records upon written demand setting forth a proper purpose for such examination. The DGCL permits any stockholder of record to inspect a company's stock ledger, the stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder provided that his written demand under oath is directed to the corporation's registered office in Delaware or to its principal place of business.

Right to Call Special Meetings of Stockholders

     Under the TBCA, a special meeting of stockholders of a corporation may be called by the president, board of directors or such other persons as may be authorized in the articles of incorporation or bylaws of the corporation, or by the holders of at least 10% of all the shares entitled to vote at the proposed special meeting, unless the articles of incorporation provide for a lesser or greater percentage (but not more than 50%). The Texas Air By-Laws provide that the Board of Directors, President, or stockholders holding not less than one-fifth (20%) of the Texas Air shares entitled to vote, may call a special meeting of stockholders.

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized in the certificate of incorporation or the by-laws. The ADT By-Laws provide that the Board of Directors, pursuant to a resolution adopted by a majority of the entire Board of Directors, may call a special meeting of stockholders, and that the Board of Directors, at the request of stockholders holding not less than 10% of the shares entitled to vote, shall call a special meeting of stockholders.

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




Provisions Affecting Control Share Acquisitions and Business Combinations

     Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group (including entities) who or which owns 15% or more of the corporation's outstanding voting stock (including any right to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

     For purposes of Section 203, the term "business combination" is defined broadly to include (i) mergers with or caused by the interested stockholder, sales or other dispositions to the interested stockholder (except proportionately with the corporation's other stockholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock;
(ii) the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested stockholder (except for certain transfers in a conversion or exchange or a pro rata distribution or certain other transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock); and (iii) receipt by the interested stockholder (except proportionately as a stockholder), directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

     The three-year moratorium imposed on business combinations by Section 203 does not apply if: (i) prior to the date at which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85% of the corporations' voting stock upon consummation of the transaction which made him or her an interested stockholder (excluding from the 85% calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66-2/3% of the voting stock not owned by the interested stockholder.
Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of, the public announcement or the notice required under Section 203 of the proposed transaction, where the proposed transaction (i) constitutes certain (x) mergers or consolidations, (y) sales or other transfers of assets having an aggregate market value equal to 50% of more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (z) proposed tender or exchange offers for 50% or more of the corporation's outstanding voting stock; (ii) is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and (iii) is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years (or their chosen successors). Texas Air is likely an interested stockholder under
Section 203. However, the transaction contemplated herein is exempt from the three-year moratorium generally imposed by Section 203 since ADT's Board of Directors approved the transaction which resulted in Texas Air becoming an interested stockholder.

     A Delaware corporation may elect not to be governed by Section 203 by a provision of its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. Such an amendment is not effective until 12 months following its adoption. ADT did not opt out of
Section 203, therefore, Section 203 applies to ADT.

     ADT believes Section 203 will encourage any potential acquiror to negotiate with ADT's Board of Directors. Section 203 may have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for ADT in which all stockholders would not be treated equally. Section 203 may also discourage certain potential acquirors unwilling to comply with its provisions.

     The TBCA does not have a provision similar to Section 203.

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



Mergers, Sales of Assets and Other Transactions

     Under the TBCA, stockholders have the right, subject to certain exceptions, to vote on all mergers to which the corporation is a party. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such mergers. Unless the articles of incorporation provide otherwise, approval of the holders of at least two-thirds of all outstanding shares entitled to vote is required by the TBCA to approve a merger while under the DGCL, approval by the holders of a majority of all outstanding shares is required to approve a merger, unless the certificate of incorporation provides otherwise. The approval of the stockholders of the surviving corporation in a merger is not required under the TBCA if (i) the corporation is the sole surviving corporation in the merger; (ii) there is no amendment to the corporation's articles of incorporation; (iii) each stockholder holds the same number of shares after the merger as before with identical designations, preferences, limitations and relative rights; (iv) the voting power of the shares outstanding after the merger plus the voting power of the shares issued in the merger does not exceed the voting power of the shares outstanding prior to the merger by more than 20%; (v) the number of shares outstanding after the merger plus the shares issued in the merger does not exceed the number of shares outstanding prior to the merger by more than 20%; and (vi) the board of directors of the surviving corporation adopts a resolution approving the plan of merger.

     The TBCA also provides that, in general, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the stockholders owning two-thirds of all the votes entitled to be cast in the transaction approve the transaction, unless a different proportion is specified in the articles of incorporation. The Texas Air Articles do not specify a different proportion.

     Under the DGCL, a merger or consolidation in which the corporation is a constituent corporation must be approved by the board of directors and by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon, provided that no vote of stockholders of a constituent corporation surviving a merger is required (unless the corporation provides otherwise in its certificate of incorporation) if (i) the merger agreement does not amend the existing certificate of incorporation of such surviving corporation; (ii) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding share after the merger; and (iii) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized, unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, or the authorized, unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

     Under the DGCL, a corporation may sell, lease or exchange all or substantially all of its assets after such transaction has been approved by the corporation's board of directors and by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

     ADT's Certificate requires that the holders of at least 80% of the shares of stock of ADT with voting power must approve any merger, plan of exchange, sale, lease, transfer or disposition of substantially all of the assets of ADT. The ADT Certificate also provides, however, that in the event of a merger, plan of exchange or sale, lease, transfer or other disposition of substantially

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


all of the assets of ADT, if the current or pre-existing Board of Directors shall have recommended such matter to the stockholders for approval, such matter shall only require the affirmative vote of the holders of a majority of the outstanding shares of stock with voting power.

     The provisions of ADT's Certificate described above could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of ADT, even though such attempt might be beneficial to ADT and its stockholders, and could have a depressive effect on the market price of the Common Stock. ADT believes that such provisions will help to assure the continuity and stability of the Board of Directors and ADT's business strategies and policies. In addition, if confronted with an unsolicited proposal from a third party that has acquired a block of voting stock of ADT, the Board of Directors will have sufficient time to review the proposal and appropriate alternatives to seek the best possible results for all stockholders.

Stockholder Action Without a Meeting

     Under the TBCA, any action to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing. In addition, a Texas corporation's articles of incorporation may provide that stockholders may take action by a consent in writing signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting. The Texas Air Articles do not contain such a provision.

     The DGCL provides that, unless otherwise specified in a corporation's certificate of incorporation, any action that may be taken at a stockholders meeting may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize action, consent in writing. The ADT Certificate does not preclude actions by stockholders of ADT without a meeting.

Dissenters' Rights

     Under the TBCA, a stockholder is entitled to dissent from and, upon perfection of the stockholder's appraisal rights, to obtain the fair value of his or her shares in the event of certain corporation actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect stockholder rights. See "The Merger and Related Transactions -- Dissenters' Rights."

     Under the DGCL, a stockholder of a constituent corporation in certain mergers or consolidations may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Appraisal rights are not available (i) with respect to the shares or depository receipts which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. (the "NASD") or are held of record by more than 2,000 holders, if such stockholders receive only shares or depository receipts of the surviving corporation or shares or depository receipts of any other corporation which are either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 holders, plus cash in lieu of fractional shares; or (ii) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation of the surviving corporation, each share of stock of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized, unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan, do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger. Holders of ADT Common Stock are not entitled to appraisal rights because ADT is not a constituent corporation in the Merger.


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Dividends, Stock Repurchases and Redemptions

     The TBCA provides that the board of directors of a corporation may authorize, and the corporation may make, distributions subject to any restrictions in its articles of incorporation and the following limitations:

     (1) A distribution may not be made by a corporation, if after giving effect thereto, the corporation would be insolvent or if the distribution exceeds the surplus of the corporation, provided, however, that if the net assets of a corporation are not less than the amount of the proposed distribution, the corporation may make a distribution involving a purchase or redemption of its own shares if made by the corporation to: (a) eliminate fractional shares; (b) collect or compromise indebtedness owed by or to the corporation; (c) pay dissenting stockholders entitled to payment for their shares under the TBCA; or (d) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

     (2) The corporation may make a distribution not involving a purchase or redemption of any of its own shares if the corporation is a consuming assets corporation.

     The DGCL permits (subject to restrictions in its certificate of incorporation) a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. ADT's Certificate contains no such restrictions. In addition, the DGCL generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis.

Pre-emptive Rights

     Under the TBCA, stockholders of a corporation have a pre-emptive right to acquire additional, unissued, or treasury shares of the corporation, or securities of the corporation convertible into or carrying a right to subscribe to or acquire shares, except to the extent limited or denied by statute or by the articles of incorporation. Texas Air's Articles expressly deny pre-emptive rights.

     Under the DGCL, stockholders have no pre-emptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation. None are provided for in ADT's Certificate.

Limitation on Director Liability

     Texas law permits a corporation to include in its articles of incorporation a provision that a director of the corporation is not liable to the corporation or its stockholders for monetary damages for an act or omission in the director's capacity as a director, except that such a provision cannot eliminate or limit the liability of a director for (i) a breach of a director's duty of loyalty to the corporation or its stockholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

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



(iv) an act or omission for which the liability of a director is expressly provided for by statute. The Texas Air Articles contain a provision which eliminates director liability to the extent provided by Texas law.

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to the corporation or its stockholders for monetary damages from breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The DGCL expressly provides, however, that the liability for (i) breaches of the duty of loyalty; (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law; (iii) the unlawful purchase or redemption of stock or payment of unlawful dividends; or
(iv) receipt of improper personal benefits, cannot be eliminated or limited in this manner. The DGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The ADT Certificate contains a provision eliminating director liability to the extent permitted by the DGCL.

Dissolution

     The TBCA requires that voluntary dissolution occur upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon.

     Under the DGCL, except as otherwise provided in the certificate of incorporation, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon, together with a majority vote of the outstanding shares of each class or series entitled to vote as a class. ADT's Certificate requires that the holders of at least 80% of the shares outstanding with voting power must approve any dissolution of ADT.

Conflict of Interest Transactions

     The Texas Air Articles contain provisions that validate contracts or transactions between Texas Air and its stockholders, directors, officers, employees, and entities in which such persons have an interest, if such interest is disclosed or known to the Board of Directors voting on such contract or transaction and the Board of Directors nevertheless approves or ratifies the contract or transaction. The ADT Certificate has no such provision.

     The TBCA and the DGCL both contain provisions which provide that no contract or transaction between one or more of its directors or officers or any organization in which any of them has a financial interest is void or voidable solely because the director or officer participates in the meeting of the board or committee at which the contract or transaction is authorized or solely because his votes are counted for such purpose if (i) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or known to the board of directors and the contract or transaction is authorized by a majority of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or known to the stockholders and the contract or transaction is specifically approved in good faith by a vote of the disinterested stockholders; or (iii) the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board or stockholders.

     THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF STOCKHOLDER RIGHTS OR THE DIFFERENCES BETWEEN THE TBCA AND THE DGCL. SUCH RIGHTS AND DIFFERENCES CAN BE DETERMINED BY FULL REFERENCE TO THE TBCA AND THE DGCL, THE COMMON LAW OF EACH SUCH JURISDICTION, THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF ADT AND THE ARTICLES OF INCORPORATION AND BY-LAWS OF TEXAS AIR.

                                 LEGAL MATTERS

     The legality of the shares of and warrants for ADT Common Stock to be issued in connection with the Merger will be passed upon for ADT by Raymond F. Winter, Southfield, Michigan, general counsel for ADT.

                                    EXPERTS

     The consolidated financial statements of ADT at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and the financial statements of Texas Air at December 31, 1995, 1994 and 1993 and for the years then ended included in this Joint Proxy Statement/Prospectus, which are referred to and made a part hereof, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                          ACCOUNTANTS' REPRESENTATIVES

     ADT's Board, in accordance with the recommendation of its Audit Committee, has appointed Ernst & Young LLP, Detroit, Michigan, as independent auditors to audit ADT's financial statements for the fiscal year ending December 31, 1996. Ernst & Young LLP has conducted the audits for ADT since 1989.

     Representatives of Ernst & Young LLP, ADT's independent auditors, are expected to be present at the ADT Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be able to respond to appropriate questions.


              STOCKHOLDER PROPOSALS FOR ADT'S 1997 ANNUAL MEETING

     Stockholder proposals intended to be presented at the ADT Annual Meeting of Stockholders in 1997 must be received by ADT no later than February 27, 1997.

                         INDEX TO FINANCIAL STATEMENTS

AMERICAN DENTAL TECHNOLOGIES, INC. AUDITED FINANCIAL STATEMENTS


Report of Independent Auditors  .................................................................  F-1

Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and 1993 ......  F-2

Consolidated Balance Sheets, December 31, 1995 and 1994  ........................................  F-3

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 ......  F-4

Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1995, 1994 and 1993  .............................................................  F-5

Notes to Financial Statements (December 31, 1995)  ..............................................  F-6

AMERICAN DENTAL TECHNOLOGIES, INC. UNAUDITED FINANCIAL STATEMENTS

Condensed Consolidated Statements of Operations for the three months
  ended March 31, 1996 and 1995 (Unaudited)   ................................................... F-16

Condensed Consolidated Balance Sheets at March 31, 1996 (Unaudited)
  and December 31, 1995 ......................................................................... F-17

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 1996 and 1995 (Unaudited) ..................................................... F-18

Notes to Financial Statements (March 31, 1996)  ................................................. F-19


TEXAS AIRSONICS, INC. AUDITED FINANCIAL STATEMENTS

Report of Independent Auditors  ................................................................. F-21

Statements of Operations for the years ended December 31, 1995, 1994 and 1993 ................... F-22

Balance Sheets, December 31, 1995, 1994 and 1993 ................................................ F-23

Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993 ................... F-24

Statements of Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993 ......... F-25

Notes to Financial Statements (December 31, 1995) ............................................... F-26

TEXAS AIRSONICS, INC. UNAUDITED FINANCIAL STATEMENTS

Condensed Statements of Operations for the three months ended
  March 31, 1996 and 1995 (Unaudited) ........................................................... F-31

Condensed Balance Sheets at March 31, 1996 (Unaudited)
  and December 31, 1995  ........................................................................ F-32

Condensed Statements of Cash Flows for the three months
  ended March 31, 1996 and 1995 (Unaudited) ..................................................... F-33

Notes to Financial Statements (March 31, 1996)  ................................................. F-34

                         Report of Independent Auditors








Stockholders and Board of Directors
American Dental Technologies, Inc.

We have audited the accompanying consolidated balance sheets of American Dental Technologies, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in Item 21(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Dental Technologies, Inc. at December 31, 1995 and 1994, and the consolidated results of its operations and its cash flows for each of three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.





                                                   Ernst & Young LLP

Detroit, Michigan


March 7, 1996

                       American Dental Technologies, Inc.
                     Consolidated Statements of Operations




                                              Year Ended December 31
                                           1995          1994          1993

                                        ------------  ------------  ------------
Net sales:
  Trade                                 $  9,653,536  $  7,843,638  $ 10,374,294
  Related party (Note 2)                   3,672,000     3,320,000       307,000
                                        ------------  ------------  ------------
                                          13,325,536    11,163,638    10,681,294
Cost of sales:
  Trade                                    3,686,930     4,438,810     3,055,967
  Related party (Note 2)                   3,352,000     2,081,000     3,068,000
                                        ------------  ------------  ------------
                                           7,038,930     6,519,810     6,123,967

Gross profit                               6,286,606     4,643,828     4,557,327
                                        ------------  ------------  ------------

Selling, general and administrative        6,956,223     7,959,631     9,314,059
Litigation settlement expense (Note 5)                                 2,000,000
Research and development                     784,319     1,194,468       274,102
                                        ------------  ------------  ------------
Loss from operations                      (1,453,936)   (4,510,271)   (7,030,834)

Other income (expense)
  Royalty income:
    Related party (Note 2)                   261,000       285,000       169,645
    Other                                     30,806        82,686       127,961
  Other                                       (1,621)       10,493       (35,085)
  Interest expense                          (110,415)      (49,518)      (34,139)
                                        ------------   -----------  ------------
Net loss                                $ (1,274,166)  $(4,181,610) $ (6,802,452)
                                        ============   ===========  ============

Net loss per share                            $(0.08)       $(0.31)       $(0.79)
                                        ============   ===========  ============




                            See accompanying notes.

                       American Dental Technologies, Inc.
                          Consolidated Balance Sheets


                                                                       December 31
                                                                   1995          1994
                                                               ------------  ------------
ASSETS
Current assets:
  Cash                                                         $  1,665,718   $    839,259
  Accounts receivable:
    Trade, less allowance of $350,000
      in 1995 and $420,000 in 1994                                1,220,010      1,463,360
    Related parties (Note 2)                                        724,283        765,106
                                                               ------------   ------------
                                                                  1,944,293      2,228,466

  Inventories (Note 1)                                            1,905,856      1,390,668
  Prepaid expenses and other current assets                         534,074        470,543
                                                               ------------   ------------
Total current assets                                              6,049,941      4,928,936

Prepaid foreign taxes                                               225,000
Deposit (Notes 2 and 5)                                           1,410,267
Property and equipment, net (Note 1)                                262,042        699,334
Intangible assets, net (Notes 1 and 2):
  Goodwill                                                        3,661,200      3,942,830
  Air abrasive technology rights                                  1,267,998      1,447,038
  Other                                                             108,248        119,400
                                                               ------------   ------------
                                                                  5,037,446      5,509,268
                                                               ------------   ------------
Total assets                                                   $ 12,984,696    $11,137,538
                                                               ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable to related parties (Note 2)                    $  1,700,000   $    200,000
  Accounts payable:
    Trade                                                         2,839,548      2,203,860
    Related parties (Note 2)                                        884,374        765,106
                                                               ------------   ------------
                                                                  3,723,922      2,968,966

  Compensation and employee benefits                                346,668        175,872
  Taxes other than income                                           607,177        801,394
  Contingency reserves (Note 5)                                     500,000        350,000
  Other accrued liabilities                                         609,464        420,200
  Commitments (Note 2)
                                                               ------------   ------------
Total current liabilities                                         7,487,231      4,916,432

Deferred royalty income (Note 2)                                  3,000,000      3,000,000
Other non-current liabilities (Note 3)                               64,993        230,268
Notes payable to related party, less current portion (Note 2)       600,000        800,000

Stockholders' equity:
  Preferred stock, $.01 par value, authorized 10,000,000
  shares; none outstanding
  Common stock, $.01 par value, authorized
    25,000,000 shares; outstanding: 15,738,858
    shares in 1995; and 14,421,113 shares in 1994                   157,387        144,210
  Additional paid-in capital                                     31,288,188     30,385,565
  Accumulated deficit                                           (29,613,103)   (28,338,937)
                                                               ------------   ------------
Total stockholders' equity                                        1,832,472      2,190,838
                                                               ------------   ------------
Total liabilities and stockholders' equity                     $ 12,984,696   $ 11,137,538
                                                               ============   ============


                            See accompanying notes.

                       American Dental Technologies, Inc.
                     Consolidated Statements of Cash Flows


                                                                      Years ended December 31
                                                                 1995          1994          1993
                                                             ------------  ------------  ------------
OPERATING ACTIVITIES
Net loss                                                    $(1,274,166)   $(4,181,610)  $(6,802,452)
Adjustments to reconcile net loss
  to net cash provided by (used in) operating activities:
  Depreciation                                                  411,886        818,642       600,450
  Amortization                                                  471,822        472,605       256,019
  Stockholder litigation settlement                                                        2,000,000
  Employee stock grant                                                        (273,003)      273,003
  (Gain) loss on disposal of equipment                          (11,833)         6,055       122,583
  Stock issued for services                                      16,500
  Advances to Incisive Technologies, Inc.
    prior to acquisition                                                                  (1,194,776)
  Changes in operating assets and liabilities:
    Decrease (increase) in accounts receivable                  284,173       (942,344)       (4,667)
    Decrease (increase) in inventories                         (486,081)       390,571       903,926
    Decrease in advance payments to suppliers                                                184,287
    Decrease (increase) in prepaid expenses and
       other current assets                                     (62,869)      (258,423)      213,229
    Increase in prepaid foreign taxes                          (225,000)
    (Decrease) increase in accounts payable                     754,955        180,401      (200,034)
    (Decrease) increase in compensation
       and employee benefits                                    170,796       (136,827)      121,949
    Decrease in restructuring reserve                                                       (660,679)
    Decrease in taxes other than income                        (194,217)      (210,622)       (4,329)
    (Decrease) increase in other accrued liabilities            339,264       (527,115)     (213,881)
    Decrease in other non-current liabilities                   (70,975)
    Increase in deferred royalty income                                                    3,000,000
                                                             ------------  -----------    ----------

Net cash provided by (used in) operating activities             124,255     (4,661,670)   (1,405,372)

INVESTING ACTIVITIES
Decrease in notes receivable from related parties                                             35,000
Proceeds from sale of equipment                                  31,644          4,250        39,265
Purchases of equipment                                          (24,173)      (114,396)     (518,450)
Increase in intangible assets                                                                (70,577)
Increase in non-current deposits (Notes 2 and 5)             (1,410,267)
                                                             ------------  -----------   -----------

Net cash used in investing activities                        (1,402,796)      (110,146)     (514,762)

FINANCING ACTIVITIES
Payments on note payable to related party                      (200,000)
Proceeds from notes payable to related party                  1,500,000      1,000,000
Proceeds from sale of preferred stock                                                      2,000,000
Proceeds from sale of common stock                              800,000      2,914,000
Proceeds from exercise of stock options                           5,000          1,066
                                                            ------------   ------------  -----------
Net cash provided by financing activities                     2,105,000      3,915,066     2,000,000
                                                            ------------   ------------  -----------
Increase (decrease) in cash                                     826,459       (856,750)       79,866

Cash at beginning of year                                       839,259      1,696,009     1,616,143
                                                            ------------   ------------  -----------
Cash at end of year                                         $ 1,665,718    $   839,259   $ 1,696,009
                                                            ============   ============  ===========


                            See accompanying notes.

                       American Dental Technologies, Inc.
                Consolidated Statements of Stockholders' Equity

                                  Series A Preferred Stock    Common Stock
                                  ------------------------ ------------------   Additional     Unearned    Accumulated
                                     Shares      Amount    Shares      Amount Paid-In Capital Compensation   Deficit     Total
                                  -----------  ---------- ---------   ------- --------------- ------------ ----------- ---------
Balance at January 1, 1993                                7,547,313 $    75,473  $18,527,271              $(17,313,423) $1,289,321
  Net loss for 1993                                                                                         (6,802,452) (6,802,452)
  Note payable to related party
    converted to common stock                               359,220       3,592    1,113,587                             1,117,179
  Issuance of common stock for
    intellectual property rights                             35,164         351      103,649                               104,000
  Stock grant                                               250,000       2,500    1,153,751   $(883,248)                  273,003
  Issuance of common stock for
    Incisive acquisition (Note 2)                         1,534,991      15,350    3,016,442                             3,031,792
  Issuance of common stock for
    acquisition of manufacturing
    rights                                                  165,975       1,660      648,340                               650,000
  Issuance of common stock for
    litigation settlement
    (Note 5)                                                761,906       7,619    1,992,381                             2,000,000
  Issuance of preferred stock
    (Note 1)                         860,240 $     8,602                           2,001,392                             2,009,994
  Accrued undeclared dividends
    on Series A Preferred Stock                                                                                (11,302)    (11,302)
                                 ----------- ----------- ---------- -----------  -----------   ---------  ------------  ----------
Balance at December 31, 1993         860,240       8,602 10,654,569     106,545   28,556,813    (883,248)  (24,127,177)  3,661,535
  Net loss for 1994                                                                                         (4,181,610) (4,181,610)
  Reversal of stock grant                                  (250,000)     (2,500)  (1,153,751)    883,248                  (273,003)
  Exercise of stock options                                  26,692         267          799                                 1,066
  Accrued undeclared dividends
    on Series A Preferred Stock                                                                                (30,150)    (30,150)
  Exercise of conversion from
    Series A Preferred Stock
      to Common Stock (Note 1)     (860,240)     (8,602)    860,240       8,602
  Issuance of common stock for
    intellectual property rights                            130,612       1,306       97,694                                99,000
  Issuance of common stock
    (Note 4)                                              2,999,000      29,990    2,884,010                             2,914,000
                                 ----------- ----------- ---------- -----------  -----------   ---------  ------------  ----------
Balance at December 31, 1994                             14,421,113     144,210   30,385,565               (28,338,937)  2,190,838
  Net loss for 1995                                                                                         (1,274,166) (1,274,166)
  Issuance of common stock for
    intellectual property rights                            400,000       4,000       90,300                                94,300
  Issuance of common stock
    (Note 4)                                                907,745       9,077      807,423                               816,500
  Exercise of stock options                                  10,000         100        4,900                                 5,000
                                 ----------- ----------- ---------- -----------  -----------   ---------  ------------  ----------
Balance at December 31, 1995                             15,738,858 $   157,387  $31,288,188              $(29,613,103) $1,832,472
                                                         ========== ===========  ===========              ============  ==========

See accompanying notes

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

American Dental Technologies, Inc. (the "Company") develops, manufactures, markets and sells high technology products for dentistry. The consolidated financial statements include the accounts and operations of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated.

INVENTORIES

Inventories are stated at the lower of cost, determined generally by the first-in first-out method, or market. At December 31, inventories consisted of the following:



                                                 1995        1994
                                              ----------  ----------
           Finished goods                     $1,261,853  $  678,631
           Work in process                        39,638     110,099
           Raw materials, parts and supplies     604,365     601,938
                                              ----------  ----------
                                              $1,905,856  $1,390,668
                                              ==========  ==========


Inventories at December 31, 1995 and 1994 are net of valuation allowances of $935,000 and $750,000, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets, which range from three to five years for financial reporting purposes and three to ten years for income tax purposes. At December 31, property and equipment consisted of the following:



                                               1995         1994
                                           ------------  -----------
            Leasehold improvements         $         --  $    33,412
            Demonstration dental products       950,578      985,506
            Office furniture and equipment    1,377,097    1,550,822
                                           ------------  -----------
                                              2,327,675    2,569,740
            Accumulated depreciation         (2,065,633)  (1,870,406)
                                           ------------  -----------
                                           $    262,042  $   699,334
                                           ============  ===========

INTANGIBLE ASSETS

Intangible assets consist of goodwill, air abrasive technology rights, patents, distribution rights and organization costs and are stated at cost less accumulated amortization. The Company is amortizing goodwill over 15 years, air abrasive technology rights over 10 years and other intangible assets over lives ranging from 10 to 17 years. Accumulated amortization was $1,529,400 and $1,057,600 at December 31, 1995 and 1994, respectively.

The Company periodically evaluates intangible assets for indicators of impairment in value. When impairment is indicated, the Company revalues the assets based on their fair value. In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indictors of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will affect the Company's financial statements.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

Revenue from dental product and part sales is recognized when title is transferred to the customer, generally upon shipment. The Company recognizes revenue on certain export sales to Denics, a Japanese company (see Note 2), under terms which require shipment to a local independent warehouse.

PREFERRED STOCK

At December 31, 1993, 860,240 shares of a six percent Series A preferred stock which was non-voting and convertible on a one-to-one basis into the Company's common stock was outstanding. In April 1994, this Series A convertible preferred stock was converted into 860,240 shares of common stock.

FOREIGN CURRENCY TRANSACTIONS

Gains and losses resulting from the effect of exchange rate changes on transactions denominated in foreign currencies are included in other (expense) income in the year in which the exchange rates change. Transactions denominated in foreign currencies resulted in net foreign currency translation losses of approximately $65,000, $37,400, and $78,800 in 1995, 1994 and 1993,
respectively.

NET LOSS PER SHARE

The computation of net loss per share is based on the weighted average number of outstanding common shares during the period plus, when the effect is dilutive, common stock equivalents consisting of certain shares subject to stock options. The weighted average number of common and equivalent shares used in the computation of net loss per share was 15,346,716 shares in 1995, 13,462,803 shares in 1994 and 8,566,844 in 1993. The net loss used in the computation of the net loss per share is adjusted by preferred stock dividend requirements of $30,150 and $11,302 in 1994 and 1993, respectively.

STOCK BASED COMPENSATION

The Company grants stock options for a fixed number of shares to employees with an exercise price no less than the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

ADVERTISING

The Company expenses advertising costs as incurred. Advertising expense approximated $338,200, $416,300 and $354,300 in 1995, 1994 and 1993,
respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's cash, accounts receivable, accounts payable, and note payable to Texas Airsonics, Inc. ("Texas Air") approximates their carrying value due to their short term nature. The fair value of the Company's note payable to Denics Co., Ltd. ("Denics") approximates $571,000 as compared to its carrying value of $800,000. The fair value of this note payable was estimated using discounted cash flow analysis based on current incremental borrowing rates for similar types of borrowing arrangements.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in prior year financial statements have been reclassified to conform with the presentation used in 1995.

2. ACQUISITIONS AND AGREEMENTS WITH RELATED PARTIES

Texas Airsonics, Inc.

In November 1995, the Company entered into a merger agreement with Texas Air, which develops and manufactures air abrasive products for the dental and industrial manufacturing markets. Texas Air is the Company's sole supplier of air abrasive products. The Company will acquire all of Texas Air's outstanding stock in exchange for 11,429,775 shares of the Company's common stock and warrants to purchase 6,996,919 additional shares of common stock at $1.00 per share, exercisable for three years. It is expected that the merger will be completed, subject to certain customary conditions, in the second quarter of 1996. The Company intends to account for the merger as a purchase. In 1995, Texas Air sales approximated $4,391,000 and its total assets at December 31, 1995 were approximately $5,884,000.

On August 7, 1995, the Company obtained a $1,500,000 note from Texas Air with interest payable at prime (8.5% at December 31, 1995). Interest is due on a quarterly basis and a principal payment of $200,000 is due May 1, 1996, with the balance due on August 1, 1996, unless extended. Approximately $1,410,000 of the loan was deposited with the Court in October 1995, to stay enforcement of a judgment against the Company in the Alameda Superior Court, Oakland, California while the Company pursues an appeal of the judgment. The Company's obligations are secured by a pledge of all the Company's assets (Note 5).

On September 30, 1994, the Company amended its agreements with Texas Air to extend the term of an existing exclusive manufacturing rights agreement for air abrasive products through December 2003, in exchange for Texas Air reducing its price on products sold to the Company. Additionally, Texas Air increased the Company's credit limit to $1,500,000 on inventory purchases and agreed to share in research and development, legal and marketing costs related to air abrasive products. The Company's obligations to Texas Air are secured by a pledge of the Company's air abrasive patent rights. The Company has a minimum purchase commitment of approximately $1,650,000 for 1996 and no purchase commitments thereafter. On November 1, 1994, the Company issued Texas Air warrants to purchase 1,000,000 shares of common stock at $2.00 per share, exercisable through October 31, 1996.

The Company's purchases of KCP units and related parts from Texas Air were approximately $3,663,000, $1,852,000, and $3,367,000 in 1995, 1994 and 1993,
respectively. In 1995, Texas Air shared research and development, legal, and marketing costs of $895,000. The Company also has accounts payable of $792,000 to Texas Air at December 31, 1995.

In 1993, the Company acquired the manufacturing rights for all dental air abrasive products from Texas Air in exchange for 165,975 shares of restricted common stock. The Company also obtained the rights to patents, patent applications and other proprietary intellectual property from the president of Texas Air in exchange for $160,000 to be paid in four annual installments of $40,000 commencing in April 1994 and $640,000 of restricted common stock to be issued in four annual installments. The number of shares to be issued is based upon the market value of the Company's common stock in April of each of the four years in the period ending April 1996. The fair value of the restricted stock and the cash to be provided under the agreement, which aggregated $1,170,000 was capitalized as an intangible asset.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


2. ACQUISITIONS AND AGREEMENTS WITH RELATED PARTIES (CONTINUED)

Denics Co., Ltd.

In 1993, the Company executed an agreement with Denics to form a joint venture to distribute dental products in certain Asian and Pacific markets. Under the terms of the agreement, the Company granted Denics territorial manufacturing rights for all dental laser and air abrasive products owned by the Company, in Japan. In consideration, Denics provided the Company with a $3,000,000 non-refundable, prepaid royalty payment. The joint venture was to exist for an initial term of ten years and may continue thereafter by mutual consent of both parties. By mutual agreement, the formation of the contemplated joint venture has been delayed until March 31, 1997 or later. Denics has placed an order in excess of $5,000,000 for PulseMaster lasers, KCP units and related products for 1996.

The Company has accounts receivable of $640,059 from Denics at December 31, 1995. The Company earned royalty payments of $261,000 in 1995 and $285,000 in 1994 from Denics for dental laser systems sold in Japan and certain Asian and Pacific markets. Prior to the Company's acquisition of American Dental Laser-Japan, Inc. in March 1993, the Company had related party royalty income for each dental laser sold in Japan.

The Company has a $1,000,000 note payable to Denics, with interest at 3% above the discount rate in Japan (0.5% at December 31, 1995). As of December 31, 1995, $800,000 was outstanding. Borrowings are being repaid in annual installments of principal of $200,000 over a five year period which began in June 1995. Borrowings are secured by an assignment of the Company's Japanese patent rights and related technologies.

As a result of the agreements with Texas Air and Denics, the Company's continued operations are dependent upon Texas Air's and Denics' ability to produce or distribute their respective products. Their failure or inability to meet manufacturing and purchasing commitments would have a material adverse effect on the Company.

Incisive Technologies, Inc. and American Dental Laser-Japan, Inc.

On December 30, 1993, the Company acquired 100% of the outstanding common stock of Incisive Technologies, Inc. ("Incisive") in exchange for 1,534,991 shares of ADT common stock. In addition, the Company issued 86,395 stock options to former holders of Incisive stock options. The acquisition was accounted for as a purchase, and accordingly, the total value of common stock and stock options issued ($3,031,792) has been allocated to the acquired assets and assumed liabilities based on their estimated fair values as of the acquisition date. The excess consideration provided over the estimated net deficiency in assets acquired of $4,224,461 has been accounted for as goodwill and was assigned a 15 year life.

On March 15, 1993, the Company agreed with its former chief executive officer and members of his immediate family to purchase all the common stock of American Dental Laser - Japan, Inc. ("ADL Japan"), thereby re-acquiring the previously sold distribution and sales rights for the Company's products in Japan. At December 31, 1995, $46,010 has been capitalized as an other intangible asset, primarily distribution rights, and is being amortized over a
10 year period.   Accumulated amortization was $11,500 at December 31, 1995.
Prior to the acquisition of ADL - Japan, the Company earned a $5,000 royalty payment for each dental laser system sold in Japan. A royalty payment of $169,645 was received in 1993.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


2. ACQUISITIONS AND AGREEMENTS WITH RELATED PARTIES (CONTINUED)

Other

The Company obtained consulting and research services from related parties and paid approximately $260,800, $254,000 and $30,000 in 1995, 1994 and 1993,
respectively, for such services.

3. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities at December 31, 1995 consisted of the following:


                   Air abrasive liability (Note 2)  $  165,700
                   Capital lease obligations            74,568
                                                    ----------
                                                       240,268

                   Less: current portion              (175,275)
                                                    ----------
                   Non-current portion              $   64,993
                                                    ==========


The Company leases certain equipment under capital leases. Equipment related to these capital leases had a net book value of $87,221 at December 31, 1995. Future minimum lease payments under capital and operating leases as of December 31, 1995 are as follows:


                                                OPERATING  CAPITAL
             YEAR                               LEASES     LEASES
             ----                               ---------  -------
             1996                               $ 244,823 $  47,662
             1997                                 236,614    29,252
             1998                                  57,061     3,674
                                                --------- ---------
                                                $ 538,498    80,588
                                                ========= ---------
             Less amount representing interest               (6,020)
                                                          ---------
                                                          $  74,568
                                                          =========


Rental expense for 1995, 1994 and 1993 approximated $113,000, $214,000 and $494,000, respectively.

The Company paid interest of approximately $104,000 and $20,200 in 1995 and 1994, respectively. The Company paid no interest in 1993.

4. STOCKHOLDERS' EQUITY AND STOCK OPTIONS

In July 1995, the Company received $800,000 when it completed a private placement transaction with the Chairman of the Board and two principal stockholders. The Company issued these investors 888,888 shares of common stock together with non transferable warrants to acquire 1,777,776 additional shares of stock at exercise prices ranging from $1.75 to $2.00 per share, exercisable on or before July 7, 1998. Simultaneously, the exercise date on existing common stock purchase warrants held by these same stockholders was extended from April 21, 1996 to April 21, 1998. In August 1995, the Company canceled existing common stock purchase warrants held by these same stockholders at exercise prices ranging from $1.75 to $2.00 and reissued the common stock purchase warrants at an exercise price of $1.00 per share.

In April 1994, the Company issued 2,999,000 shares of common stock with warrants to purchase an equal number of shares to common stock at $2.00 per share, exercisable over a two year period, to private investors for $2,914,000. Several of the private investors are principal stockholders and current or former directors of the Company.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995

4. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)

Warrant activity is summarized as follows:


                                              Shares     Exercise Price
                                            -----------  --------------
          Outstanding at January 1, 1994

            Warrants issued                   4,054,000        $2.00
            Warrants canceled                   (55,000)       $2.00
                                            -----------
          Outstanding at December 31, 1994    3,999,000        $2.00

            Warrants issued                   7,119,552   $1.00 - $2.00
            Warrants canceled                (3,841,776)  $1.75 - $2.00
                                            -----------
          Outstanding at December 31, 1995    7,276,776   $1.00 - $2.00
                                            ===========


The Company established its Nonqualified Stock Option Plan in January 1990, and 775,000 shares of common stock were reserved for issuance to employees, officers, directors, consultants, and other key personnel. In 1991, the plan was amended to increase the number of shares available for issuance under the Plan to 1,150,000.

The Company established its Stock Option Plan for Employees in June 1991 and 68,181 shares of common stock were reserved for issuance.

The Company established its Long-Term Incentive Plan in May 1993, and 1,000,000 shares of common stock were reserved for issuance to employees, officers, directors and other key personnel. In May 1994, an additional 500,000 shares of common stock were reserved, increasing the number of shares available for issuance to 1,500,000.

Under these plans the options granted by the Board of Directors or its Compensation Committee may not have an exercise price less than the fair market value at the time the options are granted. The period during which options are exercisable is fixed at the time of grant but may not exceed ten years.

The Company has also authorized and granted 325,568 stock options exclusive of the above described plans, of which 194,887 options have been exercised or canceled and 130,681 options were outstanding at December 31, 1995.

 Stock option activity is summarized as follows:

                                                   Number          Exercise
                                                  of Shares         Price
                                                  -----------      --------------
         Outstanding at January 1, 1993             1,333,918       $1.76 - $12.50

         Options granted                            1,378,486        $.04 - $4.125
         Options canceled                            (655,365)     $2.625 - $10.25
                                                  -----------

         Outstanding at December 31, 1993           2,057,039        $.04 - $12.50

         Options granted                              950,436       $.656 - $2.375
         Options exercised                            (26,692)          $.04
         Options canceled                            (599,990)       $.04 - $12.50
                                                  -----------

         Outstanding at December 31, 1994           2,380,793       $.656 - $12.50

         Options granted                            1,278,800        $.50 - $1.00
         Options exercised                            (10,000)          $.50
         Options canceled                          (1,244,212)       $.50 - $3.00
                                                  -----------

         Outstanding at December 31, 1995           2,405,381        $.50 - $12.50
                                                  ===========

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


4. STOCKHOLDERS' EQUITY AND STOCK OPTIONS (CONTINUED)

Following is a summary of options outstanding at December 31, 1995 which are exercisable from $.50 to $12.50 per share at December 31 of each of the following years:


                         1995                 1,821,720
                         1996                 2,225,821
                         1997                 2,401,637
                         1998                 2,404,131
                         1999 and thereafter  2,405,381

5.   LITIGATION

Sunrise Technologies International, Inc. ("Sunrise"), ADT's former laser supplier, initiated a lawsuit in the Alameda County Superior Court on October 18, 1993, claiming ADT breached the parties' February 1993 settlement agreement by failing to accept and pay for certain dental lasers, claims which ADT denied. On July 28, 1995, an Alameda Superior Court jury in Oakland California, returned a $728,707 verdict against ADT. ADT had requested that the jury award it money damages because Sunrise breached the settlement agreement, engaged in unfair and deceptive business practices and interfered with certain of ADT's business relationships. ADT believes the jury's deliberations were adversely affected by a ruling which erroneously precluded jury consideration of ADT's claims. On October 17, 1995 the trial judge denied ADT's motion for a new trial. The trial judge also reduced Sunrise's request for attorney fees and costs by 25% and awarded Sunrise $211,471 for such fees. In November 1995, ADT deposited approximately $1,410,000 with the court to stay execution and is vigorously pursuing an appeal. ADT is unable to estimate the amount of any potential gain or loss that ultimately may result, if any.

On May 2, 1994, Sunrise and Danville Engineering, Inc. ("Danville") filed two lawsuits against ADT in the United States District Court for the Northern District of California. One suit challenges four patents covering proprietary air abrasive technology and the parties have agreed that the lawsuit will likely be dismissed, without prejudice. The other suit challenges ADT's patent on preparing tooth structure for bonding using an air abrasive stream. The complaint seeks declaratory findings that Sunrise and Danville are not infringing the patent and that the patent is invalid. ADT believes the patent is valid and is vigorously defending the action. ADT has asserted that Sunrise and Danville are infringing this bonding patent. Trial has been scheduled for April 1997. While it cannot predict the outcome of this action, management believes that the ultimate result will not have a material adverse effect on ADT's financial position or results of operations.

On October 14, 1994, ADT filed a lawsuit against Sunrise, Danville, Meer Dental, Sullivan Dental Products, Inc. and Benco Dental Supply Co. (the "defendants") in the United States District Court for the Eastern District of Michigan, Southern Division. ADT asserts the defendants are infringing U.S. patent number 5,330,354, an ADT patent that covers dental air abrasive systems, like its KCP. In May 1994, the defendants began selling an air abrasive system similar to the KCP. ADT is seeking money damages and an injunction to prevent the defendants from selling infringing products. In May 1995, the case was transferred to the United States District Court for the Northern District of California and Benco Dental Supply Co. was dismissed from the case. The case has been consolidated with the pending patent action referred to above. Trial has been scheduled for April 1997. Discovery is incomplete and ADT is unable to estimate the amount of potential gain or loss that may result, if any.

A lawsuit by Dr. Robert Cameron and certain other dentists alleging misrepresentations as to the use of ADT's dLase 300 for certain dental procedures pending in the United States District Court for the Eastern District of Michigan, Southern Division, was settled in December 1995. In April 1996, the case was dismissed with prejudice and ADT released from all claims.
The Company has recorded a $500,000 contingency reserve at December 31, 1995 based on its best estimate of the legal and other related costs to resolve legal matters.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995



5.   LITIGATION (CONTINUED)

A securities class action settlement was entered into in December 1993 and finalized in February 1994, following notice to the class members. Under the terms of the settlement, the Company was not required to make any cash payment. However, the Company issued 761,906 shares of common stock to certain present or former officers and directors named in the suit as reimbursement for $2,000,000 contributed to the settlement on behalf of the Company. The Company recognized $2,000,000 of expense in the fourth quarter of 1993 related to the settlement.

6.   INCOME TAXES

At December 31, 1995, the Company has a $22,500,000 net operating loss carryforward for federal income tax purposes, which expires in the years 2006 through 2010.

Deferred tax assets, which are fully reserved at December 31, 1995 and 1994, represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:


                                                    December 31
                                                 1995         1994
                                              -----------  ----------
          Allowance for doubtful accounts     $   142,000  $  200,000
          Inventory valuation reserves            318,000     255,000
          Depreciation                            290,000     286,000
          Compensation and employee benefits       63,000      72,000
          Deferred royalties                      925,000   1,037,000
          Deferred liabilities and other          692,000     468,000
          Net operating loss carryforwards      7,644,000   7,212,000
                                              -----------  ----------
          Net deferred tax asset              $10,074,000  $9,530,000
                                              ===========  ==========

          Valuation allowance                 $10,074,000  $9,530,000
                                              ===========  ==========



7.   OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS

The Company develops, manufactures, markets and sells high technology products for dentistry. Its operations constitute a single business segment. The Company has operations in various foreign countries which market the Company's dental products in their respective geographic areas. The Company does not typically require collateral from its customers.

Sales into Germany, through two regional distribution groups, Dental Liga GmbH and Orbis High Tech Dental GmbH, were approximately 40%, in 1995 and 33% of consolidated sales in 1994 and 1993. Sales to Denics for certain Asian and Pacific markets were approximately 28%, 30% and 27% of consolidated sales in 1995, 1994 and 1993, respectively. Sales to Patterson Dental Company, the major domestic distributor of the Company's kinetic cavity preparation units, were approximately 10%, 20% and 30% of consolidated sales in 1995, 1994 and 1993, respectively.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995


7.   OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMERS (CONTINUED)

Financial information, summarized by geographic area, is as follows:


                                       1995         1994         1993
                                   -----------  -----------  -----------

       Net sales:
         United States             $ 2,980,292  $ 3,751,827  $ 5,161,347
         Europe                      6,532,237    3,717,125    4,274,732
         Other international         3,813,007    3,694,686    1,245,215
                                   -----------  -----------  -----------
                                   $13,325,536  $11,163,638  $10,681,294
                                   ===========  ===========  ===========
       Gross profit:
         United States             $ 1,133,772  $ 1,529,430  $ 2,192,080
         Europe                      3,310,644    1,731,868    1,906,830
         Other international         1,842,190    1,382,530      458,417
                                   -----------  -----------  -----------
                                   $ 6,286,606  $ 4,643,828  $ 4,557,327
                                   ===========  ===========  ===========
       Accounts receivable:
         United States             $   711,335  $   679,917  $   404,741
         Europe                        548,640      764,663      740,338
         Other international           684,318      783,886      141,043
                                   -----------  -----------  -----------
                                   $ 1,944,293  $ 2,228,466  $ 1,286,122
                                   ===========  ===========  ===========
       Other identifiable assets:
         United States             $ 9,513,529  $ 8,661,670  $10,752,607
         Europe                      1,252,974      247,402      219,537
         Other international           273,900                   112,982
                                   -----------  -----------  -----------
                                   $11,040,403  $ 8,909,072  $11,085,126
                                   ===========  ===========  ===========



8. MANAGEMENT'S PLANS AND LIQUIDITY

Significant losses over previous years have resulted in cash flow and liquidity constraints. Measures adopted by management have resulted in positive cash flow from operations in 1995. This was achieved by increased sales and reducing selling, general and administrative expenses by approximately $1,000,000 since 1994 through (1) the reduction of payroll and related costs;
(2) the reduction of services from consultants and other professionals; and (3) the elimination of selected marketing and advertising programs.

The Company has a working capital deficit of $1,437,000 at December 31, 1995, primarily due to proceeds of the $1,500,000 note payable being utilized for non-current assets, primarily a deposit of $1,410,000. Management believes it has taken steps to strengthen its financial position and improve its cash flow by entering into an agreement to merge with Texas Air; continuing its efforts to expand sales and control selling, general and administrative expenses; and attempting to obtain additional financing. Upon completion of the proposed merger with Texas Air, the Company expects to benefit from improved gross margins and cash flow from the manufacturing operations.

Although the volume of PulseMaster sales increased 26% in 1995, this increase was due in part to a 14% decline in the average price. Management believes that the sales growth and profitability anticipated from its laser product line will require broader market acceptance of laser products in general, increased market share, additional regulatory approvals and additional cost reductions. The Company is continuing its efforts to obtain additional regulatory approvals in the United States and Japan and to increase the Company's market share to improve laser sales growth and to achieve profitability in the laser product line.

                       American Dental Technologies, Inc.
                   Notes to Consolidated Financial Statements
                               December 31, 1995

8. MANAGEMENT'S PLANS AND LIQUIDITY (CONTINUED)

Sales thus far in 1996 are in line with the Company's business plan and management expects that trend to continue. Although there can be no assurances, the Company anticipates sales will improve in 1996, primarily resulting from sales of the KCP 1000 whisperjet and the PulseMaster 600 LE laser. In February 1996, the Company signed distribution agreements for lasers and KCP products with two significant distributors. Purchases under these agreements are expected to aggregate approximately $8,600,000 in 1996. Management expects the improved sales to be primarily in Europe and the Pacific Rim.

Management is confident that the results of its plans will provide the Company with sufficient cash flow to meet its liquidity needs.

9. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)


                                            Three Months Ended
                               March 31     June 30  September 30   December 31
                                   1995        1995          1995          1995
                             ----------  ----------  ------------  ------------

      Net sales              $4,392,000  $3,460,836    $2,286,035    $3,186,665
      Gross profit            2,184,627   1,900,165     1,019,997     1,181,817
      Net income (loss)         176,196     202,068      (954,332)     (698,098)(1)
      Net income (loss) per
       common and common
       equivalent share            $.01        $.01         $(.06)        $(.04)

                                         Three Months Ended
                               March 31     June 30  September 30   December 31
                                   1994        1994          1994          1994
                             ----------  ----------  ------------  ------------
      Net sales              $3,692,837  $3,373,274    $1,384,377    $2,713,150
      Gross profit            1,734,679   1,770,469       549,393       589,287(2)
      Net loss                 (435,356)   (441,284)   (1,661,517)   (1,643,453)
      Net loss per
       common and common
       equivalent share           $(.04)      $(.03)        $(.11)        $(.11)

- ---------------
(1) During 1995, the Company incurred expenses of approximately $700,000 related to selling and marketing incentive programs for the introduction of the new products. Pursuant to its agreement, Texas Air shared research and development, legal, and marketing expenses of approximately $895,000 in 1995.

(2)  Includes a charge for inventory valuation of approximately $600,000.

                       American Dental Technologies, Inc.
                Condensed Consolidated Statements of Operations
                                  (Unaudited)


                                            Three Months Ended March 31
                                                   1996        1995
                                               ----------  ----------
          Net sales                            $5,254,047  $4,392,000
          Cost of sales                         2,855,426   2,207,373
                                               ----------  ----------
          Gross profit                          2,398,621   2,184,627


          Selling, general and administrative   1,669,058   1,925,058
          Research and development                234,350     249,406
                                               ----------  ----------
          Income from operations                  495,213      10,163

          Other income (expense)
            Royalty income:
              Related party (Note 2)                          171,000
              Other                                            17,875
            Other                                  (4,640)
            Interest expense                      (42,263)    (22,842)
                                               ----------  ----------
          Net income                           $  448,310  $  176,196
                                               ==========  ==========

          Net income per share                 $     0.03  $     0.01
                                               ==========  ==========




      See notes to unaudited condensed consolidated financial statements.

                       American Dental Technologies, Inc.
                     Condensed Consolidated Balance Sheets



                                                        March 31       December 31
                                                          1996            1995
                                                       -----------     -----------
                                                       (Unaudited)
ASSETS
Current assets:
 Cash                                                 $  1,146,490    $ 1,665,718
 Accounts receivable:
   Trade, less allowance of $350,000 in 1996 and 1995    2,600,978      1,220,010
   Related parties                                         690,488        724,283
                                                      ------------    -----------
                                                         3,291,466      1,944,293

 Inventories                                             1,381,223      1,905,856
 Prepaid expenses and other current assets                 418,975        534,074
                                                      ------------    -----------
Total current assets                                     6,238,154      6,049,941

Prepaid foreign taxes                                      300,000        225,000
Deposit (Note 2)                                         1,410,267      1,410,267
Property and equipment, net                                217,953        262,042
Intangible assets, net:
   Goodwill                                              3,590,792      3,661,200
   Air abrasive technology rights                        1,223,238      1,267,998
   Other                                                   144,017        108,248
                                                      ------------    -----------
                                                         4,958,047      5,037,446

                                                      ------------    -----------
Total assets                                          $ 13,124,421    $12,984,696
                                                      ============    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable to related parties (Note 2)            $  1,700,000    $ 1,700,000
 Accounts payable:
   Trade                                                 2,751,214      2,839,548
   Related parties                                       1,129,971        884,374
                                                       -----------    -----------
                                                         3,881,185      3,723,922

 Compensation and employee benefits                        335,260        346,668
 Taxes other than income                                   611,127        607,177
 Contingency reserve (Note 3)                              500,000        500,000
 Other accrued liabilities                                 164,363        609,464
                                                       -----------    -----------
Total current liabilities                                7,191,935      7,487,231

Deferred royalty income                                  3,000,000      3,000,000
Other non-current liabilities                               51,704         64,993
Notes payable to related party,
 less current portion (Note 2)                             600,000        600,000

Stockholders' equity:
 Preferred stock, $.01 par value, authorized
   10,000,000 shares; none outstanding
 Common stock, $.01 par value, authorized
   25,000,000 shares; outstanding: 15,738,858              157,387        157,387
 Additional paid-in capital                             31,288,188     31,288,188
 Accumulated deficit                                   (29,164,793)   (29,613,103)
                                                       -----------    -----------
Total stockholders' equity                               2,280,782      1,832,472
                                                       -----------    -----------

Total liabilities and stockholders' equity            $ 13,124,421    $12,984,696
                                                      ============    ============


      See notes to unaudited condensed consolidated financial statements.

                       American Dental Technologies, Inc.
                Condensed Consolidated Statements of Cash Flows
                                  (Unaudited)




                                                                        Three Months Ended
                                                                             March 31
                                                                         1996         1995
                                                                        -------------------

OPERATING ACTIVITIES
Net income                                                        $   448,310    $   176,196
 Adjustments to reconcile net income
   to net cash provided by (used in) operating activities:
     Depreciation                                                      48,000        109,500
     Amortization                                                     116,803        121,414
     Gain on disposal of fixed assets                                    (375)       (10,200)
     Changes in operating assets and liabilities:
       Increase in accounts receivable                             (1,347,173)      (968,576)
       Decrease in inventories                                        524,633        296,359
       Decrease in prepaid expenses and other current assets          115,267         72,965
       Increase in prepaid foreign taxes                              (75,000)       (75,000)
       Increase in accounts payable                                   157,263        462,672
       Increase (decrease) in compensation and employee benefits      (11,408)       156,715
       Increase (decrease) in taxes other than income                   3,950        (37,896)
       Increase (decrease) in other accrued liabilities              (445,101)        43,932
       Decrease in other non-current liabilities                      (13,289)
                                                                  -----------    -----------
Net cash provided by (used in) operating activities                  (478,120)       348,081

INVESTING ACTIVITIES
 Proceeds from sale of property                                           375         10,200
 Purchases of property and equipment                                   (4,079)       (21,399)
 Increase in intangible assets                                        (37,404)
                                                                  -----------    -----------
Net cash used in investing activities                                 (41,108)       (11,199)

Increase (decrease) in cash                                          (519,228)       336,882

Cash at beginning of period                                         1,665,718        839,259
                                                                  -----------    -----------
Cash at end of period                                             $ 1,146,490    $ 1,176,141
                                                                  ===========    ===========



      See notes to unaudited condensed consolidated financial statements.

                       American Dental Technologies, Inc.
              Notes to Condensed Consolidated Financial Statements
                           March 31, 1996 (Unaudited)

1. BASIS OF PRESENTATION AND OTHER ACCOUNTING INFORMATION

Basis of Presentation - The accompanying unaudited condensed consolidated financial statements of American Dental Technologies, Inc. (the "Company" or "ADT") have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for other quarters of 1996 or for the year ended December 31, 1996. The accompanying unaudited condensed consolidated financial statements should be read with the annual consolidated financial statements and notes contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


Inventories - Inventories consist of the following:


                                                     March 31, 1996  December 31, 1995
                                                     --------------  -----------------

                 Finished goods                        $    684,163     $    1,261,853
                 Work in progress                            85,778             39,638
                 Raw materials, parts and supplies          611,282            604,365
                                                       ------------     --------------
                                                       $  1,381,223     $    1,905,856
                                                       ============     ==============


Property and equipment - Accumulated depreciation aggregated $2,098,333 at March 31, 1996 and $2,065,633 at December 31, 1995.

Intangible Assets - Accumulated amortization aggregated $1,634,725 at March 31, 1996 and $1,529,400 at December 31, 1995.

2. RELATED PARTY TRANSACTIONS

Texas Airsonics, Inc. In November 1995, the Company entered into a merger agreement with Texas Airsonics, Inc. ("Texas Air"), which develops and manufactures air abrasive products for the dental and industrial manufacturing markets. Texas Air is the Company's sole supplier of air abrasive products. If the merger is approved, the Company will acquire all of Texas Air's outstanding stock in exchange for 11,429,775 shares of the Company's common stock and warrants to purchase 6,996,919 additional shares of common stock at $1.00 per share, exercisable for three years. It is expected that the merger will be completed, subject to certain customary conditions, including without limitation, stockholder approvals, in the second quarter of 1996. The Company will account for the merger as a purchase.

On August 7, 1995, the Company obtained a $1,500,000 note from Texas Air with interest payable at prime (8.25% at March 31, 1996). Interest is due on a quarterly basis and a principal payment of $200,000 is due May 1, 1996, with the balance due on August 1, 1996, unless extended. Approximately $1,410,000 of the loan was deposited with the Court in October 1995, to stay enforcement of a judgment against the Company in the Alameda Superior Court, Oakland, California while the Company pursues an appeal of the judgment. The Company's obligations are secured by a pledge of all the Company's assets.

Denics Co., Ltd. The Company has a $1,000,000 note payable to Denics Co., Ltd. ("Denics"), with interest at 3% above the discount rate in Japan (0.5% at March 31, 1996). As of March 31, 1996, $800,000 was outstanding. Borrowings are being repaid in annual principal installments of $200,000 over a five year period which began in June 1995. Borrowings are secured by an assignment of the Company's Japanese patents and related technologies.

Denics manufactured dental lasers in the third quarter of 1994 through 1995 and pursuant to its agreements, the Company earned a royalty on units sold in Japan and certain Asian and Pacific markets. The Company earned royalty payments, net of foreign taxes, of $171,000 during the three

                       American Dental Technologies, Inc.
              Notes to Condensed Consolidated Financial Statements
                           March 31, 1996 (Unaudited)

2. RELATED PARTY TRANSACTIONS (CONTINUED)

month period ended March 31, 1995. No royalty payments were due from Denics for the three month period ended March 31, 1996 because Denics purchased products directly from the Company. Management expects that during the remainder of 1996, Denics will continue to purchase products directly from the Company rather than manufacturing them, which will result in a significant reduction in royalty income, but sales and gross profits to the Pacific Rim market will increase. Denics has placed an order in excess of $5,000,000 for PulseMaster lasers, KCP units and related products for 1996.

3. LITIGATION

Sunrise Technologies International, Inc. ("Sunrise"), ADT's former laser supplier, initiated a lawsuit in the Alameda County Superior Court on October 18, 1993, claiming ADT breached the parties' February 1993 settlement agreement by failing to accept and pay for certain dental lasers, claims which ADT denied. On July 28, 1995, an Alameda Superior Court jury in Oakland California, returned a $728,707 verdict against ADT. ADT had requested that the jury award it money damages because Sunrise breached the settlement agreement, engaged in unfair and deceptive business practices and interfered with certain of ADT's business relationships. ADT believes the jury's deliberations were adversely affected by a ruling which erroneously precluded jury consideration of ADT's claims. On October 17, 1995 the trial judge denied ADT's motion for a new trial. The trial judge also reduced Sunrise's request for attorney fees and costs by 25% and awarded Sunrise $211,471 for such fees. In November 1995, ADT deposited approximately $1,410,000 with the court to stay execution and is vigorously pursuing an appeal. ADT is unable to estimate the amount of any potential gain or loss that ultimately may result, if any.

On May 2, 1994, Sunrise and Danville Engineering, Inc. ("Danville") filed two lawsuits against ADT in the United States District Court for the Northern District of California. One suit challenges four patents covering proprietary air abrasive technology and the parties have agreed that the lawsuit will likely be dismissed, without prejudice. The other suit challenges ADT's patent on preparing tooth structure for bonding using an air abrasive stream. The complaint seeks declaratory findings that Sunrise and Danville are not infringing the patent and that the patent is invalid. ADT believes the patent is valid and is vigorously defending the action. ADT has asserted that Sunrise and Danville are infringing this bonding patent. Trial has been scheduled for April 1997. While it cannot predict the outcome of this action, management believes that the ultimate result will not have a material adverse effect on ADT's business.

On October 14, 1994, ADT filed a lawsuit against Sunrise, Danville, Meer Dental, Sullivan Dental Products, Inc. and Benco Dental Supply Co. (the "defendants") in the United States District Court for the Eastern District of Michigan, Southern Division. ADT asserts the defendants are infringing U.S. patent number 5,330,354, an ADT patent that covers dental air abrasive systems, like its KCP. In May 1994, the defendants began selling an air abrasive system similar to the KCP. ADT is seeking money damages and an injunction to prevent the defendants from selling infringing products. In May 1995, the case was transferred to the United States District Court for the Northern District of California and Benco Dental Supply Co. was dismissed from the case. The case has been consolidated with the pending patent action referred to above. Trial has been scheduled for April 1997. Discovery is incomplete and ADT is unable to estimate the amount of potential gain or loss that may result, if any.

A lawsuit by Dr. Robert Cameron and certain other dentists alleging misrepresentations as to the use of ADT's dLase 300 for certain dental procedures pending in the United States District Court for the Eastern District of Michigan, Southern Division, was settled in December 1995. In April 1996, the case was dismissed with prejudice and ADT released from all claims.

The Company has a $500,000 contingency reserve at March 31, 1996 based on its best estimate of the legal and other related costs to resolve legal matters.

                         Report of Independent Auditors


Board of Directors
Texas Airsonics, Inc.


We have audited the accompanying balance sheets of Texas Airsonics, Inc. as of December 31, 1995, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Texas Airsonics, Inc. at December 31, 1995, 1994 and 1993, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.





                                         Ernst & Young LLP

Detroit, Michigan


February 16, 1996

                             Texas Airsonics, Inc.
                            Statements of Operations




                                                  Years ended December 31
                                              ----------------------------------
                                                 1995        1994        1993
                                              ----------  ----------  ----------


Net sales (Note 4)                            $4,391,001  $2,709,971  $3,695,121
Cost of sales                                  2,628,695   1,370,111   1,828,678
                                              ----------  ----------  ----------
Gross profit                                   1,762,306   1,339,860   1,866,443

Selling, general and administrative (Note 4)   1,455,949     697,449     668,075
Research and development                         272,000       4,658       1,550
                                              ----------  ----------  ----------
Income from operations                            34,357     637,753   1,196,818

Other income (expense):
  Manufacturing technology rights (Note 4)                             1,039,575
  Interest and other                              70,030      30,881      21,527
  Interest expense                               (58,362)    (12,085)    (20,398)
  Gain (loss) on investments (Note 2)             33,194    (182,572)   (547,988)
                                              ----------  ----------  ----------

Income before federal income taxes                79,219     473,977   1,689,534
Income taxes (Note 6)                             33,500     173,000     599,300
                                              ----------  ----------  ----------

Net income                                    $   45,719  $  300,977  $1,090,234
                                              ==========  ==========  ==========


                            See accompanying notes.

                             Texas Airsonics, Inc.
                                 Balance Sheets

                                                          December 31
                                                 1995        1994        1993
                                              ----------  ----------  ----------
ASSETS
Current assets:
  Cash                                        $  724,831  $  728,735  $1,055,025
  Accounts receivable (Notes 3 and 4)          1,844,085     780,451     569,306
  Inventories (Note 3)                           640,667     528,023     357,810
  Prepaid expenses and other current assets       33,342      11,323      13,833
  Note receivable (Note 4)                     1,500,000
  Deferred taxes (Note 6)                                     64,800
  Federal income taxes receivable (Note 6)       159,444
                                              ----------  ----------  ----------
Total current assets                           4,902,369   2,113,332   1,995,974

Property and equipment, net (Note 1)             817,647     419,241     390,861

Intangibles and other assets:
  Intellectual property rights, net (Note 4)     163,510     176,577     189,644
  Investments (Note 2)                                        66,390     491,587
  Other                                              500       1,975       2,966
                                              ----------  ----------  ----------
Total intangibles and other assets               164,010     244,942     684,197
                                              ----------  ----------  ----------

Total assets                                  $5,884,026  $2,777,515  $3,071,032
                                              ==========  ==========  ==========

                                                          December 31
                                                 1995        1994        1993
                                              ----------  ----------  ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $1,465,051  $  255,294  $  114,872
  Current maturities of long-term
    debt (Note 3)                                803,329      66,159      78,281
  Note payable (Note 3)                                       30,000
  Taxes payable                                   35,292      63,784      98,734
  Deferred compensation                                                   87,300
  Federal income taxes payable (Note 6)                       87,446     556,844
  Deferred taxes (Note 6)                         11,700
  Other liabilities                               31,444       8,022       1,011
                                              ----------  ----------  ----------
Total current liabilities                      2,346,816     510,705     937,042

Long-term debt, less current
    maturities (Note 3)                          690,000      53,328     118,864

Stockholders' equity:
  Common stock, no par value, and paid-in
    capital, 50,000,000 shares authorized,
    shares outstanding 2,106,871 in 1995,
    1,971,871 in 1994 and 1,884,094 in 1993    2,155,568   1,362,868   1,080,222
  Retained earnings                            1,046,088   1,205,060   1,284,904
                                              ----------  ----------  ----------
                                               3,201,656   2,567,928   2,365,126
  Less treasury stock-at cost
    (427,473 shares in 1995 and 1994
    and 425,250 shares in 1993) (Note 5)        (354,446)   (354,446)   (350,000)
                                              ----------  ----------  ----------
Total stockholders' equity                     2,847,210   2,213,482   2,015,126
                                              ----------  ----------  ----------

Total liabilities and stockholders' equity    $5,884,026  $2,777,515  $3,071,032
                                              ==========  ==========  ==========

                            See accompanying notes.

                             Texas Airsonics, Inc.
                            Statements of Cash Flows

                                                            Years ended December 31
                                                         1995        1994          1993
                                                     -----------   ---------   -----------
OPERATING ACTIVITIES
Net income                                           $    45,719  $  300,977   $ 1,090,234
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Compensatory stock options                              42,700                   101,850
  Manufacturing rights                                                          (1,039,575)
  Depreciation and amortization                           80,591      64,937        60,185
  Deferred taxes                                          76,500     (64,800)        8,200
  Provision for investment losses                                    182,572       547,988
  Gain on sale of investments                            (33,194)
  Changes in operating assets and liabilities:
    Accounts receivable                               (1,055,994)   (211,145)     (257,797)
    Inventory                                           (112,644)   (170,213)       47,425
    Prepaid expenses                                     (22,019)      2,510       (12,484)
    Accounts payable                                   1,209,757     140,422        20,771
    Taxes payable                                        (28,492)    (34,950)       97,964
    Other liabilities                                     23,422       7,011         1,011
    Federal income taxes payable                        (254,530)   (469,398)      443,222
                                                     -----------  ----------   -----------

Net cash provided by (used in) operating activities      (28,184)   (252,077)    1,108,994

INVESTING ACTIVITIES
Proceeds from sale of investments                         99,584
Purchases of property and equipment                     (465,930)    (78,759)     (293,292)
Receivable from ADT                                   (1,500,000)
Other                                                      1,475        (500)
                                                     -----------  ----------   -----------

Net cash used in investing activities                 (1,864,871)    (79,259)     (293,292)

FINANCING ACTIVITIES
Proceeds from bank borrowings                          1,490,000
Proceeds from issuance of common stock                   750,000     250,900         2,300
Dividends paid                                          (204,691)   (138,196)
Payments on notes payable                               (146,158)    (77,658)     (127,943)
Purchase of treasury stock                                           (30,000)
                                                     -----------  ----------   -----------
Net cash provided by (used in) financing activities    1,889,151       5,046      (125,643)
                                                     -----------  ----------   -----------
Net increase (decrease) in cash                           (3,904)   (326,290)      690,059

Cash at beginning of year                                728,735   1,055,025       364,966
                                                     -----------  ----------   -----------
Cash at end of year                                  $   724,831  $  728,735   $ 1,055,025
                                                     ===========  ==========   ===========

                            See accompanying notes.

                             Texas Airsonics, Inc.
                       Statements of Stockholders' Equity


                                   COMMON STOCK
                                AND PAID-IN CAPITAL                  TREASURY STOCK
                              ----------------------   RETAINED   ---------------------
                                SHARES      AMOUNT     EARNINGS     SHARES     AMOUNT       TOTAL
                              ----------  ----------  ----------  ---------  ----------  ----------
Balance at January 1, 1993     1,654,094  $  869,372  $  194,670  (425,250)  $(350,000)  $  714,042
Net income for 1993                                    1,090,234                          1,090,234
Exercise of stock options        230,000     210,850                                        210,850
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1993   1,884,094   1,080,222   1,284,904  (425,250)   (350,000)   2,015,126
Net income for 1994                                      300,977                            300,977
Dividends paid (Note 5)                                 (380,821)                          (380,821)
Sale of common stock from
 treasury                         27,777     194,446               (27,777)     55,554      250,000
Exercise of stock options         90,000      88,200                                         88,200
Purchases of common stock        (30,000)                           30,000     (60,000)     (60,000)
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1994   1,971,871   1,362,868   1,205,060  (427,473)   (354,446)   2,213,482
Net income for 1995                                       45,719                             45,719
Dividends paid (Note 5)                                 (204,691)                          (204,691)
Sale of common stock             125,000     750,000                                        750,000
Exercise of stock options         10,000      42,700                                         42,700
                              ----------  ----------  ----------  --------   ---------   ----------

Balance at December 31, 1995   2,106,871  $2,155,568  $1,046,088  (427,473)  $(354,446)  $2,847,210
                              ==========  ==========  ==========  ========   =========   ==========

See accompanying notes.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Texas Airsonics, Inc. (the "Company") develops and manufactures air abrasive products for dentistry and various other industrial applications.

INVENTORIES

Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market. Inventories consist of abrasive powders and raw materials used in the manufacture of the Company's air abrasive products.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation for financial reporting and income tax purposes is computed using accelerated methods over the estimated useful lives of the assets.

At December 31, property and equipment consisted of the following:


                                                                     Useful
                                   1995        1994        1993       Lives
                                ----------  ----------  ---------- ------------

Land                           $   30,000  $   30,000  $   30,000
Building                          643,524     236,860     236,860    31 years
Office furniture and equipment     74,015      50,584      42,611    5-7 years
Machinery and equipment           333,407     304,178     239,076    5-7 years
Leasehold improvements              9,885       9,885       9,885    7 years
Automobiles                        31,994      31,994      26,310    5 years
                               ----------  ----------  ----------
                                1,122,825     663,501     584,742
Accumulated depreciation          305,178     244,260     193,881
                               ----------  ----------  ----------
                               $  817,647  $  419,241  $  390,861
                               ==========  ==========  ==========


INCOME TAXES

Income tax expense is based on income as reported in the statements of operations. When income and expenses are recognized in different periods for tax purposes, deferred taxes are provided in the financial statements.

INTANGIBLE ASSETS

Intangible assets consist of intellectual property rights and patents and are stated at cost less accumulated amortization. The Company is amortizing manufacturing and technology rights over 15 years and patents over 5 years. Accumulated amortization was $133,314, $120,247 and $105,689 at December 31, 1995, 1994 and 1993, respectively.

INVESTMENTS

Investments are accounted for in accordance with Statement of Financial Accounting Standards Number 115 "Accounting for Certain Investments in Debt and Equity Securities" ("Statement 115"). The Company's investments are considered available for sale as defined in Statement 115 and are stated at fair value.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's cash, accounts receivable, note receivable, and investments approximates their carrying value due to their short term nature. The fair value of the Company's notes payable approximates their carrying value based on the Company's incremental borrowing rates as compared to similar types of current borrowing arrangements.

2. INVESTMENTS

Investments consist of unregistered and restricted shares of common stock of American Dental Technologies, Inc. (ADT). The Company is restricted from trading the common stock of ADT for two years from the date of its acquisition under the provisions of the Securities and Exchange Commission's rule 144; accordingly, the carrying value of the common stock upon receipt was recorded at a discount from the trading value of related registered and unrestricted shares of ADT common stock.

The decrease in the fair value of the ADT common stock is considered other than temporary by the Company and, accordingly, changes in the valuation allowance have been included in operations in the accompanying financial statements. The valuation allowance on investments approximated $584,000 and $548,000 at December 31, 1994 and 1993, respectively.

In December 1995, an officer of the Company purchased the remaining shares of ADT common stock from the Company for approximately $96,000.

The following summarizes the Company's investment activities:

                                                COMMON STOCK OF
                                       AMERICAN DENTAL TECHNOLOGIES, INC.
                                                SHARES   FAIR VALUE
                                              ---------  ----------
            Balance at December 31, 1992        131,148  $  389,575
            Shares received in 1993 (Note 4)    165,975     650,000
            Decline in fair value in 1993                  (547,988)
                                             ----------  ----------

            Balance at December 31, 1993        297,123     491,587
            Dividend of shares (Note 5)        (131,148)   (242,625)
            Decline in fair value in 1994                  (182,572)
                                             ----------  ----------

            Balance at December 31, 1994        165,975      66,390
            Sale of shares in 1995             (165,975)    (66,390)
                                             ----------  ----------

            Balance at December 31, 1995             --  $       --
                                             ==========  ==========

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


3. NOTES PAYABLE AND LONG-TERM DEBT

At December 31, 1995, 1994 and 1993 long-term debt consisted of the following:



                                          1995               1994             1993             Collateral
                                        ----------         --------         --------           ----------
Note payable to bank, bearing
interest at the bank's prime rate
(8.5% at December 31, 1995),                                                                   Inventory and
payable in quarterly installments                                                              accounts
of $200,000, plus interest              $1,490,000                                             receivable


Note payable to Bank,
bearing interest at 9%,
payable in monthly
installments of $2,117,                                                                        Certain
including interest                                         $ 10,374         $ 33,511           equipment


Note payable to Finance
Company, bearing interest
at 8%, payable in monthly
installments of $488,
including                                                                                      1992 Ford
interest                                     3,329            9,113           13,634           Explorer

Note payable to former
stockholder bearing
interest at 6%, payable in
annual installments of
$50,000, plus interest
                                                            100,000          150,000           Stock acquired
                                        ----------         --------         --------
                                         1,493,329          119,487          197,145
Less:  Current portion                     803,329           66,159           78,281
                                        ----------         --------         --------
Non-current portion                     $  690,000         $ 53,328         $118,864
                                        ==========         ========         ========


At December 31, 1994 the Company had a noninterest bearing, unsecured $30,000 note outstanding which was paid on April 1, 1995. The note comprised a portion of the consideration for redemption of 30,000 shares of the Company's common stock (Note 5).

4.  TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES

In April 1992, the Company entered into an agreement which provides American Dental Technologies, Inc. ("ADT") the exclusive perpetual right to market and sell the Company's air abrasive dental products. In conjunction with this agreement the Company assigned present and future patent rights related to air abrasive dental products to ADT. In exchange for this right the Company received $300,000 in cash and 131,148 shares of restricted ADT common stock. ADT maintained a lien against the restricted stock issued to the Company as security for the Company's agreement to manufacture 500 KCP units through 1993. Therefore, the Company recorded the fair value of the restricted stock, $389,575, as deferred revenue at December 31, 1992.

In February 1993, the Company sold its manufacturing rights for all dental air abrasive products to ADT in exchange 165,975 shares of restricted ADT common stock. In connection therewith, ADT terminated its lien and related production contingency included in the 1992 agreement. The Company recognized the revenue deferred at December 31, 1992 of $389,575 together with the fair value ($650,000) of the 165,975 shares received in connection with the sale of its manufacturing rights during the first quarter of 1993.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


4.  TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES (CONTINUED)

On September 30, 1994, the Company and ADT extended the terms of an existing exclusive manufacturing rights agreement for air abrasive products through December 2003 and ADT agreed in exchange for a reduction in the price of products sold to ADT and an increase in ADT's credit limit with the Company to $1,500,000. ADT's obligations to the Company are secured by a pledge of ADT's air abrasive patent rights. ADT has a minimum purchase commitment of approximately $1,650,000 for 1996, and no purchase commitments thereafter. On November 1, 1994, ADT issued the Company warrants to purchase 1,000,000 shares of ADT common stock at $2 per share, exercisable through October 31, 1996.

In August 1995, the Company loaned ADT $1,500,000. The note bears interest at the Company's bank's prime rate (8.5% at December 31, 1995) and is due August 1, 1996. The note is secured by all assets, including intangible assets, of ADT.

The Company's accounts receivable and sales include the following amounts with
ADT:


                           Accounts   Accounts
                            Payable  Receivable    Sales
                           --------  ----------  ----------
                     1995  $895,000  $1,687,000  $3,663,000
                     1994               678,000   1,852,000
                     1993               479,000   3,367,000


As a result of the agreements with ADT, the Company's continued operations are dependent upon ADT's ability to market and sell the Company's products. ADT's failure or inability to meet its purchase commitments with the Company would have a material adverse effect on the Company.

During the fourth quarter of 1995 the Company signed an agreement to merge with ADT whereby each issued and outstanding share of the Company's common stock would be exchanged for 11,429,775 shares of ADT's common stock and warrants to purchase 6,996,919 additional shares of ADT common stock at $1.00 per share, exercisable for three years. The merger is subject to shareholder approval of both companies and is expected to be completed in the second quarter of 1996. The merger will be accounted for using the purchase method.

In addition, as part of the 1994 agreement, the Company agreed to reimburse ADT for a portion of future research and development costs related to dental air abrasive products, legal costs related to air abrasive technologies and marketing expenses of new products. In 1995, the Company's share of these expenses approximated $895,000.

5.  STOCKHOLDERS' EQUITY

During 1994, the Company purchased 30,000 shares of its outstanding common stock for $60,000. The Company re-issued 27,777 shares of this stock for $250,000 to Denics, Co., Ltd. ("Denics").

The Company declared and paid a cash dividend of 10 cents per share in October 1995 and 7 cents per share and a noncash dividend of ADT common stock in 1994. Stockholders received 67 shares of ADT stock for each 1,000 shares of Company stock owned (Note 2).

Pursuant to an agreement entered into on April 6, 1995, Denics subscribed for 125,000 shares of common stock of the Company at a price of $6 per share. Denics also obtained an option to purchase 83,333 shares at $6 per share on or before January 1, 1996 and 83,333 shares at $6 per share on or before July 1, 1996. Denics was appointed exclusive distributor for the sale and distribution of industrial air abrasive products in Japan and the Pacific Rim through October 1, 1996.

                             Texas Airsonics, Inc.
                         Notes To Financial Statements
                               December 31, 1995


6.  INCOME TAXES

Significant components of the provision for federal income taxes are as follows:


                                     1995      1994      1993
                                   ---------  --------  --------
                Current (credit)   $(43,000)  $237,800  $591,100
                Deferred (credit)    76,500    (64,800)    8,200
                                   ---------  --------  --------
                                    $33,500   $173,000  $599,300
                                   =========  ========  ========


Deferred taxes consist principally of differences in the timing of recognizing losses on investments held for financial reporting and federal income tax purposes.

A reconciliation of income tax computed at the federal statutory rates to income tax expense is:


                                           1995   1994    1993
                                           -----  -----  ------
                 Tax at statutory rate     34.0%  34.0%   34.0%
                 Investment losses                        32.0
                 Sale of marketing rights                (35.0)
                 Compensation                      2.5     6.0
                 Intangibles and other      8.3            (.2)
                                           -----  -----  ------
                                           42.3%  36.5%   36.8%
                                           =====  =====  ======


The Company paid income taxes of $156,000, $130,000 and $74,000 in 1995, 1994 and 1993, respectively.

7.  STOCK OPTIONS

Stock option activity is summarized as follows:

                                               Number of Shares
                                               ----------------
                   Outstanding at December 31, 1992   15,000
                     Options granted                 305,000
                     Options exercised               230,000
                                                     -------
                   Outstanding at December 31, 1993   90,000
                     Options exercised                90,000
                                                     -------
                   Outstanding at December 31, 1994
                     Options granted                  10,000
                     Options exercised                10,000
                                                     -------
                   Outstanding at December 31, 1995       --
                                                     =======


In 1993, the Company granted 200,000 options which had an exercise price of $.01 to the Company's President in consideration for the acquisition of the intellectual property rights of the industrial air abrasive technologies used by the Company. The difference between the fair value of the Company's common stock and the exercise price of the stock options ($194,000) was capitalized as intellectual property rights on the date of grant.

In 1993 and 1995 the Company granted 105,000 and 10,000 options, respectively, with exercise prices of $.01 to certain of its employees and directors. The Company accounts for stock option grants in accordance with APB No. 25 "Accounting for Stock Issued to Employees" and accordingly, recognized compensation expense in the accompanying financial statements for the difference between the fair value of the shares and the option's exercise price of $101,850 and $42,700 in 1993 and 1995, respectively.

                             Texas Airsonics, Inc.
                       Condensed Statements of Operations
                                  (Unaudited)



                                                 Three Months Ended
                                                      March 31
                                                  1996        1995
                                               ----------  -----------
          Net sales                            $1,409,628  $ 1,015,906
          Cost of sales                           841,573      534,673
                                               ----------  -----------
          Gross profit                            568,055      481,233


          Selling, general and administrative     214,476      162,495
                                               ----------  -----------
          Income from operations                  353,579      318,738

          Other income (expense)
            Other                                  38,341        4,822
            Interest expense                      (32,664)        (457)
                                               ----------  -----------

          Income before income taxes              359,256      323,103
          Income tax                              122,803       95,546
                                               ----------  -----------
          Net income                           $  236,453  $   227,557
                                               ==========  ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                            Condensed Balance Sheets



                                              March 31, 1996    December 31, 1995
                                              --------------    -----------------
                                                 (Unaudited)
 ASSETS
 Current assets:
   Cash                                         $    404,191        $   724,831
   Accounts receivable                             2,017,470          1,844,085
   Inventories                                       507,545            640,667
   Prepaid expenses and other current assets          22,250             33,342
   Note receivable                                 1,500,000          1,500,000
   Prepaid federal income tax                        109,481            159,444
                                                ------------        -----------
 Total current assets                              4,560,937          4,902,369

 Property and equipment, net                         806,629            817,647
 Intangible assets                                   160,243            163,510
 Other assets                                         65,289                500
                                                ------------        -----------
 Total assets                                   $  5,593,098        $ 5,884,026
                                                ============        ===========

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                             $  1,170,794        $ 1,465,051
   Current maturities of long term debt              801,921            803,329
   Other liabilities                                 141,420             78,436
                                                ------------        -----------
 Total current liabilities                         2,114,135          2,346,816

 Long term debt, less current maturities             490,000            690,000

 Stockholders' equity:
   Common stock, no par value, and paid in
     capital 50,000,000 shares authorized
     shares outstanding 2,106,871
     in 1996 and 1995                              2,155,568          2,155,568
   Accumulated earnings                            1,187,841          1,046,088
   Less treasury stock                              (354,446)          (354,446)
                                                ------------        -----------
 Total stockholders' equity                        2,988,963          2,847,210

                                                ------------        -----------
 Total liabilities and stockholders' equity     $  5,593,098        $ 5,884,026
                                                ============        ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                       Condensed Statements of Cash Flows
                                  (Unaudited)




                                                              Three Months Ended March 31
                                                                   1996            1995
                                                             --------------  --------------
OPERATING ACTIVITIES:
Net income                                                    $   236,453     $   227,557
 Adjustments to reconcile net income
   to net cash provided by (used in) operating activities:
     Depreciation                                                    16,580        13,374
     Amortization                                                     3,267         3,267

     Changes in operating assets and liabilities:
       Increase in accounts receivable                             (173,385)     (490,805)
       (Increase) decrease in inventory                             133,122       (11,610)
       (Increase) decrease in prepaid expenses                       11,092       (10,797)
       (Increase) decrease in federal income tax receivable          49,963       (11,727)
       Increase in other assets                                     (64,789)
       Decrease in accounts payable                                (294,257)       (9,434)
       Increase (decrease) in other non-current liabilities         (33,124)       66,196
                                                              -------------   -----------
Net cash used in operating activities                              (115,078)     (223,979)

INVESTING ACTIVITIES
 Purchases of property and equipment                                 (5,562)      (19,857)
                                                              -------------   -----------
Net cash used in investing activities                                (5,562)      (19,857)

FINANCING ACTIVITIES:
 Payments on notes payable                                         (200,000)      (30,000)
                                                              -------------   -----------
Net cash used in financing activities                              (200,000)      (30,000)

                                                              -------------   -----------
Decrease in cash                                                   (320,640)     (273,836)

Cash at beginning of period                                         724,831       728,735
                                                              -------------   -----------
Cash at end of period                                         $     404,191   $   454,899
                                                              =============   ===========



             See notes to unaudited condensed financial statements.

                             Texas Airsonics, Inc.
                    Notes to Condensed Financial Statements
                           March 31, 1996 (Unaudited)

1.    BASIS OF PRESENTATION AND OTHER ACCOUNTING INFORMATION

BASIS OF PRESENTATION

The accompanying unaudited condensed financial statement of Texas Airsonics, Inc. (the "Company") have been prepared by management in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered for a fair presentation have been included.

The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for other quarters of 1996 for the year ended December 31, 1996. The accompanying unaudited condensed financial statements should be read with the annual consolidated financial statements and notes for the fiscal year ended December 31, 1995.

INVENTORIES

Inventories consist of abrasive powders and raw materials used in the manufacture of the Company's air abrasive products.

PROPERTY AND EQUIPMENT

Accumulated depreciation aggregated $308,107 at March 31, 1996 and $305,178 at December 31, 1995.

INTANGIBLE ASSETS

Accumulated amortization aggregated $136,581 at March 31, 1996 and $133.314 at December 31, 1995.

2.    TRANSACTIONS AND AGREEMENTS WITH AMERICAN DENTAL TECHNOLOGIES, INC.
      ("ADT")

During the fourth quarter of 1995, the Company signed an agreement to merge with ADT whereby each issued and outstanding share of the Company's common stock would be exchanged for 11,429,775 shares of ADT's common stock and warrants to purchase 6,996,919 additional shares of ADT common stock at $1.00 per share, exercisable for three years. The merger is subject to shareholder approval of both companies and is expected to be completed in the quarter of 1996. The merger will be accounted for as a purchase.

In August 1995, the Company loaned ADT $1,500,000. The note bears interest at prime (8.25% at March 31, 1996). A principal payment of $200,000 plus accrued interest is due May 1, 1996. The remaining principal and accrued interest is due from ADT on August 1, 1996. The note is secured by all of ADT's assets.

3.    STOCKHOLDERS' EQUITY

During March 1996, the Company declared a cash dividend of $94,700, $0.045 cents per share, to be paid in April 1996.

                                                                         ANNEX A

                 RESTATED AGREEMENT AND PLAN OF REORGANIZATION

     THIS RESTATED AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement"), entered into on November 22, 1995, as modified January 12, 1996, March 25, 1996 and May 9, 1996, is effective as of November 22, 1995, by and among AMERICAN DENTAL TECHNOLOGIES, INC., a Delaware corporation ("ADT"), ADT MERGER CORP., a Texas corporation and a wholly-owned subsidiary of ADT ("Sub") and TEXAS AIRSONICS, INC., a Texas corporation ("Texas Air").

                                    Recitals

     A. The parties desire that ADT acquire Texas Air in a statutory merger pursuant to which Texas Air will be merged with and into Sub (the "Merger") with Sub being the surviving corporation of the Merger (the "Surviving Corporation") on the terms and conditions set forth herein and in the Agreement of Merger consistent with and corresponding to this Agreement (the "Merger Agreement").

     B. As a result of the Merger, Texas Air shall become a wholly-owned subsidiary of ADT, and the shareholders of Texas Air shall receive ADT common stock.

     C. The Merger is intended to be treated as a tax-free reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     D.  Capitalized terms used in this Agreement are defined as set forth in
Article 15 hereof.

NOW THEREFORE, the parties hereto hereby agree as follows:


                                 AGREEMENTS

                         1.  Plan of Reorganization

1.1 The Merger. Subject to the terms and conditions of this Agreement, Texas Air will be merged with and into Sub in a statutory merger pursuant to the Merger Agreement and in accordance with applicable provisions of Texas law as follows:

      (a)  Conversion of Texas Air Interests.  At the Effective Time,

           (i) Each outstanding share of Texas Airsonics no par common stock ("Texas Air Common Stock") by virtue of the Merger and without any action by the holders thereof, shall be converted into the right to receive 5.425 fully paid and non-assessable shares of the common stock, $0.01 per value of ADT ("ADT Common Stock"). For each outstanding share of Texas Air Common Stock, the shareholder shall also receive a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share for a period commencing one year and one day and ending three years after the Effective Time and existing Texas Air Warrants to acquire 2.5 million shares of ADT Common Stock shall simultaneously terminate. In the event, Denics Co. Ltd. exercises its right to purchase all or part of 166,666 shares of Texas Air Common Stock before the Effective Time, it shall receive ADT Common Stock and warrants to purchase ADT Common Stock in the ratios set forth above. The conversion rate described in this paragraph (the "Conversion Rate") shall be adjusted to take into account any stock split or combination of ADT Common Stock (or for any re-classification or recapitalization of ADT Common Stock, or any dividend on ADT Common Stock payable in ADT Common Stock or securities convertible into, or exchangeable or exercisable for, ADT Common Stock) with a record date on or after the date hereof and on or before the Effective Time; and

           (ii) each then outstanding right to purchase Texas Air Common Stock (a "Texas Air Warrant") shall, by virtue of the Merger and without action on the part of the holders thereof, be converted into the right to receive a warrant to purchase 5.425 shares of ADT Common Stock and a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share for a period commencing one year and one day and ending three years after the Effective Time for each share of Texas Air Common Stock subject to the Texas Air Warrants; provided that each converted Texas Air Warrant shall (A) specify a purchase price of $6.00 for a unit which will consist of 5.425 shares of ADT Common Stock and a warrant to purchase 3.321 shares of ADT Common Stock and (B) otherwise be governed according to the terms of the corresponding Texas Air Warrant.

1.2 Fractional Shares. No fractional shares of ADT Common Stock shall be issued in connection with the Merger. In lieu thereof, each Texas Air shareholder who would otherwise be entitled to receive a fraction of a share of ADT Common Stock will receive from ADT, promptly after the Effective Time, an amount of cash equal to the per-share market value of ADT Common Stock. For this purpose, per-share market value shall equal (i) the closing sale price of ADT Common Stock as quoted on the Nasdaq SmallCap Market ("Share Price") on the Closing Date (as defined in Section 6.1), reported in the Wall Street Journal (the "Closing Date Price"), multiplied (ii) by the fraction of a share of ADT Common Stock to which such shareholder would otherwise be entitled. Each Texas Air warrant holder who would otherwise be entitled to receive a warrant for a fraction of a share of ADT Common Stock will receive from ADT, promptly upon the exercise of the warrant, an amount of Cash equal to (A) the per share market value of ADT Common Stock, based on the closing sale price of ADT Common Stock as quoted on the Nasdaq SmallCap Market on the date of exercise, multiplied by (B) the fraction of a share of ADT Common Stock to which such warrant holder would otherwise be entitled.

1.3 Certain Effects of the Merger. At the Effective Time, (a) the separate existence of Texas Air will cease, and Texas Air will be merged with and into Sub, and Sub will be the surviving corporation, pursuant to the terms of the Merger Agreement, (b) the Articles of Incorporation and Bylaws of Sub will be amended to contain the same provisions as the Articles of Incorporation and Bylaws of Texas Air, (c) each outstanding share (and each share pertaining to an outstanding warrant) of Texas Air Common Stock, as of immediately before the Effective Time, will be converted into shares (or, as appropriate, warrants for shares) of ADT Common Stock in the ratios determined pursuant to Subsection l.l, and (d) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

1.4 Further Assurances. The certificate of incorporation of ADT as in effect at the Effective Time shall from and after the Effective Time be the certificate of incorporation of ADT until it is amended, except that the certificate of incorporation of ADT shall, prior to the Effective Time, be amended to increase the number of authorized shares of ADT Common Stock, par value $0.01 per share, from 25,000,000 to 50,000,000. Texas Air, Sub and ADT will cause to be executed and filed and recorded any document or documents prescribed by the laws of the States of Delaware, Texas or any other state and will cause to be performed all necessary or desirable acts within the States of Delaware, Texas and elsewhere to effectuate the Merger provided for herein, including, without limitation, execution, filing and delivery of any further deeds, assignments or assurances necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to all property and rights of Sub and Texas Air. By virtue of the adoption of this Agreement and of the Merger Agreement by the respective boards of directors of ADT, Sub and Texas Air, the respective proper officers of ADT, Sub and Texas Air are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents that shall be or become necessary, proper or convenient to effectuate any provision of this Agreement, of the Merger Agreement or the Merger.

1.5 Registration Statement. ADT shall prepare and file with the SEC a joint proxy statement/prospectus in connection with the merger and issuance of shares on Form S-4. ADT and Texas Air each will use its best efforts to cause such registration statement to become effective as soon as practicable. ADT and Texas Air each shall furnish or cause to be furnished, for inclusion in a joint proxy statement to be filed with the SEC (the "Joint Proxy Statement"), the registration statement and the prospectus, such information about its company, subsidiaries and security holders as may be required or as may be reasonably requested, and shall continue to furnish or cause to be furnished such information for the purpose of supplementing the Joint Proxy Statement, amending the registration statement, and supplementing the prospectus until the effective date of the registration statement. ADT and Texas Air each represents and warrants that any information so supplied will not now, and will not at any time prior to the effective date (i) contain an untrue statement of a material fact; or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. ADT and Texas Air each shall also take any action required to be taken by it under applicable state "blue sky", securities, or takeover laws in connection with the issuance of ADT Common Stock pursuant to the Merger. Texas Air will pay the costs attributable to registering on Form S-4 the ADT Common Stock issued in connection with the merger.

1.6 Tax Free Reorganization. The parties intend to adopt this Agreement as a plan of tax-free reorganization and to consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The ADT Common Stock and warrants issued in the Merger shall be issued solely in exchange for the Texas Air Common Stock pursuant to this Agreement, and no transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Texas Air Common Stock. Except for cash paid in lieu of fractional shares, the assignment of patent rights to Texas Airsonics, LP and the warrants to be issued hereunder, no consideration that could constitute "other property" within the meaning of Section 356 of the Code is being paid by ADT for the Texas Air Common Stock in the Merger. However, no warranty is made by any party hereto respecting the tax treatment of the foregoing structure.

           2.  Representations and Warranties of Texas Air and Certain
               Affiliates

      Texas Air hereby represents and warrants that, except as set forth on the Texas Air Schedule of Exceptions to be attached hereto as Exhibit 2 (and amended as provided for in Section 8.14) each statement recited in this Article 2 is accurate.

2.1 Organization and Good Standing. Texas Air is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in the jurisdictions listed on Exhibit 2.1. Texas Air does not own or lease real property, have employees or conduct intrastate business, nor is it required to be qualified to do business in any jurisdiction other than those set forth in Exhibit 2.1.

2.2   Power, Authorization and Validity.

      (a) Texas Air has the corporate right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which it is or will be a party that are required to be executed pursuant to this Agreement, including, without limitation, the Merger Agreement (the "Texas Air Ancillary Agreements"). The exercise, delivery and performance of this Agreement and the Texas Air Ancillary Agreements has been duly and validly approved and authorized by the Board of Directors of Texas Air, and, prior to the Effective Time, will be duly and validly approved by (i) a majority of the shareholders of Texas Air and (ii) the Warrant Holders of Texas Air that hold warrants.

      (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable Texas Air to enter into, and to perform its obligations under, this Agreement and the Texas Air Ancillary Agreements, except for (a) the filing of the Merger Agreement with the Texas Secretary of State and the filing of appropriate documents with the relevant authorities of any other states in which Texas Air is qualified to do business, if any; (b) such other filings and permits as may be required to comply with federal and state securities laws; and (c) the approval of this Agreement and the Merger Agreement by the Texas Air shareholders.

      (c) This Agreement and the Texas Air Ancillary Agreements are, or when executed by Texas Air will be, valid and binding obligations of Texas Air enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3 Capitalization. As of March 31, 1996, the authorized capital stock of Texas Air consists of 50,000,000 shares of common stock, no par value, of which 2,106,871 shares are issued and outstanding. As of March 31, 1996, warrants to purchase 83,333 shares of Texas Air Common Stock at $6.00 per share are issued and outstanding. All issued and outstanding shares of Texas Air Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Exhibit 2.3 sets forth a true and correct list of all shareholders and warrant holders of Texas Air. Other than as recited above, no rights (including, without limitation, options, warrants, conversion privileges or preemptive rights), whether vested or contingent, are held by any person in respect of issued or unissued equity securities of Texas Air, Texas Air has no liability for dividends accrued but unpaid, and no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) apply to any of Texas Air outstanding securities.

2.4 Subsidiaries. Texas Air has no subsidiaries nor any equity interest, direct or indirect in any corporation, partnership, joint venture or other business entity other than ADT.

2.5 No Violation of Existing Agreements. Neither the execution nor delivery of this Agreement or any Texas Air Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles of Incorporation or Bylaws of Texas Air, as currently in effect, (b) in any material respect, any material instrument or contract to which Texas Air is a party or by which Texas Air is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Texas Air or its assets or properties. Once approved by the Texas Air shareholders, the consummation of the Merger will not require the consent of any third party and will not have a material adverse effect upon any rights, licenses, franchises, leases or agreements of Texas Air pursuant to the terms of those agreements.

2.6 Litigation. No action, proceeding, claim or investigation is pending against Texas Air before any court or administrative agency, and, to the best of the knowledge of Texas Air, no such action, proceeding, claim or investigation has been threatened. No shareholder or former shareholder of Texas Air, or any other person, firm, corporation or entity, has any basis to assert a claim against Texas Air, Sub or ADT based upon (a) ownership or rights to ownership of any shares of Texas Air Common Stock, (b) any rights as or to become a Texas Air shareholder, including any option or preemptive right or rights to notice or to vote, or (c) any rights under any agreement between Texas Air and any of its shareholders or former shareholders in their capacity as such.

2.7 Texas Air Financial Statements. Attached hereto as Exhibit 2.7 are copies of Texas Air's audited balance sheets as of December 1991, 1992, 1993 and 1994 and the related audited statements of income, retained earnings and cash flow for the years then ended and a compilation for the ten months ending October
31, 1995 (collectively "Texas Air Financial Statements"). The Texas Air Financial Statements (a) are in accordance with the books and records of Texas Air, and (b) fairly present the financial condition of Texas Air at the respective dates therein indicated and the results of operations for the respective periods therein specified. Texas Air has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected, reserved against or disclosed in the Balance Sheet as of December 31, 1994 (the "Financial Statement Date"), except for (i) those that are not required to be reported in accordance with generally accepted accounting principles and are disclosed by Texas Air in writing to ADT to the extent required pursuant to
Section 4.1, and (ii) those that may have been incurred after the Financial Statement Date with the knowledge of ADT or in the ordinary course of Texas Air's business, consistent with past practice.

2.8 Taxes. Except as reflected in Exhibit 2, Texas Air has filed all federal, state, local and foreign tax and information returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no liability for taxes in excess of the amount so paid or accruals or reserves so established in the applicable Texas Air Financial Statements. True, correct and complete copies of all such tax and information returns have been provided or made available by Texas Air to ADT. Texas Air is not delinquent in the payment of any tax or in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed which have not been settled or paid. Except for the audit by the IRS of calendar year returns for 1991, 1992, 1993 and 1994 which has been fully disclosed to ADT, no tax return of Texas Air has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purpose of this Section, the terms "tax" and "taxes" include all federal, excise, state, local and foreign income, gains, franchise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax. Texas Air will not, as a result of the Merger, become liable for any income tax no adequately reserved against on the Texas Air Financial Statements. Texas Air has not filed a consent pursuant to
Section 341(f) of the Code. Texas Air has previously disclosed to ADT that it is currently undergoing an audit by the Internal Revenue Service for calendar years 1991, 1992, 1993 and 1994. Texas Air does not anticipate that the total adjustments including interest and penalties will exceed $100,000.

2.9 Title to Properties. Texas Air has good and marketable title to all of its assets (fee simple absolute to all real property) included in the Texas Air Financial Statements, free and clear of all liens, charges or encumbrances (other than as disclosed therein or for taxes not yet due and payable). The machinery and equipment included in such assets are in all material respects in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Texas Air is a party are fully effective and afford Texas Air peaceful and undisturbed possession of the subject matter of the lease. Texas Air is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties (the violation of which would have a material adverse effect on its business), and Texas Air has not received any notice of such violation with which it has not complied or had waived.

2.10 Absence of Certain Changes. Since the Financial Statement Date, except as contemplated by this transaction or as disclosed on Exhibit 2.10, there has not been with respect to Texas Air:

       (a) Any contingent liability incurred by Texas Air as guarantor or surety with respect to the obligations of others.

       (b) Any mortgage, encumbrance or lien placed on any of the properties of Texas Air.

       (c) Any material obligation or liability incurred by Texas Air other than in the ordinary course of business.

       (d) Any purchase or sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of Texas Air, other than in the ordinary course of business or in immaterial amounts.

       (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Texas Air.

       (f) Any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of Texas Air, any split, combination or recapitalization of the capital stock of Texas Air or any direct or indirect redemption, purchase or other acquisition of the capital stock of Texas Air.

       (g) Any material labor dispute or claim of material unfair labor practices, any change in the compensation payable or to become payable to any of Texas Air's officers, employees or agents earning compensation at an anticipated annual rate in excess of $60,000, or any bonus payment or arrangement made to or with any of such officers, employees or agents, or any change in the net compensation payable or to become payable to any of Texas Air's other officers, employees or agents other than normal annual raises in accordance with past practice, or any bonus payment or arrangement made to or with any of such officers, employees or agents other than normal bonuses or arrangements made in accordance with past practices.

       (h) Any material change with respect to the management, supervisory, development or other key personnel of Texas Air.

       (i) Any payment or discharge of a material lien or liability thereof, which lien or liability was not either (A) shown on the balance sheets as of the Financial Statement Date included in the Texas Air Financial Statements, or
(B) incurred in the ordinary course of business after the Financial Statement Date.

       (j) Any obligation or material liability incurred by Texas Air to any of its officers, directors or shareholders or any loans or advances made to any of its officers, directors or shareholders, except normal compensation, commissions, bonuses and expense allowances payable to officers consistent with past practice.

2.11   Agreements and Commitments.

       (a)  Except as set forth in Exhibit 2.11 attached hereto, or as listed in
Exhibit 2.12, Exhibit 2.15(c) or Exhibit 2.15(f), Texas Air is not a party or subject to any material oral or written agreement, obligation or commitment described below:

            (i) Contract, commitment, letter contract, quotation, purchase order, bid or proposal providing for, or with a reasonable possibility of resulting in, payments by or to Texas Air in any aggregate amount of (i) $25,000 or more in the ordinary course of business, or (ii) $5,000 or more outside the ordinary course of business.

            (ii) License agreement as licensor or licensee providing for, or with a reasonable possibility of resulting in, payment by or to Texas Air in an aggregate amount of (i) $25,000 or more in the ordinary course of business, or
(ii) any amount if outside the ordinary course of business (including all licenses to Texas Air, but excluding licenses where Texas Air is a licensee of standard non-exclusive software licenses granted to end users by third parties in the ordinary course of business).

           (iii) Agreement by Texas Air to encumber, transfer or sell rights in or with respect to any Intellectual Property (as defined in Section 2.12).

           (iv) Agreement for the sale or lease of real or personal property involving more than $10,000 per year.

           (v) Dealer, distributor, sales representative, original equipment manufacturer, value-added remarketer or other agreement for the distribution of Texas Air's products.

           (vi)   Franchise agreement or financing statement.

           (vii)  Stock redemption or purchase agreement.

           (viii) Joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons.

           (ix) Instrument evidencing indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness and advances to employees incurred in the ordinary course of business, and except as disclosed in the Texas Air Financial Statements dated as of, or for the period ending, on the Financial Statement Date.

           (x) Contract containing covenants purporting to limit Texas Air's freedom to compete in any line of business in any geographic area.

           (xi)   Warranty, indemnity or guaranty agreements.

       (b) All agreements, obligations and commitments listed in Exhibit 2.11,
Exhibit 2.12, Exhibit 2.15(c) or Exhibit 2.15(f) are valid and in full force and effect in all material respects and a true and complete copy of each has been delivered to ADT's legal counsel. Texas Air is not, and, to the best knowledge of Texas Air, no other party is, in breach of or default in any material respect under the terms of any such agreement, obligation or commitment, which breach or default may reasonably be expected to have a material adverse effect on Texas Air. Texas Air is not a party to any contract or arrangement that it reasonably expects will have a material adverse effect on its business or prospects. Texas Air has no material liability for re-negotiation of government contracts or subcontracts, if any.

2.12 Intellectual Property. To the best of its knowledge, Texas Air owns or has the right to use on reasonable terms all right, title and interest in all patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, know-how, technology and other intellectual property and proprietary rights reasonably necessary to the conduct of its business as now conducted and as proposed to be conducted ("Intellectual Property"). All copyrighted works created by or for Texas Air were created solely by full-time, regular employees of Texas Air. Texas Air has taken measures that it believes are reasonable to protect all Intellectual Property. Other than by Sunrise Technologies International, Inc. and Kreativ, Inc., Texas Air is not aware of any infringement of such Intellectual Property by any third party. Exhibit 2.12 attached hereto is a true and complete list of all copyright, mask work, trademark, trade name and service mark registration and all patents and patent applications for Intellectual Property owned by Texas Air, and no material loss, cancellation, termination or expiration of any such registration or patent is reasonably foreseeable by Texas Air except as set forth on Exhibit
2.12. Texas Air is not using any trademarks, trade names or service marks in commerce other than those listed on Exhibit 2.12. Copies of all forms of non-disclosure or confidentiality agreements utilized to protect such Intellectual Property have been provided to or will be made available to ADT. To the best of the knowledge of Texas Air, the business of Texas Air as now conducted and as proposed to be conducted by Texas Air does not and will not cause Texas Air to infringe or violate any of the patents, trademarks, service marks, trade names, mask works, copyrights, trade secrets, proprietary rights or other intellectual property of any other person, and Texas Air has not received any claim or notice of infringement or potential infringement of the intellectual property of any other person that could be expected to have a material adverse affect on Texas Air's business. Texas Air has the right to reproduce and distribute all of its products and the right to use all of its registered user lists, and is not using any confidential information or trade secrets of any former employer of any past or present employees.

2.13 Compliance with Laws. To the best of its knowledge, Texas Air has complied, in all material respects, with all applicable laws, ordinances, regulations and rules, and all order, writs, injunctions, awards, judgment and decrees, applicable to Texas Air or to its assets, properties and business (the violation of which would have a material adverse effect upon Texas Air), including, without limitation, (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of Texas Air's owned, leased, or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours, and (iii) safety, health, fire prevention, environmental protection (including toxic waste disposal and related matters described in Section 2.21), building standards, zoning and other similar mattes, and (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgment and decrees applicable to the export or re-export of controlled commodities or technical data controlled under the Export Administration Act. Texas Air has received all material permits and approvals from, and has made all material filings with, third parties, including governmental agencies and authorities, that are necessary in connection with its present business.

2.14 Certain Transactions and Agreements. None of the officers or directors of Texas Air, nor any member of any officer's or director's immediate family, has any direct or indirect ownership interest in any firm or corporation that competes with Texas Air (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded). None of such officers or directors, or any member of any officer's or director's immediate family, is or has been directly or indirectly interested in any material contract or informal arrangement with Texas Air, within the last three years, except for compensation for services as an officer, director or employee of Texas Air. None of such officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including but not limited to Intellectual Property, used in the business of Texas Air, except for the normal rights of a shareholders.

2.15   Employees.

       (a) All employment contracts currently in effect are terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All officers, employees and consultants of Texas Air having access to proprietary information of Texas Air have executed and delivered to Texas Air an agreement regarding the protection of such proprietary information and the assignment of


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

inventions to Texas Air, and copies of the forms of all such agreements have been delivered or made available to ADT's counsel. The only non-competition agreements from Texas Air employees will be those of Ben J. Gallant, John E. Vickers III and Larry Pilbin.

       (b) Texas Air has (i) never been and is not now subject to a union organizing effort,(ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has no material current labor dispute. Texas Air has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employer.

       (c) Exhibit 2.15(c) delivered to ADT herewith contains a list of all pension, retirement, disability, medical, dental or other health plans, life insurance or other death benefit plans, profit sharing, deferred compensation agreements, stock, option, bonus or other incentive plans, vacation, sick, holiday or other paid leave plans, severance plans or other similar employee benefit plans maintained by Texas Air (the "Employee Plans"), including without limitation, all "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of the Employee Plans, and its operation and administration, is, in all material respects, in compliance with all applicable, federal, state, local and other governmental laws and ordinances, orders, rules and regulations, including the requirements of ERISA and the Code. All such Employee Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) have received favorable determination letters that such plans satisfy the qualification requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984 and the Retirement Equity Act of 1984. In addition, Texas Air has not been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA, with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Texas Air sponsors as employer or in which Texas Air participates as an employer, that was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or that could result in an excise tax under the Code. The group health plans, as defined in
Section 4980B(g) of the Code, that benefit employees of Texas Air are in compliance with the continuation coverage requirements of Subsection 4980B of the Code with respect to any Employee Plan, covered employees or qualified beneficiaries.

       (d) To the best knowledge of Texas Air, no employee of Texas Air is in material violation of (i) any term of any employment contract, patent disclosure agreement or non-competition agreement; or (ii) any other contract or agreement, or any restrictive covenant, relating to the right of any such employee to be employed by Texas Air or to use trade secrets or proprietary information of others. To Texas Air's best knowledge, the employment of any employee of Texas Air does not subject it to any liability to any third party.

       (e) Texas Air is not a party to any (i) agreement with any executive officer or other key employee of Texas Air (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Texas Air in the nature of any of the transactions contemplated by this Agreement and the Texas Air Ancillary Agreements, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or
(ii) agreement or plan, including without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Texas Air Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Texas Air Ancillary Agreements, and Texas Air is not obligated to make any excess parachute payment, as defined in Section 280G(b)(I) of the Code, nor will any excess parachute payment be deemed to have occurred as a result of or arising out of the Merger.

       (f) A list of all ongoing employees, officers and technical, engineering and development consultants of Texas Air and their current compensation is set forth on Exhibit 2.15(f) attached hereto.

       (g) All contributions due from Texas Air with respect to any Employee Plans have been made or accrued on Texas Air's financial statements, and no further contributions will be due or will have accrued thereunder as of the Closing Date.

2.16 Corporate Documents. Texas Air has made available to ADT for examination all material documents and information of Texas Air, including without limitation, the documents and agreements referenced in the Exhibits to this Agreement and the following: (a) copies of Texas Air's Articles of Incorporation and Bylaws as currently in effect, (b) Texas Air's minute book containing all records of all proceedings, consents, actions and meetings of Texas Air's board of directors and shareholders, (c) Texas Air's stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Texas Air, or any securities of Texas Air, and all applications for such permits, orders and consents.

2.17 No Brokers. Texas Air is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Texas Air Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

2.18 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Texas Air to ADT under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading. None of the information supplied or to be supplied by Texas Air for inclusion in the Joint Proxy Statement, the S-4 registration statement or prospectus, at the date such information is supplied and at the time of the meetings of the Texas Air's shareholders to be held to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.19   Books and Records.

       (a) The books, records and accounts of Texas Air (i) are in all material respects true, complete and correct; (ii) have been maintained in accordance with good business practices on a basis consistent with prior years; (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Texas Air; and (iv) accurately and fairly reflect the basis for the Texas Air Financial Statements.

       (b) Texas Air has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization;
(ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of Texas Air is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

2.20   Insurance.  Texas Air maintains the insurance policies listed on Exhibit
2.20.

2.21   Environmental Matters.

       (a) During the period that Texas Air has owned its properties, there has been no disposal, release or threatened release of Hazardous Materials (as defined below) from, or any presence thereof on, such properties that reasonably could have a material adverse effect upon the business or financial statements of Texas Air. Texas Air has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on or from any of such properties that may have occurred prior to Texas Air's having taken possession of any of such properties, which reasonably could have a material adverse effect upon the business or financial statements of Texas Air. For purposes of this Agreement, the term "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S. B9601 et seq., as amended ("CERCLA"). For the purposes of this Section 2.22, "Hazardous Materials" shall mean any hazardous or toxic substance, material or


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

waste that is or that becomes prior to the Closing Date regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S. Code 11001 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S. Code 1801, et seq.; (iv) the Toxic Substance Control Act, 15 U.S. Code 2601 et seq.; (v) the Occupational Safety and Health Act of 1970, 29 U.S. Code 651 et seq.; (vi) regulations promulgated under any of the above statutes; or
(vii) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those identified above.

       (b) None of the properties owned or leased by Texas Air are in material violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions in such properties, including but not limited to, soil and ground water condition.

       (c) During the time that Texas Air has owned or leased its properties, Texas Air has not, nor, to its best knowledge, has any third party used, generated, manufactured or stored in such properties or transported to or from such properties any material amount of Hazardous Materials.

       (d) During the time that Texas Air has owned or leased its properties, no litigation, proceeding or administrative action has been brought or threatened in writing against Texas Air (and, to Texas Air's best knowledge, no such action has been otherwise threatened), or any settlement reached by Texas Air with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any such properties.

       (e) During the period that Texas Air has owned or leased its properties, to the best knowledge of Texas Air, no Hazardous Materials have been transported from such properties to any site or facility now listed or proposed for listing on the National Priorities List, at 40 C.F.R. Part 300, or any list with a similar scope or purpose published by any state authority.

2.22 Government Contracts. All representations, certifications and disclosures made by Texas Air to any Government Contract Party (as defined below) were in all material respects current, complete and accurate at the time they were made, and Texas Air has no knowledge of acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation, or contract requirement (whether express or incorporated by reference) relating to any of Texas Air's contracts with any Government Contract Party that has led to or reasonably could lead to, either before or after the Closing Date (i) any material claim or dispute involving Texas Air and/or ADT and any Government Contract Party, or (ii) any suspension, debarment or contact termination, or proceeding related thereto which could be reasonably expected to have a material adverse effect on Texas Air. Texas Air represents and warrants that it has no knowledge of, and has no reason to know of, any acts or omissions relating to the licensing or selling to any Government Contract Party, or marketing of, or any of Texas Air technical data or computer software, that has led to or reasonably could lead to, either before or after the Closing Date, any material cloud on any of Texas Air's rights in and to its technical data or computer software, and that all of Texas Air's development of technical data and computer software was developed exclusively at private expense. For purposes of this Section 2.22, the term "Government Contract Party" means any independent or executive agency, division, subdivision, including any prime contractor of the federal government and any higher level subcontractor of a prime contractor of the federal government, and including any employees or agents thereof, in each case acting in such capacity.

2.23   Outstanding Debt and Related Rights.

       (a) Prior to the Effective Time, each person holding any right to directly or indirectly acquire any direct or indirect equity interest in Texas Air ("Warrant Holders") has in writing requested, and Texas Air has in writing confirmed, that all such rights for Texas Air Common Stock will be converted to rights to acquire ADT Common Stock and Warrants.

       (b) Forgiveness and release will be effected in the case of all Warrant Holders solely in exchange for ADT Common Stock and warrants solely in consideration of the exchange anticipated under Clause (ii) of Subsection 1.1(a).

               3.  Representations and Warranties of ADT and Sub

      ADT and Sub hereby jointly and severally represent and warrant, that, except as set forth on the ADT Schedule of Exceptions attached hereto as
Exhibit 3.

3.1 Organization and Good Standing. ADT and Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and Texas, respectively, and each has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

3.2   Power, Authorization and Validity.

      (a) Each of ADT and Sub has the corporate right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement, and all agreements to which ADT or Sub is or will be a party that are required to be executed pursuant to this Agreement, including without limitation, the Merger Agreement (the "ADT Ancillary Agreements"). The execution, delivery and performance of this Agreement and the ADT Ancillary Agreements has been duly and validly approved and authorized by each of ADT's and Sub's Board of Directors and by ADT, as the sole shareholder of Sub and prior to the Effective Time, will be duly and validly approved by a majority of the stockholders of ADT.

      (b) No filing, authorization or approval, governmental or otherwise, is necessary to enable ADT or Sub to enter into, and to perform its obligations under, this Agreement and the ADT Ancillary Agreements, except for (a) the filing of the Merger Agreement with the Texas Secretary of State; (b) the filing of the Joint Proxy Statement with the SEC; and (c) such other filings as may be required to comply with federal and state securities laws.

      (c) This Agreement and the ADT Ancillary Agreements are, or when executed by ADT and Sub will be, valid and binding obligations of ADT or Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

3.3 Capitalization. The authorized capital stock of Sub consists of 1,000 shares of common stock, no par value, all of which are outstanding and issued to ADT. The authorized capital stock of ADT presently consists of 25,000,000 shares of ADT Common Stock, of which 15,999,956 shares are issued and outstanding and 10,000,000 shares of ADT Preferred Stock, of which no shares are outstanding. An aggregate of 2,884,658 shares of ADT Common Stock are reserved and authorized for issuance pursuant to the Amended and Restated Non-qualified Stock Option Plan, the Long-Term Incentive Plan, the Stock Option Plan for Employees and Pre-IPO options (the "ADT Plans"), of which options to purchase shares of ADT Common stock are outstanding. Excluding Texas Air's existing warrants, warrants or options to purchase an additional 4,390,556 shares are outstanding. Attached hereto as Exhibit 3.3 is a schedule reflecting all outstanding warrants or options to acquire ADT Common Stock, the holder, the term and the strike price. All issued and outstanding shares of ADT Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by ADT or Sub in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. There are no other options, warrants (other than those listed in Exhibit 3.3 attached hereto), conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of ADT's or Sub's authorized but unissued capital stock and there is no liability for dividends accrued but unpaid (other than $41,453 to Denics). There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of ADT's outstanding securities. The shares of ADT Common Stock to be issued pursuant to the Merger will, when issued, be duly and validly issued, fully paid and non-assessable, and such shares shall be issued in compliance with all applicable federal and state securities laws.

3.4 No Violation of Existing Agreements. Neither the execution nor delivery of this Agreement or any ADT Ancillary Agreement, nor the consummation of the transactions contemplated thereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach,


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

impairment or violation of (a) any provision of the Articles or Certificate of Incorporation or Bylaws of ADT or Sub, as currently in effect; (b) in any material respect, any material instrument or contract to which ADT or Sub is a party or by which ADT or Sub is bound; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to ADT or its assets or properties.

3.5 Litigation. No action, proceeding, claim or investigation is pending against ADT or Sub before any court or administrative agency not disclosed in the materials referenced in Section 3.6 and 3.7, that if determined adversely to ADT or Sub, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of ADT or Sub, and, to the best of ADT's knowledge, no such action, proceeding, claim or investigation has been threatened. To the best of ADT's knowledge, no stockholder or former stockholder of ADT, or any other person, firm, corporation or entity, has any basis to assert a claim against ADT based upon (a) ownership or rights to ownership of any shares of ADT Common Stock; (b) any rights as or to become an ADT stockholder, including any option or preemptive right or rights to notice or to vote; or (c) any rights under any agreement among ADT and its stockholders or former stockholders in their capacity as such.

3.6 Public Information. Since June of 1991, ADT has timely filed all forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by ADT pursuant to the federal securities laws and the SEC rules and regulations thereunder (the "SEC Reports"), all of which complied in all material respects with all applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. All of the SEC Reports, at the time filed, were accurate in all material respects.

3.7 ADT Financial Statements. The consolidated balance sheets and the related statements of income, stockholders' equity and cash flow (including the related notes thereto) of ADT included in SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (unless otherwise noted therein), and present fairly the financial position of ADT as of their respective dates, and the results of its operations and its cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

3.8 Compliance with Laws. To the best of its knowledge, ADT and Sub have complied, in all material respects, with all applicable laws, ordinances, regulations and rules, and all order, writs, injunctions, awards, judgment and decrees, applicable to each ADT and Sub or to its assets, properties and business (the violation of which would have a material adverse effect upon ADT and Sub), including without limitation, (a) all applicable federal and state securities laws and regulations; (b) all applicable federal, state and local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to (i) the sale, licensing, leasing, ownership or management of ADT's owned, leased, or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours; and (iii) safety, health, fire prevention, environmental protection, building standards, zoning and other similar matters; and (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgment and decrees applicable to the export or re-export of controlled commodities or technical data controlled under the Export Administration Act. Each of ADT and Sub has received all material permits and approvals from, and has made all material filings with, third parties, including governmental agencies and authorities, that are necessary in connection with its present business.

3.9 Corporate Documents. ADT has made available to Texas Air for examination all material documents and information of ADT and Sub, including without limitation, the documents and agreements referenced in the Exhibits to this Agreement and the following: (a) copies of ADT's and Sub's Articles or Certificate of Incorporation and Bylaws as currently in effect; (b) ADT's and Sub's respective minute books containing all records of all proceedings, consents, actions and meetings of ADT's and Sub's board of directors and shareholders; (c) ADT's and Sub's respective stock ledgers and journals reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to ADT or Sub, or any securities of ADT, and all applications for such permits, orders and consents.



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


3.10 No Brokers. ADT is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the ADT Ancillary Agreements or in connection with any transaction contemplated hereby or thereby.

3.11 No Violation of Existing Agreements. Neither the execution nor delivery of this Agreement or any ADT Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Articles or Certificate of Incorporation or Bylaws of ADT or Sub, as currently in effect; (b) in any material respect, any material instrument or contract to which ADT or Sub is a party or by which ADT or Sub is bound or which ADT or Sub will become a party to or be bound by prior to the Closing; or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to ADT or Sub or their assets or properties.

3.12 Disclosure. ADT has made available to Texas Air (and Texas Air has in turn distributed to its shareholders and Warrant Holders) a disclosure package consisting of ADT's annual report on Form 10-K for its fiscal year ending December 31, 1994 (the "1994 Year End"), all forms 10-Q and 8-K filed by ADT with the SEC since the 1994 Year End and up to the date of this Agreement, and all proxy materials distributed to ADT's stockholders since the 1994 Year End and up to the date of this Agreement (the "ADT Disclosure Package"). The ADT Disclosure Package, the other SEC Reports (all of which has been offered or otherwise made available, to Texas Air and its affiliates), the Joint Proxy Statement, this Agreement, the exhibits and schedules hereto, the S-4 registration statement, prospectus and any other certificates or documents to be delivered to Texas Air pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


                     4.  Preclosing Covenants of Texas Air.

      During the period from the date of this Agreement until the Effective Time, Texas Air covenants, agrees and guarantees that Texas Air shall take the following actions:

4.1 Advice of Changes. Texas Air shall promptly advise ADT in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Texas Air contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; and (b) of any material adverse change in Texas Air's business, results of operations or financial condition. Texas Air shall deliver to ADT within 15 days after the end of each monthly accounting period ending after October 31, 1995 and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with the corporation's books and records and generally accepted accounting principles and shall fairly present the financial position of the corporation as of their respective dates and the results of the corporation's operations for the periods then ended.

4.2 Maintenance of Business. Texas Air shall use its best efforts to carry on and preserve its goodwill, business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If Texas Air becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of ADT in writing (provided, however, that Texas Air shall not be required to disclose to ADT confidential information of a third party so long as Texas Air informs ADT in writing that it is unable to provide such information in a specific case and the reason therefor, and provides such information to ADT's counsel, on an "attorney-only basis,") and, if requested by ADT, will exert all reasonable efforts to restore the relationship.

4.3 Conduct of Business. Texas Air will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and Texas Air will not, without the prior written consent of the President of ADT, not to be unreasonably withheld:

      (a)   Borrow any money;

      (b) Enter into any transaction not in the ordinary course of business or enter into any transaction or make any commitment involving an expense or capital expenditure in excess of $40,000;

      (c) Encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

      (d) Dispose of any of its material assets except in the ordinary course of business consistent with past practice;

      (e) Enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice;

      (f) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

      (g) Except for normal bonuses consistent with past practice, pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person, or enter into any agreement or plan of the type described in Subsection 2.15(e);

      (h)   Change accounting methods;

      (i) Except for a distribution of the ADT Common Stock held by Texas Air or the proceeds from the sale thereof, declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

      (j) Amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and that are not material in amount or effect;

      (k) Lend any amount to any person or entity, other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice, that are not material in amount and that are documented by receipts for the claimed amounts;

      (l) Guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

      (m) Waive or release any material right or claim, except in the ordinary course of business, consistent with past practice;

      (n) Except for shares issued to Denics Co., Ltd. pursuant to its current subscription agreements or warrants, issue or sell any shares of its capital stock of any class, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock;

      (o) Split or combine the outstanding shares of its capital stock or enter into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock or affecting any other of its securities;

      (p)   Merge, consolidate or reorganize with, or acquire, any entity;

      (q)   Amend its Articles of Incorporation or Bylaws;

      (r) Agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to ADT for its review prior to filing;

      (s) License any of its technology or any Intellectual Property, except in the ordinary course of business, consistent with past practice;

      (t)   Change any insurance coverage;

      (u)   Terminate the employment of any key employee; or

      (v) Agree to do any of the things described in the preceding Subsections 4.3(a) through 4.3(u).

4.4 Shareholders Approval. Texas Air shall solicit the approval of its shareholders and of the Warrant Holders (collectively, the "Texas Air Participants") for the purpose of approving this Agreement, the Merger Agreement, the Merger and all other matters necessary to consummate the transactions contemplated in this Agreement. In connection with such solicitation, Texas Air will recommend such approval to its shareholders and
Warrant Holders and all of the directors of Texas    Air will vote their stock
in favor of approval of the merger.

4.5 Disclosure. Texas Air shall send to the Texas Air Participants in a timely manner, for the purpose of considering and approving this Merger, the ADT Disclosure Package and the other information described in Section 3.12. Texas Air will promptly provide to ADT all information relating to its business or operations necessary for inclusion in the Joint Proxy Statement and the S-4 registration statement or that may otherwise be required to satisfy all applicable state and federal securities laws. Texas Air shall be solely responsible for any statement, information or omission in the Joint Proxy Statement and S-4 registration statement relating to it. Texas Air will neither provide nor publish to any Texas Air Participant any material concerning it that violates any applicable federal or state securities laws with respect to the transactions contemplated hereby.

4.6 Regulatory Approvals. Texas Air shall execute and file, or join the execution and filing, of any application or other document that may be necessary or desirable to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that ADT may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Texas Air will use all reasonable efforts to obtain all such authorizations, approvals and consents.

4.7 Necessary Consents. Texas Air shall use all reasonable efforts to obtain such written consents and shall take such other actions as may be necessary or appropriate for Texas Air, in addition to those referenced in Section 4.6, to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on Texas Air's business after the closing.

4.8 Litigation. Texas Air shall notify ADT in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against Texas Air, or known by Texas Air to be threatened against it.

4.9 No Other Negotiations. From the date hereof until the termination of this Agreement (provided such termination is not in breach of this Agreement) or consummation of the Merger, Texas Air shall not, and shall not authorize or permit any officer, director, employee or affiliate of Texas Air, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiry or proposal received from any party other than ADT, concerning the possible disposition of all or any material portion of Texas Air's business, assets or capital stock by merger, sale or any other means. Texas Air shall promptly notify ADT orally and in writing of any such offer, inquiry or proposal.

4.10 Access to Information. Until the Closing, Texas Air shall allow ADT and its agents reasonable access to the files, books, records and offices of Texas Air, including, without limitation, any and all information relating to Texas Air's commitments, contracts, leases, taxes, licenses, and real, personal and intangible property and financial condition. Texas Air will cause its accountants to cooperate with ADT and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

4.11 Satisfaction of Conditions Precedent. Texas Air shall use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 8, transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain


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

all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part to effect the transactions contemplated hereby.

4.12 Securities-Law Representation Letter. Prior to the Effective Time, Texas Air shall deliver to ADT a list of all Texas Air shareholders who may be deemed to be "affiliates" of Texas Air for purposes of SEC Rule 145 (the
"Affiliates"), and shall cause each Texas Air Affiliate to deliver to ADT, on or before the Effective Time, a letter confirming that such shareholder will not sell, pledge, transfer or otherwise dispose of any ADT Common Stock issued to such shareholder pursuant to the Merger, except (i) pursuant to an effective registration statement; (ii) in compliance with SEC Rule 145; or (iii) in compliance with an exemption from the registration requirements of the Securities Act.

4.13 Tax-Law Representation Letter. Texas Air shall use its best efforts to cause each Texas Air shareholder holding (immediately before the Effective
Time) 5% of more of Texas Air Common Stock to execute and deliver to ADT a representation letter in the form of Exhibit 4.13.


                         5.  ADT Preclosing Covenants.

      During the period from the date of this Agreement until the Effective Time, ADT and Sub each covenants and agrees as follows:

5.1 Advice of Changes. Each of ADT and Sub shall promptly advise Texas Air in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of ADT or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; and (b) of any material adverse change in ADT's or Sub's business, results of operations or financial condition. ADT or Sub shall deliver to Texas Air within 15 days after the end of each monthly accounting period ending after September 30, 1995 and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with the corporation's books and records and generally accepted accounting principles and shall fairly present the financial position of the corporation as of their respective dates and the results of the corporation's operations for the periods then ended; and (ii) copies of any filings made with the SEC including without limitation, any reports filed on Form 10-K, Form
10-Q, Form 8-K or Form 8.

5.2 Conduct of Business. ADT will continue to conduct its business and maintain its business relationships in the ordinary and usual course, and ADT will not, without the prior written consent of the President of Texas Air, not to be unreasonably withheld:

      (a)   Borrow any money;

      (b) Enter into any transaction not in the ordinary course of business or enter into any transaction or make any commitment involving an expense or capital expenditure in excess of $100,000;

      (c) Encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

      (d) Dispose of any of its material assets except in the ordinary course of business consistent with past practice;

      (e) Enter into any material lease or contract for the purchase or sale of any property, real or personal, tangible or intangible, except in the ordinary course of business consistent with past practice;

      (f) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

      (g) Except for any bonuses consistent with past practice, pay any bonus, royalty, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person, or enter into any agreement or plan of the type described in Subsection 2.15(e);

      (h)   Change accounting methods;

      (i) Declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

      (j) Amend or terminate any contract, agreement or license to which it is a party, except those amended or terminated in the ordinary course of business, consistent with past practice, and that are not material in amount or effect;

      (k) Lend any amount to any person or entity, other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice, that are not material in amount and that are documented by receipts for the claimed amounts;

      (l) Guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice;

      (m) Waive or release any material right or claim, except in the ordinary course of business, consistent with past practice;

      (n) Except for shares issued pursuant to the exercise of any currently outstanding options or warrants, issue or sell any shares of its capital stock of any class, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock;

      (o) Split or combine the outstanding shares of its capital stock or enter into any recapitalization or reclassification affecting the number of outstanding shares of its capital stock or affecting any other of its securities;

      (p)   Merge, consolidate or reorganize with, or acquire, any entity;

      (q) Except as contemplated herein, amend its Articles of Incorporation or Bylaws;

      (r) Agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Texas Air for its review prior to filing;

      (s) License any of its technology or any Intellectual Property, except in the ordinary course of business, consistent with past practice;

      (t)   Change any insurance coverage;

      (u)   Terminate the employment of any key employee; or

      (v) Agree to do any of the things described in the preceding Subsections 5.2(a) through 5.2(u).

5.3 Stockholders Approval. ADT shall solicit the approval of its stockholders for the Merger, an amendment to ADT's Articles of Incorporation increasing its authorized common stock and all other matters necessary to consummate the transactions contemplated in this Agreement. In connection with such solicitation, ADT will recommend approval to its stockholders and all of the directors of ADT will vote their stock in favor of approval of the Merger.

5.4 Joint Proxy Statement. ADT shall send to ADT stockholders in a timely manner, for the purpose of considering and approving the Merger and the amendment to ADT's Articles of Incorporation increasing its authorized common stock, a Joint Proxy Statement in the form filed by ADT with the SEC. ADT shall be solely responsible for any statement, information or omission in the Joint Proxy Statement relating to ADT and will satisfy all requirements of applicable state and federal securities law.

5.5 Litigation. ADT and Sub shall each notify Texas Air in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against ADT, or known by ADT to be threatened against it. ADT will not grant any licenses or assignments of its patents, rights or technological know how to any party to settle a lawsuit or claim without Texas Air's consent, which shall not be unreasonably withheld.

5.6 Access to Information. Until the Closing, ADT and Sub will allow Texas Air and its agents reasonable access to the files, books, records and offices of ADT and Sub, including, without limitation, any and all information relating to ADT's and Sub's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Each of ADT and Sub will cause its accountants to cooperate with Texas Air and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. Notwithstanding the foregoing, each of ADT and Sub shall not be required to provide Texas Air with access to competitive information, and may provide that such information shall only be available to Texas Air's outside accountants or legal counsel.

5.7 Satisfaction of Conditions Precedent. ADT and Sub shall use all reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Article 7 and ADT and Sub shall use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part to effect the transactions contemplated hereby.

5.8 Regulatory Approvals. ADT and Sub shall execute and file, or join the execution and filing, of any application or other document that may be necessary to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign that may be reasonably required, or that Texas Air may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. ADT and Sub will use all reasonable efforts to obtain all such authorizations, approvals and consents.

5.9 Necessary Consents. ADT and Sub shall use all reasonable efforts to obtain such written consents and shall take such other actions as may be necessary or appropriate for ADT and Sub, in addition to those referenced in
Section 5.9, to allow the consummation of the transactions contemplated hereby and to allow the Surviving Corporation to carry on Texas Air's business after the closing.


                              6.  Closing Matters

6.1   The Closing.  Subject to termination of this Agreement as provided in
Article 9, the closing of the transactions provided for herein (the "Closing") will take place at the offices of ADT, 28411 Northwestern Highway, Suite 1100, Southfield, Michigan 48034-5541, at 11:00 a.m. local time, on July 31, 1996, or on such other time and date as ADT and Texas Air may select (the "Closing Date"). Prior to or concurrently with the Closing, the Merger Agreement will be filed in the office of the Secretary of the State of Texas.

6.2   Exchange of Certificates.

      (a) As of the Effective Time, shares of Texas Air Common Stock that are outstanding immediately prior thereto shall, by virtue of the Merger and without further action, cease to exist and shall be converted into the right to receive from ADT the number of shares of ADT Common Stock, warrants and cash determined pursuant to Section 1.1.

      (b) At the Closing, the Texas Air shareholders shall surrender the certificate(s) for their shares of Texas Air Common Stock (the "Texas Air Certificates"), duly endorsed as requested by ADT, to ADT for cancellation. Promptly after receipt of such Texas Air Certificates, ADT shall issue to each such tendering holder a certificate for the number of shares of ADT Common Stock and warrants to which such holder is entitled pursuant to Section 1.1.



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


      (c) All ADT Common Stock and warrants delivered upon the surrender of Texas Air Certificates in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Texas Air Common Stock. After the Effective Time, no further transfer will be registered on the stock transfer books of Texas Air or its transfer agent of the Texas Air Common Stock owned by the Texas Air shareholders immediately before the Effective Time.


                  7.  Conditions to Obligations of Texas Air.

       Texas Air's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Texas Air, but only in a writing signed by Texas Air):

7.1 Accuracy of Representations and Warranties. The representations and warranties of ADT and Sub set forth in Article 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing.

7.2 Covenants. ADT and Sub shall have performed and complied in all material respects with all of their respective covenants contained in Article 5 on or before the Closing.

7.3 ADT Compliance Certificate. Texas Air shall have received a certificate signed by the president of ADT certifying that the conditions set forth in
Section 7.1 and 7.2 have been fulfilled.

7.4 Compliance with Law. There shall be no order, decree, or ruling by any court or government agency or threat thereof, or any other the or circumstance, that would prohibit or render illegal the transactions contemplated by this Agreement.

7.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

7.6 Registration. An S-4 registration statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended. Neither the SEC nor the "blue-sky" or securities authority of any jurisdiction shall have issued an order (a "Stop Order") suspending the effectiveness of the registration statement, preventing or suspending the use of the preliminary Joint Proxy Statement, the Joint Proxy Statement, the prospectus, or the registration statement, or any amendment or supplement thereto, refusing to permit the effectiveness of the registration statement, or suspending the registration or qualification of the ADT Common Stock covered thereby, nor shall any of such authorities have instituted or threatened to institute any proceedings with respect to a Stop Order.

7.7 Documents. Texas Air shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by their legal counsel to consummate the transactions contemplated hereby.

7.8 Shareholder Approval. The principal terms of this Agreement, the Merger Agreement and the Merger, shall have been approved and adopted by Texas Air's Board of Directors, by a majority of the holders of Texas Air's Common Stock and by a majority of the holders of ADT's Common Stock, all in accordance with applicable law.

7.9   Merger Agreement.  Sub shall have executed and delivered the Merger
Agreement.

7.10 Absence of Adverse Business Change. There shall not have been any material adverse change in the business or financial condition of ADT or Sub.

7.11 ADL - JAPAN. An agreement mutually acceptable to Texas Air and ADT has been negotiated with the former shareholders and their assigns of ADL - JAPAN


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

whereby they relinquish rights under the Purchase Agreement dated March
15, 1993 by and between American Dental Laser, Inc. and Daniel S. Goldsmith and Walter J. Goldsmith, in exchange for ADT Common Stock and/or warrants, if any.

7.12 Gallant Employment Agreement. An employment agreement acceptable to Ben Gallant has been negotiated with ADT and Texas Air.

7.13 The ADT Common Stock to be issued in connection with the Merger must be issued before the record date for purposes of voting at the next annual shareholder meeting of ADT.

7.14 Dissenters. Holders of less than 50,000 shares of Texas Air stock have filed a written objection to the Merger as required to exercise dissenters rights under Sections 5.11-5.13 of the Texas Business Corporation Act.


                     8.  Conditions to Obligations of ADT.

     The obligations of ADT and of Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by ADT, but only in a writing signed by ADT):

8.1 Accuracy of Representations and Warranties. The representations and warranties set forth in Article 2 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at Closing.

8.2 Covenants. Texas Air shall have performed and complied in all material respects with all of its covenants contained in Article 4 on or before the Closing.

8.3 Texas Air Compliance Certificate. ADT shall have received a certificate signed by the president of Texas Air certifying that the conditions set forth in Section 8.1 and 8.2 have been fulfilled.

8.4 Compliance with Law. There shall be no order, decree, or ruling by any court or government agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

8.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

8.6 Registration. An S-4 registration statement shall have become effective in accordance with the provisions of the Securities Act of 1933, as amended. Neither the SEC nor the "blue-sky" or securities authority of any jurisdiction shall have issued an order (a "Stop Order") suspending the effectiveness of the registration statement, preventing or suspending the use of the preliminary Joint Proxy Statement, the Joint Proxy Statement, the prospectus, or the registration statement, or any amendment or supplement thereto, refusing to permit the effectiveness of the registration statement, or suspending the registration or qualification of the ADT Common Stock covered thereby, nor shall any of such authorities have instituted or threatened to institute any proceedings with respect to a Stop Order.

8.7 Documents. ADT shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by ADT's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Texas Air to consummate the transactions contemplated hereby.

8.8 No Litigation. No litigation or proceeding shall be threatened or pending that could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Texas Air.

8.9 Requisite Approvals. The principal terms of this Agreement, the Merger Agreement, the Merger, and the amendment to the Articles of Incorporation increasing ADT's authorized common stock shall have been approved and adopted by the Board of Directors of ADT, by ADT, as sole shareholder of Sub, by a majority of holders of ADT's Common Stock and by two-thirds of the holders of the shares of Texas Air's Common Stock, all in accordance with applicable law.

8.10 Merger Agreement. Texas Air shall have executed and delivered the Merger Agreement.

8.11 Non-Competition Agreements. ADT shall have received an executed NonCompetition Agreement from each of Ben J. Gallant, John E. Vickers III and other key Texas Air employees as may be reasonably requested.

8.12 Accountants Letter. ADT shall have received on the effective date of the S-4 registration statement and at the Effective Time, letters from Ernst & Young, its independent certified public accountants, dated as of those dates, in the form customarily provided in like transactions and heretofore agreed upon.

8.13 Absence of Adverse Business Change. There shall not have been any material adverse change in the business or financial condition of Texas Air.

8.14 Texas Air Schedule of Exceptions. Issues raised by ADT pursuant to the disclosures comprising the Texas Air Schedule of Exceptions (Exhibit 2), if any, shall be resolved to the satisfaction of ADT. No amendment to the Texas Air Schedule of Exceptions, and no underlying documentation promptly requested by ADT in response to the Texas Air Schedule of Exceptions, shall (a) be presented to ADT after December 31, 1995; or (b) disclose any material adverse change in the business or financial condition of Texas Air.

8.15 Fairness Opinion. ADT shall have received an opinion from its financial advisor, as of the date of the Joint Proxy Statement and for inclusion therein, to the effect that the Merger and the other transactions contemplated by this Agreement are fair, from a financial point of view, to ADT and its stockholders, and such opinion shall have been confirmed in writing at the Effective Time.

8.16 Title Insurance. ADT shall have received at or prior to the Effective Time a commitment for title insurance from a title insurance company or companies designated by ADT to issue an owner's policy and, if requested by ADT, a current survey certified to ADT and to such title insurance company showing all improvements, rights-of-way, and easements and encroachments, all at ADT's expense, with respect to the real property owned by Texas Air, such commitment to show to the satisfaction of ADT that immediately prior to the Effective Time, Texas Air had good and marketable title in fee simple absolute to such real property, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances. Such commitment shall, if required by ADT, contain no exception for survey matters except for those shown on the current survey, and shall contain no exceptions for rights of tenants or other third parties. Such commitment shall also contain a nonimputation endorsement in respect of acts or knowledge of Texas Air prior to the Effective Time.


                         9.  Termination of Agreement.

9.1   Termination.

       (a) This Agreement may be terminated at any time prior to the Closing, by the mutual written consent of each of the parties hereto.

       (b) Any party may terminate this Agreement if the Merger is not consummated by August 30, 1996; provided, however, that such termination shall not release any party hereto from any liability they might have on account of the breach of any of their obligations under this Agreement (including, without limitation, their obligations to use all reasonable effort to cause the transactions contemplated by this Agreement to be consummated).

       (c) If there is a material adverse change in the business, or financial condition, of ADT or Texas Air, the other party may, at its option, terminate this Agreement.

       (d) If there is a material condition precedent which cannot be satisfied and is not waived, including without limitation, if the holders of at least a majority of the shares of ADT Common Stock or two-thirds of the shares of Texas Air Common Stock shall not have voted in favor of the adoption or approval of this Merger and the other transactions contemplated, this Agreement may be terminated by either party.

9.2 Notice. Any termination of this Agreement under this Article 9 will be effective upon the delivery of written notice by the terminating party to the other party hereto.

9.3 Certain Continuing Obligations. Following any termination of this Agreement pursuant to this Article 9, the parties hereto shall continue to perform their respective obligations under Section 14.15 and 14.16 but shall not be required to continue to perform their other covenants under this Agreement.

9.4 Breakup Fee. In the event the Merger is not consummated for any reason whatsoever and this Agreement is terminated, ADT agrees to pay Texas Air $700,000. ADT shall pay such amount over a reasonable time period which does not jeopardize the financial health of ADT. Texas Air may offset all or a portion of the $700,000 against any amount it owes ADT.


           10.  Material Deviations and Survival of Representations.

10.1 Material Deviations. In the event there is a material deviation in the condition of either Texas Air or ADT from what has been represented by the parties to each other or to Equity Partners, Ltd. and such material deviation is discovered prior to closing, both parties shall negotiate a good faith adjustment to the consideration for the Merger.

10.2 Survival of Representations. Unless otherwise specified herein, the respective representations, warranties and covenants of Texas Air, ADT and Sub contained in this Agreement shall terminate on the Closing Date.


                              11.  Indemnification

11.1 Recourse of ADT. Texas Air agrees to defend, indemnify and hold harmless ADT (and its stockholders, directors, officers, employees and agents) against and in respect of:

       (a) Any and all loss, damage or injury resulting from any material breach of this Agreement by Texas Air. For purposes of this Section 11.1, such a breach shall be deemed material if it and any other such breach(es), when combined, give rise to a loss or other liability in excess of $100,000.00

       (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, legal fees and other expenses, pertaining to any of the foregoing, provided, however that if any such action, suit or proceeding shall be commenced against, or any such claim, demand or assessment shall be asserted against ADT in respect of which ADT proposes to demand indemnification, a Texas Air shall be notified to that effect and shall be given the opportunity to assume the entire control of the defense, compromise or settlement thereof, including, at the Texas Air expense, employment of counsel, and in connection therewith ADT shall cooperate fully to make available to the Texas Air all pertinent information under its control. Texas Air shall decide whether to assume the defense of any such claim, within 15 days after notice from ADT of the claim.

11.2 Recourse of Texas Air. ADT agrees to defend, indemnify and hold harmless Texas Air (and its shareholders, directors, officers, employees and agents) against and in respect of:

       (a) Any and all loss, damage or injury resulting from any material breach of this Agreement by ADT or Sub. For purposes of this Section 11.2, such a breach shall be deemed material if it and any other such breach(es), when combined, give rise to a loss or other liability in excess of $100,000.

       (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, legal fees and other expenses, pertaining to any of the foregoing, provided, however that if any such action, suit or proceeding shall be commenced against, or any such claim, demand or assessment shall be asserted against Texas Air in respect of which Texas Air proposes to demand indemnification, ADT shall be notified to that effect and shall be given the opportunity to assume the entire control of the defense, compromise or settlement thereof, including, at ADT's expense, employment of counsel, and in connection therewith Texas Air shall cooperate fully to make available to ADT all pertinent information under its control. ADT shall make such decision whether to assume the defense of any such claim, within 15 days after notice of the claim.

11.3 Jurisdiction and Forum. Notwithstanding any provision of this Agreement to the contrary, any claim brought under this Agreement shall be brought:

       (a) in the Federal District Court for the Eastern District of Michigan or in the Michigan Circuit Court for the County of Oakland (which jurisdiction and venue is hereby acknowledged to be proper), if such claim is asserted by Texas Air or any shareholder, Warrant Holder, or any assignee thereof or successor thereto, or

       (b) in the Federal District Court for the Western District of Texas or in court of general jurisdiction for the county of Nueces, Texas (which jurisdiction and venue is hereby acknowledged to be proper), if such claim is asserted by ADT or Sub or any stockholder, assignee thereof or successor thereto.


                            12.  Industrial Patents

12.1 Industrial Patents. Immediately after the approval of the Agreement by the stockholders of ADT and Texas Air, Texas Air shall distribute all of its industrial patents and $10,000 to a Texas limited partnership ("Texas Airsonics, L.P."). The industrial patents will be transferred to Texas Airsonics L.P. subject to a license assignment agreement which will contain the following and other standard terms for such agreements.

       (a)   The license will be for a term of 6 years from the Effective Time.

       (b) Texas Air will pay Texas Airsonics L.P. an 8% royalty on gross revenues from any industrial product. Industrial products shall mean any product which is not intended for ultimate use in the dental field. The royalty will be paid quarterly within 30 days after March 30th, June 30th, September 30th and December 31st.

       (c) In the event ADT transfers, is acquired or sells substantially all of its dental business (including a merger with or acquisition by another company) within 3 years from the Effective Time, the license will terminate immediately upon transfer or sale of ADT. Further, if the acquiring entity terminates manufacturing at the Texas Air plant within one year of sale by ADT, Texas Airsonics L.P. shall have the exclusive right to purchase such manufacturing facility for book value.

       (d) In the event ADT transfers or sells substantially all of its dental business more than 3 years after the Effective Time, the royalty shall continue on industrial revenues through 6 years after the Effective Time. On the day following 6 years from the Effective Time, Texas Airsonics L.P. shall assign transfer and convey to ADT ownership of 100% of its industrial patents free and clear of any liens, encumbrances, licenses or restrictions whatsoever.

       (e) In the event ADT has not transferred or sold substantially all of its business by the 6th anniversary of the Effective Time, then Texas Airsonics L.P. shall immediately assign, transfer and convey to ADT ownership of 100% of its industrial patents free and clear of any liens, encumbrances, licenses or restrictions whatsoever.

       (f) Texas Airsonics L.P. will be owned by the shareholders of Texas Air at the time of the merger in proportion to their ownership of Texas Air. Charles A. Nichols, Wayne Johnson II and Ben J. Gallant, will be the sole general partners.


                                13.  Management

13.1 Management. Effective as of the Closing, the board of directors of ADT shall consist of nine directors, four of ADT's current members and four members to be selected by Texas Air. An additional director shall be selected later by the eight directors. William D. Myers shall continue as the chairman of the board of directors.

       (a) Effective as of the Closing, an executive committee comprised of Anthony D. Fiorillo and Ben J. Gallant shall be established. The executive committee shall have the same powers as currently held by the President and CEO of ADT. Anthony D. Fiorillo and Ben J. Gallant shall report directly to the executive committee. The term of the members shall be two years. In the event of a deadlock on the executive committee the issue shall be submitted to the board of directors of ADT. A meeting of the board of directors will be held to resolve any deadlock within 10 days of written notice from either member of the executive committee. Anthony D. Fiorillo, as President and CEO of ADT and Ben
J. Gallant as President and CEO of Texas Air will have authority for the day to day operations of the respective companies within the policy guidelines set by the executive committee.

       (b) Effective as of the closing, the officers of Sub shall resign and the officers of Texas Air will be elected to the same offices for the Sub except that Diane Miller shall be elected Treasurer.

       (c) Effective as of the Closing, one of the directors nominated by Texas Air will be appointed to each of the current committees of ADT.


                               14.  Miscellaneous

14.1 Governing Law. The law of the State of Delaware (irrespective of any choice of law principles to the contrary) shall govern the validity of this Agreement, the construction of terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

14.2 Assignment. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

14.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

14.5 Other Remedies. Subject to the restrictions set forth in Article 11, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

14.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

14.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

14.8 Expenses. Each party will bear its respective expenses and fees of its own accountant, attorneys, investment advisors and other professionals incurred with respect to (i) this Agreement; and (ii) the transactions contemplated hereby.

14.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

14.10 Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by a nationally recognized express courier service, postage or other fees prepaid, and will be deemed given upon actual delivery or, if mailed by registered or certified mail, three business days after deposit in the mails, or, if sent by courier service, one business day after delivery to the courier service, addressed as follows:

                (a)  if to ADT or Sub:

                     Anthony D. Fiorillo
                     28411 Northwestern Highway, Suite 1100
                     Southfield, Michigan 48034-5541

                     with a copy to:

                     Mr. Frank Zinn
                     Dykema Gossett
                     400 Renaissance Center
                     35th Floor
                     Detroit, Michigan 48243

                (b)  if to Texas Air:

                     Ben J. Gallant
                     5555 Bear Lane
                     Corpus Christi, TX 78405

                     with a copy to:

                     John E. Vickers III
                     5555 Bear Lane
                     Corpus Christi, Texas  78405

or to such other address as a party may have furnished to the other by written notice given in accordance with this Section 14.10.

14.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against either party. A reference to a section or an exhibit shall mean a section or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which will be considered as a whole.

14.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status


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
is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

14.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

14.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

14.15 Public Announcement. Texas Air will not issue any press release or make any other public disclosure regarding the matters set forth herein without the prior express written approval of ADT, which approval shall not be unreasonably withheld. ADT may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or NASD rules after reasonable consultation, where possible, with Texas Air. ADT and Texas Air will take all reasonable precautions to prevent any trading in the securities of ADT by officers, directors, employees and agents of ADT or Texas having knowledge of any material information regarding ADT or Texas Air provided hereunder until the information in question has been publicly disclosed.

14.16 Confidentiality. The parties hereto agree that all information, whether printed, written or oral, in answer to specific inquiry or voluntarily furnished, concerning the other party, its customers, personnel, products, financial performance or business, disclosed to the other party or its representatives in the course of meetings, conversation, negotiations or due diligence investigations in connection with the transactions contemplated by this Agreement, and the terms and conditions of this Agreement, shall be held in confidence and not used by the receiving party or its representatives, except as contemplated by this Agreement. Each party shall, exercise the same standard of care to protect such information as is used to protect its own confidential information. If this Agreement is terminated, then (i) this obligation shall survive for all parties to this Agreement; (ii) each party shall return to the other any documents containing confidential information of the other party; and (iii) neither party shall use or disclose or allow a third party to use or disclose the confidential information of the other party. The foregoing restrictions will not apply to information that (a) has become publicly known through no wrongful act of the receiving party, (b) has been rightfully received from a third party authorized by the disclosing party to make such disclosure without restriction, (c) has been approved for release by written authorization of the disclosing party; or (d) has been ordered disclosed by court order. Each party hereby acknowledges that unauthorized use or disclosure of confidential information would cause irreparable harm and significant injury that may be difficult to ascertain. Accordingly, each party agrees that the other party shall have the right to seek an immediate injunction enjoining any breach of this confidentiality provision.

14.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereto control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

14.18 Exhibits. The Exhibits referred to in this Agreement will be provided by the respective parties with 20 days of the date of signing.

14.19 Warrant Provisions. Notwithstanding anything else contained in this Agreement, in the event the average closing price of ADT Common Stock as reported by Nasdaq for the 15 trading days immediately preceding the date of the ADT annual shareholder meeting exceeds $2.00, then the exercise price of the warrants to acquire ADT Common Stock to be issued hereunder will be increased by 50% of the sum obtained by taking the average closing price of ADT Common Stock for such 15 day period and deducting $2.00. The Merger Warrants will not be freely tradeable and are non transferable. ADT agrees to use its best efforts to file a registration statement on Form S-3 (or a successor form) on September 1, 1997, May 15, 1998, November 15, 1998 and August 15, 1999 (or if such date is not a business day, on the first business day thereafter), providing for the sale by the holders of shares of ADT Common Stock acquired upon exercise of Merger Warrants at least ten days prior to such date and which were not previously registered under the Securities Act of 1933, and to use its reasonable best efforts to cause each such registration statement to be declared effective by the Securities and Exchange Commission and to continue to be effective for at least two years after the effective date thereof. ADT's obligation to register shares on behalf of any such holder shall be conditional upon ADT's receipt from such holder in writing, at least five days prior to the date of such registration statement filing, of (i) all information reasonably requested by ADT in connection with the preparation of such registration statement, and (ii) an undertaking by such holder to (a) indemnify ADT and its directors, officers and affiliates for all claims, damages, liabilities and expenses incurred by them arising out or based upon any untrue statement or omission, or alleged untrue statement or omission, made in such registration statement or prospectus in reliance upon information furnished to ADT by such holder for use therein and (b) temporarily cease making sales of shares registered under such registration statement upon receipt of written notice from ADT, if ADT determines, in good faith, that the use of the prospectus included in such registration statement would require the disclosure of important information which ADT has a bona fide purpose for preserving as confidential or the disclosure of which would impede ADT's ability to consummate a significant transaction, until the receipt of a further notice from ADT that sales may resume under the registration statement. ADT shall not be required to file a registration statement if, on the applicable filing date thereof, (i) the number of shares to be registered by such registration statement is less than 500,000 shares, (ii) ADT is not eligible to use Form S-3 in connection with such registration, (iii) ADT has determined, in good faith, as of such date that the filing of such registration statement would require the disclosure of important information which ADT has a bona fide purpose for preserving as confidential or the disclosure of which would impede ADT's ability to consummate a significant transaction; provided, that in the case of
(ii), ADT shall be required to file such registration statement as soon as practicable after it becomes eligible to use Form S-3 in connection with such registration and, in the case of (iii), ADT shall be required to file such registration statement as soon as practicable after it has determined that such disclosure would no longer be required or ADT's ability to consummate such transaction would no longer be impeded.

                        15.  Index of Capitalized Terms

"ADT" has the meaning ascribed to it in the lead paragraph of this Agreement. "ADT Ancillary Agreements" has the meaning ascribed to it in Section 3.2(a) of this Agreement.
"ADT Common Stock" has the meaning ascribed to it in Section
1.1(a)(i) of this Agreement.
"ADT Disclosure Package" has the meaning ascribed to it in Section 3.12 of this Agreement.
"ADT Plans" has the meaning ascribed to it in Section 3.3 of this Agreement. "Affiliates" has the meaning ascribed to it in Section 4.13 of this Agreement. "CERCLA" has the meaning ascribed to it in Section 2.21(a) of this Agreement. "Closing" has the meaning ascribed to it in Section 6.1 of this Agreement. "Closing Date" has the meaning ascribed to it in Section 6.1 of this Agreement. "Closing Date Price" has the meaning ascribed to it in Section 1.2 of this Agreement.
"Code" has the meaning ascribed to it in Recital C of this Agreement. "Conversion Rate" has the meaning ascribed to it in Section 1.1(a)(i) of this Agreement.
"Debt" has the meaning ascribed to it in Section 2.23(a) of this Agreement. "Effective Time" has the meaning ascribed to it in Section 1.1(a) of this Agreement.
"Employee Plans" has the meaning ascribed to it in Section 2.15(c) of this Agreement.
"ERISA" has the meaning ascribed to it in Section 2.15(c) of this Agreement. "Financial Statement Date" has the meaning ascribed to it in Section 2.7 of this Agreement.
"Government Contract Party" has the meaning ascribed to it in Section 2.22 of this Agreement.
"Hazardous Materials" has the meaning ascribed to it in Section 2.21 (a) of this Agreement.
"Intellectual Property" has the meaning ascribed to it in Section 2.12 of this Agreement.
"Joint Proxy Statement" has the meaning ascribed to it in Section 1.5 of this Agreement.
"Merger" has the meaning ascribed to it in Recital A of this Agreement.
"Merger Agreement" has the meaning ascribed to it in Recital A of this Agreement.
"1994 Year End" has the meaning ascribed to it in Section 3.12 of this Agreement.
"SEC Reports" has the meaning ascribed to it in Section 3.6 of this Agreement. "Share Price" has the meaning ascribed to it in Section 1.2 of this Agreement. "Sub" has the meaning ascribed to it in the lead paragraph of this Agreement. "Surviving Corporation" has the meaning ascribed to it in Recital A of this Agreement.
"Texas Air" has the meaning ascribed to it in the lead paragraph of this Agreement.
"Texas Air Ancillary Agreements" has the meaning ascribed to it in Section 2.2(a) of this Agreement.
"Texas Air Certificates" has the meaning ascribed to it in Section 6.2(b) of this Agreement.
"Texas Air Common Stock" has the meaning ascribed to it in Section 1.1(a)(i) of this Agreement.
"Texas Air Financial Statements" has the meaning ascribed to it in Section 2..7 of this Agreement.
"Texas Air Participants" has the meaning ascribed to it in Section 4.4 of this Agreement.
"Texas Air Warrant" has the meaning ascribed to it in Section 1.1 (a)(ii) of this Agreement.
"Warrant Holders" has the meaning ascribed to it in Section 2.23 of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              AMERICAN DENTAL TECHNOLOGIES, INC.,
                              a Delaware Corporation

                              /s/ Anthony D. Fiorillo
                              -------------------------------------
                              Anthony D. Fiorillo, President

                              ADT MERGER CORP., a Texas Corporation

                              /s/ Anthony D. Fiorillo
                              -------------------------------------
                              Anthony D. Fiorillo, President

                              TEXAS AIRSONICS, INC., a Texas Corporation

                              /s/ Ben J. Gallant
                              -------------------------------------
                              Ben J. Gallant, President

Directors of American Dental Technologies, Inc., signing only to evidence their agreement to vote their stock in favor of the merger:

/s/ William  D. Myers
- -------------------------------
William D. Myers, M.D.

/s/ Anthony D. Fiorillo
- -------------------------------
Anthony D. Fiorillo

/s/ Michael J. Yessik
- -------------------------------
Michael J. Yessik

/s/ Kenneth C. Merrill
- -------------------------------
Kenneth C. Merrill

/s/ James Bernard Machen
- -------------------------------
James Bernard Machen

/s/ Bertrand R. Williams, Sr.
- -------------------------------
Bertrand R. Williams, Sr.




Directors of Texas Airsonics, Inc.,
signing only to evidence their agreement to vote their stock in favor of the Merger.

/s/ Ben J. Gallant
- -------------------------------
Ben J. Gallant

/s/ Gary Chatham
- -------------------------------
Gary Chatham

/s/ John E. Vickers III
- -------------------------------
John E. Vickers III

/s/ Wayne A. Johnson II
- -------------------------------
Wayne A. Johnson II

/s/ Charles A. Nichols
- -------------------------------
Charles A. Nichols

                                    RESTATED
                              AGREEMENT OF MERGER
                                       of
                                ADT MERGER CORP.
                            a Texas corporation and
                              TEXAS AIRSONICS, INC
                              a Texas corporation

This RESTATED Agreement of Merger (the "Merger Agreement") entered into on November 22, 1995, as modified March 25, 1996 and May 9, 1996, is effective as of November 22, 1995 by and between ADT Merger Corp. ("Subsidiary"), a Texas corporation and wholly-owned subsidiary of American Dental Technologies, Inc., a Delaware corporation ("ADT"), and Texas Airsonics, Inc., a Texas corporation ("Texas Air").

     A. Subsidiary, Texas Air and ADT have entered into an Agreement and Plan of Reorganization (the "Plan") providing for the merger of Texas Air with and into Subsidiary (the "Merger"), with Subsidiary to survive the Merger as a wholly-owned subsidiary of ADT.

     B. The Board of Directors of Subsidiary, Texas Air and ADT deem it advisable and in the best interests of their respective stockholders that the Merger be consummated.

NOW, THEREFORE, the parties hereto hereby agree as follows:

     1. Merger of Subsidiary. Texas Air shall be merged with and into Subsidiary pursuant to the applicable provisions of the Texas Business Corporations Act (the "Act"). Subsidiary shall be the surviving corporation of the Merger (and is sometimes hereinafter referred to as the "Surviving Corporation"), and shall continue to exist as the surviving corporation under the name Texas Airsonics, Inc. pursuant to the provisions of the Act. The separate existence of Texas Air shall cease at the Effective Time (defined below) in accordance with the provisions of Act. The effective time of the Merger (the "Effective Time") shall be at the time and on the date on which the required merger certificate or other documentation is filed with the Texas Secretary of the State.

     2. Articles of Incorporation. The Articles of Incorporation of Texas Air, as now in force and effect, shall be the Articles of Incorporation of the Surviving Corporation by virtue of an amendment to be filed and said Articles of Incorporation shall continue in full force and effect until amended in the manner prescribed by the provisions of the Texas Business Corporations Act.

     3. By-Laws. The By-laws of Texas Air, as now in force and effect, shall be the By-laws of the Surviving Corporation, by virtue of an amendment to the By-laws of the Surviving Corporation, and shall continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the Texas Business Corporations Act.

     4. Directors and Officers. As of the Effective Time, the directors of the Surviving Corporation shall be Anthony D. Fiorillo, Ben J. Gallant and John
E. Vickers III, and the officers of the Surviving Corporation shall be Ben J. Gallant - President, Diane M. Miller, Treasurer, and John E. Vickers III - Chief Financial Officer and Secretary, all of whom shall hold their directorships and offices until election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the By-laws of the Surviving Corporation.

     5.   Conversion of Texas Air Shares

     (a) Conversion. At the Effective Time, each outstanding share of Texas Air Common Stock, which is the only stock of Texas Air outstanding, shall be converted into the right to receive 5.425 fully paid and non-assessable shares of the common stock $0.01 par value, of ADT ("ADT Common Stock") and a warrant to purchase 3.321 shares of ADT Common Stock at a purchase price of $1.00 per share for a period commencing one year and one day and ending three years after the Effective Time. Pursuant to the Plan each holder of a Texas Air option for common stock, shall have such option converted into an option for ADT Common Stock and warrants.

     (b) Exchange of Certificates. As soon as practical after the Effective Time, each holder of any certificate representing Texas Air Common Stock issued and outstanding immediately prior to the Effective Time, shall surrender such certificate to ADT or its transfer agent. Thereupon, each such holder will be entitled to receive in exchange therefore a certificate representing the number of whole shares of ADT Common Stock and warrants into which the shares previously evidenced by such certificate were converted in the Merger. ADT or its transfer agent will forward a Letter of Transmittal with detailed instructions for the surrender of the replaced Texas Air certificates and shall issue new certificates as soon as practical following such surrender.

     (c) No Fractional Shares. No fractional shares of ADT Common Stock shall be issued in connection with the Merger. Any person who would otherwise be entitled to a fractional share of ADT Common Stock pursuant to this Merger Agreement shall in lieu of such fractional share be paid by check by ADT the product determined by multiplying such fraction by the Share Price, as defined in the Plan.

     (d) Effect of Conversion. Each certificate which immediately before the Effective Time evidenced Texas Air shares shall, at the Effective Time be automatically converted without any action on the part of the Texas Air shareholder into that number of whole shares of ADT Common Stock and warrants authorized by this Merger Agreement; provided however, that until the shareholder's Texas Air Common Stock certificate is surrendered to ADT, no dividend or other distribution payable to the holder of record of such ADT Common Stock after the Effective Time, or cash payable in lieu of fractional share of ADT Common Stock, shall be paid in respect of such certificate.

     6. Warrant Provisions. Notwithstanding anything else contained in this Merger Agreement, in the event the average closing price of ADT Common Stock as reported by Nasdaq for the 15 trading days immediately preceding the date of the ADT annual shareholder meeting exceeds $2.00, then the exercise price of the warrants to acquire ADT Common Stock to be issued hereunder (the "Merger Warrants") will be increased by 50% of the sum obtained by taking the average closing price of ADT Common Stock for such 15 day period and deducting $2.00. The Merger Warrants will not be freely tradeable and are non transferable. ADT agrees to use its best efforts to file a registration statement on Form S-3 (or a successor form) on September 1, 1997, May 15, 1998, November 15, 1998 and July 10, 1999 (or if such date is not a business day, on the first business day thereafter), providing for the sale by the holders of shares of ADT Common Stock acquired upon exercise of Merger Warrants at least ten days prior to such date and which were not previously registered under the Securities Act of 1933, and to use its reasonable best efforts to cause each such registration statement to be declared effective by the Securities and Exchange Commission and to continue to be effective for at least two years after the effective date thereof. ADT's obligation to register shares on behalf of any such holder shall be conditional upon ADT's receipt from such holder in writing, at least five days prior to the date of such registration statement filing, of (i) all information reasonably requested by ADT in connection with the preparation of such registration statement, and (ii) an undertaking by such holder to (a) indemnify ADT and its directors, officers and affiliates for all claims, damages, liabilities and expenses incurred by them arising out or based upon any untrue statement or omission, or alleged untrue statement or omission, made in such registration statement or prospectus in reliance upon information furnished to ADT by such holder for use therein and (b) temporarily cease making sales of shares registered under such registration statement upon receipt of written notice from ADT, if ADT determines, in good faith, that the use of the prospectus included in such registration statement would require the disclosure of important information which ADT has a bona fide purpose for preserving as confidential or the disclosure of which would impede ADT's ability to consummate a significant transaction, until the receipt of a further notice from ADT that sales may resume under the registration statement. ADT shall not be required to file a registration statement if, on the applicable filing date thereof, (i) the number of shares to be registered by such registration statement is less than 500,000 shares, (ii) ADT is not eligible to use Form S-3 in connection with such registration, (iii) ADT has determined, in good faith, as of such date that the filing of such registration statement would require the disclosure of important information which ADT has a bona fide purpose for preserving as confidential or the disclosure of which would impede

ADT's ability to consummate a significant transaction; provided, that in the case of (ii), ADT shall be required to file such registration statement as soon as practicable after it becomes eligible to use Form S-3 in connection with such registration and, in the case of (iii), ADT shall be required to file such registration statement as soon as practicable after it has determined that such disclosure would no longer be required or ADT's ability to consummate such transaction would no longer be impeded.

     7. Consistent Construction. The parties to this Merger Agreement are also parties to the Plan, to which ADT also is a party. The Plan and this Merger Agreement are intended to be consistent with each other and construed together in order to carry out their shared purposes.

     8. Further Assurances ADT, Texas Air and Subsidiary have agreed that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of Texas, and that they will cause to be performed all necessary acts within the State of Texas and elsewhere to effectuate the Merger provided for herein, including, without limitation, execution, filing and delivery of any further deeds, assignments or assurances necessary or desirable to vest, perfect or confirm in Surviving Corporation title to any property or rights of surviving or terminating corporation. The Board of Directors and the proper officers of Subsidiary and Texas Air are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions of this Merger Agreement, the Plan or of the Merger provided for herein.

     9. Termination. This Merger Agreement shall automatically terminate in the event that the Plan is terminated as provided therein.

     10. Amendment. This Merger Agreement may be amended only by a written instrument executed by the parties hereto.

     11. Counterparts. This Merger Agreement may be executed in counterparts, each of which shall be deemed an original and other they shall constitute one instrument.

     12. Tax Free Reorganization. The Merger contemplated hereby is intended to be a tax free plan of reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended.

     13. Assignment. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and permitted assigns.

     IN WITNESS WHEREOF, this Restated Agreement of Merger is hereby signed and attested on behalf of each of the constituent corporations parties hereto.



                                    ADT MERGER CORP.


                                    By:  /s/ Anthony D. Fiorillo
                                       --------------------------
                                         Anthony D. Fiorillo


                                    Its:        President
                                         ------------------------


Attest:

By:  /s/ Raymond F. Winter
   --------------------------
     Its Secretary




                                    TEXAS AIRSONICS, INC.


                                    By:  /s/ Ben J. Gallant
                                       -------------------------
                                         Ben J. Gallant


                                    Its:        President
                                         -----------------------


Attest:

By:  /s/ John E. Vickers III
   ------------------------------
     Its Secretary

                           CERTIFICATE OF APPROVAL
                                     of
                             AGREEMENT OF MERGER
                                     OF
                            TEXAS AIRSONICS, INC
                                     AND
                              ADT MERGER CORP.

The undersigned, Ben J. Gallant and John E. Vickers III certify that:

1. They are the President and Secretary, respectively of Texas Airsonics, Inc., a Texas corporation (the "Company").

2. The Agreement of Merger in the form attached hereto was duly approved by the Board of Directors and shareholders of the Company.

3. The shareholder approval was by a majority of the outstanding shares of the Company.

4. There is only one class of shares, and the number of shares outstanding is 2,106,869.

We further declare under penalty of perjury under the laws of the State of Texas, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date:   July 27, 1996



                                        ---------------------------
                                        Ben J. Gallant

                                        ---------------------------
                                        John E. Vickers III

                           CERTIFICATE OF APPROVAL
                                     of
                             AGREEMENT OF MERGER
                                     OF
                            TEXAS AIRSONICS, INC
                                     AND
                              ADT MERGER CORP.


The undersigned, Anthony D. Fiorillo and Raymond F. Winter certify that

1. They are the President and Secretary, respectively of ADT Merger Corp., a Texas corporation (the "Company").

2. The Agreement of Merger in the form attached hereto was duly approved by the Board of Directors and sole shareholder of the Company.

3. The shareholder approval was by the sole shareholder of 100% of the outstanding shares of the Company.

4. There is only one class of shares, and the number of shares outstanding is 1,000.

We further declare under penalty of perjury under the laws of the State of Texas, that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: July 29, 1996



                                        ---------------------------
                                        Anthony D. Fiorillo

                                        ---------------------------
                                        Raymond F. Winter

                                                                         ANNEX B


                                     [Logo]


April 4, 1996


Board of Directors
American Dental Technologies, Inc.
28411 Northwestern Hwy.
Suite 1100
Southfield, Michigan 48034

Gentlemen:

You have retained us to render our opinion as to the fairness to American Dental Technologies, Inc. ("ADT") and its shareholders, from a financial point of view, of the proposed transaction by which ADT will acquire all of the outstanding common stock of Texas Airsonics, Inc. ("Texas Air") under the terms of the Agreement and Plan of Reorganization dated November 22, 1995, as amended on March 25, 1996.

Under the terms of the proposed transaction, among other matters, ADT will issue 5.425 shares of its common stock in exchange for each share of Texas Air common stock and, as a result, 11,429,775 shares of ADT authorized, but previously-unissued, common stock will be issued to Texas Air stockholders. In addition, Texas Air stockholders will receive warrants to acquire 6,996,919 additional shares of ADT common stock at an exercise price of $1.00 per share (exercise price subject to potential adjustment depending on trading prices of ADT common stock prior to closing); these warrants will not be transferable and, as a result, will not trade in the public or private markets, and are exercisable during the three-year period commencing with the effective date of the transaction. Previously issued and outstanding warrants to acquire ADT common stock held by Texas Air (applicable to 2,500,000 shares of common stock) will be canceled and, prior to the transaction effective date, Texas Air will distribute certain limited industrial patent rights to its shareholders.

Equity Partners Ltd. ("EPL") is a private investment banking firm which is engaged in designing, negotiating and evaluating the financial terms of mergers and acquisitions as part of its investment banking business and in providing corporate finance services to its clients and advising them with respect to the value of businesses. In addition, the principals of EPL act as principals in certain acquisitions from time-to-time for their own account. Neither EPL nor its principals are registered broker/dealers and do not engage in the trading of financial securities in the public marketplace.

For purposes of rendering our opinion on the proposed transaction, we have performed the following procedures, among other things, as part of our evaluation of the transaction and its fairness from a financial point of view:

      1) Read the Agreement and Plan of Reorganization, related Agreement of Merger, as amended, and related documents associated with the proposed transaction.

      2) Reviewed ADT's June, 1991 Prospectus filed with the Securities and Exchange Commission.

      3) Reviewed ADT's 1992, 1993, 1994 and 1995 financial statements and annual reports to shareholders and/or applicable Form 10k reports filed with the Securities and Exchange Commission.

      4) Reviewed ADT's business plans prepared by management for prior years, for 1995 and for the next five years (the latter prepared at the request of EPL and was not a document prepared in the ordinary course of business by ADT).

      5) Reviewed ADT's most recent financial statements, cash and debt position and updated financial projections.

      6) Interviewed ADT's legal counsel, Mr. Raymond F. Winter, regarding the status of existing ADT litigation and circumstances related to the recent issuance by ADT of stock options and warrants to purchase ADT stock.

      7) Interviewed Mr. Anthony D. Fiorillo, CEO and President of ADT, regarding current operations, current financial position, competition, product and technology acceptance and regulatory milestones and the rationale for the proposed acquisition.

      8) Interviewed Ms. Diane Miller, CFO, regarding business plans, current and projected financial position, pro-forma post merger financial statements and certain ownership concentration issues, as well as her opinion regarding the rationale for the proposed acquisition, among other matters.

      9) Interviewed an investment research firm regarding the dental supply industry and the marketplace perception of ADT.

      10) Reviewed investment research on firms in the dental supply business, in particular Sullivan Dental Products, Inc. and Patterson Dental Co., both publicly-traded dental supply houses.

      11) Reviewed the trading price range and volume of ADT's common stock for the last several years, at the time of the negotiation of the acquisition of Texas Air and for the periods subsequent to the public announcement of the proposed acquisition.

      12) Performed net present value analyses of ADT's five-year business plans prepared by senior ADT management and related financial projections and compared that range of values, less a control premium, to the trading range of ADT's common stock at the time of the negotiation of the proposed transaction.

      13) Reviewed the pro forma post merger financial statements prepared by senior ADT management, analyzed certain aspects of those pro formas, reviewed additional financial projections and considered the effect such pro forma financial performance would have on the combined entities trading value.

      14) Performed a valuation and study of Texas Air utilizing historical financial statements of Texas Air and ADT's senior management's projections of the expected purchases from Texas Air for the next five years, Texas Air senior management's projections of industrial product sales and margins, dental supply product manufacturing costs and other costs and expenses for the next five years, and historical transactions in Texas Air common stock, among other matters.

      15) Read certain agreements, including subsequent amendments thereto, associated with certain existing Texas Air/ADT manufacturing rights and cost plus supply contracts (which will terminate with the proposed transaction).

      16) Read the ADT Form S-4 registration statement intended to be filed with the Securities and Exchange Commission covering, among other matters, the proposed acquisition and related issuance of additional shares of ADT common stock, ADT financial information and pro forma ADT financial information combined with Texas Air.

      17) Performed such other procedures and taken such other actions as we considered relevant and necessary in the circumstances.

We have assumed the accuracy and completeness of, and have not independently verified, the information supplied to us by senior management, ADT and Texas Air, including the estimates by ADT senior management of various operating improvements achievable as a result of the proposed transaction. Further, because we did not deem it appropriate, we have not reviewed current independent appraisals of certain properties or assets of ADT or Texas Air and therefore did not arrive at a value of ADT or Texas Air assuming a liquidation. We did not independently investigate pending litigation or contingent liabilities, nor did we make inquiries of customers, suppliers, competitors, general creditors, regulatory bodies or others.

Based on the foregoing, it is our opinion that, as of the date hereof, the proposed transaction is fair, from a financial point of view, to ADT and its shareholders.

                                              Sincerely,


                                              Equity Partners Ltd.

                                                                        ANNEX C





                        TEXAS BUSINESS CORPORATION ACT

ART. 5.11.  RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
            ACTIONS

        A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class of shares which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

Acts 1955, 54th Leg., p.239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, Section 10; Acts 1973, 63rd Leg., p. 1508, ch. 545,
Section 36 ,eff. Aug. 27, 1973; Acts 1989, 71st Leg., ch. 801, Section 34, eff. Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901, Section 32, eff. Aug. 26,
1991.

Art. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

        A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten
(10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

        (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the

                        TEXAS BUSINESS CORPORATION ACT


fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty
(60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its

                        TEXAS BUSINESS CORPORATION ACT

judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable. E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares. F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger. G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955, Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, Section 12, eff. June 17, 1967; Acts 1983, 68th
Leg., p. 2570, ch. 442, Section 9, eff. Sept. 1, 1983; Acts 1987, 70th Leg., ch.
93, Section 27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, Section 35,
eff. Aug. 28, 1989; Acts 1993, 73rd Leg., ch. 215, Section 2.16, eff. Sept. 1,
1993.


ART 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.
     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.
     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking

                        TEXAS BUSINESS CORPORATION ACT

for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to
Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, Section 13, eff. June 17, 1967; Acts 1983, 68th
Leg., p. 2573, ch. 442, Section 10, eff. Sept. 1, 1983; Acts 1993, 73rd Leg.,
ch. 215, Section 217, eff. Sept. 1, 1993.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against the expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors, officers, employees or agents, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceedings, had no reason to believe his conduct was unlawful, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claims, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or any other court in which the suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonable entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Articles X of ADT's Amended and Restated By-Laws states:

                                INDEMNIFICATION

     Section 10.1 Action by Third Party. The Corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or stockholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation or its stockholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     Section 10.2 Action by or in Right of Corporation. The Corporation has the power to indemnify a person who was or is a party to or is threatened to be made a party to a threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including actual and reasonable attorneys' fees, and amount paid in settlement incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation or its stockholders. However, indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to he Corporation unless and only to the extent that the court in which the action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses which the court considers proper.

     Section 10.3.  Expense.  Indemnification against expenses:

     (a) To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to above in Section 10.1 or 10.2, or in defense of a claim, issue, or matter in the action, suite, or proceeding, he or she shall be indemnified against expenses, including actual and reasonable attorneys' fees, incurred by him or her in connection with the action, suit, or proceedings and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this Subsection.

     (b) An indemnification under Sections 10.1 and 10.2 above, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Subsections (a) and (b) above.
This determination shall be made in any of the following ways:

         (i) By a majority vote of a quorum of the board consisting of directors who were not parties to the action, suit, or proceeding.

         (ii) If the quorum described in subdivision (i) is not obtainable, then by a majority vote of a committee of directors who are not parties to the action. The committee shall consist of not less than two disinterested directors.

         (iii) By independent legal counsel in a written opinion.

         (iv)  By the stockholders.

     (c) If a person is entitled to indemnification under Section 10.1 or 10.2 for a portion of expenses including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, but not for the total amount thereof, the Corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

     Section 10.4 Payment in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding described in Sections 10.1 or 10.2 above may be paid by the Corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Corporation. The undertaking shall be by unlimited general obligation of the person on whose behalf advances are made but need not be secured.

     Section 10.5  Nonexclusivity.

     (a) The indemnification or advancement of expenses provided under Sections 10.1 to 10.4 is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.

     (b) The indemnification provided for in Sections 10.1 to 10.5 continues as to a person who ceases to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person.

     Section 10.6 Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Section 10.1 to 10.5.

     Section 10.7  Constituent Corporations.  For purposes of Section 10.1 to
10.6 above, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise whether for profit or not, shall stand in the same position under the provisions of this Subsection with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

     Section 10.8 Definitions. For the purposes of Sections 10.1 to 10.7 above, "other enterprises" shall include employee benefit plans; "fine" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the Corporation or its stockholders" as referred to in Section 10.1 and 10.2 above.

     Article Seventh of ADT's Certificate of Incorporation states:

     SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     ADT maintains a directors and officers liability insurance policy which, subject to certain exceptions and exclusions, provides coverage to ADT's officers and directors for losses from claims first made against them during the annual policy period, (i) for any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty in their capacity as a director or officer of ADT, and (ii) for any matter asserted against such persons by reason of their status as a director or officer of ADT; other than indemnifiable losses paid to or on behalf of such persons by ADT. ADT, subject to certain exceptions and exclusions, is covered for losses from claims first made during the annual policy period for amounts ADT pays to or on behalf of such persons as indemnification. The aggregate limit of liability is $2.5 million and there is a $125,000 deductible for losses indemnifiable by ADT.

ITEM 21.  LIST OF EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits: Certain of the following Exhibits have been previously filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such exhibits are identified by the parenthetical references following the listing of each such exhibit and are incorporated herein by reference.

Exhibit Number                     Description of Document

  2.1 Agreement and Plan of Reorganization, dated as of October 30, 1993, and executed on November 12, 1993, among American Dental Technologies,

        Inc., ADT Merger Corp., Incisive Technologies, Inc., Michael Yessik, Rex Doherty, and Mario Barton, and First Amendment to Agreement and Plan of Reorganization, Dated November 11, 1993 and executed November 12, 1993 (Form 10-Q for the quarter ended September 30, 1993,
        Exhibit 10.2)

  2.2 Certificate of Ownership merging Incisive Technologies, Inc. with and into American Dental Technologies, Inc., effective as of the end of business, December 31, 1994 (Form 10K for the year ended December 31, 1994, Exhibit 2.2)

  2.3   Restated Agreement and Plan of Reorganization dated as of November
        22, 1995, among American Dental Technologies, Inc., ADT Merger Corp. and Texas Airsonics, Inc., (Included as Annex A in the joint proxy statement/prospectus)

  3.1 Certificate of Incorporation of American Dental Laser, Inc. filed on November 21, 1989, as amended on January 12, 1990 and May 15, 1991. (Registration No. 33-40140, Exhibit 3.1)

  3.2 Restated By-Laws of American Dental Laser, Inc. as amended on May 20, 1991 (Registration No. 33-40140, Exhibit 3.3)

  3.3 Certificate of Amendment of Certificate of Incorporation changing the Company's name to American Dental Technologies, Inc., dated June 1, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 3.3)

  3.4 Amendments to the Restated By-Laws of the Company, dated December 15, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 3.4)

  3.5 Certificate of Designation, Preferences and Rights of Series A Preferred Stock of American Dental Technologies, Inc., dated February 18, 1994 (Form 10-K for the year ended December 31, 1993, Exhibit 3.5)

  4.1 Specimen of Common Stock Certificate of American Dental Laser, Inc. (Registration No. 33-40140, Exhibit 4)

  4.2 Form of Common Stock Purchase Warrant, April 1994 (Form 10-Q for the quarter ended June 30, 1994, Exhibit 4.1)

  4.3 Form of Common Stock Purchase Warrant to Texas Airsonics, Inc., November 1994, as amended August 1995 (Form 10-K for the year ended December 31, 1995, Exhibit 4.3)

  4.4   Form of Common Stock Purchase Warrant to Texas Airsonics, Inc.,
        August 1995 (Form 10-Q for the quarter ended July 31, 1995, Exhibit 4.2)

  4.5 Form of revised April 1994 Common Stock Purchase Warrants, August 1995 (Form 10-K for the year ended December 31, 1995, Exhibit 4.5)

  4.6 Form of revised July 1995 Common Stock Purchase Warrants, August 1995 (Form 10-K for the year ended December 31, 1995, Exhibit 4.6)

  4.7   Form of Merger Warrant

  5.1   Opinion Re: legality and consent of Raymond F. Winter

  9.1   Stockholder Voting Agreement between Ben J. Gallant and William D. Myers


 10.1* American Dental Laser, Inc. Amended and Restated Nonqualified Stock Option Plan. (Registration No. 33-40140, Exhibit No. 10.16)


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




 10.2* American Dental Laser, Inc. Stock Option Plan for Employees. (Registration No. 33-40140, Exhibit No. 10.18)

 10.3 U.S. Patent No. 4,521,194 issued June 4, 1985. (Registration No. 33-40140, Exhibit No. 10.38)

 10.4 U.S. Patent No. 4,818,230 issued April 4, 1989. (Registration No. 33-40140, Exhibit No. 10.39)

 10.5 U.S. Patent No. 4,940,411 issued July 10, 1990. (Registration No. 33-40140, Exhibit No. 10.40)

 10.6 U.S. Patent Number 5,055,048 issued October 8, 1991 (Form 10-K for the year ended December 31, 1991, Exhibit 10.36)

 10.7 Letter Agreement dated as of July 23, 1991 between American Dental Laser, Inc., Texas Airsonics, Inc. and Ben Gallant. (Form 10-K for the year ended December 31, 1992, Exhibit 10.37)

 10.8 Agreement, including First and Second Supplements, dated as of April 18, 1992 between American Dental Laser, Inc., Texas Airsonics, Inc. and Ben Gallant. (Form 10-K for the year ended December 31, 1992, Exhibit 10.38)

 10.9 Third Supplement dated as of February 12, 1993 to Letter Agreement and Agreement between American Dental Laser, Inc., Texas Airsonics, Inc. and Ben Gallant. (Form 10-K for the year ended December 31, 1992, Exhibit 10.39)

 10.10 Assignment of patents dated as of April 24, 1992 from Texas Airsonics, Inc. to American Dental Laser, Inc. (Form 10-K for the year ended December 31, 1992, Exhibit 10.40)

 10.11 Confirmation of Technology Transfer dated April 24, 1992 from Texas Airsonics, Inc. and Ben J. Gallant to American Dental Laser, Inc. (Form 10-K for the year ended December 31, 1992, Exhibit 10.41)

 10.12 U.S. Patent No. 4,635,897 issued January 13, 1987. (Form 10-K for the year ended December 31, 1992, Exhibit 10.42)

 10.13 U.S. Patent No. 4,708,534 issued November 24, 1987. (Form 10-K for the year ended December 31, 1992, Exhibit 10.43)

 10.14 U.S. Patent No. 4,733,503 issued March 29, 1988. (Form 10-K for the year ended December 31, 1992, Exhibit 10.44)

 10.15 U.S. Patent No. 4,893,440 issued January 16, 1990. (Form 10-K for the year ended December 31, 1992, Exhibit 10.45)

 10.16* Employment Agreement dated as of April 28, 1992 between American Dental
        Laser, Inc. and Anthony D. Fiorillo. (Form 10-K for the year ended December 31, 1992, Exhibit 10.46)

 10.17 U.S. Patent No. 5,122,060 issued June 16, 1992. (Form 10-K for the year ended December 31, 1992, Exhibit 10.47)

 10.18 U.S. Patent No. 5,123,845 issued June 23, 1992. (Form 10-K for the year ended December 31, 1992, Exhibit 10.48)

 10.19 U.S. Patent No. 5,180,304 issued January 19, 1993. (Form 10-K for the year ended December 31, 1992, Exhibit 10.59)

 10.20 Settlement Agreement dated February 4, 1993 between American Dental Laser, Inc. and Sunrise Technologies, Inc. (Form 8-K dated February 15, 1993, Exhibit 28.1)

 10.21 Purchase Agreement dated as of March 15, 1993 for American Dental Laser Japan, Inc. stock between American Dental Laser, Inc., Daniel S. Goldsmith and Walter J. Goldsmith. (Form 10-K for the year ended December 31, 1992, Exhibit 10.63)

 10.22* Amended and Restated Long-Term Incentive Plan (Registration No.
        33-86062, Exhibit 4)

 10.23 U.S. Patent No. 5,207,576, issued May 4, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 10.67)

 10.24 Memorandum Agreement dated June 10, 1993 between the Company and Dental Innovate Corporation (Form 10-Q for the quarter ended June 30, 1993, Exhibit 10.1)

 10.25 U.S. Patent No. 5,228,852, issued July 20, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 10.69)

 10.26 Distribution Agreement between the Company and Patterson Dental Company, dated July 1, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 10.70)

 10.27 Supplemental Agreement dated July 27, 1993 between the Company and Dental Innovate Corporation (Form 10-Q for the quarter ended June 30, 1993, Exhibit 10.2)

 10.28 U.S. Patent No. 5,232,367, issued August 3, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 10.72)

 10.29 Amendment Agreement dated August 16, 1993 between American Dental Technologies, Inc. and Dental Innovate Corporation (Form 10-Q for the quarter ended September 30, 1993, Exhibit 10.1)

 10.30 U.S. Patent No. 5,257,935, issued November 2, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 10.75)

 10.31 Non-Competition Agreements of Michael Yessik, Mario Barton, Gary Coughlen and Rex Doherty (Form 10-K for the year ended December 31, 1993, Exhibit 10.77)

 10.32 Lease Agreement, 125 Shoreway Road, Suite 300, San Carlos, California dated November 7, 1991 (Form 10-K for the year ended December 31, 1993,
        Exhibit 10.78)

 10.33 U.S. Patent No. 5,275,561, issued January 4, 1994 (Form 10-K for the year ended December 31, 1993, Exhibit 10.79)

 10.34 U.S. Patent No. 5,275,564, issued January 4, 1994 (Form 10-K for the year ended December 31, 1993, Exhibit 10.80)

 10.35 Letter agreement between the Company and Denics Co., Ltd., dated February 1994 (Form 10-K for the year ended December 31, 1993, Exhibit 10.81)

 10.36 U.S. Patent No. 5,310,344, issued May 10, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.82)

 10.37 U.S. Patent No. 5,324,200, issued June 28, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.83)

 10.38 U.S. Patent No. 5,330,354, issued July 19, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.84)

 10.39 U.S. Patent No. 5,334,016, issued August 2, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.85)

 10.40 U.S. Patent No. 5,334,019, issued August 2, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.86)

 10.41 U.S. Patent No. 5,342,198, issued August 30, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.87)

 10.42 U.S. Patent No. 5,350,299, issued September 27, 1994 (Form 10-K for the year ended December 31, 1994, Exhibit 10.88)

 10.43 Fourth Supplement to Agreement between the Company and Texas Airsonics, Inc., dated as of September 30, 1994 (Form 10Q for the quarter ended September 30, 1994, Exhibit 10.1)

 10.44* Employment Agreement of Michael J. Yessik, dated as of January 1, 1995
        (Form 10-K for the year ended December 31, 1994, Exhibit 10.90)

 10.45 U.S. Patent No. 5,390,204 issued February 14, 1995 (Form 10-K for the year ended December 31, 1995, Exhibit 10.45)

 10.46 Second Memorandum Agreement dated February 24, 1995 between the Company and Dental Innovate Corporation (Form 10-K for the year ended December 31, 1995, Exhibit 10.46)

 10.47 Lease Agreement, 28411 Northwestern Highway, Suite 1100, Southfield, Michigan, dated April 7, 1995 (Form 10-K for the year ended December 31, 1995, Exhibit 10.47)

 10.48 Variable Rate Commercial Promissory Note dated August 7, 1995 from the Company to Texas Airsonics, Inc. (Form 10-Q for the quarter ended July 31, 1995, Exhibit 10.1)

 10.49 Security Agreement dated August 7, 1995 between the Company and Texas Airsonics, Inc. (Form 10-Q for the quarter ended July 31, 1995, Exhibit 10.2)

 10.50 Distribution Agreement between the Company and Orbis High Tech Dental GmbH (Form 10-K for the year ended December 31, 1995, Exhibit 10.50)

 10.51 First Supplement to Purchase Agreement dated as of January 1, 1996 between American Dental Technologies, Inc., Daniel S. Goldsmith and Walter J. Goldsmith (Form 10-K for the year ended December 31, 1995,
        Exhibit 10.51)

 10.52 Third Memorandum Agreement dated February 23, 1996 between the Company and Denics Co., Ltd. (Form 10-K for the year ended December 31, 1995,
        Exhibit 10.52)

 10.53* Form of Ben J. Gallant Employment Agreement

 10.54 Form of License Agreement between Texas Airsonics, Inc., a wholly owned subsidiary of American Dental Technologies, Inc. and Texas Airsonics, L.P.

 11.1 Statement Re: Computation of Net Loss Per Share (Form 10-K for the year ended December 31, 1995, Exhibit 11.1)

 11.2 Statement Re: Computation of Net Income Per Share (Form 10-Q for the quarter ended March 31, 1996, Exhibit 11.1)

 14.1 European Patent No. 0-357-760-B1, issued May 26, 1993 (Form 10-K for the year ended December 31, 1993, Exhibit 14.1)

 21.1 Subsidiaries of the Registrant (Form 10-K for the year ended December 31, 1995, Exhibit 21.1)

 23.1   Consent of Independent Auditors, Ernst & Young LLP

 23.2   Consent of Independent Auditors, Ernst & Young LLP

 23.3   Consent of Equity Partners, Ltd.

 23.4   Consent of John E. Vickers, III

 23.5   Consent of Raymond F. Winter (Included in Exhibit 5.1)

 23.6   Consent of Designee, Ben J. Gallant, for the Board of Directors of ADT

 23.7 Consent of Designee, Wayne A. Johnson II, for the Board of Directors of ADT

 23.8   Consent of Designee, Charles A. Nichols, for the Board of Directors of
        ADT

 23.9 Consent of Designee, John E. Vickers III, for the Board of Directors of ADT


 99.1 Form of Proxy to be used in soliciting holders of shares of Texas Air Common Stock for its Special Meeting to be held on July 27, 1996

 99.2 Form of Proxy to be used in soliciting holders of shares of ADT Common Stock for its Annual Meeting to be held on July 29, 1996.
_______________
*Identifies current management contracts or compensatory plans or arrangements.

      (b) Financial Statement Schedules

            Schedule II - Valuation and Qualifying Accounts (Form 10-K for the year ended December 31, 1995, Schedule II)

ITEM 22.  UNDERTAKINGS

     (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4,10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, American Dental Technologies, Inc., a Delaware corporation, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on the 21st day of June, 1996.

                                   AMERICAN DENTAL TECHNOLOGIES, INC.



                                   BY:   /s/ Anthony D. Fiorillo
                                      -----------------------------------
                                   Anthony D. Fiorillo, President and CEO

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of June, 1996.


           SIGNATURE                               TITLE

    /s/ Anthony D. Fiorillo        President and Chief Executive Officer
   ------------------------------ (Principal Executive Officer) and Director Anthony D. Fiorillo

    /s/ Diane M. Miller            Chief Financial Officer (Principal
   ------------------------------  Financial and Accounting Officer)
   Diane M. Miller

    /s/ William D. Myers           Director and Chairman of the Board
   ------------------------------
   William D. Myers

    /s/ James Bernard Machen       Director
   ------------------------------
   James Bernard Machen

    /s/ Kenneth C. Merrill         Director
   ------------------------------
   Kenneth C. Merrill

    /s/ Bertrand R. Williams, Sr.  Director
   ------------------------------
   Bertrand R. Williams, Sr.

                                 EXHIBIT INDEX



 4.7   Form of Merger Warrant

 5.1   Opinion Re: legality and consent of Raymond F. Winter

 9.1   Stockholder Voting Agreement between Ben J. Gallant and William D.
       Myers

10.53* Form of Ben J. Gallant Employment Agreement

10.54 Form of License Agreement between Texas Airsonics, Inc., a wholly owned subsidiary of American Dental Technologies, Inc. and Texas Airsonics, L.P.

23.1   Consent of Independent Auditors, Ernst & Young LLP

23.2   Consent of Independent Auditors, Ernst & Young LLP

23.3   Consent of Equity Partners, Ltd.

23.4   Consent of John E. Vickers, III

23.5   Consent of Raymond F. Winter (Included in Exhibit 5.1)

23.6   Consent of Designee, Ben J. Gallant, for the Board of Directors of ADT

23.7   Consent of Designee, Wayne A. Johnson II, for the Board of Directors of
       ADT

23.8   Consent of Designee, Charles A. Nichols, for the Board of Directors of
       ADT

23.9   Consent of Designee, John E. Vickers III, for the Board of Directors of
       ADT

99.1 Form of Proxy to be used in soliciting holders of shares of Texas Air Common Stock for its Special Meeting to be held on July 27, 1996

99.2 Form of Proxy to be used in soliciting holders of shares of ADT Common Stock for its Annual Meeting to be held on July 29, 1996.
_______________
*Identifies current management contracts or compensatory plans or arrangements.